As filed with the Securities and Exchange Commission on April 18, 2008

Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NATIONAL HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6200	36-4128138
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

120 Broadway, 27th Floor
New York, New York 10271
(212) 417-8000

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Mark Goldwasser
President and Chief Executive Officer
120 Broadway, 27th Floor
New York, New York 10271
(212) 417-8000

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies of Communications to:

Mitchell C. Littman, Esq. Mark F. Coldwell, Esq. Littman Krooks LLP 655 Third Avenue New York, New York 10017 (212) 490-2020	Leslie J. Croland, P.A. Edwards Angell Palmer & Dodge LLP One North Clematis Street, Suite 400 West Palm Beach, Florida 33401 (561) 833-7700

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective, and after the conditions to the completion of the merger of a wholly owned subsidiary of National Holdings Corporation (“National”) with and into vFinance, Inc. (“vFinance”) pursuant to an Agreement and Plan of Merger, dated November 7, 2007, described in the enclosed joint proxy statement/prospectus, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.02 par value per share	7,750,000 shares	Not applicable	$9,711,399	$382

(1)	The estimated maximum number of shares of common stock, $0.02 par value per share, of National to be registered consists of shares that may become issuable to holders of vFinance common stock in connection with the proposed merger described in this joint proxy statement/prospectus, upon consummation of the merger, based on (i) the number of shares of vFinance common stock outstanding and (ii) the exchange ratio of 0.14 shares of National common stock for each share of vFinance common stock.
(2)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of (x) 55,335,606, the estimated maximum number of shares of vFinance common stock issued and outstanding on April 11, 2008, that may be cancelled in the merger, and multiplied by (y) $0.18 the average of the bid and asked prices per share of vFinance common stock, as reported on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”) within five (5) business days prior to April 18,(the date of filing the registration statement), 2008.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be issued or sold nor may proxies be solicited until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 18, 2008

[NATIONAL LOGO]	[vFINANCE LOGO]
NATIONAL	vFINANCE

To the Stockholders of National and vFinance:

On November 7, 2007, National and vFinance entered into an agreement and plan of merger by and among National, vFinance and vFin Acquisition Corporation, a wholly owned subsidiary of National. In the proposed merger, vFin Acquisition Corporation will be merged with and into vFinance, so that vFinance will become a wholly owned subsidiary of National and all stockholders of vFinance (except those who properly exercise dissenters’ rights under Delaware law) will become stockholders of National. If the merger is completed:

•	National stockholders will continue to own their existing shares of National common stock, $0.02 par value per share;
•	all of the outstanding shares of vFinance common stock, par value $0.01 per share, will be exchanged for a total of 7,746,909 shares of National common stock at an “exchange ratio” of 0.14 shares of National common stock for each share of vFinance common stock;
•	all of the 13,647,600 vFinance employee stock options and 3,116,785 vFinance common stock purchase warrants expected to be outstanding at the closing of the merger will represent the right to receive a total of approximately 1,910,664 shares of National common stock based on the exchange ratio of 0.14;
•	the size of the board of directors of National will be increased from seven members to members;
•	Mark Goldwasser, Christopher Dewey and Marshall Geller will remain members of the National board of directors, and , will resign from the board effective with the closing of the merger;
•	Leonard Sokolow, Charles Modica and Jorge Ortega have been nominated by vFinance and will join the National board of directors effective at the closing of the merger;
•	Leonard Sokolow will receive $1,150,000 in connection with the termination of his employment as Chairman and Chief Executive Officer of vFinance;
•	Leonard Sokolow will become Vice Chairman of the National board of directors and President of National effective at the closing of the merger and Alan Levin will become Chief Financial Officer of National effective at the closing of the merger; and
•	National will amend its certificate of incorporation to increase the number of authorized shares of common stock from 30,000,000 shares to 50,000,000 shares.

Leonard Sokolow, vFinance’s Chairman and Chief Executive Officer, and another stockholder of vFinance have agreed to vote an aggregate of approximately 14.6% of the total number of vFinance common stock currently eligible to vote “FOR” the approval of the merger agreement. If the merger agreement is approved, vFinance will survive the merger as a wholly owned subsidiary of National and will still be named vFinance after the merger and all vFinance stockholders (except those who properly exercise dissenters’ rights under Delaware law) will become stockholders of National.

It is contemplated that vFinance common stockholders will hold, in the aggregate, approximately 40% of the issued and outstanding shares of National common stock following the merger, on both an as issued and on a fully-diluted basis. A vote “FOR” the agreement and plan of merger will be effective whether or not the actual ownership percentages differ from the estimated ownership percentages set forth above.

National’s common stock is quoted on the OTC Bulletin Board under the symbol “NHLD.” On April 15, 2008, the closing, high and low price for National common stock reported was $1.85 per share, $2.05 and $1.85, respectively. On April 11, 2008, National had 8,622,628 shares of common stock outstanding.

vFinance’s common stock is quoted on the OTC Bulletin Board under the symbol “VFIN.” On April 15, 2008, the closing high and low price for vFinance common stock reported was $0.18 per share, $0.18 and $0.17, respectively. On April 11, 2008 vFinance had 55,335,066 shares of common stock outstanding.

After careful consideration, the vFinance board of directors, upon the unanimous recommendation of the special committee of vFinance, has determined that the merger is in the best interests of its stockholders, and unanimously recommends voting “FOR” approval and adoption of the agreement and plan of merger and related transactions.

This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In particular, please see the section entitled “Risk Factors” starting on page 20 of this document for a discussion of risks associated with the merger. The merger cannot be completed unless vFinance’s stockholders approve the agreement and plan of merger and vFinance has scheduled a special meeting for its stockholders to vote on the agreement and plan of merger. In addition, we cannot complete the merger until we have obtained certain regulatory approvals. The date, time and place of the meetings are as follows:

For National stockholders:	For vFinance stockholders:
_________ __, 2008 at .m. at the offices of National 120 Broadway, 27th Floor New York, NY 10271	_________ __, 2008 at .m. at the offices of vFinance 3010 North Military Trail, Suite 300 Boca Raton, FL 33431

Whether or not you plan to attend a special meeting, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed envelope to us. YOUR VOTE IS VERY IMPORTANT.

The parties anticipate scheduling a closing of the merger as soon as practicable following the stockholder’s meeting.

Mark Goldwasser President and Chief Executive Officer National	Leonard J. Sokolow Chairman and Chief Executive Officer vFinance

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NATIONAL COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated and was first mailed to stockholders on or about  , 2008.

vFINANCE, INC.

3010 North Military Trail, Suite 300
Boca Raton, Florida 33431

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON  , 2008

To the Stockholders of vFinance:

A special meeting of the common stockholders of vFinance, a Delaware corporation, will be held starting at  .m., local time, on  , 2008 at 3010 North Military Trail, Suite 300, Boca Raton, Florida 33431 for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of November 7, 2007, by and among National, a Delaware corporation, vFin Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of National, and vFinance, that will result in vFinance becoming a wholly owned subsidiary of National and all the stockholders of vFinance (except those who properly exercise dissenters’ rights under Delaware law) becoming stockholders of National.

Holders of record of vFinance common stock at the close of business on  , 2008, the record date for the vFinance special meeting, are entitled to notice of and to vote as a single class on the merger proposal at the meeting or at any adjournment or postponement thereof. vFinance will hold a meeting of its stockholders to consider and vote on the merger proposal. Completion of the merger requires approval of vFinance’s common stockholders. The vFinance board of directors has determined that the terms of the agreement and plan of merger and the transactions contemplated by it are advisable and in the best interests of vFinance and its stockholders. The members of the vFinance board of directors, upon recommendation by the special committee of vFinance, unanimously recommend that stockholders vote at the special meeting to approve the agreement and plan of merger and the transactions contemplated by it.

All stockholders are urged either to attend the special meeting or to be represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment or postponement, it is vFinance’s intention to adjourn the special meeting until a later date and to vote proxies received at the adjourned or postponed meeting.

Stockholders of record can vote their shares by completing and returning the accompanying proxy card in the enclosed business reply envelope.

If you later find that you can be present at the special meeting or for any other reason desire to revoke your proxy, you may do so at any time before the vote is taken.

Please do not send any vFinance stock certificates at this time. If the merger is completed, forms to be used to exchange your vFinance stock certificates for National stock certificates will be mailed to you.

YOUR VOTE IS VERY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE vFINANCE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

By Order of the Board of Directors,

Richard Campanella, Secretary

Boca Raton, Florida
 , 2008

NATIONAL HOLDINGS CORPORATION

120 Broadway, 27th Floor
New York, New York 10271

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON  , 2008

To the Stockholders of National:

A special meeting of the common stockholders of National, a Delaware corporation, will be held starting at  .m., local time, on  , 2008 at 120 Broadway, 27th Floor, New York, New York 10271 for the following purpose:

1. To consider and vote upon a proposal to approve and adopt an amendment to National’s certificate of incorporation in order to increase the number of authorized shares of common stock from 30,000,000 shares to 50,000,000 shares.

Holders of record of National common stock and Series A preferred stock at the close of business on  , 2008, the record date for the National special meeting, are entitled to notice of, and to vote as a single class on the amendment proposal at, the meeting or at any adjournment or postponement thereof. National will hold a meeting of its stockholders to consider and vote on the amendment proposal. The National board of directors has determined that the increase in National’s authorized shares of common stock is advisable and in the best interests of National and its stockholders. The members of the National board of directors unanimously recommend that stockholders vote at the special meeting to approve the amendment to the certificate of incorporation.

All stockholders are urged either to attend the special meeting or to be represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment or postponement, it is National’s intention to adjourn the special meeting until a later date and to vote proxies received at the adjourned or postponed meeting.

Stockholders of record can vote their shares by completing and returning the accompanying proxy card in the enclosed business reply envelope.

If you later find that you can be present at the special meeting or for any other reason desire to revoke your proxy, you may do so at any time before the vote is taken.

National stockholders are not required to have new stock certificates issued in connection with this amendment. Do not send any stock certificates to us with your proxy card.

YOUR VOTE IS VERY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE NATIONAL SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

By Order of the Board of Directors,

Robert H. Daskal, Secretary

New York, New York
 , 2008

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” or similar expressions. We have based these forward-looking statements on our current expectations and assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements. These risks and uncertainties include, but are not limited to, those set forth under “Risk Factors” in this joint proxy statement/prospectus. The forward-looking statements contained in this joint proxy statement/prospectus include statements about the following:

•	our ability to integrate National’s and vFinance’s businesses and operations;
•	the anticipated growth and growth strategies of National and vFinance;
•	the combined company’s ability to successfully manage relationships with customers and other important relationships;
•	the willingness of customers to continue using the services of the combined company;
•	the combined company’s success in integrating the management teams and employees of National and vFinance;
•	the challenges encountered in managing larger operations;
•	the ability to retain registered representatives and other key employees;
•	management’s ability to focus on other ongoing business concerns given the additional work as a result of the merger;
•	the compatibility of technologies and systems;
•	the presence or absence of impairment charges incurred to write down the carrying amount of intangible assets generated as a result of the merger; and
•	the compatibility of business cultures.

For additional information that could cause actual results to differ materially from those described in the forward-looking statements, please see National’s and vFinance’s quarterly reports on Form 10-Q and annual reports on Form 10-K and other Exchange Act filings that are made by each with the Securities and Exchange Commission.

In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this joint proxy statement/prospectus might not occur.

i

ii

APPENDIX

A.	Agreement and Plan of Merger, dated as of November 7, 2007, by and among National, a Delaware corporation, vFin Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of National, and vFinance, a Delaware corporation (without exhibits and schedules)
B.	Fairness Opinion of Eureka Capital Markets, LLC, dated November 5, 2007
C.	Fairness Opinion of Valuation Research Corporation, dated November 6, 2007
D.	Section 262 of the Delaware General Corporation Law

iii

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

Q1.	Why are National and vFinance proposing the merger? (See pages 51 – 52)
A1.	The boards of directors of National and vFinance identified several reasons for the merger, including the anticipated synergies from the merger resulting from a larger entity with greater critical mass, lower expenses, a stronger capital structure, the opportunity to expand the volume of business and the potential to expand into areas of activity that would provide additional revenues on a recurring basis as well as the opportunity to retain and attract qualified personnel and registered representatives.
In the opinion of the respective boards of National and vFinance, the proposed merger represents a next step forward in the business, financial, and compliance improvement of vFinance and National. By combining, National and vFinance can more effectively and efficiently manage the process of improving operations and performance. Management of both companies believes the merger will result in significant human and capital savings and will eliminate duplicative costs associated with complying with their responsibilities as public companies.
The combined entity will not only be able to reduce costs and consolidate operations and management teams, but will be able to provide a platform for brokers to offer their client base a broader scope of products and services. vFinance intends to use this more sophisticated product mix to attract professional brokers with a higher level of assets under management.
National and vFinance are both publicly traded companies, and their common stock is quoted on the OTC Bulletin Board. The rapidly changing regulatory and compliance environment for public companies was a determinant factor in the proposed merger. The Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (the “SEC”) regulations governing public companies have increased the costs of compliance for public companies. As a result of Sarbanes-Oxley and these regulations, public companies must now expend significant human, informational and capital resources to comply with applicable laws and regulations. Internal and external legal and audit costs, as well as director and other fees, have become quite burdensome on small public companies attempting to achieve growth and profitability. In addition, micro-cap companies, such as National and vFinance, continue to experience difficulties in attracting interest from the investor community, limiting access to the capital markets. These increased costs, and the limited investment community interest, affect stockholder return.
National and vFinance have also faced significant operational and regulatory issues in their businesses and have acted to improve oversight and efficiencies over the last several years. Beginning in approximately 2002, National launched an effort to improve its business operations, balance sheet, and capital structure, and to reduce the incidence of customer complaints, arbitrations, and regulatory concerns with respect to its wholly owned subsidiary, National Securities Corporation (“National Securities”). Similarly, vFinance has devoted considerable time and effort to improve its business and compliance operations and has employed a new management team to lead the turnaround.
Q2.	What will vFinance common stockholders receive for their vFinance shares? (See page 75)
A2.	vFinance common stockholders will receive 0.14 shares of National common stock for each share of vFinance common stock owned. The agreement and plan of merger prohibits either National or vFinance from issuing additional stock or options or other securities, except upon the exercise of outstanding options or warrants, without the consent of the other party. National will not issue fractional shares in the merger. Instead, any fractional share amounts will be rounded up to the nearest whole share.
Q3.	What percentage of National common stock will vFinance common stockholders own after the merger?
A3.	The vFinance stockholders will own approximately 40% of the outstanding common stock of National after closing of the merger, on both an as issued and on a fully-diluted basis. At April 11, 2008, National had outstanding 8,622,628 shares of common stock and 37,500 shares of Series A preferred stock.

Q4.	What will the holders of vFinance warrants and options receive in the merger? (See page 75)
A4.	If the merger is completed, each vFinance warrant and option that remains outstanding and unexercised following the effective time of the merger will be exercisable for National common stock. The terms and conditions of the warrants and options will remain the same, except that the number of shares covered by the option or warrant, and the exercise price will be adjusted to reflect the exchange ratio. After the merger, the number of shares of common stock for which such warrant or option will be exercisable will be equal to 0.14 times the number of shares of vFinance common stock that were purchasable immediately prior to the merger. The exercise price per share after the merger will be equal to the exercise price prior to the effective time of the merger, divided by 0.14.
Q5.	Will National stockholders receive any shares as a result of the merger?
A5.	No. National stockholders will continue to hold the same National shares they currently own.
Q6.	What will the name of each company be after the merger?
A6.	The name of National and vFinance will remain unchanged after the merger, with vFinance becoming a wholly owned subsidiary of National.
Q7.	What risks should I consider? (See pages 20 – 39)
A7.	You should review “Risk Factors” starting on page 20. You should also review the factors considered by vFinance’s board of directors in making their recommendations to stockholders. See “Recommendation of the vFinance’s Board of Directors” starting on page 52.
Q8.	What Stockholder approvals are needed? (See pages 39 – 44)
A8.	The affirmative vote of a majority of the shares of vFinance’s common stock outstanding on the record date is required to approve the merger. As of the close of business on the vFinance record date for the special meeting, vFinance’s directors, officers and their respective affiliates, beneficially owned and were entitled to vote approximately shares of vFinance common stock in the aggregate or approximately % of the voting power of vFinance’s shares entitled to vote at the special meeting. As of November 7, 2007, vFinance stockholders holding 7,883,010 shares of vFinance common stock, representing approximately 14.6% of the total number of vFinance common stock currently eligible to vote, had delivered an agreement stating that they would vote in favor of the agreement and plan of merger.
The affirmative vote of the holders of a majority of the outstanding shares of National’s common stock and Series A preferred stock (on an as converted basis) voting together as one class, is required to approve the amendment to National’s certificate of incorporation. Each share of National Series A preferred stock is entitled to one vote for each share of common stock issuable upon conversion of such share of Series A preferred stock.
Q9.	Will the vFinance stockholders be able to trade the National common stock that they receive in the merger?
A9.	Yes. National’s common stock is quoted on the OTC Bulletin Board under the symbol “NHLD.” The National common stock that the vFinance stockholders receive will be freely tradable unless such holder is an affiliate of National.
Q10.	Will the vFinance stockholders recognize gain or loss for tax purposes? (See page 10)
A10.	The merger has been structured as a reorganization for United States federal income tax purposes. In general, vFinance stockholders will not recognize gain or loss for United States federal income tax purposes by exchanging their vFinance shares for any National shares in the merger. However, vFinance stockholders will recognize gain or loss with respect to cash received in lieu of a fractional share of National common stock. vFinance stockholders, who are not U.S. residents or taxpayers, may be subject to certain special rules, and this summary may not apply to all vFinance stockholders. The vFinance stockholders are urged to carefully review the detailed summary of the material United States federal income tax consequences of the merger set forth in this joint proxy statement/prospectus and to consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.
Q11.	Has the National board of directors received a fairness opinion in connection with the merger? (See pages 52 – 54)
A11.	Yes. The National board of directors has received an opinion from Eureka Capital Markets, LLC, dated November 5, 2007, to the effect that, as of that date, based upon and subject to the assumptions made, matters considered, and qualifications and limitations on its review as set forth in the opinion the exchange ratio is fair, from a financial point of view, to National.
Q12.	Am I entitled to dissenters’ or appraisal rights? (See pages 76 – 78)
A12.	Under Delaware law, vFinance stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of vFinance common stock, as determined by the Delaware Chancery Court. In order to perfect appraisal rights, vFinance stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of adoption of the merger agreement. Merely voting against adoption of the merger agreement will not protect your rights to appraisal. In order to protect your appraisal rights, you must adhere to all of the requirements set forth under Delaware law. A copy of the applicable Delaware statutory provision is included as Appendix D to this joint proxy statement/prospectus.
Under Delaware law, National stockholders do not have the right to dissent from the amendment to National’s certificate of incorporation.
Q13.	Has the vFinance board of directors received a fairness opinion in connection with the merger? (See pages 52 – 67)
A13.	Yes. The vFinance board of directors has received an opinion from Valuation Research Corporation, dated November 6, 2007, to the effect that, as of that date, the consideration to be offered by National to the vFinance stockholders pursuant to the merger agreement is fair from a financial point of view.
Q14.	Does the board of directors of vFinance recommend voting in favor of the vFinance merger? (See page 40)
A14.	Yes. After careful consideration and upon recommendation of the vFinance special committee, vFinance’s board of directors unanimously recommends that its stockholders vote in favor of the proposed agreement and plan of merger.
Q15.	When do you expect the transaction to be completed?
A15.	vFinance and National are working toward completing the merger as quickly as possible. The parties anticipate holding a closing and completing the transaction as soon as practicable following the stockholders’ meetings.
Q16.	When and where are the vFinance and National special meetings? (See pages 40; 44)
A16.	The vFinance special meeting will take place on _________ __, 2008 at .m., local time, at vFinance’s offices at, 3010 North Military Trail, Suite 300, Boca Raton, Florida 33431. The National special meeting will take place on _________ __, 2008 at .m., local time, at National’s offices at 120 Broadway, 27th Floor, New York, New York 10271.
Q17.	What if I do not vote? (See pages 40 – 41; 44 – 45)
A17.	For vFinance stockholders, if you fail to respond, your shares will not count toward the quorum necessary to conduct the vote at the meeting, and will be counted as a vote against the merger. The failure to vote does not, in itself, protect your dissenters’ rights under Delaware law. If you sign, date and mail your proxy card without identifying how you want to vote with respect to the merger, your proxy will be voted “FOR” approval of the merger. If you sign, date and mail your proxy card and indicate that you intend to withhold your vote on a proposal, it will have the same effect as a vote “AGAINST” the merger. You may also vote by appearing at the special meeting and voting in person.
For National stockholders, if you fail to respond, your shares will not count toward the quorum necessary to conduct the vote at the meeting. Failure to respond will have the effect of voting against the proposal to amend National’s certificate of incorporation. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the amendment. National stockholders are not entitled to dissenters’ rights under Delaware law.
Q18.	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?
A18.	Generally, no. You should instruct your bank, broker or other nominee how to vote your shares. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. For members of the New York Stock Exchange, certain proposals other than the election of directors are “non-discretionary.” This means that brokers who have received no instructions from their clients do not have discretion to vote on those items. If your broker does not receive voting instructions from you, your shares will not be voted on the adoption of the merger agreement. Please check the voting information form used by your broker to see if it offers telephone or Internet voting.
Q19.	What if I fail to instruct my broker?
A19.	Generally, the broker holding your shares in “street name” may vote the shares only if you provide the broker with appropriate instructions. If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting “broker non-vote” will be counted for the purpose of determining the existence of a quorum at your company’s special meeting, but will not be voted on any of the proposals at the special meeting. A broker non-vote will not be considered a vote cast at the vFinance or National special meetings. A broker non-vote will have the same effect as a vote “AGAINST” the proposals at the vFinance special meeting. At the National Special Meeting, a broker non-vote will have the effect of voting against the proposal to amend the certificate of incorporation.
Q20.	Can I change my vote after I have delivered my proxy? (See pages 42 – 43; 41)
A20.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:
First, you can revoke your proxy.
Second, you can submit a new proxy bearing a later date.
If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of National or vFinance, as applicable, before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.
Third, if you are a holder of record, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. Please note that if your shares are held in “street name” by a broker, bank or other nominee, and you wish to vote in person at the special meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares to be voted.
Q21.	How can I exchange my shares of vFinance? (See pages 75 – 76)
A21.	Computershare Trust Company, Inc. (“Computershare”) will act as exchange agent and will forward detailed instructions to you regarding the surrender of your share certificates, together with a letter of transmittal, promptly after the merger is completed. You should not submit your certificates to Computershare until you have received these materials.

Q22.	Should vFinance stockholders send in their stock certificates now?
A22.	No. After we complete the merger, National or its exchange agent, Computershare, will send vFinance stockholders written instructions to exchange their vFinance common stock for National common stock.
Q23.	What do I need to do now? (See pages 41 – 42; 41)
A23.	After carefully reading and considering the information contained in this joint proxy statement/ prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope. In order to assure that we obtain your vote, please deliver your proxy as instructed even if you plan to attend the meeting in person.
Q24.	Who can help answer my questions?
A24.	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of the joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

If you are a National stockholder: National Holdings Corporation 875 North Michigan Avenue, Suite 1560 Chicago, IL 60611 (312) 751-8833 Attention: Robert H. Daskal	If you are a vFinance stockholder: vFinance, Inc. 3010 North Military Trail, Suite 300 Boca Raton, FL 33431 (561) 981-1000 Attention: Alan B. Levin

PLEASE REQUEST DOCUMENTS FROM NATIONAL OR vFINANCE NOT LATER THAN  , 2008. UPON REQUEST, NATIONAL OR vFINANCE WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.

See the section entitled “Where You Can Find More Information” on page 171 of this joint proxy statement/prospectus for more information about the documents referred to in this joint proxy statement/prospectus.

You should rely only on the information contained in this joint proxy statement/prospectus in deciding how to vote on the respective proposals described in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated _________  __, 2008. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding National and its wholly owned subsidiary to be created in connection with the merger has been provided by National and information contained in this joint proxy statement/prospectus regarding vFinance has been provided by vFinance.

The cost of this joint proxy statement/prospectus and the solicitation of National’s and vFinance’s stockholders have been borne by National and vFinance.

SUMMARY

This summary highlights selected information contained elsewhere in this joint proxy statement/ prospectus. It may not contain all of the information that may be important to you. Before voting, you should carefully read the entire joint proxy statement/prospectus, the appendices and other documents to which this joint proxy statement/prospectus refers in their entirety to fully understand the merger agreement and the transactions contemplated by the merger agreement.

The Companies

National Holdings Corporation
120 Broadway, 27th Floor
New York, New York 10271

National is a financial services organization operating primarily through its wholly owned subsidiary, National Securities. National conducts a national securities brokerage business through its main offices in Seattle, Washington and New York, New York, as well as 36 other branch offices located throughout the country and one office outside the country. Its business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate financial services. Additionally, National has a significant retail and trading presence in New York City with corporate finance transactions originating in Chicago, Illinois. To foster individual service, flexibility and efficiency, and to reduce fixed costs, investment executives at National act as independent contractors responsible for providing their own office facilities, sales assistants, telephone and quote service, supplies and other items of overhead. Investment executives are given broad discretion to structure their own practices and to specialize in different areas of the securities market subject to supervisory procedures. In addition, investment executives have direct access to research materials, management, traders, and all levels of support personnel. Securities transactions are cleared through National Financial Services, LLC (“NFS”), Penson Financial Services Inc. (“Penson”) and Legent Clearing LLC (“Legent”) with various floor brokerage and specialist firms providing additional execution services.

vFinance, Inc.
3010 North Military Trail, Suite 300
Boca Raton, Florida 33431

vFinance is a financial services company that specializes in high growth opportunities. Its three principal lines of business are: (1) offering full service retail brokerage to approximately 12,000 high net worth individuals and institutional clients, (2) providing investment banking, merger, acquisition and advisory services to micro, small and mid-cap high growth companies, and (3) trading securities, including making markets in over 3,500 micro and small-cap stocks and providing liquidity in the United States Treasury marketplace. In addition to its core business, vFinance offers information services on its website. vFinance Investments, Inc. (“vFinance Investments”) and EquityStation, Inc. (“EquityStation”), both subsidiaries of vFinance, are broker-dealers registered with the Securities and Exchange Commission (“SEC”), and members of Financial Industry Regulatory Authority (“FINRA”) (formerly the National Association of Securities Dealers) and Securities Investor Protection Corporation (“SIPC”). vFinance Investments is also a member of the National Futures Association (“NFA”).

The Merger (See pages 46 – 67)

National and vFinance have entered into an agreement and plan of merger that provides for the merger of vFinance and a wholly owned subsidiary of National. As a result of the merger, vFinance will become a wholly owned subsidiary of National and vFinance common stockholders will receive a total of approximately 7,750,000 shares of National common stock in exchange for the shares of vFinance common stock they own. The vFinance stockholders will own approximately 40% of the outstanding shares of National common stock after the merger, assuming the conversion of all National Series A preferred stock, on both an as issued and fully-diluted basis. At April 11, 2008, National had outstanding 8,622,628 shares of common stock and 37,500 shares of Series A preferred stock. The vFinance stockholders will thereafter have no stockholder rights in vFinance after the merger.

What you will Receive in the Merger (See page 75)

Each share of vFinance common stock will be exchanged for shares of National common stock at an exchange ratio of 0.14 shares of National common stock for each vFinance share to be exchanged.

Treatment of Stock Options and Warrants (See page 75)

National.  When the merger is completed, each outstanding National option and National warrant will remain outstanding.

vFinance.  When the merger is completed, each vFinance warrant and option that remains outstanding and unexercised following the effective time of the merger, will be deemed amended and be exercisable for National common stock. The terms and conditions will remain the same, except that (i) the option to acquire National common stock will equal the number (rounded to the nearest whole number) of shares of National common stock determined by multiplying (x) the number of vFinance shares subject to such vFinance stock option immediately prior to the filing date of the merger certificate (“the Effective Time”) by (y) 0.14 (“the exchange ratio”), at a price per share of National common stock (rounded up to the nearest whole cent) equal to (a) the exercise price per National share otherwise purchasable pursuant to such vFinance stock option divided by (b) the exchange ratio; and (ii) the warrant will be exercisable for that number of whole shares of National common stock as is equal to the product of the number of vFinance shares that were purchasable under the vFinance warrant immediately prior to the Effective Time, multiplied by the exchange ratio, rounded down to the nearest whole number of shares of National common stock and the per share exercise price for National common stock issuable upon exercise of such vFinance warrant will be the quotient obtained by dividing the aggregate exercise price of such vFinance warrant immediately prior to the Effective Time by the exchange ratio, rounded to the nearest whole cent.

Recommendation of the Board of Directors (See pages 52 to 54)

The vFinance board of directors and its special committee believe that the merger is fair to stockholders and in the stockholders’ best interests, and unanimously voted to approve the merger agreement, and unanimously recommend that all stockholders vote “FOR” the adoption of the agreement and plan of merger.

vFinance’s board of directors and its special committee considered a number of factors in determining to approve and adopt the merger agreement and the merger. These considerations are described in the section entitled “Proposal I — The Merger — vFinance’s Reasons for the Merger and Recommendations of vFinance’s Board of Directors” starting on page 52.

Opinions of Financial Advisors (See pages 54 to 61)

Opinion of National Financial Adviser:  In deciding to approve the merger, the National board of directors considered the opinion of its financial adviser, Eureka Capital Markets, LLC (“Eureka Capital”), that, as of the date of its opinion, based upon and subject to the assumptions made, matters considered, and qualifications and limitations on its review as set forth in the opinion, the exchange ratio is fair, from a financial point of view, to National. Eureka Capital has provided no opinion as to whether the merger is fair, from a financial point of view, to vFinance or the vFinance stockholders. The full text of this opinion is attached as Appendix B to this joint proxy statement/prospectus.

Opinion of vFinance Financial Adviser:  In deciding to approve the merger, the vFinance board of directors and its special committee considered the opinion of its financial adviser, Valuation Research Corporation (“VRC”), that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the consideration to be offered in the merger is fair, from a financial point of view, to the stockholders of vFinance. VRC has provided no opinion as to whether the merger is fair, from a financial point of view, to the National stockholders. The full text of this opinion is attached as Appendix C to this joint proxy statement/prospectus. vFinance urges its stockholders to read the opinion of VRC in its entirety.

Interests of Directors and Executive Officers in the Merger (See page 67)

Some of the directors and executive officers of National and vFinance have interests in the merger that are different from, or are in addition to, the interests of their company’s stockholders. These interests include the following:

•	as of April 11, 2008, directors and executive officers of National and their affiliates beneficially owned approximately 36% of the outstanding shares of National common stock, including shares of common stock issuable upon conversion of National Series A preferred stock, but excluding stock options, warrants and a convertible note, and directors and executive officers of vFinance and their affiliates beneficially owned approximately 14% of the outstanding shares of vFinance common stock;
•	as of April 11, 2008, directors and executive officers of National and their affiliates beneficially owned approximately 29% of the outstanding shares of National’s Series A preferred stock;
•	upon closing of the merger, Leonard Sokolow will receive $1,150,000 in connection with the termination of his employment as Chairman and Chief Executive Officer of vFinance;
•	upon closing of the merger, Mark Goldwasser, the President and Chief Executive Officer of National, and Leonard Sokolow, Chairman and Chief Executive Officer of vFinance, will enter into new three year employment agreements with National on substantially similar terms;
•	upon closing of the merger, Alan Levin, the Chief Financial Officer of vFinance, will enter into a one-year employment agreement with National;
•	upon closing of the merger, National shall issue new options and warrants in exchange for all outstanding options and warrants held by vFinance officers, directors and employees; and
•	the immediate vesting at the effective time of the merger of 3,552,500 (497,350 post-merger) vFinance options held by certain officers, directors and employees of vFinance.

The National board of directors and the vFinance board of directors and special committee were aware of and discussed these potentially conflicting interests when they approved the merger.

Dissenters’ Rights (See pages 76 – 78)

Under Delaware law, vFinance stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of vFinance common stock, as determined by the Delaware Chancery Court. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, a vFinance stockholder must:

•	send to vFinance a written demand for appraisal in compliance with Delaware law before the vote on the merger; and
•	not vote in favor of the merger.

Merely voting against the merger will not protect a vFinance stockholder’s rights to appraisal. In order to protect such rights, the stockholder must adhere to all of the requirements set forth under Delaware law. The requirements under Delaware law for exercising appraisal rights are described in further detail in the section entitled “vFinance Dissenter’s Rights” starting on page 76. The relevant section of Delaware law regarding appraisal rights is reproduced and included as Appendix D to this joint proxy statement/prospectus. If you are a vFinance stockholder and you vote on the merger, you will waive your rights to seek appraisal of your shares of vFinance common stock under Delaware law.

Under Delaware law, National’s common and preferred shareholders are not entitled to dissenters’ or appraisal rights in connection with the amendment of the certificate of incorporation.

The Stockholders Meetings (See pages 40 – 43; 40 – 45)

Special Meeting of vFinance’s Stockholders.  The vFinance special meeting will be held at vFinance’s corporate headquarters at 3010 North Military Trail, Suite 300, Boca Raton, Florida 33431, on ________  __, 2008 starting at  .m., local time.

If you are a beneficial owner of vFinance’s common stock at the close of business on  , 2008, which vFinance’s board of directors has established as the record date, you are entitled to vote at the special meeting. Common stockholders are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. The holders of a majority of the outstanding common shares entitled to vote at the special meeting must be present in person or represented by proxy in order for vFinance to transact business.

The affirmative vote of the holders of a majority of the outstanding shares of vFinance common stock is required to adopt the agreement and plan of merger.

As of November 7, 2007, vFinance stockholders holding 7,883,010 shares of vFinance common stock, representing approximately 14.6% of the total number of vFinance common stock currently eligible to vote, had delivered an agreement stating that they would vote in favor of the agreement and plan of merger.

Special Meeting of National’s Stockholders.  The National Special Meeting will be at National’s corporate headquarters at 120 Broadway, 27th Floor, New York, New York 10271, on , 2008 starting at 10:30 a.m., local time.

If you are a beneficial owner of National’s common stock or Series A preferred stock at the close of business on  , 2008, which National’s board of directors has established as the record date, you are entitled to vote at the Special Meeting. Common stockholders are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Series A preferred stockholders are entitled to 80 votes for each share of Series A preferred stock held on the record date. The holders of a majority of the outstanding common and Series A preferred shares entitled to vote at the Special Meeting must be present in person or represented by proxy in order for National to transact business.

The affirmative vote of the holders of a majority of the outstanding shares of National common and preferred stock (voting on an as converted basis) voting as a single class is required to adopt the amendment to National’s certificate of incorporation.

Board of Directors and Management Following the Merger (See pages 138 – 141)

Upon filing of the merger certificate, National’s board of directors will consist of between seven and nine persons and shall consist of Mark Goldwasser (Chairman of the Board), Leonard J. Sokolow (Vice Chairman of the Board), Christopher C. Dewey (Vice Chairman of the Board), Marshall S. Geller, Charles Modica, Jorge Ortega, and . Messrs. Geller, , , Modica and Ortega shall be independent directors.

Tax Considerations (See pages 78 – 81)

We anticipate that the merger will be a tax-free reorganization for U.S. federal income tax purposes, and that vFinance stockholders will recognize no gain or loss upon conversion of their vFinance common stock into shares of National common stock, except with respect to cash received, if any, in lieu of fractional shares. vFinance stockholders may, however, recognize income, gain or loss in connection with the exercise of dissenters’ rights. vFinance stockholders should consult with their own tax advisers concerning the federal income tax consequences of the merger, as well as the applicable state, local, foreign or other tax consequences, based upon your individual circumstances.

There is no taxable event for the National stockholders.

Accounting Treatment (See page 78)

National has 8,622,628 shares outstanding as of April 11, 2008 and will be the acquirer for accounting purposes. National intends to account for the merger as an acquisition using the purchase method of accounting under generally accepted accounting principles. vFinance’s operating results will be included with National’s beginning at the closing of the merger.

Effective Time of the Merger; Exchange of Shares (See page 82)

The merger will become effective when we file a certificate of merger with the Secretary of State of Delaware. We expect to file the certificate as soon as practicable after the special meeting, subject to approval by vFinance’s stockholders at the special meeting, and satisfaction or waiver of the terms and conditions of the merger agreement.

Computershare will act as exchange agent for the merger and will forward detailed instructions to you regarding the surrender of your share certificates, together with a letter of transmittal, promptly after the merger is completed. You should not submit your certificates to Computershare until you have received these materials. Computershare will issue new National certificates to all vFinance stockholders exchanging their shares and pay you for any fractional interests as promptly as practicable following its receipt of your certificates and other required documents. You will not receive accrued interest on the cash payable to you upon the surrender of your certificates. YOU SHOULD NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

Sale of Convertible Note and Warrant in Private Placement (See page 107)

National and vFinance determined that the combined operations of the companies require additional capital of approximately $3 million. The closing of the merger is conditioned on the consummation of a $3 million equity or equity-related financing and in furtherance of the satisfaction of this condition, National has completed a $3 million financing of convertible debt and warrants with St. Cloud Capital Partners II, L.P. (“St. Cloud”), an affiliate of a principal stockholder and director of National (the “St. Cloud Financing”).

The terms of the St. Cloud Financing are:

•	National sold to St. Cloud for $3 million dollars, a 10% Senior Subordinated Convertible Promissory Note in the principal amount of $3 million dollars and a warrant to purchase 375,000 shares of common stock;
•	the note:
(1)	is convertible into 1,500,000 shares of National common stock by the holder at any time at $2.00 per share, subject to adjustment in the event of stock splits, dividends, distributions and similar adjustments to National’s capital;
(2)	bears interest at 10% per annum payable quarterly in arrears;
(3)	is convertible beginning after one year at the option of National if the common stock attains certain price and volume levels and at any time by St. Cloud without any limitations; and
(4)	is redeemable beginning after one year at the option of National at redemption prices as follows (i) 125% of the principal amount of the note plus accrued and unpaid interest if redeemed between March 31, 2009 and March 31, 2010, (ii) 145% of the principal amount of the note plus accrued and unpaid interest if redeemed between March 31, 2010 and March 31, 2011, and (iii) 165% of the principal amount of the note plus accrued and unpaid interest if redeemed between March 31, 2011 and March 31, 2012.
•	the warrant:
(1)	is exercisable into 375,000 shares of common stock at $2.50 per share (subject to adjustment in the event of stock splits, dividends, distributions and similar adjustments to National’s capital);
(2)	is immediately exercisable; and
(3)	contains a cashless exercise provision and certain corporate anti-dilution protections.
•	holder of the Note and warrant will have certain registration rights covering the shares of common stock issuable upon conversion of the Note and the exercise of the warrants;
•	holder of the Note and warrant will continue to have the right to designate one member of the board of directors and appoint an observer to the Board.

Conditions to the Merger (See pages 88 – 90)

National’s and vFinance’s obligations under the agreement and plan of merger are subject to the prior satisfaction or waiver of a number of conditions, including the following:

•	vFinance shall have obtained stockholder approval in accordance with the Delaware General Corporation Law (“DGCL”) and vFinance’s governing documents;
•	no provision of any applicable Law shall prohibit or enjoin the consummation of the merger;
•	all required approvals, applications or notices with governmental authorities shall have been obtained, including, without limitation, FINRA, except those approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on National or vFinance;
•	this joint proxy statement/prospectus shall have been declared effective under the Securities Act and no stop order suspending its effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;
•	National shall have entered into written employment agreements with Mark Goldwasser, Leonard J. Sokolow and Alan Levin;
•	National shall have entered into a written voting agreement with Mr. Sokolow;
•	as of the closing date, to be effective as of the Effective Time, the board of directors of National shall consist of Mark Goldwasser (Chairman of the Board), Leonard J. Sokolow (Vice Chairman of the Board), Christopher C. Dewey (Vice Chairman of the Board), Marshall S. Geller, , , , Charles Modica and Jorge Ortega;
•	the approvals of National’s and vFinance’s clearing firms shall have been obtained to the mutual reasonable satisfaction of National and vFinance;
•	there shall be in full force and effect a voting agreement among Mark Goldwasser, Leonard J. Sokolow and Christopher C. Dewey, to vote in favor of the nominees set forth above and each other for the position of director of National;
•	vFinance shall have entered into a written employment termination agreement with Mr. Sokolow pursuant to which he will receive $1,150,000 in connection with the termination of his employment as Chairman and Chief Executive Officer of vFinance; and
•	National shall have completed a private placement of equity and/or equity-related securities of National resulting in gross proceeds (prior to commissions, if any, fees and expenses) of at least $3 million, which requirement has been deemed met by the St. Cloud Financing.

If the law permits, National or vFinance may each waive conditions for their benefit and their stockholders’ benefit and complete the merger even though one or more of these conditions has not been met. vFinance’s stockholder approval of the merger, the merger agreement and the transactions contemplated by the merger agreement cannot be waived. Other than as specifically set forth below, we cannot assure you that the conditions will be satisfied or waived or that the merger will occur.

National, vFin Acquisition and vFinance have executed an amendment to the Merger Agreement (the “Amendment”) which states that the $3 million financing requirement in the Merger Agreement has been met by the St. Cloud Financing. As part of the Amendment, National and vFin Acquisition have agreed that in the event that vFinance requires additional financing prior to the consummation of the Merger that it may raise additional equity, convertible debt and/or equity related securities resulting in gross proceeds of up to $2 million, provided that such issuance is upon terms having substantially similar economic impact as the St. Cloud Financing.

Termination of Merger Agreement (See pages 90 – 91)

vFinance and National may mutually agree at any time prior to the filing of the certificate of merger with the Delaware Secretary of State to terminate the merger agreement without completing the merger, even if the

vFinance stockholders have approved it. Also, either company may decide, without the consent of the other, to terminate the merger agreement, subject to various conditions, in a number of circumstances. These circumstances include, among others:

•	the merger not having been completed by August 31, 2008, which may be extended by mutual written consent of the parties;
•	any court or governmental entity issuing a final order or judgment preventing completion of the merger;
•	certain breaches under the merger agreement, including breaches of representations and warranties which cannot be timely cured; and
•	upon the receipt of a superior proposal, as defined in the agreement and plan of merger, and the payment to the other party of a $1,500,000 breakup fee.

Selected Consolidated Financial Data of National

The following selected financial data should be read in conjunction with National’s consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of National.”

	Three Months Ended December 31,		Year Ended September 30,
	2007	2006	2007	2006	2005	2004	2003
	(In Thousands, Except per Share Amounts)
Consolidated Statement of Operations Data:
Revenues:
Commissions	$13,292	$8,422	$39,237	$32,140	$33,134	$46,881	$34,218
Net dealer inventory gains	4,194	3,298	15,729	7,838	5,710	7,404	11,564
Investment banking	—	556	9,097	11,323	528	1,548	425
Total commission and fee revenue	17,486	12,276	64,063	51,301	39,372	55,833	46,207
Interest and dividends	930	566	2,824	2,891	2,739	3,420	1,416
Transfer fees and clearing services	1,311	1,010	4,075	3,336	3,097	2,806	1,850
Other	638	434	1,857	1,199	522	401	685
Total revenues	20,365	$14,286	72,819	58,727	45,730	62,460	50,158
Expenses:
Commissions and fees	16,203	9,784	52,271	42,276	32,838	43,932	34,583
Employee compensation and related expenses	2,240	1,514	7,464	5,835	5,010	5,449	4,021
Clearing fees	613	375	1,745	1,538	432	2,391	2,714
Communications	356	402	1,719	1,748	1,670	2,589	2,693
Occupancy and equipment costs	864	735	2,996	2,805	2,886	2,983	2,891
Professional fees	588	958	2,266	1,213	1,520	2,559	1,526
Litigation settlement	—	—	—	—	—	400	—
Interest	73	104	531	494	448	397	193
Taxes, Licenses, registration	130	179	666	617	344	560	407
Other administrative expenses	465	320	1,789	1,606	1,765	1,765	1,973
Total expenses	21,532	14,371	71,447	58,132	46,913	63,025	51,001
Income (loss)	(1,167)	(85)	1,372	595	(1,183)	(565)	(843)
Gain on extinguishment of debt	—	—	—	—	—	1,131	—
Preferred stock dividends	(85)	(105)	(409)	(381)	(290)	(266)	(250)
Net income (loss) attributable to common stockholders	$(1,252)	$(190)	$963	$214	$(1,473)	$300	$(1,093)
Operations Results:
Net income (loss) attributable to common stockholders per share of common stock:
Basic:	$(0.15)	$(0.04)	$0.16	$0.04	($0.29)	$0.08	($0.34)
Diluted:	(0.15)	(0.04)	$0.13	$0.04	($0.29)	$0.07	($0.34)
Weighted average common shares outstanding – Basic	8,603	5,252	6,043	5,146	5,025	3,580	3,175
Weighted average common and common share equivalents outstanding – Diluted	8,603	5,252	9,670	5,278	5,025	4,107	3,175
Financial condition:
Total assets	$14,173	$11,925	$17,283	$9,707	$7,960	$9,722	$8,735
Total liabilities	$8,416	$9,053	$10,461	$6,864	$7,030	$7,793	$9,064
Stockholders’ equity (deficit)	$5,757	$2,872	$6,822	$2,843	$930	$1,929	$(329)
Cash dividends	$—	$25	$107	$46	$—	$—	$—

Selected Consolidated Financial Data of vFinance

Set forth below is the historical financial data with respect to vFinance for the fiscal years ended December 31, 2007, 2006, 2005, 2004, and 2003. The information is only a summary. This information has been derived from, and should be read in conjunction with, vFinance’s historical audited financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of vFinance.” The financial data for the fiscal years ended 2006, 2005, 2004, and 2003 have been restated to reflect a revision to vFinance’s accounting policy for investments in restricted securities, as discussed in Note 1 to its consolidated financial statements.

	As of and for the Years Ended December 31,
	2007	2006	2005	2004	2003
		(Restated)	(Restated)	(Restated)	(Restated)
	(In Thousands, Except per Share Data)
Net revenues	$50,598.7	$38,552.7	$25,928.8	$26,280.3	$24,559.2
Income (loss) from operations	(1,869.7)	(2,300.6)	(1,304.1)	1,298.1	450.9
Gain on forgiveness of debt	—	—	—	1,500.0	—
Net income (loss)	$(1,746.0)	$(2,175.7)	$(1,141.5)	$2,195.1	$277.8
Net income (loss) per share: basic	$(0.03)	$(0.04)	$(0.03)	$0.06	$0.01
Wt. avg. shares outstanding: basic	54,805.2	48,714.8	40,049.7	33,773.3	29,609.1
Net income (loss) per share: diluted	$(0.03)	$(0.04)	$(0.03)	$0.06	$0.01
Wt. avg. shares outstanding: diluted	54,805.2	48,714.8	40,049.7	35,840.2	29,963.4
Total assets	$12,369.6	$11,792.4	$9,031.6	$9,846.0	$6,459.5
Long-term debt including capital lease obligations, net of current portion	$297.5	$125.6	$225.1	$—	$1,889.6
Shareholders’ equity	$5,827.8	$7,048.9	$5,109.1	$6,117.7	$1,354.9

See Notes 1, 4, 8 and 9 to vFinance’s consolidated financial statements included in this joint proxy statement/prospectus for discussions of the effect of restating and revising certain items in its historical financial statements, acquisitions, shareholders’ equity and stock options, respectively, and their effect on comparability of year-to-year data.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The selected unaudited pro forma condensed combined financial data (i) has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and accompanying notes included in the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” starting on page 69 and (ii) should be read in conjunction with the consolidated financial statements of each of National and vFinance and other information filed by National and vFinance with the SEC and incorporated into this joint proxy statement/prospectus.

For the Twelve Months Ended(1)
Statement of Operations Data:
Net revenues	$123,472,000
Net loss	$(4,124,000)
Net loss attributable to common stockholders	$(4,533,000)
Net loss per share:
Basic and diluted	$(0.33)

As of December 31, 2007
Statement of Financial Condition:
Total assets	$41,315,000
Total liabilities	$18,058,000
Total subordinated borrowings(2)	$500,000
Stockholders’ equity	$23,257,000

(1)	As reported in National’s audited Annual Report on Form 10-K for the year ended September 30, 2007. Derived from vFinance’s audited Annual Report on Form 10-K for the year ended December 31, 2007 and internal records.
(2)	Does not include $2.6 million of senior subordinated convertible debt, net of debt discounts, which is included in total liabilities.

Comparative per Share Information

The following table sets forth for the National and vFinance common stock certain historical, pro forma combined and pro forma equivalent per share financial information. The pro forma data in the table are derived from, and should be read in conjunction with, the “Unaudited Pro Forma Condensed Combined Financial Information” and related notes thereto starting on page 69. National’s historical per share information is derived from National’s audited consolidated financial statements for the year ended September 30, 2007 and the unaudited consolidated interim financial statements for the three months ended December 31, 2007, both of which are contained elsewhere in this joint proxy statement/prospectus. vFinance’s historical per share information is derived from vFinance’s audited consolidated financial statements for the year ended December 31, 2007, which are included elsewhere in this joint proxy/prospectus.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of the combined company would have been had the merger been in effect for the periods described below or to project the future results of the combined company after the merger.

Per Common Share Data	National Historical	vFinance Historical	Unaudited Pro Forma Combined	Pro Forma Equivalent per vFinance Share(4)
For the Twelve Months Ended September 30, 2007 and December 31, 2007(1)
Net income (loss) attributable to common stockholders
Basic	$0.16	$(0.03)	$(0.33)	$(0.05)
Diluted	$0.13	$(0.03)	$(0.33)	$(0.05)
As of and for the Three Months Ended December 31, 2007
Net loss attributable to common stockholders
Basic and diluted	$(0.15)	$(0.02)	$(0.19)	$(0.03)
Book value(2)	$0.67	$0.11	$1.69	$0.24
Tangible book value(3)	$0.67	$0.05	$0.51	$0.07

(1)	For National, as of and for the fiscal year ended September 30, 2007. For vFinance, as of and for the fiscal year ended December 31, 2007.
(2)	The historical book value per share is calculated by dividing stockholders’ equity by the number of shares outstanding at period end. The unaudited pro forma combined net book value per common share is computed by dividing the pro forma combined common stockholders’ equity by the pro forma combined number of National common shares outstanding at period end, assuming the merger had occurred as of that date.

(3)	The historical tangible book value per share is calculated by dividing stockholders’ equity less intangible assets by the number of shares outstanding at period end. The unaudited pro forma combined net book value per common share is computed by dividing the pro forma combined common stockholders’ equity less the pro forma combined intangible assets by the pro forma combined number of National common shares outstanding at period end, assuming the merger had occurred as of that date.
(4)	The pro forma equivalent per vFinance share is calculated by multiplying the unaudited pro forma combined amounts by the assumed exchange ratio of 0.14 shares of National common stock for each share of vFinance common stock, in order to equate the unaudited pro forma combined amounts to the respective values for one share of vFinance common stock.

MARKET PRICE DATA AND DIVIDEND INFORMATION

National Market Price Data

On March 20, 2006, National’s common stock commenced trading under the symbol “NHLD” on the OTC Bulletin Board reflecting the company’s name change from Olympic Cascade Financial Corporation. Quotations on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. From October 1, 2005 to March 17, 2006, National’s common stock traded on the OTC Bulletin Board under the symbol “OLYD.”

The following table sets forth the high and low closing sales prices for the common stock as reported on the OTC Bulletin Board for the period from October 1, 2005 to March 31, 2008.

	High	Low
Quarter Ended December 31, 2007	$2.55	$1.42
Quarter Ended March 31, 2008	$2.80	$1.73
Year Ended September 30, 2007
First Quarter	$1.65	$1.10
Second Quarter	1.80	1.40
Third Quarter	3.30	1.56
Fourth Quarter	2.85	1.85
Year Ended September 30, 2006
First Quarter	$1.20	$0.53
Second Quarter	1.60	0.75
Third Quarter	1.55	1.05
Fourth Quarter	1.60	1.20

The closing price of National common stock on April 11, 2008, as quoted on the OTC Bulletin Board, was $2.10 per share.

National is authorized to issue 30 million shares of common stock, of which 8,622,628 shares were issued and outstanding as of April 11, 2008. National is also authorized to issue up to 200,000 shares of preferred stock, 50,000 of which are designated as Series A preferred stock with 37,550 of such shares currently issued and outstanding. As of April 11, 2008, National had approximately 1,000 stockholders, including stockholders holding stock in street name and trust accounts.

vFinance Market Price Data

vFinance common stock has been listed for trading on the OTC Bulletin Board under the symbol “VFIN.” The following is a summary of the high and low closing prices of vFinance common stock on the OTC Bulletin Board during the periods presented. Such prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions. Trading in vFinance common stock has not been extensive and such trades should not be characterized as constituting an active trading market.

	High	Low
Quarter Ended March 31, 2008	$0.24	$0.16
Year Ended December 31, 2007
First Quarter	$0.23	$0.17
Second Quarter	0.24	0.17
Third Quarter	0.24	0.18
Fourth Quarter	0.26	0.17
Year Ended December 31, 2006
First Quarter	$0.28	$0.16
Second Quarter	0.31	0.18
Third Quarter	0.25	0.18
Fourth Quarter	0.27	0.18

On April 11, 2008 the closing sales price for vFinance common stock was $0.18 as reported on the website of the OTC Bulletin Board. As of April 11, 2008, there were approximately 299 stockholders of record of vFinance common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

Comparative Market Price Data

The following table sets forth the closing price per share of vFinance and National common stock, respectively, on November 6, 2007, the latest business day before the public announcement that vFinance and National had entered into the agreement and plan of merger. On April 11, 2008, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the closing price per share of vFinance common stock on the OTC Bulletin Board was $0.18 and the closing price per share of National common stock on the OTC Bulletin Board was $2.10.

Date	National	vFinance
November 6, 2007	$2.00	$0.19

Dividend Information

Neither National nor vFinance has ever paid any cash dividends on its shares of common stock. Under the merger agreement, each company has agreed not to pay dividends except as contemplated by its outstanding preferred stock until the consummation of the merger.

The holders of National Series A preferred stock are entitled to receive dividends on a quarterly basis at a rate of 9% per annum, per share. Such dividends are cumulative and accumulate whether or not declared by National’s board of directors, but are payable only when and if declared by the National’s board of directors. In the years ended September 30, 2007, 2006 and 2005, National’s board of directors declared in-kind dividends in the aggregate of 2,537, 1,996 and 2,143 shares of Series A preferred stock, in payment of approximately $317,000, $300,000 and $322,000, respectively; for dividends accumulated through March 31 of each year. In March 2006, National’s stockholders approved an amendment to decrease the conversion price of the Series A preferred stock to $1.25 per share from $1.50 per share. As of September 30, 2007 and 2006, the amount of accumulated dividends for National’s 37,550 and 35,316 issued and outstanding shares of Series A preferred stock was approximately $169,000 and $159,000, respectively.

The holders of National’s Series B Convertible preferred stock, convertible into National’s common stock at $.75 per share, were entitled to receive dividends on a quarterly basis at a rate of 10% per annum per share. Such dividends were cumulative and were payable only when declared by National’s board of directors. National declared and paid cash dividends on its Series B preferred stock in fiscal years 2007 and 2006. In the fourth quarter of fiscal year 2007, National exercised the conversion option contained in its Series B preferred stock. Accordingly, all outstanding National Series B preferred stock was converted into National common stock and National is no longer obligated to pay dividends on itsSeries B preferred stock.

The holders of National’s Series A convertible preferred stock have voting rights equal to the number of shares of common stock into which such shares of preferred stock could be converted at a particular record date.

RISK FACTORS

The financial statements contained in this joint proxy statement/prospectus and the related discussion describe and analyze each of National’s and vFinance’s financial performance and condition for the periods indicated and provide pro forma financial information for the companies on a combined basis as if the merger had occurred on October 1, 2006. For the most part, this information is historical. National’s and vFinance’s prior results, and the pro forma financials, however, are not necessarily indicative of National’s future performance or financial condition following the merger. National and vFinance, therefore, have included the following discussion of certain factors that could affect National’s future performance or financial condition following the merger. These factors could cause National’s future performance or financial condition after the merger to differ materially from the prior performance or financial condition of National or vFinance or from management’s expectations or estimates of National’s future performance or financial condition after the merger.

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks Related to the Merger

The merger will dilute the equity interest of the National stockholders and will result in immediate and substantial dilution of National’s per share earnings and a substantial decrease in National’s income from operations.

For the year ended September 30, 2007, the merger will result in immediate and substantial dilution of annual earnings on a pro forma basis from basic income per common share outstanding of $0.16 to a loss of ($0.33) per share, or a reduction of $0.49 per share and on fully diluted income per common share outstanding of $0.10 to a loss of ($0.33) per share, or a reduction of $0.43 per share. The merger on a pro forma basis would decrease National’s net income from operations from $963,000 to a loss of ($4,533,000) or a reduction of $5,496,000 for the year ended September 30, 2007.

For the quarter ended December 31, 2007, the merger will result in immediate and substantial dilution of quarterly earnings on a pro forma basis from a basic and diluted loss per common share outstanding of ($0.15) to a basic and diluted loss per common share outstanding of ($0.19) per share, or a reduction of $0.04 per share. Additionally, the merger on a pro forma basis would increase National’s net loss from operations from ($1,252,000) to a loss of ($3,084,000) for the quarter ended December 31, 2007. The anticipated dilution and the decrease in National’s earnings from operations could have a negative impact on the market price of National’s common stock.

National’s stockholders will be substantially diluted as a result of the merger and the vFinance stockholders will own approximately 40% of National’s outstanding common shares.

National will issue approximately 7,750,000 shares of its common stock in exchange for 100% of vFinance’s outstanding common stock in the merger. As of April 11, 2008, there were outstanding 8,622,628 shares of National common stock and 37,550 shares of National Series A preferred stock. Upon completion of the merger, vFinance stockholders collectively will own approximately 40% of National’s outstanding common stock, assuming the conversion of all National Series A preferred stock, but before the exercise of any outstanding warrants, options or a convertible note. Therefore, after the merger, the vFinance stockholders will have significant influence over matters of National.

National’s stock price is volatile and the value of the National common stock issued in the merger will depend on its market price at the time of the merger; exchange ratio is fixed.

Under the agreement and plan of merger, the exchange ratio used to determine the number of shares of National’s common stock that vFinance stockholders will receive is unaffected by the share price of National’s common stock as reflected on the OTC Bulletin Board. Increases in the value of National’s common stock will result in a higher price being paid by National for vFinance common stock and more value received by vFinance stockholders in the merger. Decreases in the value of National’s common stock will result in a lower price being paid by National for vFinance common stock and less value received by vFinance stockholders in the merger. It is likely that you will not know the value of National’s common stock to be issued in the merger at the time of the vFinance special meeting of stockholders.

Under the agreement and plan of merger, neither National nor vFinance will have the right to terminate or renegotiate the agreement and plan of merger or to resolicit proxies as a result of any increase or decrease in the value of National’s outstanding common stock.

The market price of National’s common stock has been and may continue to be volatile. The trading volume and number of shares available in the public float has traditionally not been high, which impacts the volatility of the National common stock. The market price of National stock may fluctuate significantly and decrease in response to various factors, including without limitation:

•	quarterly variations in operating results;
•	the announcement of management changes;
•	general market conditions in the securities industry;
•	announcements and actions by competitors;
•	limited trading volume of National’s securities on the OTC Bulletin Board;
•	regulatory and judicial actions; and
•	general economic conditions.

In addition, as a result of the number of shares to be issued in the merger, and the potential dilution of National’s earnings per share, the price of National’s common stock is likely to continue to be volatile following the merger.

National’s common stock has low trading volume and any sale of a significant number of shares is likely to depress the trading price.

National’s common stock is quoted on the OTC Bulletin Board. Traditionally, the trading volume of the common stock has been limited. For example, for the 30 trading days ending on April 8, 2008, the average trading volume was 5,283 shares per day and on certain days there was no trading activity. During such 30-day period the closing price of the National common stock ranged from a high of $2.25 to a low of $2.00. Because of this limited trading volume, the former vFinance stockholders may not be able to sell quickly any significant number of the National shares, and any attempted sale of a large number of National shares will likely have a material adverse impact on the price of the National common stock. Because of the limited number of shares being traded, the per share price is subject to volatility and may continue to be subject to rapid price swings in the future.

National may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on National’s ability to realize the anticipated growth opportunities and synergies from combining National and vFinance. The integration of National and vFinance will be a time consuming and expensive process and may disrupt their operations if it is not completed in a timely and efficient manner. In addition, National may not achieve anticipated synergies or other benefits of the merger. Following the merger, National and vFinance must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. We may encounter the following difficulties, costs and delays involved in integrating these operations:

•	failure to integrate National’s and vFinance’s businesses and operations;
•	failure to successfully manage relationships with customers and other important relationships;
•	failure of customers to continue using the services of the combined company;
•	difficulties in successfully integrating the management teams and employees of National and vFinance;

•	challenges encountered in managing larger operations;
•	the loss of key employees and registered representatives;
•	failure to manage the growth and growth strategies of National and vFinance;
•	diversion of the attention of management from other ongoing business concerns;
•	potential incompatibility of technologies and systems;
•	potential impairment charges incurred to write down the carrying amount of intangible assets generated as a result of the merger; and
•	potential incompatibility of business cultures.

If the combined company’s operations after the merger do not meet the expectations of existing customers of National and vFinance, then these customers may cease doing business with the combined company altogether, which would harm our results of operations and financial condition.

If the management team is not able to develop strategies and implement a business plan that successfully addresses these difficulties, we may not realize the anticipated benefits of the merger. In particular, National is likely to realize lower earnings per share, which may have an adverse impact on National and the market price of its common stock.

Costs associated with the merger are difficult to estimate, may be higher than expected and may harm the financial results of the combined company.

We will incur substantial direct transaction costs associated with the merger and additional costs associated with consolidation and integration of operations. If the total costs of the merger exceed estimates, or the benefits of the merger do not exceed the total costs of the merger, our financial results could be adversely affected.

The merger may result in disruption of National’s and vFinance’s existing businesses, distraction of their management and diversion of other resources.

The integration of National’s and vFinance’s businesses may divert management time and resources from the main businesses of both companies. This diversion of time and resources could cause the market price of National’s common stock to decrease. The new management will need to spend some of their time integrating vFinance’s and National’s operations. This could cause National’s business to suffer.

Failure to complete the merger could negatively impact vFinance’s and National’s stock price and future operations.

If the merger is not completed for any reason, vFinance and National may each be subjected to a number of material risks. The price of vFinance and National common stock may decline to the extent that the current market prices of vFinance and National common stock reflect a market assumption that the merger will be completed. Some costs related to the merger, such as legal, accounting, filing, printing and mailing, must be paid and expended even if the merger is not completed. In addition, if the merger is not completed and vFinance’s or National’s board of directors determines to seek another merger or business combination, there can be no assurance that either board of directors will be able to find a partner willing to agree to more attractive terms than those which have been negotiated for in the merger.

Any delay in completion of the merger may significantly reduce the benefits expected to be obtained from the merger.

In addition to vFinance stockholder approval, the merger is subject to a number of other conditions beyond the control of National and vFinance that may prevent, delay or otherwise materially adversely affect its completion. See “The Agreement and Plan of Merger — Conditions Precedent to Each Party’s Obligations to Effect the Merger” starting on page 88. National and vFinance cannot predict whether or when these other conditions will be satisfied. Further, the requirements for obtaining the required approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may significantly reduce the synergies and other benefits that National and vFinance expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses.

Some of National’s and vFinance’s directors and officers have a conflict of interest.

In considering the recommendation of National’s and vFinance’s board of directors to vote for the proposal to adopt the merger agreement and approve the merger, you should be aware that members of National’s and vFinance’s board of directors and officers of each company have interests in the merger that differ from your interests. These interests may create potential conflicts of interests for these directors and officers in the future. Both National’s board of directors and vFinance’s board of directors were aware of each of these interests when they considered and adopted the merger agreement.

These interests include the following:

•	as of April 11, 2008, directors and executive officers of National and their affiliates beneficially owned approximately 36% of the outstanding shares of National common stock, assuming conversion of the National Series A preferred stock and excluding stock options, warrants and a convertible note, and directors and executive officers of vFinance and their affiliates beneficially owned approximately 14% of the outstanding shares of vFinance common stock;
•	as of April 11, 2008, directors and executive officers of National and their affiliates beneficially owned approximately 29% of the outstanding shares of National’s Series A preferred stock;
•	upon closing of the merger, Leonard Sokolow will receive $1,150,000 in connection with the termination of his employment as Chairman and Chief Executive Officer of vFinance;
•	upon closing of the merger, Mark Goldwasser, the President and Chief Executive Officer of National, and Leonard Sokolow, Chairman and Chief Executive Officer of vFinance, will enter into new three year employment agreements on substantially similar terms;
•	upon closing of the merger, Alan Levin, the Chief Financial Officer of vFinance, will enter into a one year employment agreement;
•	upon closing of the merger, National shall issue new options and warrants in exchange for all outstanding options and warrants held by vFinance officers, directors and employees; and
•	the immediate vesting at the effective time of the merger of 3,552,500 (497,350 post-merger) vFinance options held by certain officers, directors and employees of vFinance.

The former principal stockholders, officers and directors of vFinance after the merger will own a substantial interest in National’s voting stock.

Upon completion of the merger, vFinance’s former officers, directors and stockholders who held greater than 5% of the voting power of vFinance’s common stock will, in the aggregate, beneficially own approximately 13% of National’s outstanding voting shares, assuming conversion of all National Series A preferred stock, but before the exercise of any options or warrants or the conversion of the convertible note sold in National’s private placement. As a result, these stockholders, acting together, will have the ability to substantially influence the outcome of matters submitted to National’s stockholders for approval, including:

•	election of the board of directors;
•	removal of any of the directors;
•	amendment of the certificate of incorporation or by-laws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving National.

These stockholders will have substantial influence over the management and affairs of National. Accordingly, this concentration of ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation involving National, or discouraging a potential acquirer from making a tender offer for its shares which would prevent stockholders from realizing the benefits of the transaction, such as a purchase price premium or significant increase in stock price.

The market price of National common stock may decline as a result of the merger.

The market price of National common stock may decline as a result of the merger if the integration of the vFinance and National businesses is unsuccessful or if the costs of implementing the integration are greater than expected. The market price also may decline if National does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on National’s financial results is not consistent with the expectations of financial or industry analysts.

The combined companies may require additional financing.

In order for the combined companies to have the opportunity for future success and profitability, they periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.). It is a condition of closing of the merger agreement that National have completed a private placement resulting in gross proceeds (prior to commissions, fees and expenses) of no less than $3 million in the aggregate. On March 31, 2008, National completed a transaction whereby an affiliate of a principal stockholder and director of National made a $3 million dollar investment in National by purchasing an aggregate of (i) a 10% senior subordinate convertible promissory note in the principal amount of $3 million, which is convertible into common stock at a price of $2.00 per share and (ii) a warrant to purchase 375,000 shares of common stock at an exercise price of $2.50 per share (subject to adjustment). In the past, both companies have actively pursued a variety of funding sources including private offerings and have consummated certain transactions in order to address their respective capital requirements. The combined company may need to seek to raise additional capital through other available sources, including borrowing additional funds from third parties, and there can be no assurance that it will be successful in such pursuits. Additionally, the issuance of new securities to raise capital will cause the dilution of shares held by current stockholders. Accordingly, if National is unable to generate adequate cash from operations, and if National is unable to find sources of funding, it would have an adverse impact on its liquidity and operations.

The conversion or exercise of National’s outstanding shares of Series A preferred stock may result in dilution to the combined company’s common stockholders.

Dilution of the per share value of the combined company’s common shares could result from the conversion of most or all of the currently outstanding shares of National preferred stock and from the exercise of the currently outstanding vFinance and National convertible securities.

Preferred Stock — National currently has 37,550 shares of Series A preferred stock outstanding, which are convertible, in total, into 3,004,000 shares of common stock.

Warrants and Options — Immediately following the merger, we anticipate that there will be outstanding: warrants to purchase 1,763,362 shares of common stock at exercise prices ranging from $0.79 to $16.07 per share and options to purchase 4,275,825 shares of common stock at exercise prices ranging from $0.90 to $2.50per share.

The exercise of these warrants and options, and conversion of the Series A preferred shares and the sale of the underlying common stock, or even the potential of such conversion or exercise and sale, may have a depressive effect on the market price of the combined company’s securities and will cause dilution to our stockholders. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding convertible securities can be expected to convert or exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options and warrants. Dilution could create significant downward pressure on the trading price of the combined company’s common stock if the conversion or exercise of these securities encouraged short sales. Even the mere perception of eventual sales of common shares issued on the conversion of these securities could lead to a decline in the trading price of the combined company’s common stock.

The merger agreement contains provisions that could discourage a potential competing acquiror that might be willing to pay more to acquire vFinance or that may be willing to acquire National.

The merger agreement contains “no shop” provisions that restrict National’s and vFinance’s ability to solicit or facilitate proposals regarding a merger or similar transaction with another party. Further, there are only limited exceptions to National’s or vFinance’s agreement that their respective board of directors will not withdraw or adversely qualify its recommendation regarding the merger agreement. Although each of the National and vFinance board of directors are permitted to terminate the merger agreement in response to a superior proposal if they determine that a failure to do so would be inconsistent with their fiduciary duties, its doing so would entitle the other party to collect a termination fee of $1.5 million. We describe these provisions under “The Agreement and Plan of Merger — Termination of the Merger Agreement” starting on page 89 and “ — Effects of Termination; Payment of Expenses” on page 88.

These provisions could discourage a potential competing acquiror from considering or proposing acquisition, even if it were prepared to pay consideration with a higher value than that proposed to be paid in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Risks Related to National’s Business

National’s operating results have resulted in reporting losses.

Although National was profitable in fiscal years 2007, 2006 and 2004, it reported losses of approximately $1.2 million, $830 thousand, $3.4 million and $7.9 million in fiscal years 2005, 2003, 2002 and 2001, respectively, and $1.2 million for the three months ended December 31, 2007. There is no assurance that National will be profitable in the future. National’s losses were primarily attributable to the market slowdowns and reduced trading activity and volatility, and the cessation of its market making activities. If National is unable to achieve or sustain profitability, National may need to curtail, suspend or terminate certain operations.

National is exposed to risks due to its investment banking activities.

Participation in an underwriting syndicate or a selling group involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase, or if it is forced to liquidate its commitment at less than the purchase price. In addition, under federal securities laws, other laws and court decisions with respect to underwriters’ liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and National’s ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the net capital rule.

National may require additional financing.

In order for National to have the opportunity for future success and profitability, it periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.). National has actively pursued a variety of funding sources, and has consummated certain transactions in order to address its capital requirements. National may need to seek to raise additional capital through other available sources, including borrowing additional funds from third parties and there can be no assurance that it will be successful in such pursuits. Additionally, the issuance of new securities to raise capital will cause the dilution of shares held by current stockholders. Accordingly, if National is unable to generate adequate cash from its operations, and if it is unable to find sources of funding, such an event would have an adverse impact on its liquidity and operations.

If National is unable to pay its outstanding debt obligations when due, National’s operations may be materially adversely affected.

At December 31, 2007, National had total indebtedness of $1,500,000, all of which matures during fiscal year 2009. National cannot assure you that its operations will generate funds sufficient to repay its existing debt obligations as they come due. National’s failure to repay its indebtedness and make interest payments as required by its debt obligations, could have a material adverse affect on National’s operations.

National securities is subject to various risks associated with the securities industry.

As a securities broker-dealer, National Securities is subject to uncertainties that are common in the securities industry. These uncertainties include:

•	the volatility of domestic and international financial, bond and stock markets;
•	extensive governmental regulation;
•	litigation;
•	intense competition;
•	substantial fluctuations in the volume and price level of securities; and
•	dependence on the solvency of various third parties.

As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired because certain expenses remain relatively fixed. In the event of a market downturn, National’s business could be adversely affected in many ways. National’s revenues are likely to decline in such circumstances and, if it were unable to reduce expenses at the same pace, its profit margins would erode.

Failure to comply with the net capital requirements could subject National to sanctions imposed by the SEC or FINRA.

National Securities is subject to the SEC’s net capital rule which requires the maintenance of minimum net capital. National computes net capital under the alternate method permitted by the net capital rule. National Securities is required to maintain net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which National Securities is a market maker. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. Compliance with the net capital rule limits those operations of broker-dealers that require the intensive use of their capital, such as underwriting commitments and principal trading activities. The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness, such as subordinated debt, as it matures. FINRA may enter the offices of a broker-dealer at any time, without notice, and calculate the firm’s net capital. If the calculation reveals a deficiency in net capital, FINRA may immediately restrict or suspend certain or all of the activities of a broker-dealer. National Securities may not be able to maintain adequate net capital, or its net capital may fall below requirements established by the SEC, and subject National to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether. In addition, if these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect National’s ability to expand or even maintain its present levels of business, which could have a material adverse effect on National’s business. In addition, National may become subject to net capital requirements in other foreign jurisdictions in which it currently operates or which it may enter. National cannot predict its future capital needs or its ability to obtain additional financing.

National’s business could be adversely affected by a breakdown in the financial markets.

As a securities broker-dealer, National Securities’ business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, National’s revenues are likely to decline and its operations are likely to be adversely affected.

Market fluctuations may reduce National’s revenues and profitability.

National’s revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity. Additionally, National’s profitability may be adversely affected by losses from the trading or underwriting of securities or failure of third parties to meet commitments. National

Securities acts as a market maker in publicly traded common stocks. In market making transactions, National Securities undertakes the risk of price changes or being unable to resell the common stock it holds or being unable to purchase the common stock it has sold. These risks are heightened by the illiquidity of many of the common stocks National Securities trades and/or makes a market. Any losses from National Securities’ trading activities, including as a result of unauthorized trading by National Securities’ employees, could have a material adverse effect on National’s business, financial condition, results of operations or cash flows.

Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of common stocks held for trading purposes. During periods of declining volume and revenue, National’s profitability would be adversely affected. Declines in market values of common stocks and the failure of issuers and third parties to perform their obligations can result in illiquid markets.

Competition with other financial firms may have a negative effect on National’s business.

National competes directly with national and regional full-service broker-dealers and a broad range of other financial service firms, including banks and insurance companies. Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms. Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial, technical, marketing and other resources than National. Many of these firms offer their customers more products and research than currently offered by National. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. National also faces competition from companies offering discount and/or electronic brokerage services, including brokerage services provided over the Internet, which National is currently not offering and does not intend to offer in the foreseeable future. These competitors may have lower costs or provide more services, and may offer their customers more favorable commissions, fees or other terms than those offered by National. To the extent that issuers and purchasers of securities transact business without the assistance of National, National’s operating results could be adversely affected.

National is currently subject to extensive securities regulation and the failure to comply with these regulations could subject National to penalties or sanctions.

The securities industry and National’s business are subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. National is also regulated by industry self-regulatory organizations, including FINRA and the Municipal Securities Rulemaking Board (“MSRB”). National Securities is a registered broker-dealer with the SEC and a member firm of FINRA. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, record keeping, and the conduct of directors, officers and employees. Changes in laws or regulations or in governmental policies could cause National to change the way it conducts its business, which could adversely affect National.

Compliance with many of the regulations applicable to National involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. These regulations often serve to limit National’s activities, including through net capital, customer protection and market conduct requirements. If National is found to have violated an applicable regulation, administrative or judicial proceedings may be initiated against National that may result in a censure, fine, civil penalties, issuance of cease-and-desist orders, the deregistration or suspension of National’s broker-dealer activities, the suspension or disqualification of National’s officers or employees, or other adverse consequences. The imposition of any of these or other penalties could have a material adverse effect on National’s operating results and financial condition.

National relies on clearing brokers and unilateral termination of the agreements with these clearing brokers could disrupt National’s business.

National Securities is an introducing brokerage firm, using third party clearing brokers to process its securities transactions and maintain customer accounts on a fee basis. The clearing brokers also provide billing services, extend credit and provide for control and receipt, custody and delivery of securities. National Securities depends on the operational capacity and ability of the clearing brokers for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, National is exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If the clearing agreements are unilaterally terminated for any reason, National would be forced to find alternative clearing firms without adequate time to negotiate the terms of a new clearing agreement and without adequate time to plan for such change. There can be no assurance that if there were a unilateral termination of its clearing agreement that National would be able to find an alternative clearing firm on acceptable terms to it or at all.

In April 2005, National Securities entered into a clearing agreement with NFS that became effective in June 2005. In June 2005, National Securities entered into a clearing agreement with Penson for the purpose of providing clearing services that are not provided by NFS. Additionally, in June 2007, National Securities entered into a clearing agreement with Legent for the purpose of providing clearing services that are not provided by NFS and to maintain a pre-existing clearing relationship for brokers newly associated with National Securities.

National Securities permits its clients to purchase securities on a margin basis or sell securities short, which means that the clearing firm extends credit to the client secured by cash and securities in the client’s account. During periods of volatile markets, the value of the collateral held by the clearing brokers could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, the clearing brokers sell or buy securities at prevailing market prices, and may incur losses to satisfy client obligations. National Securities has agreed to indemnify the clearing brokers for losses they incur while extending credit to its clients.

Credit risk exposes National to losses caused by financial or other problems experienced by third parties.

National is exposed to the risk that third parties that owe it money, securities or other assets will not perform their obligations. These parties include trading counterparts, customers, clearing agents, exchanges, clearing houses, and other financial intermediaries as well as issuers whose securities National holds. These parties may default on their obligations owed to National due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties, executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries, and extending credit to clients through bridge or margin loans or other arrangements. Significant failures by third parties to perform their obligations owed to National could adversely affect National’s revenues and perhaps National’s ability to borrow in the credit markets.

Adverse results of current litigation and potential securities law liability would result in financial losses and divert management’s attention to business.

Many aspects of National Securities’ business involve substantial risks of liability. There has been an increase in litigation and arbitration within the securities industry in recent years, including class action suits seeking substantial damages. National Securities is subject to potential claims by dissatisfied customers, including claims alleging they were damaged by improper sales practices such as unauthorized trading, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. National Securities may be liable for the unauthorized acts of its retail brokers if it fails to adequately supervise their conduct. As an underwriter, National Securities may be subject to substantial potential liability under federal and state law and court decisions, including liability for material misstatements and omissions in securities offerings. National Securities may be required to contribute to a settlement, defense costs or a final judgment in legal proceedings or arbitrations involving a past underwriting and in actions that may arise in the future. National Securities carries “Errors and Omissions” insurance to protect against arbitrations; however, the policy is limited in items and amounts covered and there can be no assurance that it will cover a particular complaint. The adverse resolution of any legal proceedings involving National and/or National Securities could have a material adverse effect on National’s business, financial condition, results of operations or cash flows.

National faces significant competition for registered representatives.

National is dependent upon the independent contractor model for its retail brokerage business. National is exposed to the risk that a large group of independent contractors could leave the firm or decide to affiliate with another firm and that it will be unable to recruit suitable replacements. A loss of a large group of National’s independent contractors could have a material adverse impact on its ability to generate revenue in the retail brokerage business.

The price of the National common stock is volatile.

The price of National’s common stock has fluctuated substantially. The market price of its common stock may be highly volatile as a result of factors specific to National and the securities markets in general. Factors affecting volatility may include: variations in National’s annual or quarterly financial results or those of its competitors; economic conditions in general; and changes in applicable laws or regulations, or their judicial or administrative interpretations affecting National or its subsidiaries or the securities industry. In addition, volatility of the market price of National’s common stock is further affected by its thinly traded nature.

National has restricted shares outstanding that may depress the price of National common stock.

As of April 11, 2008, of the 8,622,628 outstanding shares of National’s common stock, approximately 3,350,000 shares may be deemed restricted shares and, in the future, may be sold in compliance with Rule 144 under the Securities Act. Rule 144, as amended, provides that a person who is not affiliated with National holding restricted securities for six months may sell such shares without restriction. A person who is affiliated with National and who has held restricted securities for six months may sell such shares in brokerage transactions, subject to limitations based on the number of shares outstanding and trading volume. Such sales may have a depressive effect on the price of National common stock in the open market.

National’s principal stockholders including its directors and officers control a large percentage of shares of National’s common stock and can significantly influence National’s corporate actions.

As of April 11, 2008, the National’s executive officers, directors and/or entities that these individuals are affiliated with, owned approximately 36% of the outstanding National common stock, including shares of common stock issuable upon conversion of National Series A preferred stock, and excluding stock options, warrants and a convertible note. Accordingly, these individuals and entities will be able to significantly influence most, if not all, of National’s corporate actions, including the election of directors, the appointment of officers, and potential merger or acquisition transactions

Because National common stock may be subject to “penny stock” rules, the market for National common stock may be limited.

If National common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in National’s securities may be adversely affected. If at any time the common stock has a market price per share of less than $5.00, and National does not have net tangible assets of at least $2,000,000 or average revenue of at least $6,000,000 for the preceding three years, transactions in the common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors:

•	must make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to a transaction prior to sale;
•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and
•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If National common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in National’s securities may be adversely affected. As a result, the market price of National’s securities may be depressed, and stockholders may find it more difficult to sell National’s securities.

There are risks associated with National common stock trading on the OTC Bulletin Board rather than on a national exchange.

There may be significant consequences associated with National common stock trading on the OTC Bulletin Board rather than a national exchange. The effects of not being able to list National common stock securities on a national exchange include:

•	limited release of the market price of National securities;
•	limited news coverage;
•	limited interest by investors in National securities;
•	volatility of National common stock price due to low trading volume;
•	increased difficulty in selling National securities in certain states due to “blue sky” restrictions; and
•	limited ability to issue additional securities or to secure additional financing.

National’s risk management policies and procedures may leave it exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures National employs to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by National. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. National cannot assure that its policies and procedures will effectively and accurately record and verify this information.

National seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. National believes that it is able to evaluate and manage the market, credit and other risks to which it is exposed. Nonetheless, National’s ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments could have a material adverse effect on National’s results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in National’s credit risk to customers as well as to third parties and increases in general systemic risk.

National depends on senior employees and the loss of their services could harm its business.

National depends on the continued services of its management team, particularly Mark Goldwasser, National’s Chairman, President and Chief Executive Officer, as well as its ability to hire additional members of management, and to retain and motivate its other officers and key employees. National may not be able to find an appropriate replacement for Mr. Goldwasser or any other executive officer if the need should arise. National does not maintain any life insurance on Mr. Goldwasser. Due to the regulated nature of some of National’s businesses, some of its executive officers, or other key personnel could become subject to suspensions or other limitations on the scope of their services to National from time to time. If National loses the services of any executive officers or other key personnel, it may not be able to manage and grow its operations effectively, enter new brokerage markets or develop new products.

National’s board of directors can issue shares of “blank check” preferred stock without further action by its stockholders.

National’s board of directors has the authority, without further action by its stockholders, to issue up to 200,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in each series of the preferred stock, including:

•	dividend rights;
•	conversion rights;
•	voting rights, which may be greater or lesser than the voting rights of National common stock;
•	rights and terms of redemption;
•	liquidation preferences; and
•	sinking fund terms.

There are currently 50,000 shares of Series A preferred stock authorized, with 37,550 of such shares issued and outstanding. The issuance of additional shares of preferred stock could adversely affect the voting power of holders of National common stock and the likelihood that these holders will receive dividends and payments upon National’s liquidation and could have the effect of delaying, deferring or preventing a change in control of National. Other than the issuance of additional shares of National Series A preferred stock as in-kind dividends, National has no current plans to issue any additional preferred stock in the next twelve months. Although the issuance of preferred stock may be necessary in order to raise additional capital.

National will be subject to new requirements that it evaluate its internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and other corporate governance initiatives that may expose into certain risks.

Currently, for the year ending September 30, 2008, National will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act and the SEC rules and regulations that require an annual management report on its internal controls over financial reporting, including, among other matters, management’s assessment of the effectiveness of its internal control over financial reporting. For the year ending September 30, 2009, an attestation report by National’s independent registered public accounting firm regarding National’s internal controls will also be required.

National cannot be certain as to the timing of the completion of its evaluation, testing and remediation actions or the impact of the same on its operations. If National is not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, it may be subject to sanctions or investigation by regulatory authorities, including the SEC. Moreover, if it is unable to assert that its internal control over financial reporting is effective in any future period (or if its auditors are unable to express an opinion on the effectiveness of its internal controls), National could lose investor confidence in the accuracy and completeness of its financial reports, which may have an a material adverse effect on the combined company.

National’s compliance with the Sarbanes-Oxley Act may require significant expenses and management resources that would need to be diverted from its other operations and could require a restructuring of its internal controls over financial reporting. Any such expenses, time reallocations or restructuring could have a material adverse effect on its operations. The applicability of the Sarbanes-Oxley Act could make it more difficult and more expensive for National to obtain director and officer liability insurance, and also make it more difficult for it to attract and retain qualified individuals to serve on its boards of directors, or to serve as executive officers.

National does not expect to pay any dividends on our common stock in the foreseeable future.

National does not anticipate that it will pay any dividends to holders of National common stock in the foreseeable future. Other than dividends paid on its Series A preferred stock, National expects to retain all future earnings, if any, for investment in its business. In addition, National’s Certificates of Designation setting forth the relative rights and preferences of its Series A preferred stock limit National’s ability to pay dividends to the holders of National common stock.

Risks Related to vFinance’s Business

vFinance has a limited operating history and as a result, it may be difficult to evaluate its business and prospects.

vFinance has a limited operating history despite the fact that it commenced its broker-dealer operations in 1999. As a result of acquisitions of Colonial Direct Financial Group Inc. and First Level Capital, now known as vFinance Investments, in 2001, EquityStation, select assets of Global Partners Securities, Inc. (“Global”) and 100% of the issued and outstanding equity securities of EquityStation, all of which were owned by Level2.com, Inc. (“Level2”), a subsidiary of Global (together, the “Global Acquisition”), in 2004, and select assets of Sterling Financial Investment Group, Inc. (“SFIG”) and Sterling Financial Group of Companies, Inc. (“SFGC” and together with SFIG, “Sterling Financial”) in 2006, vFinance’s business has remained in flux. vFinance’s business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development. These risks are particularly severe among companies in new and rapidly evolving markets such as online business development services and those in regulated industries such as the securities industry. It may be difficult or impossible to accurately forecast vFinance’s operating results and to evaluate its business and prospects based on its historical results.

vFinance has had substantial losses since inception.

Prior to 2004, vFinance had sustained substantial losses in each year since its inception due to ongoing operating expenses and a lack of revenues sufficient to offset those operating expenses. vFinance has raised capital to fund ongoing operations by private sales of its securities, some of which sales have been highly dilutive and involved considerable expense. For the year ended December 31, 2004, when vFinance earned a substantial profit for the first time in its history, vFinance’s results amounted to net income of $2.2 million, including a $1.5 million non-cash gain on debt forgiveness. For the years ended December 31, 2007, 2006 and 2005, however, vFinance’s results amounted to net losses of approximately $1.7 million, $2.2 million and $1.1 million, respectively.

The net losses generated in 2007, 2006 and 2005 resulted primarily from increased costs from expanded facilities and staff, as well as amortization expense associated with the Global Acquisition and the acquisition of Sterling Financial, customer settlements and their respective legal costs, non-cash impairment charges in 2005 and stock option expense in 2007 and 2006. vFinance expects to continue to make significant capital expenditures to enhance its products and technologies, and to expand domestic and international sales and operations. As a result, vFinance will need to continue to generate significant additional revenue to achieves profitability and generate sufficient working capital to fund its planned spending. Even if vFinance achieves profitability, it may not be able to maintain or increase profitability on a quarterly or annual basis.

vFinance may need to raise additional funds, which may not be available when it needs them.

Based on vFinance’s current spending plans and its projected working capital, vFinance believes that its cash on hand and cash generated from its operations will be sufficient to fund its operations for at least the next 12 months. However, vFinance may attempt to raise additional capital to operate the business, support expansion plans, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated events. vFinance can provide no assurances that additional financing will be available when needed on favorable terms, if at all. If these funds are not available when vFinance need them, it may need to change its business strategy or reduce its operations or investment activities.

vFinance is currently subject to extensive securities regulation and the failure to comply with these regulations could subject it to penalties or sanctions.

The securities industry and vFinance’s business are subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. vFinance also is also regulated by industry self-regulatory organizations, including FINRA, the NFA and the Municipal Securities Rulemaking Board. The regulatory environment is also subject to change, and vFinance may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other federal or state governmental regulatory authorities, or self-regulatory organizations. vFinance also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

vFinance Investments and EquityStation are registered broker-dealers with the SEC and members of FINRA. Broker-dealers are subject to regulations which cover all aspects of the securities business, including:

•	sales methods and supervision;
•	trading practices among broker-dealers;
•	use and safekeeping of customers’ funds and securities;
•	capital structure of securities firms;
•	record keeping; and
•	the conduct of directors, officers and employees.

Compliance with many of the regulations applicable to vFinance involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. The requirements imposed by these regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with it. Consequently, these regulations often serve to limit vFinance’s activities, including through net capital, customer protection and market conduct requirements. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally FINRA Regulation, Inc., the regulatory arm of FINRA. vFinance is primarily regulated by FINRA and the SEC. FINRA Regulation Inc. adopts rules, subject to approval by the SEC, that govern its members and conducts periodic examinations of member firms’ operations.

If vFinance is found to have violated any applicable regulation, formal administrative or judicial proceedings may be initiated against it that may result in:

•	censure;
•	fine;
•	civil penalties, including treble damages in the case of insider trading violations;
•	the issuance of cease-and-desist orders;
•	the deregistration or suspension of vFinance’s broker-dealer activities;
•	the suspension or disqualification of vFinance’s officers or employees; and/or
•	other adverse consequences.

The imposition of any of these or other penalties could have a material adverse effect on vFinance’s operating results and financial condition.

vFinance is subject to various risks associated with the securities industry.

As securities broker-dealers, vFinance is subject to uncertainties that are common in the securities industry. These uncertainties include:

•	the volatility of domestic and international financial, bond and stock markets, as demonstrated by past disruptions in the financial markets;
•	extensive governmental regulation;
•	litigation;
•	intense competition;
•	substantial fluctuations in the volume and price level of securities; and
•	dependence on the solvency of various third parties.

As a result of these risks, revenues and earnings may vary significantly from quarter to quarter and from year to year. vFinance is much smaller and has much less capital than many of its competitors in the securities industry. Accordingly, vFinance could be impacted by these risks to a larger degree. In the event of a market downturn, vFinance’s revenues would likely decline and, if it were unable to reduce expenses at the same pace, its profit margins would quickly erode.

vFinance’s business could be adversely affected by a breakdown in the financial markets.

As a securities broker-dealer, vFinance’s business is materially affected by conditions in the financial markets and economic conditions in general, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, vFinance’s revenues may decline and its operations could be adversely affected.

vFinance has incurred, and may in the future incur, significant losses from trading and investment activities due to market fluctuations and volatility.

vFinance generally maintains trading and investment positions in the equity markets. To the extent that vFinance owns assets, i.e., has long positions, a downturn in those markets could result in losses from a decline in the value of such long positions. Conversely, to the extent that vFinance has sold assets that it does not own, i.e., has short positions in any of those markets, an upturn could expose it to potentially unlimited losses as it attempts to cover its short positions by acquiring assets in a rising market.

vFinance may, from time to time, have a trading strategy consisting of holding a long position in one asset and a short position in another from which it expects to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that vFinance did not anticipate or against which it is not hedged, vFinance might realize a loss in those paired positions. In addition, vFinance maintains trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

vFinance’s revenues may decline in adverse market or economic conditions.

Unfavorable financial or economic conditions may reduce the number and size of the transactions in which vFinance provides underwriting services, merger and acquisition consulting and other services. vFinance’s investment banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which it participates and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that vFinance executes for its customers and, therefore, to a decline in the revenues it receives from commissions and spreads. Customer relationship intangible assets comprised approximately 27% and 35% of vFinance’s total assets as of December 31, 2007 and 2006, respectively. vFinance must review customer relationships for impairment whenever events or circumstances indicate that impairment may be present, which may result in a material, non-cash write down of customer relationships. A significant decrease in revenues or cash flows derived from acquired customer relationships could result in a material, non-cash write-down of customer relationships. Such impairment would have a material adverse impact on vFinance’s results of operations and stockholders’ equity.

vFinance’s risk management policies and procedures may leave it exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures vFinance employs to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by vFinance.

This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. vFinance cannot be assured that its policies and procedures will effectively and accurately record and verify this information.

vFinance seeks to monitor and control its risk exposure through a variety of separate, but complementary financial, credit, operational and legal reporting systems. vFinance believes that it is able to evaluate and manage the market, credit and other risks to which it exposed. Nonetheless, vFinance’s ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on vFinance’s results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in vFinance’s credit risk to customers as well as to third parties and increases in general systemic risk.

Credit risk exposes vFinance to losses caused by financial or other problems experienced by third parties.

vFinance is exposed to the risk that third parties that owe it money, securities or other assets will not perform their obligations. These parties include:

•	trading counterparties;
•	customers;
•	clearing agents;
•	exchanges;
•	clearing houses; and
•	other financial intermediaries as well as issuers whose securities vFinance hold.

These parties may default on their obligations owed to vFinance due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from:

•	holding securities of third parties;
•	executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and
•	extending credit to clients through bridge or margin loans or other arrangements.

Significant failures by third parties to perform their obligations owed to vFinance could adversely affect its revenues and perhaps its ability to borrow in the credit markets.

vFinance may have difficulty retaining or recruiting vFinance’s independent contractors.

vFinance is dependent upon the independent contractor model for its retail brokerage business. As such, approximately 86% of its retail registered representatives were independent contractors as of December 31, 2007. vFinance is exposed to the risk that a large group of independent contractors leave the firm or decide to affiliate with another firm and that vFinance is unable to recruit suitable replacements. A loss of a large group of vFinance’s independent contractors could have a material adverse impact on its ability to generate revenue in the retail brokerage business.

Intense competition from existing and new entities may adversely affect vFinance’s revenues and profitability.

The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. vFinance expects competition to continue to intensify in the future. Many of vFinance’s competitors have significantly greater financial, technical, marketing and other resources than vFinance does. They may also offer a wider range of services and financial products and have greater name recognition and a larger client base than

vFinance does. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. They may also be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. vFinance may not be able to compete effectively with current or future competitors and competitive pressures faced by it may harm its business.

The precautions vFinance takes to prevent and detect employee misconduct may not be effective, and vFinance could be exposed to unknown and unmanaged risks or losses.

vFinance runs the risk that employee misconduct could occur. Misconduct by employees could include:

•	employees binding vFinance to transactions that exceed authorized limits or present unacceptable risks to it;
•	employees hiding unauthorized or unsuccessful activities from vFinance; or
•	the improper use of confidential information.

These types of misconduct could result in unknown and unmanaged risks or losses to us including regulatory sanctions and serious harm to vFinance’s reputation. The precautions vFinance takes to prevent and detect these activities may not be effective. If employee misconduct does occur, vFinance’s business operations could be materially adversely affected.

vFinance may experience losses associated with securities laws violations and litigation.

Many aspects of vFinance’s business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws, and court decisions, including decisions with respect to underwriters’ liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. vFinance’s underwriting activities will usually involve offerings of the securities of smaller companies, which often involve a higher degree of risk and are more volatile than the securities of more established companies. In comparison with more established companies, smaller companies are also more likely to be the subject of securities class actions, not to carry directors and officer’s liability insurance or policies with lower limits, and to become insolvent. Each of these factors increases the likelihood that an underwriter of smaller companies’ securities will be required to contribute to an adverse judgment or settlement of a securities lawsuit.

In the normal course of business, vFinance’s operating subsidiaries have been and continue to be the subject of numerous civil actions and arbitrations arising out of customer complaints relating to vFinance’s activities as a broker-dealer and as a result of other business activities. In general, the cases involve various allegations that vFinance’s employees mishandled customer accounts. vFinance believes that, based on vFinance’s historical experience and the reserves established by it, the resolution of the claims presently pending will not have a material adverse effect on its financial condition. However, although vFinance typically reserves an amount vFinance believes will be sufficient to cover any damages assessed against it, vFinance has in the past been assessed damages that exceeded its reserves. If vFinance misjudged the amount of damages that may be assessed against it from pending or threatened claims or if vFinance are unable to adequately estimate the amount of damages that will be assessed against it from claims that arise in the future and fails to appropriately reserve, vFinance’s financial condition may be materially adversely affected.

The “vFinance” brand may not achieve the broad recognition necessary to succeed.

vFinance believes that broader recognition and positive perception of the “vFinance” brand is essential to its future success. Accordingly, vFinance intends to continue to pursue an aggressive brand enhancement strategy, which will include multimedia advertising, promotional programs and public relations activities. These initiatives will require significant expenditures. If vFinance’s brand enhancement strategy is unsuccessful, these expenses may never be recovered and vFinance may be unable to increase future revenues. Successful positioning of vFinance’s brand will depend in a large part on:

•	the success of vFinance’s advertising and promotional efforts;
•	an increase in the number of users and page views of vFinance’s website; and
•	the ability to continue to provide a website and services useful to vFinance’s clients.

If vFinance does not continue to develop and enhance its services in a timely manner, its business may be harmed.

vFinance’s future success will depend on its ability to develop and enhance its services and add new services. vFinance operates in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services, including the risks that vFinance will be unable to:

•	effectively use new technologies;
•	adapt its services to emerging industry or regulatory standards; or
•	market new or enhanced services.

If vFinance is unable to develop and introduce new or enhanced services quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services do not achieve market acceptance, vFinance’s business could be seriously harmed.

Internet and internal computer system failures or compromises of vFinance’s systems or security could damage its reputation and harm its business.

Although a significant portion of vFinance’s business is conducted using traditional methods of contact and communications such as face-to-face meetings, a portion of its business is conducted through the Internet. vFinance could experience system failures and degradations in the future. vFinance cannot assure you that it will be able to prevent an extended system failure if any of the following events occur:

•	human error;
•	subsystem, component, or software failure;
•	a power or telecommunications failure;
•	an earthquake, fire, or other natural disaster or act of God;
•	hacker attacks or other intentional acts of vandalism; or
•	terrorist’s acts or war.

Failure to adequately protect the integrity of vFinance’s computer systems and safeguard the transmission of confidential information could harm its business.

The secure transmission of confidential information over public networks is a critical element of vFinance’s operations. vFinance relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. vFinance does not believe that it has experienced any security breaches in the transmission of confidential information. In 2007, however, vFinance was the target of hacking that affected some of its internal databases and its website. Since that incident, vFinance has invested in several defensive systems, including, but not limited to, updating data encryption to current standards, upgrading password requirements to “strong passwords” and adding state of the art firewall protection across all of its networks. Moreover, vFinance continually evaluates advanced encryption technology to try and ensure the continued integrity of its systems. However, vFinance cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other algorithms used by its vendors and it to protect client transaction and other data. Any compromise of vFinance’s systems or security could harm its business.

vFinance depends on a limited number of key executives who would be difficult to replace.

vFinance’s success depends significantly on the continued services of its senior management, especially Leonard J. Sokolow, vFinance’s Chairman and Chief Executive Officer. Losing Mr. Sokolow or any of vFinance’s subsidiaries’ other key executives could seriously harm its business. vFinance cannot assure you that it will be able to retain its key executives or that it would be able to replace any of its key executives if it were to lose their services for any reason. Competition for these executives is intense. If vFinance has to replace any of these key executives, it would not be able to replace the significant amount of knowledge that these key executives have about its operations. vFinance does not maintain “key person” insurance policies on any of its executives.

vFinance’s operating broker-dealer subsidiaries extend credit to their clients and are subject to risks as a result.

vFinance’s broker-dealers, vFinance Investments and EquityStation, clear all transactions for customers on a fully-disclosed basis with their clearing brokers, NFS, Fortis Clearing, Legent Clearing and Penson Clearing. These clearing brokers carry and clear all customer securities accounts. A limited portion of the customer securities activities for both broker-dealers are transacted on a “margin” basis, pursuant to which credit is extended to customer. The credit extended to customers (a) is secured by cash and securities in customer accounts, or (b) involves (i) “short sales” (i.e., the sale of securities not yet purchased) or (ii) the purchase and sale of commodity futures contracts, substantially all of which are transacted on a margin basis. These risks are increased during periods of volatile markets in which the value of the collateral held could fall below the amount borrowed by clients. If margin requirements are not sufficient to cover losses, vFinance’s broker-dealers may be required to sell or buy securities at prevailing market prices and incur losses to satisfy their client obligations.

vFinance may underwrite securities through vFinance Investments and is subject to losses relating to a decline in the market value of securities that it holds in inventory and to potential liability for engaging in underwriting activities.

The underwriting activities of vFinance Investments involve the purchase, sale or short sale of securities as a principal. As an underwriter, vFinance Investments purchases securities on a “firm commitment” basis and is subject to risk that it may be unable to resell securities or be required to dispose of securities at a loss. In connection with vFinance’s investment-banking activities in which vFinance Investments acts as a manager or co-manager of public offerings of securities, vFinance expect to make increased commitments through vFinance Investments of capital to market-making activities in securities of those issuers. Any additional concentration of capital in the securities of those issuers held in inventory will increase the risk of loss from possible declines in the market price of those securities. In addition, under federal securities laws, other laws and court decisions with respect to underwriters’ liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to securities offerings. vFinance’s potential liability through vFinance Investments as an underwriter is generally not covered by insurance. Moreover, underwriting commitments constitute a charge against net capital and the ability of vFinance Investments to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the net capital rule.

vFinance’s success and ability to compete depend to a significant degree on vFinance’s intellectual property.

vFinance relies on copyright and trademark law, as well as confidentiality arrangements, to protect its intellectual property. vFinance owns the following federally registered marks: vFinance, Inc.®, vFinance.com, Inc.®, AngelSearch®, Direct2Desk® and Hedge Fund Accelerator®. vFinance currently does not have any patents. The concepts and technologies vFinance uses may not be patentable. vFinance’s competitors or others may adopt product or service names similar to “vFinance.com,” thereby impeding vFinance’s ability to build brand identity and possibly leading to client confusion. vFinance’s inability to adequately protect the name “vFinance.com” would seriously harm its business. Policing unauthorized use of vFinance’s intellectual property is made especially difficult by the global nature of the Internet and the inherent difficulty in controlling the ultimate destination or security of software or other data transmitted on it.

The laws of other countries may afford vFinance little or no effective protection for its intellectual property. vFinance cannot assure you that the steps it takes will prevent misappropriation of its intellectual property or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to:

•	enforce vFinance’s intellectual property rights;
•	determine the validity and scope of the proprietary rights of others; or
•	defend against claims of infringement or invalidity.

Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could seriously harm vFinance’s business.

THE vFINANCE SPECIAL MEETING

vFinance is furnishing this document to holders of vFinance common stock in connection with the solicitation by vFinance’s board of directors of proxies to be voted at the special meeting of vFinance stockholders to be held on ________  __, 2008, and at any adjournment or postponement of the meeting.

This document is first being mailed to vFinance stockholders on or about ________  __, 2008. This document is also furnished to vFinance stockholders as a prospectus in connection with the issuance by National of shares of National common stock and contingent stock rights as contemplated by the merger agreement.

The special meeting will be held on ________  __, 2008 at , .m., local time, at .

Matters to Be Considered

The purpose of the vFinance special meeting is to consider and vote on the following proposal:

•	To adopt the Agreement and Plan of Merger, dated November 7, 2007, by and among National, vFin Acquisition Corporation which is a wholly owned subsidiary of National) and vFinance, a copy of which is included as Appendix A to this joint proxy statement/prospectus.

vFinance stockholders also will be asked to transact any other business that may be properly brought before the special meeting or any adjournments or postponements of the special meeting. At this time, vFinance’s board of directors is unaware of any matters, other than the proposal set forth above, that may properly come before the special meeting.

Recommendation of the vFinance Board of Directors

vFinance’s board of directors, upon recommendation of the special committee, has unanimously approved the merger agreement and has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, vFinance’s stockholders. vFinance’s board of directors unanimously recommends that vFinance stockholders vote “FOR” adoption of the merger agreement.

Record Date and Voting

vFinance has fixed the close of business on ________  __, 2008, as the record date for the determination of holders of vFinance common stock, par value, $0.001 per share, entitled to notice of, and to vote on all matters at, the special meeting and any adjournment or postponement of the special meeting. In deciding all matters that come before the special meeting, each holder of vFinance common stock is entitled to one vote per share of vFinance common stock held as of the close of business on the record date.

At the close of business on the record date for the special meeting, there were outstanding and entitled to vote  shares of vFinance common stock, held by approximately  holders of record. There are no other shares of vFinance capital stock entitled to notice of and to vote at the special meeting. Accordingly, the aggregate number of votes of vFinance common stock that may be cast at the special meeting for all matters is .

Quorum; Abstentions and Broker Non-Votes

A quorum, consisting of  shares, which is a majority of the outstanding shares of vFinance common stock entitled to vote must be represented at the special meeting in person or by proxy before any action may be taken with respect to the adoption of the merger agreement or any other matters at the special meeting. Abstentions and broker “non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Broker “non-votes” are shares held by brokers or nominees for whom voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If you hold your shares of vFinance common stock through a broker, bank or other nominee, generally the nominee may only vote your shares in accordance with your instructions. However, if your broker, bank or other nominee has not timely received your instructions, it may vote on matters for which it has discretionary voting authority. Under rules applicable to broker-dealers, the proposal to adopt the merger agreement is not a matter on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares.

Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of vFinance common stock outstanding on the record date and entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. In addition, the failure of a vFinance stockholder to return a proxy will have the effect of a vote against the adoption of the merger agreement. Accordingly, if a broker or bank holds your shares you are urged to instruct your broker or bank on how to vote your shares. If you do not instruct your broker how to vote, it will have the effect of a vote against adoption of the merger agreement.

Vote Required

Adoption of the merger agreement by vFinance’s stockholders is required by Delaware law. The affirmative vote of the holders of a majority of the shares of vFinance common stock outstanding on the record date and entitled to vote at the special meeting is required to adopt the merger agreement.

At the close of business on the record date for the special meeting and the date of this joint proxy statement/prospectus, neither vFinance nor any of its directors or executive officers owned any shares of National common stock and neither National nor any of its directors or officers owned any shares of vFinance common stock.

Voting Shares Held by vFinance Executive Officers, Directors and Affiliates

At the close of business on the record date for the special meeting, the directors and executive officers of vFinance collectively beneficially owned approximately 11.1% shares of vFinance common stock or approximately 14.1% of the outstanding shares of vFinance common stock (inclusive of shares subject to stock options that may be exercised within 60 days following that date).

In connection with the execution of the merger agreement, two vFinance stockholders entered into a voting agreement with National and vFin Acquisition Corporation: Leonard Sokolow, vFinance’s Chairman and Chief Executive Officer, and Dennis De Marchena. As of the record date for the vFinance special meeting, Messrs. Sokolow and De Marchena were the record owners, respectively, of 5,883,010 and 2,198,091 shares of vFinance common stock. Such shares represent approximately 10.6% and 4.0%, respectively, and approximately 14.6% in the aggregate, of vFinance’s outstanding shares of common stock as of the record date. Pursuant to this voting agreement, among other things and subject to limited exceptions, Mr. Sokolow has agreed to vote all shares of vFinance common stock and Mr. De Marchena has agreed to vote 2,000,000 shares of vFinance common stock in favor of adoption of the merger agreement.

Proxies

If you are a stockholder of vFinance and your shares are registered directly in your name, you may vote:

•	By Internet. Access “www.continentalstock.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
•	By Telephone. Call toll-free 1-866-894-0537 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
•	By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. By casting your vote by proxy, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. If you sign and return the enclosed proxy, but do not specify how you want your shares voted, they will be voted “FOR” the proposal to adopt the merger agreement.
•	In person at the Special Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares of vFinance common stock are held in “street name” (held for your account by a broker or other nominee):

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares. Please follow their instructions carefully.
•	In person at the special meeting. Contact the broker or other nominee who holds your shares to request a broker’s proxy card and present that broker’s proxy card and proof of identification at the meeting.

Counting Your Vote

All proxies received by vFinance prior to the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. If you hold shares in your name and sign, date and mail your proxy card without indicating how you want to vote, your shares will be voted “FOR” adoption of the merger agreement.

vFinance’s board of directors does not presently intend to bring any other business before the special meeting and is unaware of any matters, other than the proposal to adopt the merger agreement, that may properly come before the special meeting. If any other matters may properly come before the special meeting, the persons named as proxies in the accompanying vFinance proxy, or their duly constituted substitutes acting at the special meeting or any adjournment or postponement of the special meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

The persons named in the enclosed vFinance proxy, or their duly constituted substitutes acting at the special meeting or any adjournment or postponement of the special meeting, may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies sufficient to adopt the merger agreement. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment or postponement to permit further solicitation of proxies. Proxies solicited may be voted only at the special meeting and any adjournment or postponement of the special meeting and will not be used for any other vFinance meeting of stockholders.

Continental Stock Transfer & Trust Company will serve as proxy tabulator and count the votes. The results will be certified by the inspectors of election.

How to Change Your Vote

A vFinance stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by:

•	delivering to the Secretary of vFinance a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	submitting a proxy at a later date by telephone or via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or
•	attending the special meeting and voting in person (your attendance at the special meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

vFinance, Inc.
3010 North Military Trail, Suite 300
Boca Raton, Florida 33431

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the special meeting before voting begins.

If your shares of vFinance common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Solicitation of Proxies and Expenses

The vFinance proxy accompanying this joint proxy statement/prospectus is solicited on behalf of vFinance’s board of directors. vFinance and National will share the costs, other than fees of accountants and attorneys, of preparing and mailing this joint proxy statement/prospectus, and vFinance will bear the other costs of the solicitation of proxies from its stockholders. Following the mailing of this joint proxy statement/prospectus, the directors, officers, employees and agents of vFinance and National and their respective subsidiaries may solicit proxies in person, by mail, or by telephone, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

Brokerage houses and other custodians, nominees and fiduciaries will send beneficial owners the proxy materials. vFinance will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses. vFinance urges its stockholders to vote without delay.

Householding of Special Meeting Materials

Some banks, brokers and other record holders may be participating in the practice of “householding” joint proxy statements. This means that only one copy of the joint proxy statement/prospectus may have been sent to multiple stockholders in your household. vFinance will promptly deliver a separate copy of the joint proxy statement/prospectus to you if you write to or call vFinance at the following address or phone number: vFinance, Inc., 3010 North Military Trail, Suite 300, Boca Raton, Florida 33431; Telephone: (561) 981-1000, Attention: Corporate Secretary.

THE NATIONAL SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to stockholders of National Holdings Corporation, a Delaware corporation, as part of the solicitation of proxies by the National board of directors for use at the Special Meeting of stockholders of National to be held on ________  __, 2008 at 120 Broadway, 27th Floor, New York, New York 10271, starting at 10:30 a.m., local time, and at any adjournment or postponement of such meeting. This joint proxy statement/prospectus and the enclosed form of proxy are first being mailed to stockholders of National on or about ________  __, 2008.

Matters to Be Considered

The purpose of the National Special Meeting is:

1. To consider and vote upon a proposal to approve and adopt an amendment to the certificate of incorporation to increase National’s authorized shares of common stock from 30,000,000 shares to 50,000,000 shares.

Recommendation of National’s Board of Directors

The National board of directors, after careful consideration, has unanimously approved the amendment to the certificate of incorporation. The National board believes that the amendment is advisable and in your best interests and unanimously recommends that you vote FOR approval and adoption of the amended certificate of incorporation.

Record Date and Voting

Holders of record of shares of National common stock and Series A preferred stock at the close of business on ________  __, 2008, are entitled to notice of and to vote at the National Special Meeting. At the National record date, there were outstanding 8,622,628 shares of National common stock and 37,550 shares of National Series A preferred stock. Each share of National Series A preferred stock is convertible into National common stock at the current conversion price of $1.25 per share, and the holder of each share of National Series A preferred stock is entitled to the number of votes equal to the number of shares into which such share of National Series A preferred stock could be converted at the record date. Each share of National common stock entitles the holder thereof to one vote upon any proposal submitted for a vote at the Special Meeting, and each share of National Series A preferred stock entitles the holder thereof to 80 votes. Accordingly, as of the National record date, there were 11,626,628 shares entitled to vote, consisting of 8,622,628 shares of National common stock outstanding, and 3,004,000 shares of National common stock issuable upon conversion of the National Series A preferred stock.

The representation, in person or by properly executed proxy, of the holders of a majority in voting power of all of the outstanding shares of common stock and Series A preferred stock entitled to vote at the National Special Meeting is necessary to constitute a quorum at the National Special Meeting.

Under Delaware law, the proposed amendment to National’s certificate of incorporation requires the affirmative vote of the holders of a majority of National’s issued and outstanding shares of stock entitled to vote at the Meeting. If the stockholders approve the proposed amendment affecting the certificate of incorporation, National will file an amendment with the Secretary of State of the State of Delaware to the certificate of incorporation that reflects the amendment.

Shares of National common stock and Series A preferred stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the National Special Meeting. Abstentions and broker “non-votes” will be counted as present or represented and entitled to vote at the National Special Meeting for purposes of determining whether a quorum is present. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to the proposal. Abstentions and broker “non-votes” will be included in the number of shares present or represented and voting on each matter and will have the same effect as votes against approval of the amendment to the certificate of incorporation.

If you are the record holder of National shares and you sign, date and mail your proxy card without identifying how you want to vote with respect to a proposal, your proxy will be voted FOR the approval of the amendment to the certificate of incorporation.

If you sign, date and mail your proxy card and indicate that you intend to withhold your vote on a proposal, it will have the same effect as a vote “AGAINST” the proposals. You may also vote by appearing at the Special Meeting and voting in person.

The National Special Meeting may be adjourned or postponed by the chairman of the board for any proper reason including to permit further solicitation of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted on any proposal submitted to the shareholders to adjourn or postpone the annual meeting.

Voting Shares Held by National Executive Officers, Directors and Their Affiliates

As of the close of business on the National record date for the Special Meeting, certain of National’s executive officers, directors and entities that these individuals are affiliated with and other more than 5% shareholders beneficially owned and were entitled to vote approximately % of National’s common stock, including shares of common stock issuable upon conversion of the Series A preferred stock, and excluding stock options and warrants.

Proxies

All shares of National common stock and Series A preferred stock which are entitled to vote and are represented at the National Special Meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted as a single class at the meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, the proxies will be voted FOR the proposal.

The National board does not know of any matters other than those described in the notice of the National Special Meeting that are to come before the meeting. If any other matters are properly presented at the National Special Meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone the meeting to another time and/or place, the persons named in the enclosed forms of proxy generally will have discretion to vote on such matters in accordance with their best judgment. However, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment or postponement of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	filing with the Secretary of National, at or before the taking of the vote at the National Special Meeting, a written notice of revocation bearing a later date than the proxy;
•	duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of National before the taking of the vote at the National Special Meeting; or
•	attending the National Special Meeting and voting in person although attendance at the National Special Meeting will not in and of itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy should be sent to National Holdings Corporation, 875 North Michigan Avenue, Suite 1560, Chicago, IL 60611, Attn: Robert H. Daskal or hand-delivered to Mr. Daskal at or before the taking of the vote at the National Special Meeting in New York.

All expenses of National’s solicitation of proxies for the National Special Meeting will be borne by National. In addition to solicitation by use of the mails, proxies may be solicited from National shareholders by directors, officers and employees of National in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

PROPOSAL I — THE MERGER

This section of the joint proxy statement/prospectus describes material aspects of the proposed merger. For more information regarding the agreement and plan of merger, please see “The Agreement and Plan of Merger” section of this joint proxy statement/prospectus starting on page 73. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to vFinance stockholders. You should read the agreement and plan of merger and the other documents we refer to carefully and in their entirety for a more complete understanding of the merger.

General

National and vFinance have entered into an agreement and plan of merger dated as of November 7, 2007 that provides for the merger of vFinance and a wholly owned subsidiary of National. As a result of the merger, vFinance will become a wholly owned subsidiary of National and vFinance common stockholders will receive 0.14 shares of National common stock in exchange for each share of vFinance common stock they own. The vFinance stockholders will own approximately of the shares of National common stock outstanding after the merger, assuming the conversion of all National Series A preferred stock, on both an as issued and fully-diluted basis. At April 11, 2008, National had 8,622,628 shares of common stock and 37,550 shares of Series A preferred stock outstanding. The vFinance stockholders will have no stockholder rights in vFinance after the merger.

The agreement and plan of merger is attached to this joint proxy statement/ prospectus as Appendix A. The exhibit and schedules to the merger agreement are not included but may be obtained from National upon request.

The National board of directors considered and reviewed with management several factors, in reaching its decision to enter into the merger agreement. These factors included: anticipated synergies from the merger which will result from operating a larger entity with greater critical mass, lower expenses on a per broker basis and a stronger capital structure; increasing rates of growth, modernizing infrastructure and the ability to develop new products and services; the need for at least $3 million of additional capital and access to new sources of financing; proposed management changes; cost savings achieved by the ability to eliminate duplicative expenses associated with public company compliance and the opportunity to compete for more successful brokers with higher levels of assets under management.

National and vFinance are both publicly traded companies, listed on the OTC Bulletin Board. The rapidly changing regulatory and compliance environment for public companies was a determinant factor in the proposed merger. New legislation governing public companies has increased the costs of compliance. As a result of the Sarbanes-Oxley Act of 2002, public companies must now expend significant human, informational and capital resources to comply with applicable laws and regulations. Internal and external legal and audit costs, as well as director and other fees have become quite burdensome on small public companies attempting to achieve growth and profitability. In addition, small-cap companies, such as National and vFinance, continue to experience difficulties in attracting interest from the investor community, which limits access to the capital markets.

National and vFinance also have faced significant operational and regulatory issues in their businesses and have acted to improve oversight and efficiently over the last several years. Beginning in approximately 2002, National launched an effort to improve its business operations, balance sheet, and capital structure, and to reduce the incidence of customer complaints, arbitrations, and regulatory concerns. National’s new management team and compliance personnel have improved National’s financial position — including returning National to profitability in fiscal year 2004 — by eliminating unnecessary costs and duplicative expenses, while at the same time managing a more efficient broker-dealer. Similarly, vFinance’s management team has improved vFinance’s financial condition by eliminating duplicative expenses and increased the efficiency of its broker-dealer subsidiaries.

It is expected that the combined entity will not only be able to reduce costs and consolidate operations and management teams, but will be able to provide a platform for brokers to offer their client base a broader scope of products and services. National intends to use this more sophisticated product mix to attract professional brokers with a higher level of assets under management.

Background of the Merger

Beginning in early 2003, representatives of National and vFinance began discussing the overall business environment in the brokerage business and the possibility of combining the two companies. In early 2003, Mark Goldwasser, National’s President and Chief Executive Officer, met with Leonard J. Sokolow, vFinance’s Chief Executive Officer, to discuss the potential combination of the two companies. Based on the conversations, the parties agreed that a business transaction was a viable opportunity for the companies and began initial negotiations with respect to the terms and conditions of the proposed combination and began their respective due diligence investigations. In June 2003, the parties agreed to terminate further negotiations.

Beginning in January 2007, Christopher Dewey, National’s Vice Chairman, initiated discussions with Leonard Sokolow with respect to a potential combination of the two companies. On February 16, 2007, Mr. Dewey and Mr. Sokolow met and discussed the synergies that could result from the merger of the companies and agreed to continue discussions with regard to a possible merger of the two companies.

In March 2007, executive management of vFinance and National met in National’s counsel’s office in New York to discuss and consider the possible merger. At that meeting, the parties discussed their then present business operations, and the efforts of both companies to complete significant cost cutting and restructuring of their respective businesses. On March 13, 2007, National’s board of directors created an M&A Committee for the purpose of negotiating acquisition or merger agreements.

vFinance’s board of directors and senior management regularly discuss vFinance’s business and strategic direction, including evaluating growth opportunities which could enhance stockholder value. In June 2007, in the context of reviewing various strategic alternatives, vFinance’s board and management considered the benefits of potential strategic combinations and identified potential parties with which vFinance could consider entering into a strategic transaction. vFinance management engaged in some preliminary discussions with Ladenburg Thalmann Financial Services Inc. (“Ladenburg”), regarding a potential merger. In June 2007, vFinance received a proposal regarding a potential merger between vFinance and Ladenburg and a proposed agreement and plan of merger. vFinance’s board of directors formed a special committee for the purpose of evaluating a merger with Ladenburg. vFinance’s board of directors held one meeting and the special committee held three meetings with regard to the potential merger with Ladenburg. On June 19, 2007, the special committee resolved to engage Valuation Research Corporation (“VRC”) in connection with VRC’s rendering of a fairness opinion to vFinance with respect to the potential merger with Ladenburg. During June 2007, there were several conference calls among executives of vFinance and Ladenburg to discuss the terms and conditions of the potential merger between the two companies. In July 2007, the parties agreed to terminate further negotiations

From February 2007 until July 2007, there were numerous conference calls among executives of National and vFinance. The issues the parties discussed included timing of the definitive merger agreement, the exchange ratio, and the potential accounting issues. Some of these calls included legal counsel and auditors.

On August 8, 2007, VRC’s engagement was amended such that VRC would render a fairness opinion to vFinance with respect to the potential merger with National.

In August 2007, executives from vFinance and National began reviewing publicly available information regarding each other’s operations and financial condition to help analyze the efficacy of a potential combination.

On August 8, 2007, the M&A Committee of National met by telephone conference and Mr. Goldwasser, Mr. Dewey and Mr. Daskal, National’s Chief Financial Officer, discussed with the committee the status of the current negotiations with vFinance and certain synergies that would be achieved as a result of a merger, including greater product distribution channels, lower expenses and greater revenues and profitability. Mr. Dewey stated that currently the proposed merger would be on a 60/40 basis in favor of National and it was anticipated that National’s board of directors post-merger would be comprised of either seven or nine members, with National designating either four or five of the proposed members, and that National would need to create an audit committee of independent directors chaired by a financial expert so that National would be positioned to list its stock on either AMEX or NASDAQ post-merger. Mr. Dewey also stated that it was anticipated that National would need to raise between $3 – 4 million to fund the proposed merger. Among potential uses of the gross proceeds would be approximately $1 million to be paid to Mr. Leonard Sokolow, Chief Executive Officer of vFinance, pursuant to his current employment contract, and a possible similar bonus to Mr. Goldwasser. As Messrs. Goldwasser and Sokolow would be National’s two top executives post-merger it was being proposed that they be treated equally in terms of compensation to be received relating to this transaction. Mr. Goldwasser also stated that it was anticipated that National would seek a break-up fee of approximately $1.5 million in the letter of intent in order to protect National should negotiations break down between the parties. Mr. Littman proceeded by reviewing with the committee National’s past merger talks with vFinance and certain legal issues and the timing associated with the proposed transaction, including materiality of information being exchanged and disclosed pursuant thereto, fiduciary duties of the members of the board of directors, the mechanics of proceeding with negotiations in order to consummate the proposed transaction from a legal perspective, the need to obtain a fairness opinion for the proposed merger, public announcement of the proposed transaction, the process of completing an agreement memorializing the transaction, the filings required of regulatory agencies and the process of filing a Form S-4 proxy registration statement as result of the proposed transaction. Following extensive discussion, the committee adopted resolutions recommending that National enter into a letter of intent memorializing the terms of the proposed transaction and engage an investment banking firm to render a fairness opinion with respect to the transaction.

On August 30, 2007, the M&A Committee of National met by telephone conference and Mr. Goldwasser, Mr. Dewey and Mr. Daskal discussed with the committee the status of the negotiations with vFinance with respect to the proposed merger and the letter of intent. Following extensive discussion, the committee adopted resolutions recommending that National enter into a letter of intent memorializing the terms of the proposed transaction, including the payment to Mr. Sokolow of $1,150,000 pursuant to his existing employment agreement contract with vFinance, a mutual break fee of $1,500,000 and the base salary and option grants submitted to the board.

On August 30, 2007, the board of directors of National met by telephone conference and Mr. Goldwasser, Mr. Dewey and Mr. Daskal discussed with the board of directors the status of the negotiations with vFinance with respect to the proposed merger and the letter of intent. Following extensive discussion, the board of directors adopted resolutions recommending that National enter into a letter of intent memorializing the terms of the proposed transaction including the payment to Mr. Sokolow of $1,150,000 pursuant to his existing employment agreement contract with vFinance, a mutual break fee of $1,500,000 and the base salary and option grants submitted to the board.

On September 5, 2007, vFinance’s board of directors held a meeting by telephone conference to consider a non-binding letter of intent and a confidentiality and exclusivity agreement regarding the potential merger with National. vFinance’s senior management and Edwards Angell Palmer & Dodge LLP (“EAPD”), vFinance’s outside legal counsel, also attended this meeting. vFinance’s management explained that executives of vFinance had recently had discussions with executives of National regarding a potential merger between vFinance and National and described the history of merger discussions between the two companies. EAPD summarized and vFinance’s board of directors discussed the potential terms of the proposed merger, including that the stockholders of vFinance would own approximately 40% of the issued and outstanding common stock of National at the completion of the transaction, assuming the conversion of all National Series A preferred stock, and the payment to Leonard Sokolow of $1,150,000 pursuant to his existing employment agreement contract with vFinance. vFinance’s management indicated that the completion of the transaction would be dependent upon, among other things, satisfactory due diligence, the negotiation of employment agreements with members of the combined management team, National’s completion of a $3 million equity or equity-related financing, regulatory approval and certain other matters. vFinance’s board of directors authorized the execution of the non-binding letter of intent and the confidentiality and exclusivity agreement. vFinance’s board of directors established a special committee of directors, composed of Messrs. Charles Modica and Jorge Ortega, vFinance’s independent directors, who would have authority and responsibility for evaluating and negotiating the definitive terms of the potential merger agreement between National and vFinance and the related documents.

On September 5, 2007, National and vFinance signed the non-binding letter of intent to merge and began to exchange due diligence materials. During the following weeks, National and vFinance each authorized its respective management team and external advisors to continue to exchange and review due diligence materials.

On September 24, 2007, the M&A Committee of the board of directors of National met. Mr. Goldwasser reviewed with the committee the draft of the merger agreement to be used in the proposed merger with vFinance as well as the proposed engagement agreement with Eureka Capital in connection with its rendering of a fairness opinion to National with respect such transaction. After a brief discussion concerning certain issues, including a request by the committee to Mr. Goldwasser to engage in further negotiations with Eureka Capital on the cost of the fairness opinion, the committee authorized that the current draft of the merger agreement be circulated to vFinance and its counsel and approved the engagement agreement with Eureka Capital with such changes as management agreed to after further negotiations on the cost thereof.

On September 28, 2007, the special committee of vFinance’s board of directors held a meeting by telephone conference to discuss extending the expiration date of the letter of intent. EAPD also attended this meeting. The special committee of vFinance’s board of directors authorized the extension of the letter of intent.

On September 28, 2007, National and vFinance amended the letter of intent to extend the termination date of the letter of intent to November 15, 2007.

On October 1, 2007, the special committee of vFinance’s board of directors held a meeting by telephone conference. vFinance’s senior management and EAPD also attended this meeting. vFinance’s management indicated that National and vFinance were exchanging documents and information, on-site visits to company facilities were planned within the next 10 days and vFinance’s management was conducting a regulatory compliance review of National and its subsidiaries. vFinance’s management updated the special committee on the progress of the work required by VRC to issue a fairness opinion in connection with the proposed merger with National. The special committee reviewed the draft of the merger agreement, along with the draft employment agreements and the employment termination agreement to be entered into between Leonard Sokolow and vFinance. At the conclusion of such review, EAPD was instructed to review the representations and warranties of vFinance contained in the draft merger agreement with vFinance’s management and upon management’s approval of such representations and warranties, EAPD was authorized to provide outside legal counsel for National with a revised draft of the merger agreement and the related documents.

On October 29, 2007, Eureka Capital sent a draft of the fairness opinion to Mark Goldwasser and the M&A Committee of National’s board of directors and National’s board of directors met to review the draft fairness opinion and review Eureka Capital’s presentation of its analysis of the proposed transaction. Stephen Greene, Drasko Puseljic, Lana Simkina and Mark Hyman of Eureka Capital presented their conclusions and reasoning on the fairness of the exchange ratio from a financial point of view. Eureka Capital presented the details of their analysis including assumptions on which the evaluation was predicated, strategic rationale, the current performance of each of the constituent corporations, peer group analysis, transactional issues and risks and other factors that they deemed relevant. Eureka Capital concluded that as of October 26 2007, based upon and subject to the assumptions made, matters considered, and qualifications and limitations on its review as set forth in the opinion, the exchange ratio was fair to National from a financial perspective.

On October 30, 2007, the Compensation Committee of National met by telephone conference and Mr. Daskal and Mr. Littman reviewed with the committee the proposed employment agreements with Messrs. Goldwasser, Sokolow and Levin and the proposed option grants to Messrs. Goldwasser and Sokolow (collectively, the “Compensation Agreements”), each of which had been previously circulated to the committee. Following extensive discussion, which included a review of the Compensation Agreements and the compensation terms, the committee instructed Mr. Littman to convey its comments on the Compensation Agreements to vFinance.

On November 5, 2007, the Compensation Committee of National met by telephone conference and Mr. Daskal and Mr. Littman reviewed with the committee an analysis of the proposed Compensation Agreements, each of which had been previously circulated to the committee along with an analysis thereof, with respect to the proposed merger. Following extensive discussion which included a review of the Compensation Agreements and the compensation terms, the committee adopted resolutions recommending the terms and conditions of the Compensation Agreements and that National proceed with the proposed merger.

On November 5, 2007, the M&A Committee of National met by telephone conference and Mr. Daskal and Mr. Littman reviewed with the committee an analysis of the merger agreement and related documents, each of which had been previously circulated to the committee, with respect to the proposed merger. Mr. Littman then reviewed with the committee the terms of the merger agreement and related documents. Mr. Littman reviewed with the committee the required steps necessary to effectuate the proposed transaction, including the requisite filings with the SEC. Following extensive discussion, the committee adopted resolutions recommending that National enter into the merger agreement and proceed with the proposed transaction.

On November 5, 2007, the board of directors of National met. Mr. Goldwasser reviewed with the board the revised terms of the proposed merger. Mr. Littman then reviewed with the board the terms of the merger agreement, the Compensation Agreements and the respective voting agreement to be signed by certain stockholders of vFinance. Mr. Rosan informed the board that the M&A Committee had met and unanimously approved the merger agreement. Following extensive discussion, the board adopted resolutions approving the terms of the merger agreement and voting agreement, and authorizing other necessary or desirable actions in connection with the proposed merger.

The executed fairness opinion of Eureka Capital was dated November 5, 2007.

On November 6, 2007, the special committee of vFinance’s board of directors held a meeting by telephone conference to consider the proposed merger. vFinance’s senior management, VRC and EAPD also attended this meeting. VRC, after reviewing with the special committee its financial analysis of the merger consideration, delivered to the special committee an oral opinion, which was confirmed by delivery of a written opinion dated November 6, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration to be received by holders of vFinance common stock was fair, from a financial point of view. The special committee then continued to discuss the progress of negotiations with respect to the proposed merger agreement and the merger. EAPD then reviewed with the committee the terms of the merger agreement and the related documents and reviewed with the special committee the required steps necessary to effectuate the proposed transaction, including the requisite filings with the SEC. In discussing the merger and reaching its determination, the special committee considered a number of factors, both positive and negative in regard to the merits of the merger. Following further review and discussion, the members of the special committee voted unanimously to approve the merger and the transactions contemplated by the merger agreement and the related documents and to approve and adopt the merger agreement and the related documents and resolved to recommend that vFinance’s board of directors approve and declare advisable the merger agreement and the related documents, submit the merger agreement to vFinance’s stockholders and recommend that vFinance’s stockholders approve the merger and the merger agreement.

On November 6, 2007, vFinance’s board of directors held a meeting by telephone conference to consider the proposed merger. vFinance’s senior management, VRC and EAPD also attended this meeting. VRC, after reviewing with vFinance’s board of directors its financial analysis of the merger consideration, delivered to vFinance’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated November 6, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration to be received by holders of vFinance common stock was fair, from a financial point of view. EAPD then advised that the special committee had determined that the proposed merger and the merger agreement were fair to and in the best interest of vFinance and its stockholders. The special committee had resolved to recommend to vFinance’s board of directors that it approve the execution and delivery of the merger agreement and the related documents and recommend approval of the merger and the transactions contemplated thereby by vFinance’s stockholders. vFinance’s board of directors reviewed and adopted the positive and negative factors recognized by the special committee. EAPD then reviewed with vFinance’s board of directors the terms of the merger agreement and the related documents. Following further review and discussion, vFinance’s board of directors voted unanimously to approve the merger and the transactions contemplated by the merger agreement and to approve and adopt the merger agreement and the related documents and resolved to submit the merger agreement to vFinance’s stockholders and to recommend that vFinance’s stockholders approve the merger and the merger agreement.

On November 7, 2007, National and vFinance signed the merger agreement and issued a joint press release announcing that they had signed a definitive merger agreement. The parties then filed their respective Form 8-Ks announcing the merger agreement with the SEC on November 8, 2007.

National’s Reasons for the Merger and Recommendation of National’s Board of Directors

The National board of directors, after careful consideration, has unanimously approved the merger and agreement and plan of merger and the proposed issuance of National common stock in connection with the merger. The National board of directors believes that the merger is advisable and in the best interests of its stockholders.

The National board of directors also considered and reviewed with management the factors listed below in reaching its decision to approve the merger:

•	anticipated synergies from the merger, including operating a larger entity with greater critical mass, lower expenses on a per broker basis and a stronger capital structure;
•	increasing rates of growth, modernizing infrastructure and developing new products and services will require additional capital. In connection with the merger, National will raise $3.0 million in additional capital and management believes that the merger will provide additional access to new sources of financing;
•	cost savings achieved from the ability to eliminate duplicative expenses associated with public company compliance;
•	the opportunity to compete for more successful brokers with higher levels of assets under management;
•	the merger may enhance National’s ability to achieve its strategic objective of becoming one of the top providers of independent brokerage services;
•	National intends to build positive name recognition and increase profit margins by selling additional products and services that can only be offered effectively by a broker-dealer with a significantly higher level of assets under management;
•	the merger will enable National to expand and diversify its product offering to its customers; and
•	alternatives to the merger, including the acquisition of other compatible businesses or the sale of National to another entity.

In reaching its conclusions, the board of directors of National also considered the following:

•	the results of management’s analysis of the securities industry and independent broker-dealers generally;
•	the written opinion of Eureka Capital, dated November 5, 2007, that, as of that date, and based upon and subject to the assumptions made, matters considered, and qualifications and limitations on its review as set forth in the opinion, the exchange ratio was fair, from a financial point of view, to National;
•	the fact that National would remain a public entity after the merger was complete; and
•	National’s ability to terminate the merger agreement if the National board of directors were presented with a superior offer, upon the payment of a termination fee of $1,500,000 to vFinance, as well as other grounds for termination, with or without termination fees; and

National’s board of directors also considered a variety of potential risks and detriments in its consideration of the merger agreement, including the following:

•	vFinance’s history of operating losses;

•	vFinance’s regulatory history;
•	vFinance’s recent losses from operations;
•	the difficulties associated with merging the operations of each company including the distance between operational locations; and
•	other applicable risks described in this joint proxy statement/prospectus under “Risk Factors,” starting on page 20.

The board of directors was aware that some directors and members of management have interests in the merger that are separate from the interests of the stockholders of National generally. See “Interests of Directors and Officers in the Merger.” The board viewed such interests as neutral to their determination because of their belief that such interests are customary and reasonable under all of the circumstances.

The foregoing discussion of the information and factors considered by the board of directors is not meant to be exhaustive, but includes the principal factors considered by the board of National.

vFinance’s Reasons for the Merger and Recommendation of the vFinance’s Board of Directors

In reaching its decision to approve the merger, the special committee of the vFinance’s board of directors consulted with vFinance’s management and vFinance’s legal and financial advisors, and considered the potentially positive factors set forth below. vFinance’s board of directors reviewed and adopted the potentially positive factors considered by the special committee.

•	the special committee’s belief that the combination of the businesses of vFinance and National would result in an organization with greater commercial and marketing resources, a more significant presence in the investment banking and securities brokerage businesses and a better compliance infrastructure, including increased sales volume, customer accounts, direct and indirect customer assets of the combined company resulting from the larger number of brokers working in more geographical areas than were serviced by vFinance as a stand alone company;
•	the special committee’s belief that the combination of the businesses of vFinance and National would result in an organization with greater financial, technical, administrative and overall managerial resources for a significant acceleration in the commercial success of the combined businesses;
•	the opportunity of affiliating with a company such as National with strength in the investment banking, institutional sales and retail brokerage business, which would compliment vFinance’s strength in the retail investment banking and trading side of the brokerage business, thereby diversifying the business risks of the combined company across business lines;
•	vFinance’s difficulty of competing against larger companies with greater resources which impacted its investment banking underwriting and trading capabilities as well as its ability to recruit and retain brokers;
•	the opportunity the transaction affords vFinance’s stockholders to reduce their exposure to the risks inherent in vFinance’s current primary reliance on its retail brokerage business;
•	the opportunity to increase the trading volume in the stock of the combined company and thereby increase the liquidity of the stock;
•	the fact that the transaction would allow vFinance’s stockholders to receive an equity interest in National and thereby continue to participate in the success of the combined company;
•	the expected tax-free treatment for vFinance’s stockholders of the exchange of National stock for vFinance common tock;
•	the current and historical market prices of vFinance common stock and National’s common stock in relation to the merger consideration to be received from National in connection with the transaction, and the fact that the exchange ratio in the transaction yields premiums, as calculated by Valuation

Research Corporation, of 10.8% over the closing stock price of vFinance common stock on October 26, 2007 and 55.6% over the average closing price of vFinance common stock over a 30 day period ending on October 26, 2007;
•	an estimate, prepared by Valuation Research Corporation, of the market value of the stock of the combined company, post-transaction, as of October 26, 2007, using a market approach of comparable publicly traded companies and a market approach of comparable transactions;
•	Valuation Research Corporation’s financial presentation, including its opinion dated November 6, 2007, to the special committee and vFinance’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration;
•	the terms of the merger agreement, including the parties’ respective representations, warranties and covenants and the conditions to closing;
•	the reasonableness and reciprocal nature of the termination fee, taking into account the other terms of the merger agreement and the range of commercially reasonable fees for a transaction of this size; and
•	the likelihood that the transaction will be consummated.

In its deliberations concerning the merger, the special committee of the vFinance board of directors also identified and considered a variety of potentially negative factors, which are set forth below. vFinance’s board of directors reviewed and adopted the potentially negative factors considered by the special committee.

•	the risk that the potential benefits sought in the transaction might not be realized;
•	the merger is subject to conditions to closing as set forth in the merger agreement, including regulatory approvals, National raising $3 million of equity or equity-related financing and the transaction being approved by the requisite vFinance stockholder approval;
•	the fact that the exchange ratio is fixed, which (a) limits the upside associated with an increase in the market price of vFinance common stock prior to the consummation of the transaction and (b) does not afford protection in the event of a decline in the market price of National common stock;
•	the difficulty of integrating the businesses of vFinance and National, and the possible adverse impact of senior management devoting significant time and effort on completing the transaction and integrating the two businesses;
•	the risk of increased competition from competitors with greater financial resources than the combines company;
•	the possibility that the transaction might not be completed and the potential adverse effect of the public announcement of the transaction on: (a) vFinance’s overall competitive position, (b) vFinance’s ability to attract and retain key management, sales, marketing and technical personnel, (c) vFinance’s collaborations and other key relationships, (d) the risk that vFinance would be required to pay National a significant break-up fee in the event vFinance terminates the merger agreement under specified circumstances, and (e) vFinance’s ability to consummate a strategic transaction in the future in the event the merger agreement is terminated;
•	employee uncertainty/retention after the merger; and
•	the need for significant financing post merger to support growth.

The special committee of the vFinance board of directors also determined that the merger is both fair to vFinance’s stockholders and procedurally fair because, in addition to the factors above:

•	the special committee, consisting solely of directors who are not officers or employees of vFinance, was given exclusive authority to consider, negotiate and evaluate the terms of the merger or any similar or competing proposed transaction;

•	VRC had been retained to advise the special committee as to the fairness, from a financial point of view, of the merger and rendered an opinion that, based on and subject to the limitations, assumptions and qualifications set forth in its opinion, the merger consideration to be received by vFinance’s stockholders is fair from a financial point of view; and
•	the merger consideration to be received by vFinance’s stockholders and the other terms and conditions of the merger agreement resulted from arm’s-length bargaining.

During its deliberations concerning the merger, the special committee of the vFinance’s board of directors also was aware that two of vFinance’s executive officers, one of whom is also a director, have interests in the merger and have arrangements that are different from, or in addition to, those of vFinance’s stockholders generally.

While the special committee considered potentially negative and potentially positive factors, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by the special committee of the vFinance’s board of directors in its consideration of the merger. The special committee collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of the special committee felt were appropriate. In view of the wide variety of factors and the quality and amount of information considered, the special committee did not find it useful or practicable to and did not make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the special committee may have given different weight to different factors.

This explanation of the special committee’s reasoning and much of the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” at the beginning of this joint proxy/prospectus and under the heading “Risk Factors” starting on page 20 of this joint proxy statement/prospectus.

The vFinance board of directors, upon the unanimous recommendation of the special committee, recommends that vFinance stockholders vote “FOR” adoption of the merger agreement.

Opinion of National’s Financial Advisor

On November 5, 2007 (“Opinion Date”), Eureka Capital issued a fairness opinion to the National board of directors that, as of such date, based upon and subject to the assumptions made, matters considered, and qualifications and limitations on its review as set forth in the opinion, the exchange ratio was fair to National from a financial point of view.

The full text of the written opinion dated as of the Opinion Date, is attached as Appendix B and is incorporated by reference into this joint proxy statement/prospectus. You are urged to read the Eureka Capital opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed, qualifications and limitations on the review undertaken by Eureka Capital in rendering its opinion. The summary of the Eureka Capital opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. The Eureka Capital opinion is not intended to be and does not constitute a recommendation to you as to how you should vote with respect to the transaction. Eureka Capital was not requested to opine as to, and its opinion does not address, National’s underlying business decision to proceed with or effect the transaction. Further, Eureka Capital was not asked to consider, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategy that National might pursue. Eureka Capital was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the transaction or any alternatives to the transaction, (b) negotiate the terms of the transaction or (c) advise National or any other party with respect to alternatives to the transaction.

Eureka Capital is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, financial restructurings, and for other purposes. National’s board of directors determined to use the services of Eureka Capital because it is a recognized investment banking firm that has substantial experience in similar matters.

Eureka Capital has received a fee in connection with the preparation and issuance of its opinion and was reimbursed for its expenses. In addition, National has agreed to indemnify Eureka Capital for certain liabilities that may arise out of the rendering of the opinion. Eureka Capital does not beneficially own any interest in National. The opinion was approved by Eureka Capital’s Opinion Review Committee.

In arriving at its opinion, Eureka Capital took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Eureka Capital:

•	reviewed drafts of the agreement and plan of merger, by and among National, vFin Acquisition Corporation and vFinance, the form of employment agreement with Mark Goldwasser and Leonard Sokolow and the employment termination agreement between vFinance and Mr. Sokolow;
•	reviewed National’s publicly available financial information and other data, including the Annual Reports on Form 10-K for the fiscal years ended September 30, 2004 through 2006, the Quarterly Reports on Form 10-Q for the quarters ended December 31, 2006, March 31, 2007 and June 30, 2007, the last of which was identified by management of National as containing the most current consolidated financial statements available;
•	reviewed vFinance’s publicly available financial information and other data, including the Annual Reports on Form 10-K as restated for the fiscal years ended December 31, 2004 through 2006, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and vFinance’s preliminary financial statements for the quarter ended September 30, 2007 identified by management of vFinance as containing the most current consolidated financial statements available;
•	reviewed a budget prepared by vFinance’s management with respect to vFinance for the fiscal year ending December 31, 2007;
•	reviewed an analysis of the synergies likely to result from the merger as prepared by the management of National;
•	reviewed estimates of one-time costs associated with the merger as prepared by management of National and vFinance;
•	reviewed select documents provided by National and vFinance in the course of their respective due diligence investigations of each other;
•	reviewed certain publicly available information concerning the trading of, and the market for the common stock of National, vFinance, and certain publicly traded companies which were deemed relevant; and
•	reviewed and analyzed certain financial characteristics of publicly traded companies which were deemed relevant and publicly available transaction prices paid in change of control transactions which were deemed relevant.

Eureka Capital also performed such other analyses and examinations as were deemed appropriate and held discussions with the senior management of National and vFinance regarding the operations, financial condition and future prospects of National and vFinance, and potential one time costs to be incurred and synergies to be realized in connection with the proposed transaction.

In arriving at its opinion, Eureka Capital relied upon and assumed the accuracy and completeness of all of the financial and other information furnished and used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of National’s management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. Further, Eureka Capital relied upon and assumed, without independent verification, that there was no material change in the assets, liabilities, financial condition, results of operations, business or prospects of National or vFinance between the Opinion Date and the date of the most recent consolidated financial statements provided to them. Eureka Capital also relied upon assurances that projections or forward looking statements, including projected synergies and merger costs, prepared by National and vFinance and provided to it were prepared in good faith and based on assumptions which, in light of the circumstances under which they were made, were reasonable and achievable. Eureka Capital expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based. Eureka Capital also relied upon the assessments of management of National and vFinance as to the strategic, financial and other benefits expected to result from the transaction, the timing and risks associated with the integration of National and vFinance and the ability to retain key employees following the transaction.

Eureka Capital did not make a physical inspection of the properties and facilities and did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of National or vFinance. Eureka Capital did not attempt to confirm whether National or vFinance have good title to their assets. Eureka Capital assumed that the transaction will be consummated in accordance with the terms set forth in the draft merger agreement provided to Eureka Capital on October 25, 2007, without any further material amendments thereto, and without waiver by the parties of any of the conditions to any obligations. Eureka Capital also assumed there would be no adjustment to the aggregate consideration paid in the transaction, whether through alteration of the proposed exchange ratio or otherwise. Eureka Capital also relied upon and assumed that the final forms of all draft agreements provided to them would not differ in any material aspect from such draft.

Eureka Capital did not opine and its opinion does not address: (i) the fairness of any portion or aspect of the transaction not expressly addressed in the opinion, (ii) the fairness of any portion or aspect of the transaction to the holders of any class of securities, creditors or other constituency of National or any other party other than those set forth in the opinion, or the amount or nature of any compensation to any officers, directors or employees of National or vFinance or any class of such persons relative to the consideration to be received by National in the transaction, (iii) the tax or legal consequences of the transaction to either National, its security holders or any other party, (iv) whether or not National, its security holders or any other party is receiving or paying reasonably equivalent value in the transaction, (v) any other aspect or implication of the transaction or any other agreement, arrangement or understanding entered into in connection with the transaction or otherwise, including employment, consulting, voting, contribution or similar agreements or (vi) the solvency, creditworthiness or fair value of National, vFinance or any other participant in the transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. With the consent of National, Eureka Capital relied upon advice of the advisors to National as to all legal, regulatory, accounting and tax matters, including the tax free nature of the transaction, and assumed that any required regulatory approvals, including those to be received after the closing of the transaction, will be received in a timely manner.

In formulating its opinion, Eureka Capital used and relied upon information from public and other sources deemed appropriate without independent verification thereof. Eureka Capital’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the Opinion Date. Eureka Capital reviewed the most recent financial statements available as of the Opinion Date which, as set forth above, were no more recent than June 30, 2007 for National and September 30, 2007 for vFinance. Accordingly, although subsequent developments after the date of its opinion may have affected such opinion, Eureka Capital did not assume any obligation to update, review or reaffirm its opinion.

Each of the analyses conducted by Eureka Capital was carried out in order to provide a different perspective on the transaction, and to enhance the total mix of information available. Eureka Capital did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the exchange ratio to National. Eureka Capital did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Eureka Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Eureka Capital in connection with the preparation of its opinion.

The analyses performed by Eureka Capital include information presented in tabular format. In order to fully understand Eureka Capital’s analyses, the tables must be read together with the text presented. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Eureka Capital’s analyses.

Further, the summary of Eureka Capital’s analyses described below is not a complete description of the analyses underlying Eureka Capital’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Eureka Capital made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, Eureka Capital may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Eureka Capital’s view of National’s or vFinance’s actual value. In performing its analyses, Eureka Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond National’s control. The estimates contained in Eureka Capital’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Eureka Capital’s analyses and estimates are inherently subject to substantial uncertainty.

The analyses performed were prepared solely as part of Eureka Capital’s analysis of the fairness of the exchange ratio from a financial point of view to National and were provided to National’s board of directors in connection with the delivery of Eureka Capital’s opinion. Eureka Capital’s opinion was just one of the many factors taken into account by National’s board of directors in making its determination to approve the transaction, including those described elsewhere in this joint proxy statement/prospectus.

In its analysis, Eureka Capital pointed out that both National and vFinance, as of the Opinion Date, had contingent liabilities, including from litigation or arbitration. Managements of the two parties represented to Eureka Capital that their contingent liabilities, in aggregate, were not likely to have a material adverse effect on their respective company’s operations and financial condition. Eureka Capital undertook no independent analysis of such contingencies and reflected no valuation impact from them in its analysis. Further, Eureka Capital noted that any pro-forma or forward looking equity values in its analysis (as in the National Pre- and Post-Merger analysis described below) represent only its view of the potential fair value of such equity security and are not necessarily indicative of actual future trading values, which may be significantly higher or lower.

Eureka Capital presented its findings and conclusions to National’s board of directors on October 29, 2007 based on financial metrics (including last 20-day average public company share prices) evaluated up to and including October 26, 2007 (“Valuation Date”). Prior to issuing its opinion on the Opinion Date, Eureka Capital reviewed relevant market conditions through November 2, 2007 to determine whether any changes had taken place which would alter its conclusions. No such changes were determined to have occurred. For purposes of comparability to the presentation made on October 29, specific numerical references in the analyses described below are made to metrics as of the Valuation Date rather than the Opinion Date, but the substantive conclusions also hold as of the Opinion Date.

Valuation Overview.  Eureka Capital’s financial evaluation of the proposed exchange ratio included two analyses: (i) a vFinance acquisition analysis and (ii) a National pre- and post-merger valuation analysis. In performing these analyses, Eureka Capital utilized the following valuation methodologies:

•	Comparable company analysis, a market valuation approach that estimates a company’s valuation range based on the publicly-traded comparable companies current trading level. The multiples reviewed included equity value to last-twelve-months (“LTM”) revenues, earnings and book value, which are typically used as valuation metrics in the financial services industry.
•	Comparable transaction analysis, a market valuation approach that estimates a company’s valuation range based on the valuation multiples paid in the actual merger and acquisition (M&A) transactions in the industry. The multiples reviewed included implied equity value to LTM revenues, earnings and book value.

Eureka Capital did not utilize a discounted cash flow analysis (“DCF”), a valuation approach that estimates a company’s value as the sum of the present value of projected free cash flows and the present value of terminal value at the end of projection period, discounted at the weighted average cost of capital or cost of equity (as appropriate). Eureka Capital did not utilize a DCF analysis due to the lack of multi-year financial projections of both National and vFinance, lack of a positive earnings track record of vFinance, and a relatively short profitability track record of National.

vFinance Acquisition Analysis.  Eureka Capital estimated a reasonable acquisition valuation range for vFinance based on (i) valuation multiples paid in comparable M&A transactions and (ii) trading multiples of comparable public companies, and compared this estimated valuation range to the implied valuation in the transaction as determined by the value of National shares to be issued to vFinance stockholders.

Eureka Capital reviewed over 500 recent M&A transactions in the securities brokerage, investment banking, asset management and related financial services sectors. Since none of the transactions reviewed involved targets “identical” to vFinance, Eureka Capital made judgments and assumptions concerning industry performance and financial characteristics of the companies involved and other matters that could affect the comparable M&A transactions analysis. In addition, Eureka Capital’s selection process was limited by the relatively small number of comparable transactions with disclosed financial terms.

From its review, Eureka Capital selected the following ten transactions for further analysis:

Target	Acquiror
Investacorp Inc.	Ladenburg Thalmann Financial Services Inc.
Westwind Partners Inc.	Thomas Weisel Partners Group, Inc.
Orion Financial Inc.	Macquarie Bank Limited
DundeeWealth Inc.	CI Financial Income Fund
AG Edwards, Inc.	Wachovia Corp.
ThinkEquity Partners LLC	Panmure Gordon & Co., plc
Rockwater Capital Corp.	CI Financial Income Fund
Ryan Beck Holdings Inc.	Stifel Financial Corp.
Jessup & Lamont Securities Corp.	Empire Financial Holding, Inc.
Advest Group, Inc.	Merrill Lynch & Co.

Based on Eureka Capital’s analysis of target size, business descriptions, transaction synopsis of these transactions and other factors it deemed relevant, Eureka Capital selected the following transactions as most closely comparable to the merger:

•	Acquisition of Investacorp, Inc. by Ladenburg Thalmann Financial Services Inc.
•	Acquisition of Ryan Beck Holdings, Inc. by Stifel Financial Corp.
•	Acquisition of ThinkEquity Partners LLC by Panmure Gordon & Co, PLC
•	Acquisition of Jesup & Lamont Securities Corp. by Empire Financial Holding, Inc.

Overall, the ten acquisitions were valued in the range of 0.5x to 2.5x LTM revenues, excluding the earn-out portion of the consideration. The four most comparable transactions were valued in the range of 0.5x to 0.6x LTM revenues, excluding earn-outs, and in the range of 0.7x to 1.3x, including earn-outs.

The vFinance implied acquisition valuation per the proposed exchange ratio, based on the last 20 days average price up to and including the Valuation Date, was approximately 0.36x vFinance pro-forma revenues, which, in evaluating the fairness to National, appeared reasonable to Eureka Capital relative to the valuations in the comparable transactions of 0.5x to 0.6x revenues excluding the earn-out portion of consideration. On a fully-diluted basis (i.e., taking into account the incremental value of the vFinance options and warrants based on the treasury method), the vFinance implied acquisition valuation, as of the Valuation Date, was approximately 0.41x pro-forma revenues, which also appeared reasonable relative to comparable benchmarks.

Eureka Capital also reviewed the financial and trading performance of vFinance relative to that of National and 23 U.S. publicly-traded companies (the “Peer Group”) involved in securities brokerage, investment banking, asset management and related financial services as presented below.

Legg Mason Inc.	JMP Group Inc.
Raymond James Financial	Investors Capital Holdings, Ltd
Jefferies Group	MCF Corporation
Oppenheimer Holdings Inc.	Ladenburg Thalmann Financial Services Inc.
Stifel Financial	Gilman & Ciocia, Inc.
Piper Jaffray Companies	Empire Financial Holding Company
Cowen Group Inc.	Summit Financial Services Group Inc.
Thomas Weisel Partners Group, Inc.	Siebert Financial Corp.
Friedman, Billings, Ramsey Group, Inc.	International Assets Holding Corp.
SWS Group Inc.	Paulson Capital
Sanders Morris Harris Group Inc.	Tejas Incorporated
First Albany Companies Inc.

Eureka Capital noted that, based on the last 20 days average share price up to and including the Valuation Date, the Peer Group’s equity was valued in the range of 0.3x to 6.6x LTM revenues; 10.8x to 38.7x LTM earnings (excluding Ladenburg Thalmann Financial Services, Inc.); 12.5x to 32.2x forward earnings; and 0.5x to 8.2x book value.

Since none of the independent publicly traded companies selected for the Peer Group is “identical” to vFinance, Eureka Capital made judgments and assumptions concerning overall industry performance as well as operating and financial characteristics of the companies involved and other matters that could affect the comparable company analysis. Based on Eureka Capital’s review of business descriptions, revenue size and revenue mix, and other financial and operational metrics of the Peer Group, Eureka Capital selected the following companies as most closely comparable to vFinance:

•	National (pre-merger with vFinance)
•	Investors Capital Holdings, Ltd.
•	Summit Financial Services Group, Inc.

Eureka Capital noted that many of the peer companies with revenues under $100 million appear to be valued based primarily on a multiple of revenues and exhibit wide price to earnings and price to book value multiple ranges due to negative or inconsistent earnings. Based on the last 20 days average price up to and including the Valuation Date, the three most comparable companies were valued in the range of 0.4x to 0.6x LTM revenues.

Eureka Capital compared this valuation range to the vFinance implied acquisition valuation in the merger of approximately 0.36x pro-forma revenues (or 0.41x pro-forma revenues fully diluted). Again, this appeared reasonable to Eureka Capital in evaluating the fairness to National, relative to the valuation range (based upon recent trading values) of its most comparable peers of 0.4x to 0.6x revenues.

National Pre- and Post-Merger Analysis.  In this analysis, Eureka Capital evaluated National’s valuation ranges pre- and post-merger based on the trading multiples of the comparable public companies. By comparing National’s valuation as of the Valuation Date to the estimated pro-forma valuation post-merger, this analysis sought to determine whether the shares to be issued to vFinance stockholders pursuant to the proposed exchange ratio were likely to be dilutive to National, from a value per share point of view.

First, Eureka Capital reviewed the financial and trading performance of National relative to that of the Peer Group (including, for these purposes, vFinance). Since none of the independent publicly traded companies selected for the Peer Group is “identical” to National, Eureka Capital made judgments and assumptions concerning overall industry performance as well as operating and financial characteristics of the companies involved and other matters that could affect the comparable company analysis. Based on Eureka Capital’s review of business descriptions, revenue size and revenue mix, and other financial and operational metrics of the Peer Group, Eureka Capital selected the following companies as most closely comparable to National pre-merger:

•	vFinance
•	Investors Capital Holdings, Ltd.
•	Summit Financial Services Group Inc.

Eureka Capital noted that these companies were valued, based on the last 20 days average price up to and including the Valuation Date, in the range of 0.2x to 0.6x LTM revenues. At 0.4x LTM revenues, National’s 20-day average stock price as of the Valuation Date of $2.27 appeared to be generally in line with market valuation parameters.

Next, Eureka Capital analyzed the potential value of National post-merger, taking into consideration both the potential near-term synergies of approximately $1.8 million and likely costs associated with the merger. As noted above, National provided estimates of both such synergies and costs to Eureka Capital, and Eureka Capital accepted such estimates as reasonable without independent verification.

The table below lays out pro-forma results for the combined business as available to Eureka Capital on the Valuation Date. Based upon representations made by National and vFinance, Eureka Capital determined that LTM financial results for National and last nine months annualized results for vFinance were reasonable going-forward estimates for the respective companies for purposes of this analysis.

($ in Thousands, rounded)	National(1)	vFinance(2)	Combined	Pro Forma Adjustments	Pro Forma Combined
Revenues:
Commissions	$34,022	$24,696	$58,718	$—	$58,718
Net dealer inventory gains	11,677	12,913	24,590	—	24,590
Investment banking/Underwriting	10,601	4,387	14,988	—	14,988
Interest and dividends(3)	2,694	609	3,303	—	3,303
Transfer fees and clearing services	3,784	5,633	9,417	—	9,417
Asset management	1,619	—	1,619	—	1,619
Other	—	201	201	—	201
Total revenues	64,397	48,439	112,836	—	112,836
Compensation, commissions and benefits	51,534	38,993	90,527	(1,573)	88,954
Clearing and transaction costs	1,495	4,398	5,893		5,893
Occupancy and equipment costs	2,894	1,079	3,973		3,973
General & Administrative expenses	6,662	4,884	11,546	(265)	11,281
Total operating costs	62,585	49,354	111,939	(1,838)	110,102
Other Income	—	79	79	—	79
Income (loss) before income taxes	1,812	(837)	975	1,838	2,813
Income tax provision(4)	—	—	—	—	—
Net Income	1,812	(837)	975	1,838	2,813
Total Adjustments	800	657	1,457	—	1,457
Adjusted Net Income	$2,612	$(180)	$2,432	$1,838	$4,270

Notes:

(1)	Based on LTM as of June 30, 2007.
(2)	Based on annualized last nine months as of September 30, 2007.

(3)	vFinance interest and dividends revenues are based on information provided by National.
(4)	National had approximately $9.7 million in net operating loss carry-forwards as of September 31, 2006. vFinance had approximately $12.6 million in net operating loss carry-forwards as of December 31, 2006.

As shown, the combined National and vFinance business was projected to have revenues in excess of $100 million and was expected to be profitable, assuming realization of the approximately $1.8 million in near-term synergies estimated by management of National. Based on these factors, among others, Eureka Capital determined that post-merger National was likely to be valued more in line with (though still at a discount to) those Peer Group companies with revenues in excess of $100 million. Eureka Capital noted that the equity of these larger Peer Group companies was primarily valued based on a combination of a multiple of revenues (in the range of 0.7x to 2.8x with the median of 1.7x as of the last 20 days average price up to and including the Valuation Date) and a multiple of forward earnings (in the range of 12.6x to 19.2x with the median of 15.9x as of the last 20 days average price up to and including the Valuation Date).

Based on considerations specific to the combined business (including but not limited to, its smaller size relative to most of these larger Peer Companies and its limited history of profitability), Eureka Capital estimated that National post-merger would be valued in the range of 0.5x to 0.7x pro-forma revenues and 10x to 15x pro-forma earnings. After deducting estimated merger costs of $3 million, Eureka Capital derived the implied value per share range, as of the Valuation Date, of $2.42 to $3.56 post-merger, indicating, in Eureka Capital’s view, that the merger was likely to be neutral to accretive to National. Nevertheless, as noted above, this implied value range does not necessarily constitute an indication of where National shares will trade post-merger, which may be significantly higher or lower.

Opinion of vFinance’s Financial Advisor

vFinance has retained Valuation Research Corporation (“VRC”) as financial advisor to vFinance’s board of directors and the special committee of the board of directors in connection with the proposed merger. VRC is an international financial advisory firm with more than 30 years of experience providing M&A advisory services, fairness and solvency opinions in support of transactions, and valuations of intellectual property and tangible assets for financial reporting and tax purposes. vFinance selected VRC as financial advisor in connection with the proposed merger based on its reputation, experience and familiarity with vFinance and its businesses.

On November 6, 2007, at meetings of vFinance’s board of directors and special committee of the board of directors held to evaluate the merger, VRC delivered to vFinance’s board of directors and the special committee an oral opinion, which was confirmed by delivery of a written opinion dated November 6, 2007, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the merger consideration to be received by the holders of vFinance common stock was fair, from a financial point of view, to such holders.

The full text of the written opinion of VRC to vFinance’s board of directors and the special committee, which sets forth, among other things the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this joint proxy statement/prospectus, and is incorporated herein by reference. Holders of vFinance common stock are encouraged to, and should, read the opinion carefully and in its entirety. The following summary of VRC’s opinion is qualified in its entirety by reference to the full text of the opinion. VRC’s opinion was provided to vFinance’s board of directors and the special committee solely for the benefit and use of vFinance’s board of directors and the special committee in connection with their evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of vFinance common stock. VRC’s opinion does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to vFinance or National stockholders on how to vote or act in connection with the merger.

For purposes of its opinion, VRC:

•	reviewed the letter of intent, dated September 5, 2007, from National and addressed to the board of directors of vFinance;

•	reviewed the draft agreement and Plan of Merger, dated as of November 7, 2007, among National, vFin Acquisition Corporation, and vFinance;
•	reviewed the draft employment agreement between National and Mark Goldwasser;
•	reviewed the draft employment agreement between National and Leonard J. Sokolow;
•	reviewed the draft employment agreement between National and Alan B. Levin;
•	reviewed the draft voting agreement among Mark Goldwasser, Christopher Dewey and Leonard J. Sokolow;
•	reviewed the draft employment termination agreement between vFinance and Leonard J. Sokolow;
•	had an in-person visit and held telephonic discussions with certain members of vFinance’s management team with respect to past, present and future operating and financial results for vFinance, and management’s expectations as they relate to the merger consideration (management did not provide specific financial projections for the combined entity, nor were financial projections provided for National’s prospective operations);
•	reviewed both vFinance’s and National’s historical financial performance for the past three and one-half years;
•	reviewed publicly available data for both companies including annual reports on Form 10-K and quarterly reports on Form 10-Q;
•	reviewed vFinance management’s estimates for cost savings/profit impact of the prospective merger on a combined entity;
•	analyzed National’s and vFinance’s historical financial results relative to similar, publicly traded companies operating in the industry;
•	tested the proposed exchange ratio, based on the draft Agreement and Plan of Merger between National and vFinance;
•	developed market multiples for similar, publicly traded companies;
•	developed multiples for similar companies involved in market transactions;
•	developed an estimate of market value of the common stock of the combined entity, as of October 26, 2007, based on public multiples and market transactions;
•	tested to see if the proposed transaction yielded premium/discount for vFinance stockholders, as of National’s and vFinance’s October 26, 2007 closing stock prices;
•	reviewed the industry in which the companies operate, including a review of (i) certain publicly-traded companies deemed comparable to vFinance and National, and (ii) certain mergers and acquisitions involving businesses deemed comparable to the companies;
•	developed indications of value for the combined company using generally accepted valuation methodology; and
•	conducted such other reviews, analyses and inquiries and considered such other economic, industry, market, financial and other information and data deemed appropriate by VRC.

In arriving at its opinion, VRC assumed and relied upon, without independent verification, the accuracy and completeness of all data, material and other information it reviewed. With respect to management’s estimates of prospective cost savings as a result of the merger, VRC assumed, upon the advice of vFinance, that they have been reasonably and prudently prepared on bases reflecting the best currently available estimates and good faith judgments of the management of vFinance.

VRC did not make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities of vFinance or National, nor was VRC furnished with any such valuation or appraisals.

VRC expressed no opinion regarding the liquidation value of any entity. VRC did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which vFinance or National are or may be a party or are or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which vFinance or National are or may be a party or is or may be subject.

VRC assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of vFinance or National since the date of the most recent financial statements reviewed, and that there are no facts or other information that would make any of the information reviewed incomplete or misleading. VRC further assumed that there would be no subsequent events that could materially affect the conclusions set forth in its opinion. Such subsequent events include, without limitation, adverse changes in industry or market conditions; changes to the business, financial condition and results of operations of vFinance or National; changes in the terms of the transaction; and the failure to consummate the transaction within a reasonable period of time.

VRC assumed, without independent verification, that the final forms of the transaction documents would not differ in any material respect from the draft documents reviewed. In addition, VRC assumed, without independent verification, that, in all material respects, (a) the representations and warranties of all parties to the agreements reviewed and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the transaction would be satisfied within a reasonable period of time without waiver thereof, and (d) the transaction would be consummated in a timely manner in accordance with the terms described in the agreement provided, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise).

VRC also assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed that would result in the disposition of any material portion of the assets of vFinance or National, or otherwise have a material adverse effect on vFinance or National or any expected benefits of the transaction.

VRC’s opinion was necessarily based on economic, financial, industry, market and other conditions in effect on, and the information made available to VRC as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, VRC did not assume any obligation to update, revise, reaffirm or withdraw its opinion.

VRC was not been requested to opine as to, and its opinion does not address: (i) the underlying business decision of the vFinance board of directors, vFinance, its security holders or any other party to proceed with or effect the transactions, (ii) the fairness of any portion or aspect of the transaction not expressly addressed in its opinion, (iii) the fairness of any portion or aspect of the transaction to the holders of any class of securities, creditors or other constituencies of vFinance, or any other party other than those set forth in its opinion, (iv) the relative merits of the transaction as compared to any alternative business strategies that might exist for vFinance or any other party or the effect of any other transaction in which vFinance might engage, (v) the legal, tax or financial reporting consequences of the transaction to vFinance, or any other party, (vi) the fairness of any portion or aspect of the transaction to any one class or group of vFinance’s or any other party’s security holders relative to any other class or group of the vFinance’s security holders, (vii) whether or not vFinance or its respective security holders or any other party is receiving or paying reasonably equivalent value in the transaction, (viii) the fairness of any employment or termination arrangements, or (ix) the solvency or fair value of vFinance or any other participant in the transaction under any applicable laws relating to bankruptcy, insolvency or similar matters.

VRC was not involved in the structuring, documentation or negotiation of the transaction and did not, other than the delivery of its opinion and its review and analysis undertaken in connection therewith as described herein, provide any financial advisory or investment banking services to vFinance related to or associated with the transaction.

The following is a summary of the material analyses contained in the presentation that was delivered to vFinance’s board of directors and the special committee. The financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses performed by VRC, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by VRC.

Financial Analyses

Analysis of Selected Public Companies

VRC compared selected financial information for vFinance and National with corresponding financial information for the following seven publicly traded companies in the financial services industry:

Siebert Financial Corp.	MCF Corp
Paulson Capital Corp.	Investors Capital Holdings LTD.
First Albany Companies, Inc.	Empire Financial Holdings Corp.
First Montauk Financial Corp.

VRC reviewed, among other things, enterprise values of the selected companies, vFinance and National, calculated as the fully diluted market value (based on closing stock prices on October 26, 2007) plus the book value of all interest bearing debt, preferred stock and accumulated minority interest less cash equivalents, as a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and revenue (sales) over the last fiscal year and the latest 12 months. From the enterprise values debt was subtracted ad cash was added to arrive at market equity multiples. This analysis indicated the following implied low, mean, median and high multiples for the selected companies, vFinance and National:

Implied Multiples for Selected Companies
	Low	Mean	Median	High
Equity Value as Multiple of:
Revenue
Last Fiscal Year	0.26x	0.33x	0.32x	0.41x
Latest 12 Months	0.24x	0.28x	0.24x	0.39x
EBITDA
Last Fiscal Year	8.09x	10.71x	11.80x	12.24x
Latest 12 Months	6.03x	9.27x	9.27x	12.51x

No company or business used in this analysis is identical or directly comparable to vFinance or National or their businesses. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which vFinance and National were compared.

Analysis of Selected Precedent Transactions

VRC reviewed transaction values in the following 10 selected transactions in the financial services industry:

Acquiror	Target
Marshall & Ilsley Corp.	North Star Financial Corp.
Ameritrade Holding Corp.	Toronto-Dominion Bank
The NASDAQ Stock Market, Inc.	Reuters Group PLC
Merrill Lynch & Co., Inc.	AXA SA
BGC Partners LP	Maxcor Financial Group, Inc.
Health Outcomes Management, Inc.	Wien Securities Corp.
PNC Financial Corp.	MetLife, Inc.
UFJ Holdings, Inc.	Merrill Lynch & Co. Inc.
Investment Technology Group, Inc.	Hoenig Group, Inc.
Ameritrade Holding Corp.	Datek Online Holdings Corp.

VRC reviewed transaction values in the selected transactions as a multiple of latest 12 months EBITDA and revenue. Enterprise multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied low, mean, median and high multiples for the selected transactions:

Implied Multiples for Selected Transactions
	Low	Mean	Median	High
Enterprise Value as Multiple of:
Revenue	0.35x	1.24x	0.89x	3.13x
EBITDA	5.71x	15.86x	15.44x	26.45x

Debt was ultimately subtracted from the resulting enterprise values to estimate equity values using this approach.

No transaction, company or business used in this analysis is identical or directly comparable to vFinance or National or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which vFinance, National and the merger were compared.

Application of Financial Analyses

VRC applied the revenue and EBITDA multiples from the analyses described above, 0.35x and 11.86x, respectively, to the pro forma revenue and EBITDA of the combined company for the latest 12 months. This analysis indicated the implied low, median, mean and high total equity for the combined company and, based upon the number of shares that will be outstanding after the merger, the implied low, median, mean and high post merger value per share set forth in the table below. Based upon the implied low, median, mean and high post merger value per share set forth in the table below, VRC estimated that the per share value of the combined entity would be $1.70.

	Combined per Share Valuation – Post Transaction
	Total Equity – Combined ($000)				Shares Outstanding Post-Merger (000)	Estimated Value per Share – Post Merger
	Low	Median	Mean	High		Low	Median	Mean	High
APPROACHES TO VALUE:
Guideline Companies – Public Multiples	$32,932.7	$40,334.8	$40,449.0	$50,184.9	22,296.3	$1.48	$1.81	$1.81	$2.25
Transaction Multiples	$20,004.7	$33,365.0	$34,170.6	$54,706.3	22,296.3	$0.90	$1.50	$1.53	$2.45
Conclusion								$1.70
Multiples Concluded:
Revenue								0.35x
EBITDA								11.86x

VRC estimated the market capitalization of the combined company using the estimated per share value of the combined company, $1.70 per share, and the total number of shares that will be outstanding after the merger. VRC then compared the vFinance stockholders’ equity ownership of the combined company, 40% of the combined company’s estimated market capitalization, to vFinance’s market capitalization prior to the merger, based upon the closing price of vFinance common stock on October 26, 2007, and the 30-day low, median, mean and high trading prices of vFinance common stock prior to October 26, 2007. This analysis indicated the premiums per share of vFinance common stock set forth in the table below.

	Estimated Premium per Share
	10/26/07 Close	30-day Low	30-day Median	30-day Mean	30-day High
Estimated Market Capitalization – Post Merger:
Estimated Share Price	$1.70	$1.70	$1.70	$1.70	$1.70
Shares Outstanding (000)	22,296.3	22,296.3	22,296.3	22,296.3	22,296.3
Estimated Market Cap – Post Merger ($000)	$37,903.6	$37,903.6	$37,903.6	$37,903.6	$37,903.6
vFinance Ownership of Combined	40.0%	40.0%	40.0%	40.0%	40.0%
vFinance Equity Ownership in Combined Entity	$15,161.5	$15,161.5	$15,161.5	$15,161.5	$15,161.5
vFinance Market Capitalization – Pre-Merger	$14,912.8	$10,873.9	$11,805.9	$12,423.0	$14,912.8
Premium (Discount) per Share	1.7%	39.4%	28.4%	22.0%	1.7%

Other Factors

In rendering its opinion, VRC also reviewed and considered other factors, including:

•	the implied premium based on the exchange ratio and the closing prices of vFinance common stock and National common stock on October 26, 2007 and the 30-day high and low trading prices prior to October 26, 2007; and
•	historical trading prices and trading volumes of vFinance common stock and National common stock for the 30 days prior to October 26, 2007.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by VRC to vFinance’s board of directors and the special committee in connection with its opinion and is not a comprehensive description of all analyses undertaken by VRC in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. VRC believes that its analyses summarized above must be considered as a whole. VRC further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying VRC’s analyses and opinion. VRC did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, VRC considered industry performance, general business and economic conditions and other matters, many of which are beyond vFinance’s control. These analyses were prepared solely as part of VRC’s analysis of the fairness of the merger consideration from a financial point of view, and were provided to vFinance’s board of directors and the special committee in connection with the delivery of VRC’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be VRC’s view of the actual value of vFinance, National or the combined entity.

The type and amount of consideration payable in the merger were determined through negotiations between vFinance and National, rather than by any financial advisor, and were approved by vFinance’s board of directors and the special committee. The decision to enter into the merger agreement was solely that of vFinance’s board of directors and the special committee. As described above, VRC’s opinion and the financial analyses described above were only one of a number of factors considered by vFinance’s board of directors and the special committee in their evaluation of the merger and should not be viewed as determinative of the views of vFinance’s board of directors, the special committee or vFinance’s management with respect to the merger or the type and amount of consideration payable in the merger.

Pursuant to the engagement letter between VRC and vFinance, vFinance has agreed to pay VRC for its services in connection with the merger an aggregate fee of $75,000, plus expenses. vFinance also has agreed to indemnify VRC, any affiliates of VRC and each of their respective directors, officers, members, employees, agents, and controlling persons against specified liabilities and to reimburse such persons reasonable legal and other costs incurred in connection with any action, claim or proceeding arising out of VRC’s provision of services in connection with the merger to vFinance.

Material Contracts Between vFinance and National

Other than contracts relating to the merger agreement and the merger, which are described in the section entitled “The Agreement and Plan of Merger” starting on page 75 of this joint proxy statement/prospectus, there are no material contracts between vFinance and National.

Interests of Directors and Executive Officers in the Merger

When vFinance’s stockholders are considering the recommendation of vFinance’s board of directors that they vote in favor of the approval of the agreement and plan of merger, vFinance stockholders should be aware that some of the directors and officers of vFinance have interests in the merger and participate in arrangements that are different from, or are in addition to, those of vFinance stockholders generally. The vFinance board of directors and its special committee were aware of these interests and considered them, among other matters, when they adopted and approved the merger, the merger agreement and the transactions contemplated by the merger agreement.

These special interests on behalf of vFinance and National directors and officers include the following:

•	as of April 11, 2008, directors and executive officers of National and their affiliates beneficially owned approximately 36% of the outstanding shares of National common stock, assuming conversion of the National Series A preferred stock and excluding the exercise of options and warrants, and directors and executive officers of vFinance and their affiliates beneficially owned approximately 14% of the outstanding shares of vFinance common stock;

•	as of April 11, 2008, directors and executive officers of National and their affiliates beneficially owned approximately 29% of the outstanding shares of National’s Series A preferred stock;
•	upon closing of the merger, Leonard J. Sokolow will receive $1,150,000 in connection with the termination of his employment as Chairman and Chief Executive Officer of vFinance;
•	upon closing of the merger, Mark Goldwasser, the President and Chief Executive Officer of National, and Leonard J. Sokolow, President and Chief Executive Officer of vFinance, will enter into new three year employment agreements on substantially similar terms;
•	upon closing of the merger, Alan Levin, Chief Financial Officer of vFinance, will enter into a one year employment agreement; and
•	Leonard Sokolow will become Vice Chairman of the National board of directors and President of National effective at the closing of the merger and Alan Levin will become Chief Financial Officer of National at the closing of the merger.

The National board of directors and special committee and the vFinance board of directors and special committee were aware of and discussed these potentially conflicting interests when they approved the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined financial statements present financial information from the National and vFinance unaudited pro forma condensed combined statements of operations for the years ended September 30, 2007 for National and December 31, 2007 for vFinance and for the three months ended December 31, 2007 for National and vFinance. The unaudited pro forma condensed combined statement of financial condition as of December 31, 2007 is based on the historical statements of financial condition of National and vFinance as of that date. The unaudited pro forma condensed combined statements of operations are presented as if the merger had occurred on October 1, 2006. The unaudited pro forma condensed combined statement of financial condition gives effect to the transaction as if it occurred on December 31, 2007.

The unaudited pro forma condensed combined financial information is based on estimates and assumptions, which are preliminary and subject to change, as set forth in the notes to such statements and which are provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor is it necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes of National and vFinance included in this joint proxy statement/prospectus.

We anticipate that the Merger will provide the combined company with financial benefits that may include increased revenues due to departmental synergies, cost savings on business insurance including but not limited to General liability, Errors and Omissions and Directors and Officers Liability, salaries, clearing costs, benefits, professional fees as well as other general and administrative costs. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of increased revenues due to departmental synergies, cost savings on business insurance including but not limited to General liability, Errors and Omissions and Directors and Officers Liability, salaries, clearing costs, benefits, professional fees as well as other general and administrative costs and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

	Historical – December 31, 2007		Pro Forma
	National	vFinance	Adjustments		Combined
ASSETS
Cash	$1,485,000	$5,454,000	$1,770,000	(B)(E)	$8,709,000
Deposits with clearing organizations	402,000	631,000	—		1,033,000
Receivables with broker-dealers and clearing organizations	5,067,000	—	—		5,067,000
Other receivables, net	733,000	156,000	—		889,000
Advances to registered representatives	3,915,000	35,000	—		3,950,000
Securities owned		—	—		—
Marketable, at market value	1,100,000	817,000	—		1,917,000
Not readily marketable, at estimated market value	—	452,000	—		452,000
Fixed assets, net	311,000	801,000	—		1,112,000
Secured demand note	500,000	—	—		500,000
Identifiable intangible assets, net	—	3,288,000	12,923,000	(A)	16,211,000
Other assets	660,000	735,000	80,000	(B)	1,475,000
Total Assets	$14,173,000	$12,369,000	$14,773,000		$41,315,000
LIABILITIES
Payable to broker-dealers and clearing organizations	$769,000	$—	$—		$769,000
Securities sold, but not yet purchased, at market	332,000	177,000	—		509,000
Accounts payable, accrued expenses and other liabilities	5,928,000	5,820,000	500,000	(C)	12,248,000
Notes payable, net of debt discounts	887,000	—	—		887,000
Senior subordinated convertible promissory note, net of debt discounts	—	—	2,600,000	(B)	2,600,000
Capital lease obligations	—	545,000	—		545,000
Total Liabilities	7,916,000	6,542,000	3,100,000		17,558,000
Subordinated borrowings	500,000	—	—		500,000
Commitments and contingencies
Shareholders’ Equity
Common stock	172,000	548,000	(393,000)	(D)	327,000
Additional paid-in capital	20,021,000	31,668,000	(14,323,000)	(B)(D)	37,366,000
Accumulated deficit	(14,436,000)	(26,389,000)	26,389,000	(D)	(14,436,000)
Total Shareholders’ Equity	5,757,000	5,827,000	11,673,000		23,257,000
Total Liabilities and Shareholders’ Equity	$14,173,000	$12,369,000	$14,773,000		$41,315,000

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the Twelve Months Ended(1)
	Historical		Pro Forma
	National	vFinance	Adjustments		Combined
Revenues
Commissions	$39,237,000	$25,869,000	$—		$65,106,000
Net dealer inventory gains	15,729,000	12,707,000	—		28,436,000
Investment banking	9,097,000	5,020,000	—		14,117,000
Total commission and fee revenues	64,063,000	43,596,000	—		107,659,000
Interest and dividends	2,824,000	480,000	—		3,304,000
Transfer fees and clearing services	4,075,000	5,634,000	—		9,709,000
Other	1,857,000	943,000	—		2,800,000
	72,819,000	50,653,000	—		123,472,000
Expenses
Commissions and fees	52,271,000	35,734,000	—		88,005,000
Employee compensation and related expenses	7,464,000	5,979,000	915,000	(F)	14,358,000
Clearing fees	1,745,000	2,918,000	—		4,663,000
Communications	1,719,000	536,000	—		2,255,000
Occupancy and equipment costs	2,996,000	1,438,000	—		4,434,000
Professional fees	2,266,000	1,995,000	—		4,261,000
Amortization expense	—	828,000	2,414,000	(G)	3,242,000
Interest	531,000	85,000	420,000	(H)	1,036,000
Taxes, licenses and registration	666,000	235,000	—		901,000
Other administrative expenses	1,789,000	2,652,000	—		4,441,000
	71,447,000	52,400,000	3,749,000		127,596,000
Net income (loss)	1,372,000	(1,747,000)	(3,749,000)	(I)	(4,124,000)
Preferred stock dividends	(409,000)	—	—		(409,000)
Net income (loss) attributable to common stockholders	$963,000	$(1,747,000)	$(3,749,000)		$(4,533,000)
Net income (loss) per common share, basic	$0.16	$(0.03)	$(0.48)		$(0.33)
Weighted average common shares outstanding, basic	6,042,646	54,805,200	7,750,000		13,792,646
Net income (loss) per common share, diluted	$0.13	$(0.03)	$(0.48)		$(0.33)
Weighted average common shares outstanding, diluted	9,669,531	54,805,200	7,750,000		13,792,646

(1)	As reported in National’s audited Annual Report on Form 10-K for the year ended September 30, 2007. Derived from vFinance’s audited Annual Report on Form 10-K for the year ended December 31, 2007 and internal records.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the Three Months Ended December 31, 2007
	Historical		Pro Forma
	National	vFinance	Adjustments		Combined
Revenues
Commissions	$13,292,000	$7,276,000	$—		$20,568,000
Net dealer inventory gains	4,194,000	3,023,000	—		7,217,000
Investment banking	—	2,371,000	—		2,371,000
Total commission and fee revenues	17,486,000	12,670,000	—		30,156,000
Interest and dividends	930,000	89,000	—		1,019,000
Transfer fees and clearing services	1,311,000	1,389,000	—		2,700,000
Other	638,000	356,000	—		994,000
	20,365,000	14,504,000	—		34,869,000
Expenses
Commissions and fees	16,203,000	10,734,000	—		26,937,000
Employee compensation and related expenses	2,240,000	1,732,000	229,000	(F)	4,201,000
Clearing fees	613,000	745,000	—		1,358,000
Communications	356,000	132,000	—		488,000
Occupancy and equipment costs	864,000	348,000	—		1,212,000
Professional fees	588,000	553,000	—		1,141,000
Amortization expense	—	207,000	604,000	(G)	811,000
Interest	73,000	20,000	105,000	(H)	198,000
Taxes, licenses and registration	130,000	44,000	—		174,000
Other administrative expenses	465,000	883,000	—		1,348,000
	21,532,000	15,398,000	938,000		37,868,000
Net loss	(1,167,000)	(894,000)	(938,000)	(I)	(2,999,000)
Preferred stock dividends	(85,000)	—	—		(85,000)
Net loss attributable to common stockholders	$(1,252,000)	$(894,000)	$(938,000)		$(3,084,000)
Net loss per common share, basic and diluted	$(0.15)	$(0.02)	$(0.12)		$(0.19)
Weighted average common shares outstanding, basic and diluted	8,602,628	54,829,900	7,750,000		16,352,628

(2)	As reported in National’s unaudited Quarterly Report on Form 10-Q for the quarter ended December 31, 2007. Derived from vFinance’s internal records for the three months ended December 31, 2007.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 Purchase Accounting Estimates

The purchase price allocation is preliminary and is based upon a preliminary estimated valuation of tangible and intangible assets acquired and liabilities assumed. The purchase price allocation included within this unaudited pro forma condensed combined financial information is based upon a preliminary purchase price of approximately $17.6 million, estimated as follows:

Issuance of National common stock to vFinance stockholders (7.75 million shares at est. $2.00 per share)(A)	$15,500,000
Fair value of National options to be issued in exchange for options and warrants to acquire vFinance common stock(B)	1,600,000
Estimated National transaction costs	500,000
Total preliminary purchase price	$17,600,000

(A)	For the purposes of the unaudited pro forma condensed combined financial statements, we have presumed an exchange ratio for the merger of 0.14 shares of National common stock for each share of vFinance common stock, based upon the terms of the Merger Agreement. We estimated the fair value of each share of National common stock based on an average of the closing price of National’s common stock during the two business days preceding and the two business days subsequent to November 7, 2007, the date the Merger Agreement was signed.
(B)	The merger also provides the vFinance option and warrant holders the right to receive options to acquire National common stock in exchange for their options and warrants to acquire vFinance common stock. For the purposes of the unaudited pro forma condensed combined financial statements, we have assumed that approximately 1.7 million exercisable National options will be exchanged for exercisable options and warrants to acquire approximately 12.0 million shares of vFinance common stock.

National has not completed its assessment of the fair value of the assets acquired and liabilities assumed. The following table represents a preliminary allocation of the total estimated consideration, based on management’s preliminary estimate of their respective fair values as of the date of the merger:

Net tangible assets acquired	$1,389,000
Identifiable intangible assets (avg. five year life)	16,211,000
Total estimated consideration	$17,600,000

The final purchase price allocation and estimated useful lives of identifiable intangibles could change significantly once a detailed fair market value study is completed and the fair value of purchase price consideration is determined at consummation of the deal.

Note 2 Summary of Adjustments

Adjustments included in the unaudited pro forma condensed combined statements of financial condition and unaudited pro forma condensed combined statements of operations are summarized as follows:

(A)	To record the estimated $15.0 million of identifiable intangible assets acquired and to eliminate vFinance’s historical intangible assets. See Note 1.
(B)	To reflect the issuance of a $3.0 million face value 10% senior subordinated convertible promissory note by National and related discount of $400,000 and transaction costs of $80,000 in connection with the merger. The $400,000 discount represents the Black-Scholes value of warrants issued with the note.
(C)	To record $500,000 of National transaction costs, included as a component of total purchase price. These costs include, but are not limited to, fees for financial advisors, accountants and attorneys and other related costs.
(D)	To eliminate vFinance’s historical stockholders’ equity accounts and to reflect the issuance of 7.75 million shares of Nationals’ $0.02 par value common stock with an estimated value of

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 2 Summary of Adjustments  – (continued)

$15.5 million in exchange for all common stock of vFinance, including an adjustment to additional paid-in capital to reflect the fair value of exercisable options to acquire National common stock to be issued by National in the merger in exchange for exercisable options and warrants to acquire vFinance common shares.
(E)	To reflect the $1.15 million lump sum payment to be made to Mr. Sokolow pursuant to the Termination Agreement, which will be accrued by vFinance prior to the merger and paid subsequent to the merger.
(F)	To reflect stock estimated compensation expense to be recorded in connection with the issuance of 1.0 million options to acquire National common stock to each of Messrs. Goldwasser and Sokolow in connection with the merger and the issuance of unvested options to acquire National common stock in exchange for unvested options to acquire vFinance common stock. Additionally, vFinance will record $450,000 of stock compensation expense as a result of the accelerated vesting of options to acquire 3.6 million shares of vFinance common stock as a result of change of control provisions of certain options. No pro-forma adjustment is reflected for this amount, since the vFinance equity accounts will be eliminated. See Footnote (D).
(G)	To record amortization expense for identifiable intangible assets using an average estimated useful life of five years and to eliminate vFinance’s historical amortization expense.
(H)	To record interest expense, accretion of debt discount and amortization of deferred debt issuance costs on $3.0 million face value senior subordinated convertible promissory note issued by National in connection with the merger.
(I)	The pro forma adjustments do not include any related income tax effects as National provides a full valuation allowance on its deferred tax assets. Additionally, the pro forma adjustments do not include fair value adjustments related to the net tangible assets acquired because vFinance net assets approximate fair value and due to existing losses.

THE AGREEMENT AND PLAN OF MERGER

The following is a brief summary of the material provisions of the agreement and plan of merger dated as of November 7, 2007, a copy of which (without exhibits or schedules) is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference into this summary. The summary is not complete and is qualified in its entirety by reference to the agreement and plan of merger. We urge all stockholders of vFinance to read the agreement and plan of merger in its entirety for a more complete description of the terms and conditions of the merger.

General

In the merger, a newly created wholly owned subsidiary of National will be merged with and into vFinance, and vFinance will survive the merger and become a wholly owned subsidiary of National. The merger will be completed only after the adoption of the agreement and plan of merger by the stockholders of vFinance, and the satisfaction or waiver of the other conditions to the merger. The merger will become effective at the time of the filing of a certificate of merger with the secretary of state of the state of Delaware. The parties anticipate completing the transaction as soon as practicable after the vFinance stockholders’ meeting.

Conversion of vFinance Shares

With the exception of dissenting shares, all issued and outstanding shares of vFinance common stock will automatically be converted into the right to receive shares of National common stock at the effective time of the merger. The exchange ratio for the exchange of National common stock for vFinance common stock is 0.14 shares of National for each share of vFinance.

The number of shares of National common stock to be issued to holders of vFinance common stock in the merger is approximately 7,750,000, subject to adjustment for fractional shares and any National stock split, reverse split, stock dividend, reorganization or recapitalization.

Treatment of Stock Options and Warrants

National.  When the merger is completed, each outstanding National option and warrant will remain outstanding.

vFinance.  At the effective time of the merger, each vFinance warrant and option that remains outstanding and unexercised following the effective time of the merger, will be deemed amended and be exercisable for National common stock. The terms and conditions of the warrants and options will remain the same, except that the number of shares covered by the option or warrant, and the exercise price will be adjusted to reflect the exchange ratio. After the merger, the number of shares of common stock for which such warrant or option will be exercisable will be equal to 0.14 times the number of shares of vFinance common stock that were purchasable immediately prior to the merger. The exercise price per share after the merger will be equal to the exercise price prior to the effective time of the merger, divided by 0.14.

Exchange of Stock Certificates

•	General. When the merger is completed, vFinance common stock will automatically convert into the right to receive shares of National common stock. vFinance stockholders will be requested to exchange their vFinance stock certificates for National stock certificates.
•	Surrender of Shares of vFinance Stock. After the effective time of the merger, National will deliver, or will cause its transfer agent, Computershare Trust Company, Inc., to deliver to vFinance’s stockholders of record, a letter of transmittal and instructions to exchange certificates. A vFinance stockholder who surrenders his or her certificate to Computershare Trust Company, Inc., together with a duly executed letter of transmittal, will receive a certificate representing the shares of National common stock that the stockholder is entitled to receive, including, when applicable, his or her pro rata share of the Merger Consideration as corresponds to his or her fractional share interest. The surrendered certificates will be canceled. Holders of vFinance common stock should not send in their certificates until they receive a letter of transmittal from National or Computershare Trust Company, Inc.

•	Fractional Shares. National will not issue any fractional shares of National common stock in the merger. Instead, each holder of shares of vFinance common stock exchanged in the merger who would otherwise have been entitled to receive a fraction of a share of National common stock will receive one whole share for any fractional share held.
•	No Further Registration or Transfer of vFinance Common Stock. After the effective time, there shall be no further registration of transfers of vFinance Shares. If, after the Effective Time, Certificates are presented to Computershare Trust Company, Inc., vFinance or National, they shall be canceled and exchanged for Merger Consideration.
•	Lost Certificates. If any vFinance certificate has been lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of loss to National or Computershare Trust Company, Inc. National or Computershare Trust Company, Inc. may require the owner of such certificate to deliver a bond as indemnity against any claim that may be made against them with respect to the vFinance certificates alleged to have been lost, stolen or destroyed.
•	vFINANCE STOCKHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL RECEIPT OF THE LETTER OF TRANSMITTAL FROM NATIONAL OR COMPUTERSHARE TRUST COMPANY, INC.

Expenses

Generally, National and vFinance will each pay its own transaction costs and expenses in connection with the merger.

vFinance Dissenters’ Rights

Under Delaware law, vFinance stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of vFinance common stock, as determined by the Delaware Chancery Court. vFinance stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. vFinance will require strict compliance with these statutory procedures. A copy of Section 262 is included as Appendix Dto this joint proxy statement/prospectus.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. If a vFinance stockholder wishes to consider exercising its appraisal rights, the vFinance stockholder should carefully review the full text of Section 262 contained in Appendix D because failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

Section 262 requires that stockholders of record on the record date be notified not less than 20 days before the special meeting to vote on the merger for which dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This joint proxy statement/prospectus constitutes vFinance’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If a vFinance stockholder elects to demand appraisal of its shares, the following conditions must be satisfied:

(1)	The stockholder must deliver to vFinance a written demand for appraisal of its shares before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.
(2)	The stockholder must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of the stockholder’s appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If a vFinance stockholder fails to comply with either of these conditions, and the merger is completed, the stockholder will be entitled to receive the shares of National common stock and cash in lieu of fractional shares for its shares of vFinance common stock as provided for in the merger agreement, but will have no appraisal rights with respect to its shares of vFinance common stock.

All demands for appraisal should be addressed to vFinance, Inc., 3010 North Military Trail, Suite 300, Boca Raton, Florida 33431, Attention: Corporate Secretary, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of vFinance common stock. The demand must reasonably inform vFinance of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of vFinance common stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for one or more stockholders of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If a vFinance stockholder holds its shares of vFinance common stock in a brokerage or bank account or in other nominee form and the stockholder wishes to exercise appraisal rights, the stockholder should consult with its broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each vFinance stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the shares of National common stock and cash in lieu of fractional shares for its shares of vFinance common stock as provided for in the merger agreement. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of vFinance common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving entity, the surviving entity will then be obligated within 20 days after receiving service of a copy of the petition to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with

Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of vFinance common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement. You also should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in the merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving entity and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the shares of National common stock and cash in lieu of fractional shares for its shares of vFinance common stock as provided for in the merger agreement. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court shall be dismissed as to any stockholder without the approval of the Chancery Court.

In view of the complexity of Section 262, vFinance stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their own legal advisors.

Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of any appraisal rights.

Accounting Treatment

National intends to account for the merger as an acquisition of vFinance by National using the purchase method of accounting under generally accepted accounting principles. National will be deemed the acquiring party. As of April 11, 2008, National had 8,622,628 shares of common stock issued and outstanding. After the completion of the merger with the National wholly owned subsidiary, the results of operations of vFinance will be included in the consolidated financial statements of National. The purchase price will be allocated to vFinance’s assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. These allocations will be made based upon valuations and other studies that have not yet been finalized. It is anticipated that the amount of intangible assets will be significant.

Material U.S. Federal Income Tax Consequences of the Merger

The discussion below summarizes the material United States federal income tax consequences of the merger generally applicable to holders of vFinance common stock who are “United States persons,” as defined for United States federal income tax purposes, and who hold their vFinance common stock as a capital asset. For United States federal income tax purposes, a “United States person” is:

•	a United States citizen or resident alien as determined under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);
•	a corporation, as defined by the Internal Revenue Code, that is organized under the laws of the United States, any state or the District of Columbia;
•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its substantial decisions or (2) it has a valid election in effect, under applicable United States treasury regulations, to be treated as a United States person.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of shares of vFinance common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of shares of vFinance common stock that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the United States federal income tax consequences of owning and disposing of shares of vFinance common stock in the merger.

The discussion below is based on current provisions of the Internal Revenue Code, currently applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings.

No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and such changes or interpretations could be retroactive and could affect the tax consequences of the transaction to National, vFinance and the stockholders of vFinance.

The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances or that may affect stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include:

•	insurance companies, financial institutions, mutual funds, and broker-dealers;
•	tax-exempt organizations;
•	foreign individuals and entities;
•	stockholders subject to the alternative minimum tax provisions of the Internal Revenue Code;
•	stockholders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion transaction, synthetic security or other risk reduction transaction or integrated investment; and
•	stockholders who have acquired their stock upon exercise of employee options or otherwise as compensation.

In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws. Finally, the discussion below does not consider the tax consequences of the merger to holders of notes or of options, warrants or other similar rights to acquire vFinance stock.

You are urged to consult with your tax advisor as to the tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of any state, local or foreign tax laws.

Exchange of vFinance Common Stock

vFinance’s counsel, Edwards Angell Palmer & Dodge LLP, will deliver an opinion to vFinance to the effect that the merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. This opinion will be based on letters delivered to Edwards Angell Palmer & Dodge LLP by officers of National, vFin Acquisition Corporation and vFinance

containing representations regarding past, current and future matters that are customary for transactions of this nature, and on customary assumptions, including that the merger will be consummated in accordance with this joint proxy statement/prospectus and the merger agreement and that the representations made in the officers’ letters are correct and accurate in all respects and will remain correct and accurate in all respects at all times up to and including the effective time of the merger. If any of the representations are inaccurate or incorrect, the conclusions stated in the opinions could be affected. Officers of National and vFinance will represent that they are not aware of any facts or circumstances that would cause any representations made by them to Edwards Angell Palmer & Dodge LLP to be inaccurate or incorrect in any material respect. The opinion will not be binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view of the tax treatment of the merger or the tax consequences discussed below.

Based on and subject to the above, the following are the material United States federal income tax consequences that will generally result from treatment of the merger as a reorganization described in Section 368(a) of the Internal Revenue Code:

•	A holder of vFinance common stock will not recognize any gain or loss upon the receipt of National common stock in exchange for vFinance common stock in the merger, except to the extent of cash received in lieu of a fractional share.
•	A vFinance stockholder’s aggregate tax basis in the National common stock received in the merger in exchange for such stockholder’s vFinance common stock will be the same as the aggregate basis of the vFinance common stock surrendered in the exchange, reduced by the portion of the adjusted basis in vFinance common stock that is allocable to a fractional share of National common stock for which cash is received.
•	A vFinance stockholder’s holding period for the National common stock received in the merger in exchange for such stockholder’s vFinance common stock will include the holding period for the vFinance common stock surrendered in the exchange.
•	A vFinance stockholder that receives cash in lieu of a fractional share of National common stock will generally recognize capital gain or loss equal to the difference between the cash received in lieu of such fractional share and the portion of the stockholder’s adjusted tax basis in vFinance common stock surrendered that is allocable to such fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for vFinance common stock exchanged for cash in lieu of the fractional share of National common stock is more than one year at the time of the merger.
•	Neither National nor vFinance will recognize any gain or loss as a result of the transaction.

As noted above, no ruling from the Internal Revenue Service has been or will be sought in connection with the merger, and the opinions issued by vFinance’s counsel will not be binding upon the Internal Revenue Service. The Internal Revenue Service is therefore not precluded from asserting a contrary opinion. If the Internal Revenue Service were to challenge successfully the “reorganization” status of the transaction, a holder of vFinance common stock would recognize gain or loss with respect to such stockholder’s shares of vFinance common stock surrendered in the merger. The gain or loss would be equal to the difference between (1) the fair market value of the National common stock received in the merger plus any cash received in place of a fractional share, and (2) the vFinance stockholder’s adjusted tax basis in the vFinance common stock surrendered in the merger. Such stockholder’s total tax basis in the National common stock received would equal its fair market value at the effective time of the merger and such stockholder’s holding period for the stock would begin the day after the consummation of the merger.

Each vFinance stockholder who receives shares of National common stock in the merger is required to file a statement with his, her or its federal income tax return setting forth the stockholder’s basis in the shares of vFinance common stock surrendered, the fair market value of the shares of National common stock received in the merger and the amount of any cash in place of a fractional share received in the merger, and is required to retain permanent records of these facts.

Net Operating Loss Carryforwards of vFinance

As of December 31, 2007, vFinance had net operating loss (“NOL”) carryforwards of approximately $12.8 million. These NOL carryforwards expire from 2021 through 2026. Under Section 382 of the Internal Revenue Code, if the merger results in an “ownership change” for vFinance, the use of vFinance’s pre-merger NOL carryforwards in any taxable year after the merger generally will be limited (subject to other potential limitations and adjustments for built-in gains or losses) to an amount (the “Section 382 limitation”) equal to the product of (i) the long-term tax-exempt bond rate published by the Internal Revenue Service for the month in which the merger is effective and (ii) the fair market value of the stock of vFinance immediately before the merger. To the extent this Section 382 limitation exceeds taxable income for the year, the excess increases the Section 382 limitation in future taxable years. National and vFinance have not yet determined whether the merger will result in an ownership change for vFinance. If vFinance’s NOL carryforwards will not be subject to limitation as a result of an ownership change under Section 382, regulations governing consolidated returns of affiliated groups provide that those carryforwards can be used only to offset the taxable income of the members of vFinance’s pre-merger consolidated group and not the taxable income of other members of National’s consolidated group.

Consequences to Stockholders Exercising Appraisal Rights

The discussion above does not apply to stockholders who exercise appraisal rights. A holder of vFinance common stock who exercises appraisal rights with respect to the merger and receives cash in exchange for shares of vFinance common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis in the shares surrendered. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the vFinance common stock surrendered is more than one year. However, if the holder owns National stock actually or constructively by reason of the attribution rules under Section 318 of the Internal Revenue Code immediately after the merger, it is possible that the holder could be treated as receiving a dividend taxable as ordinary income. Dividend treatment will apply if the receipt of cash has the effect of a distribution of a dividend under Section 302 of the Internal Revenue Code. Stockholders exercising appraisal rights are urged to consult with their own tax advisers as to the application of Section 302 and the potential collateral consequences of dividend treatment in their particular circumstances. Any payment in respect of an exercise of appraisal rights may be subject to backup withholding.

Tax Opinion as Condition to Merger

It is a condition to completion of the merger that, on the closing date of the merger, vFinance’s counsel, Edwards Angell Palmer & Dodge LLP, deliver an opinion to vFinance to the effect that the merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. This opinion will be based on letters delivered to Edwards Angell Palmer & Dodge LLP by officers of National, vFin Acquisition Corporation and vFinance containing representations regarding past, current and future matters that are customary for transactions of this nature. The opinion referred to in this paragraph will not be binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view of the tax treatment of the merger or the tax consequences discussed above.

Backup Withholding

Unless a stockholder complies with reporting and/or certification procedures or is an exempt recipient under the backup withholding and information reporting provisions of the Internal Revenue Code and treasury regulations, the stockholder may be subject to a withholding tax on any cash received in lieu of a fractional shares. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided the requisite information is furnished to the Internal Revenue Service.

The above discussion is only intended to provide you with a general summary. It is not a complete analysis or description of every potential U.S. federal income tax consequence or any other consequence of the transaction. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the transaction. Accordingly, we urge you to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign tax consequences of the transaction to you.

Governmental and Regulatory Approvals

The merger is conditioned upon the receipt of required FINRA approval for the change in control of the two brokerage firm subsidiaries of vFinance and the one brokerage firm subsidiary of National. Pursuant to the rules of FINRA, vFinance `s and National’s broker-dealer subsidiaries must obtain approval from FINRA of the merger. FINRA may seek to challenge the change of control or otherwise seek to restrict the combined operations of National Securities Corporation, vFinance Investments or Equity Station as a condition to approving the change in control. Any challenges, limitations or restrictions imposed by FINRA could delay or prevent the merger or diminish the benefits of the merger to stockholders of National and to stockholders of vFinance who become stockholders of National.

On October 12, 2007, vFinance Investments, Inc. and EquityStation, Inc. filed a joint application for a change of control pursuant to FINRA Rule 1017. On March 19, 2008, FINRA approved the joint applications.

Other than the SEC declaring National’s registration statement on Form S-4 relating to this transaction effective, and approval of FINRA, National and vFinance do not believe that any additional material governmental filings are required in connection with the merger.

The Effective Time

At the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. The parties anticipate that the closing of the merger will occur in the offices of outside counsel to National in New York, New York.

The Surviving Corporation

vFinance will merge with vFin Acquisition Corporation and will be the surviving corporation of the merger and will thereafter operate as a wholly owned subsidiary of National. The certificate of incorporation of vFinance in effect at the effective time of the merger shall be the certificate of incorporation of the surviving corporation until amended in accordance with applicable law.

The bylaws of vFinance in effect at the effective time of the merger shall be the bylaws of the surviving corporation, until amended in accordance with applicable law.

The following persons shall be the initial members of the board of directors of the surviving corporation, each to hold office in accordance with the applicable provisions of law: Mark Goldwasser and Leonard Sokolow.

The following persons shall be the initial officers of the surviving corporation, each to hold office in accordance with the applicable provisions of law:

Name	Office(s)
Mark Goldwasser	President
Alan B. Levin	Treasurer and Secretary

Representations and Warranties

In the merger agreement, each of National and vFinance has made a number of representations and warranties to the other with respect to it and its subsidiaries, where applicable, that relate to a number of matters, including:

•	its incorporation, good standing and qualification to do business;
•	its certificate of incorporation and bylaws;
•	its capitalization;
•	its authority to enter into the merger agreement;
•	required consents, waivers and approvals;

•	its power and authority to own, lease and operate its properties and to carry on its business;
•	regulatory approvals required to complete the merger;
•	the effect of the merger, or entering into the merger agreement, on its outstanding obligations;
•	its filings and reports with the SEC;
•	its financial statements and liabilities;
•	changes in its business since the end of its last completed fiscal year;
•	the completeness and accuracy of information being supplied for inclusion in this joint proxy statement/prospectus and the related registration statement;
•	vote required with respect to the merger;
•	title to and operation of the assets and properties it owns and leases;
•	the receipt of an opinion from its financial advisor that the exchange ratio is fair, from a financial point of view, to its common stockholders;
•	identification of transactions with certain related parties;
•	litigation with respect to the corporation or its subsidiaries;
•	its intellectual property, the other intellectual property that it uses and infringement of other intellectual property;
•	its compliance with applicable laws;
•	its taxes;
•	its employee benefit plans;
•	its environmental liabilities;
•	its agreements, contracts and commitments;
•	brokers’ and finders’ fees in connection with the merger; and
•	its insurance.

The representations and warranties in the merger agreement are complicated and are not easily summarized. vFinance and National urge you to read carefully the articles in the merger agreement entitled “Representations and Warranties of Parent” and “Representations and Warranties of the Company.”

Conduct of Business of National and vFinance Pending the Merger

Each of National and vFinance has agreed that until the closing of the merger (or the merger agreement terminates), or unless the other party to the merger agreement consents in writing or as required by law, it and its subsidiaries will conduct their respective businesses in the usual, regular and ordinary course in all material respects, and not enter into any new material line of business. Each of National and vFinance has also agreed to use all commercially reasonable efforts to:

•	keep available the services of their respective officers and key employees:
•	preserve intact its present lines of business;
•	maintain their rights and franchises; and
•	preserve its relationships with customers, suppliers and others with which it has business dealings.
•	In addition, until the closing of the merger (or the merger agreement terminates), or unless the other party to the merger agreement consents in writing, each of National and vFinance has agreed not to:

•	declare or pay dividends or make other distributions in respect to any of its capital stock, except for dividends by subsidiaries of National or vFinance, as the case may be, to such corporation or other subsidiaries thereof and except for the declaration to the extent permitted by law of dividends on the outstanding classes of National preferred stock and the vFinance preferred stock;
•	effect any stock splits, combinations or recapitalizations with respect to its capital stock;
•	repurchase or redeem shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;
•	issue or authorize the issuance of or sell, pledge or dispose of, shares of its capital stock or any securities convertible into or exercisable for its capital stock, other than issuances of capital stock upon exercise of outstanding options or warrants; issuances of stock options to newly hired employees; issuances by a wholly owned subsidiary of capital stock to National or vFinance, as the case may be, or to another wholly owned subsidiary of such company; the issuance of National’s common stock as a bonus to Mark Goldwasser; or the issuance of National common stock (or convertible securities) to complete the $3,000,000 financing that is a condition of closing of the merger agreement;
•	amend its charter or bylaws or the charter or bylaws of any of its subsidiaries except to the extent required to comply with its obligations under the merger agreement;
•	acquire or agree to acquire, by merging or consolidating with, acquiring a substantial portion of the assets of or making a substantial equity investment in, other entities or allow their subsidiaries to do the same;
•	sell, lease or otherwise dispose of a substantial part of its assets, including capital stock of its subsidiaries, other than in the ordinary course of business consistent with past practice;
•	fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by the merger agreement, or permit any of its subsidiaries to do the same;
•	make any loans, advances or capital contributions to, or investments in, any other person, or allow a subsidiary to do so, other than loans or investments to a subsidiary or by the subsidiary to the parent, in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the agreeing party and its subsidiaries taken together as a whole;
•	except in the ordinary course consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of itself or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than any wholly owned subsidiary) or enter into any arrangement having the economic effect of any of the foregoing;
•	increase the amount of compensation of, or pay any severance to any director, officer or employee (other than in the ordinary course of business consistent with past practice or as contemplated by the merger agreement) of itself or any subsidiary, or make any increase in, or commitment to increase, or accelerate the payment of any employee benefits; fund or make any contribution to any employee benefit plan or any related trust or other funding vehicles, other than regularly scheduled contributions to trusts funding qualified plans;
•	accelerate the vesting of, or the lapsing of restrictions with respect to, any National stock option or vFinance stock option, as the case may be;
•	use their best efforts not to, and not to permit any of their subsidiaries to, take any action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. National has no plan or intention to reacquire any of its stock issued in the merger, or to liquidate vFinance, merge vFinance with or into another corporation, sell or otherwise dispose of the stock of vFinance (except for transfers to corporations controlled by National), or to cause vFinance to sell or otherwise dispose of any of its assets (other than transfers to corporations controlled by vFinance) except for dispositions made in the ordinary course of business, and will cause vFinance to continue its historic business or use a significant portion of its historic business assets in a business;
•	except as disclosed in the vFinance’s and National’s filings with the SEC filed prior to the date of the merger agreement, or as required by a governmental entity, change in any material respect its methods of accounting in effect at September 30, 2006 in the case of National and December 31, 2006 in the case of vFinance, except as required by changes in U.S. Generally Accepted Accounting Principles as concurred in by the agreeing party’s independent public accountants;
•	change its fiscal year (other that with respect to the determination of the fiscal year of vFinance following the effective date of the merger); make any tax election that, individually or in the aggregate, would reasonably be expected to have a material adverse effect; settle any material tax claim or assessment; or surrender any right to claim a material tax refund or to any extension or waiver of the limitations period applicable to any material tax claim or assessment;
•	settle or compromise, or permit any of its subsidiaries to settle or compromise, any material suit, action, proceeding or regulatory investigation pending for an amount in excess of $50,000 or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any suit, action, proceeding or regulatory investigation pending, except for such consent decrees, injunctions or restraints which would not individually or in the aggregate have a material adverse effect;
•	transfer or license to any person or otherwise extend, amend or modify any rights to any intellectual property owned by either agreeing party, other than in the ordinary course of business or pursuant to any contracts, agreements, arrangements or understandings currently in place; or
•	other than as expressly permitted by the sections of the merger agreement dealing with termination thereof, take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the merger or the other transactions contemplated by the merger agreement.

The agreements related to the conduct of each of National’s and vFinance’s business in the merger agreement are complicated and not easily summarized. We urge you to read the section in the merger agreement entitled “Covenants Relating to Conduct of Business” carefully.

Additional Agreements of vFinance and National

Except as described in the following paragraph, National agreed not to, and not to permit its subsidiaries, or its and their officers, directors, employees, or representatives to initiate, solicit or enter into discussions in further of, any National Acquisition Proposal (as defined below in this paragraph), or agree to, or endorse, any National Acquisition Proposal; and National agreed within 24 hours to notify vFinance of all relevant terms of any such inquiries or proposals received by it or its subsidiaries, officers, directors, employees or representatives. The merger agreement does not prevent National or its board of directors from: (a) making any disclosure to its stockholders if, in the good faith judgment of its board of directors, failure so to disclose would be inconsistent with its obligations under applicable law; (b) negotiating with or furnishing information to any person who has made an unsolicited bona fide written National Acquisition Proposal; or (c) recommending such National Acquisition Proposal to its stockholders if and only to the extent that, in the case of actions referred to in clause (b) or clause (c), the proposal is a Superior Proposal (as defined below) and vFinance is given at least two business days’ prior written notice of the identity of the third party and all material terms and conditions of the Superior Proposal to respond to such Superior Proposal. A “National Acquisition Proposal” is an unsolicited bona fide proposal for certain types of acquisitions of National from a person that in the reasonable judgment of National’s board of directors is financially capable of consummating such proposal. The National board of directors may not recommend that National’s stockholders tender their shares in connection with a tender offer except to the extent the National board of directors determines in its good faith judgment that such recommendation is required to comply with the fiduciary duties of the board of directors to stockholders under applicable law after receiving the advice of outside local counsel. A “Superior Proposal” is an unsolicited, bona fide written National Acquisition Proposal (in respect of National) or an vFinance Acquisition Proposal (in respect of vFinance) for at least a majority of the outstanding National shares or vFinance shares on terms that the board of directors of the relevant entity determines, in its good faith judgment to be more favorable to the relevant entity’s stockholders than the terms of the merger; is from a person that in the reasonable judgment of the relevant entity’s board of directors is financially capable of consummating such proposal, and that in the reasonable judgment of the relevant entity’s board, if accepted, is reasonably likely to be consummated.

Except as otherwise provided in this paragraph, vFinance agreed not to, and not to permit its subsidiaries, its and their officers, directors, employees or other representatives to initiate, solicit or enter into discussions in furtherance of such inquiries or to obtain an vFinance Acquisition Proposal (as defined below in this paragraph), or agree to, or endorse, any vFinance Acquisition Proposal, and vFinance agreed within 24 hours to notify National of all relevant terms of any such inquiries or proposals received by vFinance or by any subsidiary or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters. The merger agreement does not prevent vFinance or its board of directors from (a) making any disclosure to its stockholders if, in the good faith judgment of its board of directors, failure so to disclose would be inconsistent with its obligations under applicable law; (b) negotiating with or furnishing confidential information to any person who has made a bona fide unsolicited written vFinance Acquisition Proposal, or entering into an agreement with such person in connection with an vFinance Acquisition Proposal; or (c) recommending such vFinance Acquisition Proposal to its stockholders, if and only to the extent that, in the case of actions referred to in clause (b) or clause (c), such vFinance Acquisition Proposal is a Superior Proposal and National is given at least two business days’ prior written notice of the identity of the third party and all material terms and conditions of Superior Proposal to respond to such Superior Proposal. The vFinance board of directors may not recommend that vFinance’s stockholders tender their shares in connection with a tender offer except to the extent the vFinance board of directors determines in its good faith judgment that such recommendation is required to comply with the fiduciary duties of the board of directors to stockholders under applicable law after receiving the advice of outside local counsel. A “vFinance Acquisition Proposal” means, in respect of vFinance, a bona fide proposal for certain types of acquisitions of vFinance from a person that in the reasonable judgment of vFinance’s board of directors is financially capable of consummating such proposal.

vFinance and National agreed to cooperate in preparing and filing with the SEC this joint proxy statement/prospectus and to keep it effective as long as is necessary to consummate the merger and the transactions contemplated by the merger agreement. No amendment or supplement (including by incorporation by reference) to the joint proxy statement/prospectus shall be made without the approval of both vFinance and National, which approval shall not be unreasonably withheld or delayed. However, vFinance, in connection with a Change in the vFinance Recommendation (as defined below in the second following paragraph) may amend or supplement the joint proxy statement/prospectus pursuant to a Qualifying Amendment (as defined below in the next following paragraph) to effect such a change. If, at any time prior to the effective time of the merger, any information relating to vFinance or National, or any of their respective affiliates, officers or directors, is discovered by vFinance or National and such information should be set forth in an amendment or supplement to the joint proxy statement/prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of vFinance and National.

vFinance is required to take all lawful action to solicit approval by vFinance stockholders of the merger and the merger agreement. vFinance may adjourn or postpone the vFinance stockholders meeting to the extent necessary to ensure that any necessary supplement or amendment to this joint proxy statement/prospectus is provided to vFinance’s stockholders in advance of a vote on the merger and the merger agreement, or, if as of the time for which the vFinance stockholders meeting is originally scheduled there are insufficient shares of

vFinance common stock represented (either in person or by proxy) to constitute a quorum for the meeting. The vFinance board of directors is required to recommend stockholder approval of the plan of merger (the “vFinance Recommendation”), and shall not withdraw, modify or qualify in any manner adverse to National such recommendation or take any action or make any statement in connection with the vFinance stockholders meeting inconsistent with such recommendation (collectively, a “Change in vFinance Recommendation”). However, the board of directors of vFinance may make a Change in vFinance Recommendation as described above. Notwithstanding any Change in vFinance Recommendation, the merger agreement must be submitted to the stockholders of vFinance at the vFinance stockholders meeting for the purpose of approving and adopting the merger agreement and approving the merger unless the merger agreement shall have first been terminated. A “Qualifying Amendment” means an amendment or supplement to this joint proxy statement/ prospectus to the extent it contains (a) a Change in the vFinance Recommendation, (b) a statement of the reasons of the vFinance board of directors for making such a Change in the vFinance Recommendation and (c) additional information reasonably related to the foregoing.

Upon reasonable notice, each of vFinance and National shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours and during the period prior to the effective time of the merger, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, each of vFinance and National shall (and shall cause its subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or any other regulatory law, as applicable (other than documents that such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request.

Each of vFinance and National agreed to use its reasonable commercial efforts to take all actions, and to do all things necessary, proper or advisable under the merger agreement and applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable after the date of the merger agreement.

Each of vFinance and National agreed, to the extent not already accomplished, (i) to make, as promptly as practicable, all necessary filings with governmental entities and/or self-regulatory body relating to the merger and the other transactions contemplated by the merger agreement, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such governmental entities or any other applicable regulatory law and the receipt of required approvals under such other laws or from such governmental entities as soon as practicable and (ii) not to extend any waiting period under any applicable regulatory law, except with the prior written consent of the other party. Neither vFinance nor National nor any of their respective subsidiaries will be required to hold separate or to divest or agree to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a material adverse effect on vFinance (assuming the merger has been consummated) or to substantially impair the benefits to vFinance and National expected, as of the date of the merger agreement, to be realized from the merger, and neither vFinance nor National will be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the merger.

Except with respect to termination of the merger agreement, vFinance and National agree to bear their respective expenses incurred in connection with the merger, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange listing application fees) this joint proxy statement/prospectus shall be shared equally by vFinance and National.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, National will cause the surviving corporation to indemnify, defend and hold harmless each present and former director and officer of vFinance (when acting in such capacity), determined as of the effective time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that vFinance would have been permitted under the Delaware Business Corporation Law and its certificate of incorporation, bylaws and other agreements in effect on the date hereof to indemnify such person.

National agreed to procure, fund and maintain continuing directors and officers liability insurance coverage for a period not to exceed six years after the effective time in an amount and upon terms substantially equivalent, but not superior, to such insurance of vFinance in effect as of the date of the merger agreement, provided, in no event shall National be required to pay aggregate premiums for insurance under this section in excess of 125% of the aggregate premiums paid by vFinance during the nine month period ended September 30, 2006.

Conditions Precedent to Each Party’s Obligation to Effect the Merger

The following conditions must be satisfied before the merger can become effective:

•	the holders of vFinance capital stock must have approved the merger, the merger agreement and the transactions contemplated by the merger agreement;
•	no provision of any applicable law shall prohibit or enjoin the consummation of the merger;
•	all required approvals, applications or notices with governmental entities and/or self-regulatory agencies shall have been obtained, including, without limitation, the FINRA, except those approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on vFinance or National;
•	this joint proxy statement/prospectus shall have been declared effective under the Securities Act and no stop order suspending its effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;
•	as of the closing date, to be effective as of the effective time, the board of directors of National will consist of Mark Goldwasser, Leonard Sokolow, Christopher Dewey, Marshall S. Geller, Charles Modica, Jorge Ortega, up to two designees of National and up to one designee of vFinance;
•	National shall have successfully consummated a financing (of equity or equity-related securities) of no less than $3 million of gross proceeds in the aggregate upon terms mutually acceptable to them, which requirement has been deemed met by the St. Cloud Financing;
•	National shall have entered into written employment agreements with Mark Goldwasser, Leonard Sokolow and Alan Levin;
•	vFinance shall have entered into a written employment termination agreement with Mr. Sokolow, pursuant to which Mr. Sokolow shall have terminated his employment agreement and status as a director with vFinance;
•	National shall have entered into a voting agreement with Mr. Sokolow, pursuant to which Mr. Sokolow shall have agreed to vote all of the shares of vFinance common stock owned by him in favor of the merger and against any transaction or other action that would interfere with the merger;
•	each of the agreeing parties’ respective clearing firms shall have agreed that the transactions contemplated by the merger agreement do not trigger acceleration of indebtedness thereunder or shall have otherwise modified their existing clearing arrangements to consolidate the same or made such other arrangements reasonably acceptable to vFinance and National; and
•	Messrs. Goldwasser, Sokolow and Dewey shall have entered into an agreement to vote their shares of National for the election of each other and up to three designees of Mr. Goldwasser and up to three designees of Mr. Sokolow as directors of National.

Conditions Precedent to vFinance’s Obligations

vFinance’s obligations to effect the merger are subject to the fulfillment or satisfaction, prior to or on the closing date of the merger, of each of the following conditions:

•	National shall have performed in all material respects all of its obligations and covenants under the merger agreement required to be performed by it at or prior to the effective time of the merger;
•	the representations and warranties of National contained in the merger agreement shall be true and correct in all material respects as of the closing date with the same force and effect as if made on the closing date (provided that any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except for such inaccuracies that individually or in the aggregate do not have a material adverse effect on National, and vFinance shall have received a certificate signed by the chief executive officer of National to the foregoing effect;
•	National shall have received all consents, waivers and approvals required in connection with the consummation of the transactions contemplated by the merger agreement in connection with the agreements, contracts, investment advisory agreements, licenses or leases set forth in Section 5.5 of the National disclosure schedule, except those consents, waivers or approvals the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on National;
•	there shall not be pending any suit, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement; (ii) seeking to prohibit or limit in any material respect vFinance’s stockholders ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation; or (iii) which, if adversely determined could have a material adverse effect on National or vFinance;
•	there shall have not occurred any event or change since the date of the merger agreement that has had or could reasonably be expected to have a material adverse effect on National;
•	vFinance shall have received from Edwards Angell Palmer & Dodge LLP an opinion to the effect that the merger will constitute a reorganization for U.S. federal tax purposes within the meaning of Section 368(a) of the Code;
•	National shall expend no more than $1,000,000 in broker acquisitions or loans from April 1, 2008 to the Closing Date; and
•	National Operating Loss, from April 1, 2008 to the Closing Date, shall not exceed $750,000 in the aggregate. For the purposes of this section, “National Operating Loss” shall be defined as National’s consolidated net loss, less depreciation and amortization, acquisition cost (broker loan amortization) and option expense recorded pursuant to SFAS No. 123(R).

Conditions Precedent to National’s Obligations

National’s obligations to effect the merger are subject to the satisfaction of the following conditions prior to the closing date of the merger:

•	vFinance shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the effective time of the merger;
•	the representations and warranties of vFinance contained in the merger agreement shall be true and correct in all material respects as of the closing date with the same force and effect as if made on the closing date (provided that any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except for such inaccuracies that individually or in the aggregate do not have a material adverse effect on vFinance, and National shall have received a certificate signed by the chief executive officer of vFinance to the foregoing effect;
•	vFinance shall have received all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth in Section 4.5 of the vFinance disclosure schedule, except those consents, waivers or approvals the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on vFinance;

•	there shall not be pending any suit, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement; (ii) relating to the merger and seeking to obtain from National, vFinance or any of their subsidiaries any damages that may be material to National of vFinance; or (iv) which, if adversely determined could have a material adverse effect on National or vFinance;
•	there shall have not occurred any event or change since the date of the merger agreement that has had or could reasonably be expected to have a material adverse effect on vFinance;
•	dissenting shares shall comprise no more than 15% of the issued and outstanding shares of vFinance common stock;
•	vFinance shall expend no more than $1,000,000 in broker acquisitions or loans from April 1, 2008 to the Closing Date; and
•	vFinance Operating Loss, from April 1, 2008 to the Closing Date, shall not exceed $500,000 in the aggregate. For the purposes this section 8.2, “vFinance Operating Loss” shall be defined as vFinance’s consolidated net loss, less depreciation and amortization, acquisition cost (broker loan amortization) and option expense recorded pursuant to SFAS No. 123 (revised 2004), “Share Based Payment”.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the closing date, whether before or after stockholder approval:

•	by the mutual written agreement of vFinance and National;
•	by vFinance or National if:
(i)	the merger shall not have been consummated on or before August 31, 2008 (the “End Date”), which date may be extended by mutual written consent of the parties hereto; provided, however, that the right to terminate the merger agreement for this reason shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date where such action or failure to act constitutes a material breach of the merger agreement;
(ii)	any governmental entity shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate the merger agreement shall have used commercially reasonable efforts to avoid, remove or lift such order, decree or ruling;
•	by National if the vFinance stockholder approval has not been obtained by reason of the failure to obtain the required vote at the vFinance special meeting;
•	by National at any time prior to the effective time of the merger, before or after the approval by the stockholders of vFinance, by action of the board of directors of National, if:
(i)	vFinance shall have failed to comply in any material respect with its covenants or agreements contained in the merger agreement; provided, however, that if such failure to comply is capable of being cured prior to the End Date, such failure shall not have been cured within thirty (30) days of delivery to vFinance of written notice of such failure;
(ii)	there exists a breach or breaches of any representation or warranty of vFinance in the merger agreement such that a closing condition would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the End Date, such breaches shall not have been cured within thirty (30) days of delivery to Parent of written notice of such breach or breaches;
(iii)	(a) the board of directors of National authorizes National to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to National and National notifies vFinance in writing in accordance with the merger agreement that it intends to enter into such an agreement, and (b) National upon such termination pays to vFinance in immediately available funds the fees required to be paid pursuant to the section of the merger agreement described below in this joint proxy statement/ prospectus under the heading “Effects of Termination — Payment of Expenses” on page 91; or
(iv)	a vFinance Triggering Event shall have occurred. A “vFinance Triggering Event” shall be deemed to have occurred if: (a) there shall have occurred a Change in vFinance Recommendation; (b) vFinance shall have failed to include in this joint proxy statement/prospectus the recommendation of the board of directors of vFinancein favor of the adoption and approval of the agreement and the approval of the merger, (c) the board of directors, or any committee thereof, of vFinance shall have approved any Superior Proposal; or (d) a tender or exchange offer relating to more than 5% of the securities of vFinance shall have been commenced by a person unaffiliated with National and vFinance shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that vFinance recommends rejection of such tender or exchange offer;
•	by vFinance at any time prior to the effective time, before or after National stockholder approval of the merger, by action of the board of directors of vFinance if:
(i)	National shall have failed to comply in any material respect with any of the covenants or agreements contained in the merger agreement; provided, however, that if such failure to comply is capable of being cured prior to the End Date, such failure shall not have been cured within thirty (30) days of delivery to National of written notice of such failure;
(ii)	there exists a breach or breaches of any representation or warranty of National contained in the merger agreement such that a closing condition would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the End Date, such breaches shall not have been cured within thirty (30) days of delivery to National of written notice of such breach or breaches;
(iii)	(a) the board of directors of vFinance authorizes vFinance to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to vFinance and vFinance notifies National in writing that it intends to enter into such an agreement and (b) vFinance upon such termination pursuant to this clause pays to National in immediately available funds the fees required to be paid pursuant to the section of the merger agreement described below in this joint proxy statement/ prospectus under the heading “Effects of Termination — Payment of Expenses” on page 91; or
(iv)	a National Triggering Event shall have occurred. A “National Triggering Event” shall be deemed to have occurred if: (a) the board of directors of National shall have withdrawn its approval of the merger agreement and the merger; (b) the board of directors of National or any committee thereof shall have approved or recommended any National Acquisition Proposal; or (c) a tender or exchange offer relating to more than 5% of the securities of National shall have been commenced by a person unaffiliated with vFinance and National shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that National recommends rejection of such tender or exchange offer.

Effects of Termination; Payment of Expenses

In the event of termination of the merger agreement, no party thereto (or any of its directors or officers) shall have any liability or further obligation to any other party to the agreement, except to the extent that such termination results from willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement in which case such party shall be liable for all resulting liabilities or damages. In the event of a termination by vFinance on account of a National Triggering Event or a termination by National where the board of directors of National authorizes National to enter into a Superior Proposal, National is required to pay to vFinance an amount equal to $1,500,000, plus the actual out-of-pocket expenses that vFinance has incurred and is expected to incur after such termination in connection with the transactions contemplated by the merger agreement and which amount shall represent the entire amount that vFinance is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of vFinance’s counsel, accountants and financial advisors. In the event of a termination by National on account of an vFinance Triggering Event or a termination by vFinance where the board of directors of vFinance authorizes vFinance to enter into a Superior Proposal, vFinance is required to pay to National an amount equal to $1,500,000, plus the actual out-of-pocket expenses that National has incurred and is expected to incur after such termination in connection with the transactions contemplated by the merger agreement and which amount shall represent the entire amount that National is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of National’s counsel, accountants and financial advisors.

Voting Agreements

National has entered into a voting agreement with each of Leonard Sokolow and Dennis De Marchena, pursuant to which the stockholder agreed to vote a portion of such stockholder’s vFinance securities: (i) in favor of approval of the merger agreement, the merger, the transactions contemplated thereby and any matter that could reasonably be expected to facilitate the merger; and (ii) against the consummation of any Superior Proposal or any other action, proposal, agreement or transaction (other than the merger, the merger agreement or the transactions contemplated thereby) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of vFinance, under the merger agreement, which could result in any of the conditions to vFinance’s obligations under the merger agreement not being fulfilled or which would be inconsistent with the merger or any other transaction contemplated by the merger agreement. Before the effective time of the merger or the termination of the merger agreement, the stockholder will not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with the voting agreement.

Restrictions on Resales by Affiliates

The shares of National common stock to be issued to vFinance stockholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be “affiliates” of National as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any transfer by an affiliate of National must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act. Messrs. Sokolow, Levin, Ortega, Modica, Campanella, Rich and Groeneveld, each of whom may be affiliates of National, have entered into an affiliate agreement with National whereby they agreed not to sell, transfer or otherwise dispose of any National common stock issued to them in the merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act; (ii) such sale, transfer or other disposition is made pursuant to a registration statement declared or ordered effective under the Securities Act, or an appropriate exemption from the registration and prospectus delivery requirements of the Securities Act; (iii) the affiliate delivers to National a written opinion of legal counsel, reasonably acceptable to National in form and substance, that such sale, transfer or other disposition is otherwise exempt from the registration and prospectus delivery requirements of the Securities Act; or (iv) an authorized representative of the SEC shall have rendered written advice to the affiliate to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take any action, with respect to the proposed disposition if consummated and in addition agree that the National common stock they receive in the merger will subject to stop transfer instructions and contain a legend describing the foregoing restrictions on transfer.

INFORMATION ABOUT NATIONAL

National Business Description

National is a Delaware financial services corporation organized in 1996 operating through its wholly owned subsidiary, National Securities Corporation (“National Securities”), a Washington corporation organized in 1947. National Securities conducts a national securities brokerage business through its main offices in Seattle, Washington and New York, New York, as well as 64 other locations throughout the country and one office outside the country. National Securities’ business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate finance services. On March 15, 2006, National changed its name from “Olympic Cascade Financial Corporation” to “National Holdings Corporation.”

National Securities provides a broad range of securities brokerage and investment services to a diverse retail and institutional clientele, as well as corporate finance and investment banking services to corporations and businesses. National Securities’ brokers operate as independent contractors. A registered representative who becomes an affiliate of National Securities establishes his own office and is responsible for the payment of expenses associated with the operation of such office, including rent, utilities, furniture, equipment, stock quotation machines and general office supplies. In return, the registered representative is entitled to retain a higher percentage of the commissions generated by his sales than a registered representative at a traditional employee-based brokerage firm. This arrangement allows National Securities to operate with a reduced amount of fixed costs and lowers the risk of operational losses for non-production.

In July 1994, National Securities formed a wholly owned subsidiary, National Asset Management, Inc., a Washington corporation (“NAM”). NAM is a federally-registered investment adviser providing asset management advisory services to high net worth clients for a fee based upon a percentage of assets managed. In March 2008, all of the issued and outstanding stock of NAM was transferred from National Securities to National.

In the third quarter of fiscal year 2006, National formed a wholly owned subsidiary, National Insurance Corporation, a Washington corporation (“National Insurance”). National Insurance provides fixed insurance products to its clients, including life insurance, disability insurance, long term care insurance and fixed annuities. National Insurance has finalized certain requisite state registrations and commenced business operations during the second quarter of fiscal year 2007, that have been de minimus.

In the first quarter of fiscal year 2007, National formed a wholly owned subsidiary, National Holdings Mortgage Corporation (“National Mortgage”), in order to operate a mortgage broker business. National Mortgage is currently inactive.

In the first quarter of fiscal year 2007, National formed a wholly owned subsidiary, National Group Benefits Corporation (“National Group Benefits”), in order to provide independent contractors the ability to purchase insurance benefits as part of a group. National Group Benefits is currently inactive.

In the fourth quarter of fiscal year 2007, National formed a wholly owned subsidiary, National Securities Futures Corporation (“National Futures”), that will provide futures and derivates products to its clients. National Futures is in the process of obtaining the necessary approvals from the National Futures Association and has not yet commenced business operations.

Clearing Relationships

In March 2005, NFS acquired the clearing business of Fiserv Securities, Inc. (“Fiserv”), National’s former clearing firm. In April 2005, National Securities entered into a clearing agreement with NFS that became effective in June 2005. In June 2005, National Securities entered into a clearing agreement with Penson Financial Services, Inc. (“Penson”) for the purpose of providing clearing services that are not provided by NFS. Additionally, in June 2007, National Securities entered into a clearing agreement with Legent Clearing LLC (“Legent”) for the purpose of providing clearing services that are not provided by NFS and to maintain a pre-existing clearing relationship for brokers newly associated with National Securities.

Financial Information about Industry Segments

National realized approximately 88% of its total revenues in fiscal year 2007 from brokerage services, principal and agency transactions, and investment banking. During fiscal year 2007, brokerage services that consist of retail brokerage commissions represent 54% of total revenues, principal and agency transactions that consist of net dealer inventory gains represent 22% of total revenues, and investment banking, that consist of corporate finance commissions and fees, represent 12% of total revenues. For a more detailed analysis of National’s results by segment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of National.”

Brokerage Services

National Securities is registered as a broker-dealer with the SEC and is licensed in all 50 states, the District of Columbia and Puerto Rico. National Securities is also a member of FINRA (formerly the NASD), MSRB and SIPC. Brokerage services to retail clients are provided through National’s sales force of investment executives at National Securities.

National Securities’ goal is to meet the needs of its investment executives and their clients. To foster individual service, flexibility and efficiency and to reduce fixed costs, investment executives at National Securities act as independent contractors responsible for providing their own office facilities, sales assistants, telephone and quote service, supplies and other items of overhead. Investment executives are given broad discretion to structure their own practices and to specialize in different areas of the securities market subject to supervisory procedures. In addition, investment executives have direct access to research materials, management, traders, and all levels of support personnel.

The brokerage services provided by the investment executives at National Securities include execution of purchases and sales of stocks, bonds, mutual funds, annuities and various other securities for individual and institutional customers. In fiscal year 2007, stocks represented approximately 78% of National’s business, bonds represented approximately 12% of its business, and mutual funds and annuities made up the remaining 10% of its business. The percentage of each type of business varies over time as the investment preferences of National’s customers change based on market conditions.

Typically, National Securities does not recommend particular securities to customers. Recommendations to customers are determined by individual investment executives based upon their own research and analysis, subject to applicable FINRA customer suitability standards. Most investment executives perform fundamental (as opposed to technical) analysis. Solicitations may be by telephone, seminars or newsletters. Investment executives may request trading to acquire an inventory position to facilitate sales to customers (subject to the investment executive’s own risk). Supervisory personnel review trading activity from inventory positions to ensure compliance with applicable standards of conduct.

National generally acts as an agent in executing customer orders to buy or sell listed and over-the-counter securities in which it does not make a market, and charges commissions based on the services National provides to its customers. In executing customer orders to buy or sell a security in which National makes a market, National may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. National may also act as agent and execute a customer’s purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. National believes its mark-ups, mark-downs and commissions are competitive based on the services it provides to its customers. In each instance the commission charges, mark-ups or mark-downs, are in compliance with guidelines established by the FINRA. In order to increase revenues generated from these activities, National continuously seeks to hire additional registered representatives, and works with its current registered representatives to increase their productivity.

National’s registered representatives are independent contractors, not salaried employees. As such, payments to these persons are based on commissions generated, and represent a variable cost rather than a fixed cost of operating National’s business. Commission expense represents a significant majority of National’s total expenses. National works to control its fixed costs in order to achieve profitability based upon its expectation of market conditions and the related level of revenues. Additionally, National requires most of its registered representatives to absorb their own overhead and expenses, thereby reducing National’s share of the fixed costs.

Investment executives in the brokerage industry are traditionally compensated on the basis of set percentages of total commissions and mark-ups generated. Most brokerage firms bear substantially all of the costs of maintaining their sales forces, including providing office space, sales assistants, telephone service and supplies. The average commission paid to investment executives in the brokerage industry generally ranges from 30% to 50% of total commissions generated.

Since National Securities requires most of its investment executives to absorb their own overhead and expenses, it pays a higher percentage of the net commissions and mark-ups generated by its investment executives, as compared to traditional investment executives in the brokerage industry. This arrangement also reduces fixed costs and lowers the risk of operational losses for non-production. National Securities’ operations include execution of orders, processing of transactions, internal financial controls and compliance with regulatory and legal requirements.

As of December 31, 2007, National had 97 employees and 414 independent contractors. Of these totals, 465 were registered representatives. Persons who have entered into independent contractor agreements are not considered employees for purposes of determining National’s obligations for federal and state withholding, unemployment and social security taxes. National’s independent contractor arrangements conform to accepted industry practice, and therefore, National does not believe there is a material risk of an adverse determination from the tax authorities that would have a significant effect on its ability to recruit and retain investment executives or on its current operations and financial results of operations. No employees are covered by collective bargaining agreements, and National believes its relations are good with both its employees and independent contractors.

National’s business plan includes the growth of its retail and institutional brokerage business, while recognizing the volatility of the financial markets. In response to historical market fluctuations, National has periodically adjusted certain business activities, including, proprietary trading and market-making trading. National believes that consolidation within the industry is inevitable. Concerns attributable to the volatile market, and increased competition, result in a number of acquisition opportunities being introduced to it. National is focused on maximizing the profitability of its existing operations, while it continues to seek selective strategic acquisitions.

Periodic reviews of controls are conducted and administrative and operations personnel meet frequently with management to review operating conditions. Compliance and operations personnel monitor compliance with applicable laws, rules and regulations.

Principal and Agency Transactions

National buys and maintains inventories in equity securities as a “market-maker” for sale of those securities to other dealers and to customers through National Securities. National may also maintain inventories in corporate, government and municipal debt securities for sale to customers. The level of National Securities’ market-making trading activities will increase or decrease depending on the relative strength or weakness of the broader markets. As of December 31, 2007, National Securities made markets in approximately 46 securities. National Securities anticipates that it will engage in some market-making trading activity in the future, which may include companies for which National Securities managed or co-managed a public offering.

National’s trading departments require a commitment of capital. Most principal transactions place the National’s capital at risk. Profits and losses are dependent upon the skill of the traders, price movements, trading activity and the size of inventories. Since the National’s trading activities occasionally may involve speculative and thinly capitalized stocks, including stabilizing the market for securities which it has underwritten, National imposes position limits to reduce its potential for loss.

In executing customer orders to buy or sell a security in which National makes a market, National may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. National may also act as agent and execute a customer’s purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. National believes its mark-ups, mark-downs and commissions are competitive based on the services it provides to its customers.

In executing customer orders to buy or sell listed and over-the-counter securities in which it does not make a market, National generally acts as an agent and charges commissions that it believes are competitive, based on the services it provides to its customers.

Investment Banking

National Securities provides corporate finance and investment banking services, including underwriting the sale of securities to the public and arranging for the private placement of securities with investors. National Securities’ corporate finance operations provide a broad range of financial and corporate advisory services, including mergers and acquisitions, project financing, capital structure and specific financing opportunities. National Securities also acts as an underwriter of equity securities in both initial and secondary public offerings. Corporate finance revenues will vary depending on the number of private and public offerings completed by National Securities during a particular fiscal year.

Competition

National is engaged in a highly competitive business. With respect to one or more aspects of its business, its competitors include member organizations of the NYSE and other registered securities exchanges in the United States and Canada, and members of the FINRA. Many of these organizations have substantially greater personnel and financial resources and more sales offices than National. Discount brokerage firms affiliated with commercial banks provide additional competition, as well as companies that provide electronic on-line trading. In many instances, National is also competing directly for customer funds with investment opportunities offered by real estate, insurance, banking, and savings and loans industries.

The securities industry has become considerably more concentrated and more competitive since National was founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than National’s.

Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry.

National also competes with other securities firms for successful sales representatives, securities traders and investment bankers. Competition for qualified employees in the financial services industry is intense. National’s continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate its existing employees. For a further discussion of risks facing National, please see “Risk Factors.”

Government Regulation and Supervision

The securities industry and National Securities’ business is subject to extensive regulation by the SEC, FINRA, state securities regulators and other governmental regulatory authorities. The principal purpose of these regulations is the protection of customers and the securities markets. The SEC is the federal agency charged with the administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, such as the FINRA, that adopt rules, subject to approval by the SEC, which govern their members and conduct periodic examinations of member firms’ operations. Securities firms are also subject to regulation by state securities commissions in the states in which they are registered. National Securities is a registered broker-dealer with the SEC and a member of the FINRA. It is licensed to conduct activities as a broker-dealer in all 50 states, the District of Columbia and Puerto Rico.

In addition, as a registered broker-dealer and member of the FINRA, National Securities is subject to the SEC’s Uniform Net Capital Rule 15c3-1, which is designed to measure the general financial integrity and liquidity of a broker-dealer and requires the maintenance of minimum net capital. Net capital is defined as the net worth of a broker-dealer subject to certain adjustments. In computing net capital, various adjustments are made to net worth that exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer’s position in securities, be valued in a conservative manner so as to avoid over-inflation of the broker-dealer’s net capital. National Securities has elected to use the alternative standard method permitted by the rule. This requires that National Securities maintain minimum net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which National Securities is a market maker. At December 31, 2007, National Securities’ net capital exceeded the requirement by $1,183,000.

The Exchange Act and the FINRA Conduct Rules require National Securities to supervise the activities of its investment executives. As part of providing such supervision, National Securities maintains Written Supervisory Procedures and a Compliance Manual. Compliance personnel and outside auditors conduct inspections of branch offices periodically to review compliance with National procedures. A registered principal provides onsite supervision at each of National’s larger offices. The other offices (averaging two investment executives per office) are not required by FINRA rules to have a registered principal on site and are therefore supervised by registered principals of National Securities. Designated principals review customer trades to ensure compliance with the FINRA Conduct Rules including mark-up guidelines.

In November 2006, without admitting or denying the alleged violations, National Securities accepted and consented to the entry of the following findings by NASD Regulation: Pursuant to NASD Rules 2110, 3010, 6230(A), MSRB Rules G-14, G-17, the firm failed to report to trace, transactions in trace eligible securities executed on a business day during trace system hours within 30 minutes of the time of execution; the firm’s supervisory system did not provide for supervision reasonably designed to achieve compliance with applicable securities laws, regulations and NASD rules concerning trace reporting; and failed to report to the MSRB customer transaction in municipal securities within 15 minutes of the time of execution. The firm was censured and fined $30,000 in a settlement dated November 21, 2006.

In July 2007, without admitting or denying the alleged violations, National Securities accepted and consented to the entry of the following findings by NASD Regulation: Pursuant to NASD Rules 2110, 3010(A) and (B), the firm ignored red flags that a representative was circumventing his heightened supervision plan. The firm was censured and fined $20,000 in a settlement dated July 19, 2007.

Venture Capital

In 2001, National formed Robotic Ventures Fund I, L.P. (the “Fund”), a venture capital fund dedicated to investing in companies engaged in the business of robotics and artificial intelligence. National has a 24.5% interest in, and serves as the managing member of, Robotic Ventures Group LLC (“LLC”), the general partner of the Fund. The LLC has a 0.02% ownership interest in the Fund. The Fund has twenty limited partners. Under the terms of the LLC agreement, the managing member may be removed under certain circumstances. As the managing member, National has no ongoing monetary responsibility to support operations or provide for Fund losses. The carrying amount of National’s investment in the Fund was $0 at December 31, 2007 and 2006. National’s investment is accounted for under the equity method of accounting. National recognized income on this investment of $192,000 in fiscal year 2006, and no income or loss on this investment in fiscal years 2007 and 2005, respectively. During the formation of the Fund, National incurred various start-up expenses that were subsequently reimbursed by the Fund.

Properties

National owns no real property. Its corporate headquarters are shared with National Securities in leased space in Chicago, Illinois and New York, New York. National leases office space in Boca Raton, Florida, and through its subsidiary, it leases office space in Chicago, New York, Seattle, Washington and Tinton Falls, New Jersey. Independent contractors individually lease the branch offices that are operated by those independent contractors.

Leases expire at various times through September 2012. National believes the rent at each of its locations is reasonable based on current market rates and conditions.

Legal Proceedings

In September 2006, National’s former chairman and chief executive officer, Steven A. Rothstein, commenced an arbitration against National’s current chairman and chief executive officer, Mark Goldwasser, in the matter Rothstein et al. vs. Goldwasser, FINRA No. 06-04000. Rothstein is alleging fraud and inequitable conduct relating to his attempts to sell his investment in National in calendar year 2001, and is seeking approximately $5,750,000 in damages. National is indemnifying Mr. Goldwasser in this action. National and Mr. Goldwasser believe this action is without merit, and intend to vigorously defend this action. As of December 31, 2007, the outcome of this arbitration is undeterminable, and accordingly National has not established a provision for this matter.

National is also a defendant in various other arbitrations and administrative proceedings, lawsuits and claims seeking in the aggregate damages of approximately $350,000. National believes such claims are substantially without merit, and estimates that its liability, primarily for attorney representation, will be less than $100,000 (exclusive of unspecified punitive damages related to certain claims and inclusive of expected insurance coverage). These matters arise in the normal course of business. National intends to vigorously defend itself in these actions, and believes that the eventual outcome of these matters will not have a material adverse effect on it. However, the ultimate outcome of these matters cannot be determined at this time. The amounts related to such matters that are reasonably estimable and which have been accrued at December 31, 2007 and 2006, is $124,000 and $762,000 (primarily legal fees), respectively. Approximately $575,000 of the accrued legal fees at December 31, 2006 related to the settlement of certain arbitrations. National has included in “Professional fees” litigation and FINRA related expenses of $375,000 and $789,000 for the first quarter of fiscal years 2008 and 2007, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of National

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This joint proxy statement/prospectus may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to National’s estimated or anticipated future results or other non-historical facts are forward-looking and reflect National’s current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in Item 1 above. Any forward-looking statements contained in or incorporated into this joint proxy statement/prospectus speak only as of the date of this joint proxy statement/prospectus. National undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Critical Accounting Policies and Estimates

The SEC recently issued proposed guidance for disclosure of critical accounting policies and estimates. National’s most critical accounting policies relate to income recognition, income taxes, and stock-based compensation. The SEC defines “critical accounting estimates” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain and may change in subsequent periods.

National’s critical accounting policies are as follows:

Revenue Recognition — Customer security transactions and the related commission income and expense are recorded as of the trade date. Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which National acts as an underwriter or agent. Investment banking revenues also include fees earned from providing financial advisory services. Investment banking management fees are recorded on the offering date, sales concessions on the settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable. Customers who are financing their transaction on margin are charged interest. National’s margin requirements are in accordance with the terms and conditions mandated by its clearing firms, NFS, Penson and Legent. The interest is billed on the average daily balance of the margin account.

Net dealer inventory gains result from securities transactions entered into for the account and risk of National. Net dealer inventory gains are recorded on a trade date basis. Transfer fees are charged for each customer’s security transaction, and are recognized as of the trade date. Investment advisory fees are account management fees for high net worth clients based on the amount of the assets under management. These fees are billed quarterly and recognized at such time that the service is performed and collection is probable.

National generally acts as an agent in executing customer orders to buy or sell listed and over-the-counter securities in which it does not make a market, and charges commissions based on the services it provides to its customers. In executing customer orders to buy or sell a security in which it makes a market, it may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. National may also act as agent and execute a customer’s purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. Mark-ups, mark-downs and commissions are generally priced competitive based on the services it provides to its customers. In each instance the commission charges, mark-ups or mark-downs, are in compliance with guidelines established by the FINRA.

Common Stock Purchase Warrants — National accounts for the issuance of common stock purchase warrants issued in connection with capital financing transactions in accordance with the provisions of Emerging Issues Task Force Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). Based on the provisions of EITF 00-19, National classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). National classifies as assets or liabilities any contracts that (i) require net-cash settlement

(including a requirement to net-cash settle the contract if an event occurs and if that event is outside its control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

National assessed the classification of its derivative financial instruments as of September 30, 2007, which consist of common stock purchase warrants, and determined that such derivatives meet the criteria for equity classification under EITF 00-19.

Convertible Instruments — National evaluates and accounts for conversion options embedded in its convertible instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19.

SFAS 133 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments in accordance with EITF 00-19. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of SFAS 133. SFAS 133 and EITF 00-19 also provide an exception to this rule when the host instrument is deemed to be conventional (as that term is described in the implementation guidance to SFAS 133 and further clarified in EITF 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in EITF 00-19).

National accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with the provisions of EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features,” (“EITF 98-5”) and EITF 00-27 “Application of EITF 98-5 to Certain Convertible Instruments.” Accordingly, it records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. National also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

National evaluated the conversion option embedded in the convertible preferred stock and determined, in accordance with the provisions of these statements, that such conversion option does not meet the criteria requiring bifurcation of these instruments. The characteristics of the common stock that is issuable upon a holder’s exercise of the conversion option embedded in the convertible preferred stock are deemed to be clearly and closely related to the characteristics of the preferred shares (as that term is clarified in paragraph 61.l. of the implementation guidance included in Appendix A of SFAS 133). Additionally, National’s conversion options, if free standing, would not be considered derivatives subject to the accounting guidelines prescribed under SFAS 133.

Other Receivables — National extends unsecured credit in the normal course of business to its registered representatives. The determination of the amount of uncollectible accounts is based on the amount of credit extended and the length of time each receivable has been outstanding, as it relates to each individual registered representative. The allowance for doubtful accounts reflects the amount of loss that can be reasonably estimated by management, and is included in other expenses in the accompanying consolidated statements of operations.

Stock-Based Compensation — Prior to October 1, 2005, National accounted for employee stock transactions in accordance with Accounting Principle Board, APB Opinion No. 25, “Accounting for Stock Issued to Employees.” National had adopted the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting For Stock-Based Compensation.”

Effective October 1, 2005, National adopted FASB Statement of Financial Accounting Standard (“SFAS”) No. 123R “Share Based Payment.” This statement is a revision of SFAS Statement No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards will result in a charge to operations that will be measured at fair value on the awards grant date, based on the estimated number of awards expected to vest over the service period.

The Black-Scholes option valuation model was used to estimate the fair value of the options granted during the fiscal years ended September 30, 2007, 2006 and 2005. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. For example, the expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the options granted. Options issued under National’s option plans have characteristics that differ from traded options. In National’s opinion, this valuation model does not necessarily provide a reliable single measure of the fair value of its employee stock options

Results of Operations

Three Months Ended December 31, 2007 Compared to Three Months Ended December 31, 2006

The Company’s first quarter of fiscal year 2008 resulted in an increase in revenues, but a greater increase in expenses compared to the same period last year. As a result, the Company reported a net loss of $1,167,000 compared with a net loss of $85,000 for the first quarters of fiscal years 2008 and 2007, respectively.

	Three Months Ended December 31,		Increase (Decrease)
	2007	2006	Amount	Percent
Commissions	$13,292,000	$8,422,000	$4,870,000	58%
Proprietary trading	4,099,000	2,800,000	1,299,000	46%
Market making	92,000	447,000	(355,000)	(79)%
Mark-ups and mark-downs	3,000	51,000	(48,000)	(94)%
Net dealer inventory gains	4,194,000	3,298,000	896,000	27%
Investment banking	—	556,000	(556,000)	(100)%
Interest and dividends	930,000	566,000	364,000	64%
Transfer fees and clearance services	1,311,000	1,010,000	301,000	30%
Other	638,000	434,000	204,000	47%
	$20,365,000	$14,286,000	$6,079,000	43%

Total revenues increased $6,079,000, or 43%, in the first quarter of fiscal year 2008 to $20,365,000 from $14,286,000 in the first quarter of fiscal year 2007. During the first quarter of fiscal year 2008, total trading volume increased by approximately 54%, compared to the first quarter of fiscal year 2007. The increase in revenues and trading volume is due to an increase in the number of registered representatives associated with the Company, offset in part by a decline in market making activities. Commission revenue increased $4,870,000, or 58%, to $13,292,000 from $8,422,000 during the first quarter of fiscal year 2008 compared with the same period in fiscal year 2007, which is attributable to the greater number of registered representatives. Net dealer inventory gains, which includes profits on proprietary trading, market making activities and customer mark-ups and mark-downs, increased $896,000, or 27%, to $4,194,000 from $3,298,000 during the first quarter of fiscal year 2008 compared with the same period in fiscal year 2007. The increase is due to increased trading activity in foreign securities partially offset set by a decline in market making activities. During the first quarter of fiscal year 2008, revenues from proprietary trading increased $1,299,000, or 46%, to $4,099,000 from $2,800,000 in the first quarter of fiscal year 2007, revenues from market making activities decreased $355,000, or 79%, to $92,000 from $447,000 in the first quarter of fiscal year 2007, and revenues from customer mark-ups and mark-downs decreased $48,000, or 94%, to $3,000 from $51,000 in the first quarter of fiscal year 2007.

The Company did not complete any investment banking transactions in the first quarter of fiscal year 2008, compared with $556,000 of investment banking revenues in the first quarter of fiscal year 2007. Interest and dividend income increased $364,000 or 64%, to $930,000 from $566,000 in the first quarter of fiscal year 2008 compared with the same period last year. The increase in interest income is attributable to an adjustment of the interest sharing agreement with one of the Company’s clearing firms. Transfer fees increased $301,000, or 30%, to $1,311,000 in the first quarter of fiscal year 2008 from $1,010,000 in the first quarter of fiscal year 2007. The increase is due to the higher trading volume experienced during the current year’s quarter.

Other revenue, consisting of asset management fees, miscellaneous transaction fees and trading fees and other investment income, increased $204,000, or 47%, to $638,000 from $434,000 during the first quarter of fiscal year 2008 compared to the first quarter of fiscal year 2007. The increase is due to an increase in fee based assets under management.

In comparison with the 43% increase in total revenues, total expenses increased 50% or $7,151,000 to $21,522,000 for the first quarter of fiscal year 2008 compared to $14,371,000 in the first quarter of fiscal year 2007. The increase in total expenses is a result of higher commissions and compensation expenses, partially off set by legal fees and costs incurred to settle certain arbitrations in the first quarter of fiscal year 2007.

	Three Months Ended December 31,		Increase (Decrease)
	2007	2006	Amount	Percent
Commission expense related to:
Commission revenue	$12,760,000	$7,333,000	$5,427,000	74%
Net dealer inventory gains	3,443,000	2,441,000	1,002,000	41%
Investment banking	—	10,000	(10,000)	(100)%
Commissions	16,203,000	9,784,000	6,419,000	66%
Employee compensation	2,240,000	1,514,000	726,000	48%
Clearing fees	613,000	375,000	238,000	63%
Communications	356,000	402,000	(46,000)	(11)%
Occupancy and equipment costs	854,000	735,000	119,000	16%
Professional fees	588,000	958,000	(370,000)	(39)%
Interest	73,000	104,000	(31,000)	(30)%
Taxes, licenses and registration	130,000	179,000	(49,000)	(27)%
Other administrative expenses	465,000	320,000	145,000	45%
	$21,522,000	$14,371,000	$7,151,000	50%

Commission expense, which includes expenses related to commission revenue, net dealer inventory gains and investment banking, increased $6,419,000, or 66%, to $16,203,000 in the first quarter of fiscal year 2008 from $9,784,000 in the first quarter of fiscal year 2007. Commission expense related to commission revenue increased $5,427,000, or 74%, to $12,760,000 in the first quarter of fiscal year 2008 from $7,333,000 in the first quarter of fiscal year 2007; and commission expense related to net dealer inventory gains increased $1,002,000, or 41%, to $3,443,000 in the first quarter of fiscal year 2008 from $2,441,000 in the first quarter of fiscal year 2007. Commission expense as a percentage of commission revenues increased to 96% in the first quarter of fiscal year 2008 from 87% in the first quarter of fiscal year 2007. This increase is attributable to higher payouts for registered representatives recently affiliated with the Company and an increase in the amortization of advances to registered representatives. Commission expense as a percentage of net dealer inventory gains increased to 82% in the first quarter of fiscal year 2008 from 74% in the first quarter of fiscal year 2007. This increase is attributable to changes in the securities traded, and their related commission payouts. Commission expense includes the amortization of advances to registered representatives of $491,000 and $230,000 for the first quarter of fiscal years 2008 and 2007, respectively. These amounts fluctuate based upon the amounts of advances outstanding and the time period for which the registered representatives have agreed to be affiliated with National Securities.

Employee compensation expense increased $726, 000, or 48%, to $2,240,000 in the first quarter of fiscal year 2008 from $1,514,000 in the first quarter of fiscal year 2007. The increase is attributable to new employees hired during fiscal year 2007 and the first quarter of fiscal year 2008, and salary increases for certain employees. Overall, combined commission and employee compensation expense, as a percentage of revenue, increased to 91% from 79% in the first quarters of fiscal year 2008 and 2007, respectively.

Clearing fees increased $238,000, or 63%, to $613,000 in the first quarter of fiscal year 2008 from $375,000 in the first quarter of fiscal year 2007. The increase in clearing fees is attributable to the increase in commission revenue in the first quarter of fiscal year 2008 as compared to the first quarter of fiscal year 2007. The greater increase in clearing fees as compared to the increase in commission revenue is attributable to lower average commission revenue per ticket in the first quarter of fiscal year 2008.

Communication expenses decreased $46,000 or 11%, to $356,000 from $402,000 in the first quarter of fiscal year 2008 compared to the first quarter of fiscal year 2007. The decrease is due to the Company’s ability to acquire certain of these services at a lower price. Occupancy costs increased $119,000, or 16%, to $854,000 from $735,000 in the first quarter of fiscal year 2008 compared to the first quarter of fiscal year 2007. The increase in occupancy expense is primarily due to annual rent increases contained in the Company’s office leases. Professional fees decreased $370,000, or 39%, to $588,000 from $958,000 in the first quarter of fiscal year 2008 compared to the first quarter of fiscal year 2007. The decrease in professional fees is primarily a result of legal fees and costs incurred to settle certain arbitrations in the first quarter of fiscal year 2007.

Interest expense decreased $31,000, or 30%, to $73,000 from $104,000 in the first quarter of fiscal year 2008 compared to the first quarter of fiscal year 2007. The decrease is due to the retirement of certain debt in fiscal year 2007. Taxes, licenses and registration decreased $49,000, or 27%, to $130,000 from $179,000 in the first quarter of fiscal year 2008 compared to the first quarter of fiscal year 2007. The decrease in taxes, licenses and registration is due to lower registration fees paid on behalf of brokers in the first quarter of fiscal year 2008 compared to the first quarter of fiscal year 2007. Other administrative expenses increased $145,000 or 45% to $465,000 from $320,000 in the first quarter of fiscal year 2008 compared to the first quarter of fiscal year 2007. The increase is primarily attributable due to an increase in marketing and other promotional expenses.

The Company reported a net loss of $1,167,000 in the first quarter of fiscal year 2008 compared to a net loss of $85,000 in the first quarter of fiscal year 2007. The net loss attributable to common stockholders in the first quarter of fiscal year 2008 was $1,252,000, or $.15 per common share, as compared to a net loss attributable to common stockholders in the first quarter of fiscal year 2007 of $190,000, or $.04 per common share. The net loss attributable to common stockholders for the first quarter of fiscal year 2008 and 2007 reflects $85,000 and $105,000, respectively, of cumulative preferred stock dividends on the Company’s preferred stock.

Fiscal Year 2007 Compared with Fiscal Year 2006

National’s fiscal year 2007 resulted in an increase in revenues, and a slightly lesser increase in expenses, compared with fiscal year 2006. As a result, National reported net income of $1,372,000 compared with net income of $595,000 for the fiscal years 2007 and 2006, respectively. This represents an improvement of $777,000 from the prior year.

	Fiscal Year		Increase (Decrease)
	2007	2006	Amount	Percent
Commissions	$39,237,000	$32,140,000	$7,097,000	22%
Proprietary trading	14,550,000	7,391,000	7,159,000	97%
Market making	873,000	323,000	550,000	170%
Mark-ups and mark-downs	306,000	124,000	182,000	147%
Net dealer inventory gains	15,729,000	7,838,000	7,891,000	101%
Investment banking	9,097,000	11,323,000	(2,226,000)	(20)%
Interest and dividends	2,824,000	2,891,000	(67,000)	(2)%
Transfer fees and clearance services	4,075,000	3,336,000	739,000	22%
Other	1,857,000	1,199,000	658,000	55%
	$72,819,000	$58,727,000	$14,092,000	24%

Total revenues increased $14,092,000, or 24%, in fiscal year 2007 to $72,819,000 from $58,727,000 in fiscal year 2006. The increase in revenues is primarily due to greater commissions and net dealer inventory gains, partially offset by a decline in investment banking revenues. During fiscal year 2007, total trading volume increased 4%, compared to fiscal year 2006. The lesser increase in trading volume compared to revenues reflects an increase in the average revenue per trade. Commission revenue increased $7,097,000, or 22%, to $39,237,000 from $32,140,000 during fiscal year 2007 compared with fiscal year 2006. Net dealer inventory gains, which includes profits on proprietary trading, market making activities and customer mark-ups and mark-downs, increased $7,891,000, or 101%, to $15,729,000 from $7,838,000 during fiscal year 2007 compared with fiscal year 2006. The increase is primarily due to an increase in proprietary trading in the foreign bond market, and reflects National’s re-entry into market making activities. During fiscal year 2007, revenues from proprietary trading increased $7,159,000, or 97%, to $14,550,000 from $7,391,000 in fiscal year 2006, revenues from market making activities increased $550,000, or 170%, to $873,000 from $323,000 in fiscal year 2006, and revenues from customer mark-ups and mark-downs increased $182,000, or 147%, to $306,000 from $124,000 in fiscal year 2006.

Investment banking revenue decreased $2,226,000, or 20%, to $9,097,000 from $11,323,000 in fiscal year 2007 compared with fiscal year 2006. The decrease in investment banking revenues is attributable to National having completed fewer investment banking transactions for private companies in fiscal year 2007 than in fiscal year 2006. Interest and dividend income decreased $67,000, or 2%, to $2,824,000 from $2,891,000 in fiscal year 2007 compared with fiscal year 2006. The decrease in interest income is attributable to a decrease in the amount of debit balances in National Securities’ customer accounts in fiscal year 2007 compared to fiscal year 2006. Transfer fees increased $739,000, or 22%, to $4,075,000 in fiscal year 2007 from $3,336,000 in fiscal year 2006. The increase reflects higher transfer fees for trades generated from the retail brokerage business of brokers recently associated with National.

Other revenue, consisting of asset management fees, miscellaneous transaction fees and trading fees, and other investment income, increased $658,000, or 55%, to $1,857,000 from $1,199,000 during fiscal year 2007 compared to fiscal year 2006. The increase is due to an increase in fee based assets under management, partially offset by investment income realized in National’s venture capital fund in fiscal year 2006.

	Fiscal Year		Increase (Decrease)
	2007	2006	Amount	Percent
Commission expense related to:
Commission revenue	$35,779,000	$28,451,000	$7,328,000	26%
Net dealer inventory gains	12,507,000	5,617,000	6,890,000	123%
Investment banking	3,985,000	8,208,000	(4,223,000)	(51)%
Commissions	52,271,000	42,276,000	9,995,000	24%
Employee compensation	7,464,000	5,835,000	1,629,000	28%
Clearing fees	1,745,000	1,538,000	207,000	13%
Communications	1,719,000	1,748,000	(29,000)	(2)%
Occupancy and equipment costs	2,996,000	2,805,000	191,000	7%
Professional fees	2,266,000	1,213,000	1,053,000	87%
Interest	531,000	494,000	37,000	7%
Taxes, licenses and registration	666,000	617,000	49,000	8%
Other administrative expenses	1,789,000	1,606,000	183,000	11%
	$71,447,000	$58,132,000	$13,315,000	23%

In comparison with the 24% increase in total revenues, total expenses increased 23%, or $13,315,000, to $71,447,000 for fiscal year 2007 compared to $58,132,000 in fiscal year 2006. The increase in total expenses is primarily the result of greater commission expense directly associated with commission revenues and net dealer inventory gain, and increases in employee compensation and legal fees, partially offset by a decline in commission expense directly associated with investment banking.

Commission expense, which includes expenses related to commission revenue, net dealer inventory gains and investment banking, increased $9,995,000, or 24%, to $52,271,000 in fiscal year 2007 from $42,276,000 in fiscal year 2006. Commission expense related to commission revenue increased $7,328,000, or 26%, to $35,779,000 in fiscal year 2007 from $28,451,000 in fiscal year 2006; commission expense related to net dealer inventory gains increased $6,890,000, or 123%, to $12,507,000 in fiscal year 2007 from $5,617,000 in fiscal year 2006; and commission expense related to investment banking decreased $4,223,000, or 51%, to $3,985,000 in fiscal year 2007 from $8,208,000 in fiscal year 2006. Commission expense as a percentage of commission revenues increased to 91% in fiscal year 2007 from 89% in fiscal year 2006. This increase is attributable to changes in the production of particular brokers, not all of who are paid at the same commission rate and an increase in the amortization of advances to registered representatives. Commission expense as a percentage of net dealer inventory gains increased to 80% in fiscal year 2007 from 72% in fiscal year 2006. This increase is attributable to changes in the production of particular brokers and traders, not all of who are paid at the same commission rate. Commission expense as a percentage of investment banking revenues decreased to 44% in fiscal year 2007 from 72% in fiscal year 2006. This decrease is attributable to the type and size of the particular investment banking transactions completed in the current fiscal year. Commission expense includes the amortization of advances to registered representatives of $1,406,000 and $1,281,000 for fiscal years 2007 and 2006, respectively. These amounts fluctuate based upon the amounts of advances outstanding and the time period for which the registered representatives have agreed to be affiliated with National Securities.

Employee compensation expense increased $1,629,000, or 28%, to $7,464,000 in fiscal year 2007 from $5,835,000 in fiscal year 2006. The increase is attributable to new employees hired during fiscal years 2007 and 2006, bonuses based on the current year’s profits, year-end bonuses that were paid to certain staff employees in the first quarter of fiscal year 2007 and an increase in the amortization of the fair value associated with stock based compensation. The amortization of stock based compensation is $171,000 and $19,000 for fiscal years 2007 and 2006, respectively. Overall, combined commission and employee compensation expense, as a percentage of revenue remained relatively constant at approximately 82% in fiscal years 2007 and 2006.

Clearing fees increased $207,000, or 13%, to $1,745,000 in fiscal year 2007 from $1,538,000 in fiscal year 2006. The increase in clearing fees is attributable to the increase in commission revenue in fiscal year 2007 compared to fiscal year 2006, partially offset by the amortization of credits received from one of National’s clearing firms.

Communication expenses decreased $29,000, or 2%, to $1,719,000 from $1,748,000 in fiscal year 2007 compared to fiscal year 2006. The decrease is primarily due to the National’s ability to acquire certain of these services at a lower price. Occupancy costs increased $191,000, or 7%, to $2,996,000 from $2,805,000 in fiscal year 2007 compared to fiscal year 2006. The increase in occupancy expense is due to costs incurred to transfer certain of National’s paper files to a digital system and annual rent increases contained in its office leases, partially offset by the settlement of a lawsuit by National against a former subtenant in the third quarter of fiscal year 2007. Professional fees increased $1,053,000, or 87%, to $2,266,000 from $1,213,000 in fiscal year 2007 compared to fiscal year 2006. The increase in professional fees is primarily a result of legal fees and costs incurred to settle certain arbitrations.

Interest expense increased $37,000, or 7%, to $531,000 from $494,000 in fiscal year 2007 compared to fiscal year 2006. The increase in interest expense is attributable to the acceleration of amortization on National’s convertible notes that were converted to common stock in fiscal year 2007, partially offset by an overall decrease in the its debt. Included in interest expense is the amortization of $291,000 and $193,000 for fiscal years 2007 and 2006, respectively. Taxes, licenses and registration increased $49,000, or 8%, to $666,000 from $617,000 in fiscal year 2007 compared fiscal year 2006. The increase is due to registration incentives provided to certain brokers who became affiliated with National in the fourth quarter of fiscal year 2007. Other administrative expenses increased $183,000, or 11%, to $1,789,000 from $1,606,000 in fiscal year 2007 compared to fiscal year 2006. The increase in other expenses is due to costs incurred relating to the recruitment of new registered representatives and the expansion of investment banking operations in fiscal year 2007.

National reported net income of $1,372,000 in fiscal year 2007 compared to net income of $595,000 in fiscal year 2006. The net income attributable to common stockholders in fiscal year 2007 was $963,000, or diluted earnings of $.13 per common share, as compared net income attributable to common of $214,000, or diluted earnings of $.04 per common share in fiscal year 2006. The net income attributable to common stockholders for fiscal years 2007 and 2006 reflects $409,000 and $381,000, respectively, of cumulative preferred stock dividends on National’s preferred stock.

Fiscal Year 2006 Compared with Fiscal Year 2005

National’s fiscal year 2006 resulted in an increase in revenues, and a comparatively lesser increase in expenses compared with fiscal year 2005. The increase in revenues is primarily due to the completion of investment banking transactions in fiscal year 2006. As a result, National reported net income of $595,000 compared with a net loss of $1,183,000 for the fiscal years 2006 and 2005, respectively. This represents an improvement of $1,778,000 from the prior year.

	Fiscal Year		Increase (Decrease)
	2006	2005	Amount	Percent
Commissions	$32,140,000	$33,134,000	$(994,000)	(3)%
Proprietary trading	7,391,000	5,646,000	1,745,000	31%
Market making	323,000	—	323,000	n/a
Mark-ups and mark-downs	124,000	64,000	60,000	94%
Net dealer inventory gains	7,838,000	5,710,000	2,128,000	37%
Investment banking	11,323,000	528,000	10,795,000	2045%
Interest and dividends	2,891,000	2,739,000	152,000	6%
Transfer fees and clearance services	3,336,000	3,097,000	239,000	8%
Other	1,199,000	522,000	677,000	130%
	$58,727,000	$45,730,000	$12,997,000	28%

Total revenues increased $12,997,000, or 28%, in fiscal year 2006 to $58,727,000 from $45,753,000 in fiscal year 2005. This increase is mainly due to the completion of investment banking transactions. During fiscal year 2006, total trading volume increased 2%, compared to fiscal year 2005. The lesser increase in trading volume compared to revenues reflects an increase in the average revenue per trade, partially offset by National’s re-entry into market making activities. Commission revenue decreased $994,000, or 3%, to $32,140,000 from $33,134,000 during fiscal year 2006 compared with fiscal year 2005. Net dealer inventory gains, which includes profits on proprietary trading, market making activities and customer mark-ups and mark-downs, increased $2,128,000, or 37%, to $7,838,000 from $5,710,000 during fiscal year 2006 compared with fiscal year 2005. The increase is primarily due to an increase in proprietary trading in the foreign bond market, and reflects National’s re-entry into market making activities. During fiscal year 2006, revenues from proprietary trading increased $1,745,000, or 31%, to $7,391,000 from $5,646,000 in fiscal year 2005, revenues from market making activities increased to $323,000 from $0 in fiscal year 2005, and revenues from customer mark-ups and mark-downs increased $60,000, or 94%, to $124,000 from $64,000 in fiscal year 2005.

Investment banking revenue increased $10,795,000, or 2,045%, to $11,323,000 from $528,000 in fiscal year 2006 compared with fiscal year 2005. The increase in investment banking revenues is attributable to National having completed significantly more investment banking transactions in fiscal year 2006 than in fiscal year 2005. Interest and dividend income increased $152,000, or 6%, to $2,891,000 from $2,739,000 in fiscal year 2006 compared with fiscal year 2005. The increase in interest income is attributable to an increase in the interest rate charged for debit balances in National Securities’ customer accounts from the same period last year. Transfer fees increased $239,000, or 8%, to $3,336,000 in fiscal year 2006 from $3,097,000 in fiscal year 2005. The increase is due to higher transfer fees for trades generated from the retail brokerage business of brokers recently associated with National.

Other revenue, consisting of asset management fees, miscellaneous transaction fees and trading fees, and other investment income, increased $677,000, or 130%, to $1,199,000 from $522,000 during fiscal year 2006 compared to fiscal year 2005. The increase is due to an increase in fee based assets under management and investment income realized in National’s venture capital fund in fiscal year 2006.

	Fiscal Year		Increase (Decrease)
	2006	2005	Amount	Percent
Commission expense related to:
Commission revenue	$28,451,000	$28,504,000	$(53,000)	0%
Net dealer inventory gains	5,617,000	3,919,000	1,698,000	43%
Investment banking	8,208,000	415,000	7,793,000	1878%
Commissions	42,276,000	32,838,000	9,438,000	29%
Employee compensation	5,835,000	5,010,000	825,000	16%
Clearing fees	1,538,000	432,000	1,106,000	256%
Communications	1,748,000	1,670,000	78,000	5%
Occupancy and equipment costs	2,805,000	2,886,000	(81,000)	(3)%
Professional fees	1,213,000	1,520,000	(307,000)	(20)%
Interest	494,000	448,000	46,000	10%
Taxes, licenses and registration	617,000	344,000	273,000	79%
Other administrative expenses	1,606,000	1,765,000	(159,000)	(9)%
	$58,132,000	$46,913,000	$11,219,000	24%

In comparison with the 28% increase in total revenues, total expenses increased 24%, or $11,219,000, to $58,132,000 for fiscal year 2006 compared to $46,913,000 in fiscal year 2005. The increase in total expenses is primarily the result of higher commission expenses directly associated with commission revenues, particularly investment banking revenues.

Commission expense, which includes expenses related to commission revenue, net dealer inventory gains and investment banking, increased $9,438,000, or 29%, to $42,276,000 in fiscal year 2006 from $32,838,000 in fiscal year 2005. Commission expense related to commission revenue decreased $53,000, or less than 1%, to $28,451,000 in fiscal year 2006 from $28,504,000 in fiscal year 2005; commission expense related to net dealer inventory gains increased $1,698,000, or 43%, to $5,617,000 in fiscal year 2006 from $3,919,000 in fiscal year 2005; and commission expense related to investment banking increased $7,793,000, or 1,878%, to $8,208,000 in fiscal year 2006 from $415,000 in fiscal year 2005. Commission expense as a percentage of commission revenues increased to 89% in fiscal year 2006 from 86% in fiscal year 2005. This increase is attributable to changes in the production of particular brokers, not all of who are paid at the same commission rate and an increase in the amortization of advances to registered representatives. Commission expense as a percentage of net dealer inventory gains increased to 72% in fiscal year 2006 from 69% in fiscal year 2005. This increase is attributable to changes in the production of particular brokers and traders, not all of who are paid at the same commission rate. Commission expense as a percentage of investment banking revenues decreased to 72% in fiscal year 2006 from 79% in fiscal year 2005. This decrease is attributable to the type and size of the particular investment banking transactions completed in the current fiscal year. Commission expense includes the amortization of advances to registered representatives of $1,281,000 and $1,206,000 for fiscal years 2006 and 2005, respectively. These amounts fluctuate based upon the amounts of advances outstanding and the time period for which the registered representatives have agreed to be affiliated with National Securities.

Employee compensation expense increased $825,000, or 16%, to $5,835,000 in fiscal year 2006 from $5,010,000 in fiscal year 2005. The increase is attributable to new hires, bonuses based on current year’s profits and year-end bonuses that were paid to certain staff employees in the first quarter of fiscal year 2006. Overall, combined commission and employee compensation expense, as a percentage of revenue remained relatively constant at approximately 82% and 83% in fiscal years 2006 and 2005, respectively.

Clearing fees increased $1,106,000, or 256%, to $1,538,000 in fiscal year 2006 from $432,000 in fiscal year 2005. The increase in clearing fees is attributable to a different pricing structure for certain products with different clearing firms, and the receipt in fiscal year 2005 of a $1.0 million conversion fee credit from National’s clearing firm.

Communication expenses increased $78,000, or 5%, to $1,748,000 from $1,670,000 in fiscal year 2006 compared to fiscal year 2005. The increase is primarily due to telecommunication incentives provided to certain brokers who recently became affiliated with National, and additional quotation machines for its market making activities, offset by the receipt of a refund of prior periods’ charges from a service provider. Occupancy costs decreased $81,000, or 3%, to $2,805,000 from $2,886,000 in fiscal year 2006 compared to fiscal year 2005. The decrease in occupancy expense is due to an overall reduction in leased office space. Professional fees decreased $307,000, or 20%, to $1,213,000 from $1,520,000 in fiscal year 2006 compared to fiscal year 2005. The decrease in professional fees is due to National having expensed approximately $320,000 of professional fees relating to the proposed merger with First Montauk in fiscal year 2005.

Interest expense increased $46,000, or 10%, to $494,000 from $448,000 in fiscal year 2006 compared to fiscal year 2005. The increase is primarily attributable to the acceleration of amortization on notes that were paid prior to maturity and amortization related to new notes issued by National in the third quarter of fiscal year 2006. Included in interest expense is the amortization of $193,000 and $163,000 for fiscal years 2006 and 2005, respectively. Taxes, licenses and registration increased $273,000, or 79%, to $617,000 from $344,000 in fiscal year 2006 compared fiscal year 2005. The increase is due to registration incentives provided to certain brokers who became affiliated with National in fiscal year 2006, and the receipt of a refund of prior years’ state business taxes in fiscal year 2005. Other administrative expenses decreased $159,000, or 9%, to $1,606,000 from $1,765,000 in fiscal year 2006 compared to fiscal year 2005. The decrease in other expenses is due to costs incurred in fiscal year 2005 relating to National’s change of clearing firms.

National reported net income of $595,000 in fiscal year 2006 compared to a net loss of $1,183,000 in fiscal year 2005. The net income attributable to common stockholders in fiscal year 2006 was $214,000, or diluted earnings of $.04 per common share, as compared to a net loss attributable to common stockholders of $1,473,000, or $.29 per common share in fiscal year 2005. The net income attributable to common stockholders for fiscal year 2006 and the net loss attributable to common stockholders for fiscal year 2005 reflects $381,000 and $290,000 of cumulative preferred stock dividends on the National’s preferred stock for fiscal years 2006 and 2005, respectively.

Liquidity and Capital Resources

National Securities, as a registered broker-dealer, is subject to the SEC’s Uniform Net Capital Rule 15c3-1 that requires the maintenance of minimum net capital. National Securities has elected to use the alternative standard method permitted by the rule. This requires that National Securities maintain minimum net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which National Securities is a market maker. At December 31, 2007, National Securities’ net capital exceeded the requirement by $1,183,000.

Advances, dividend payments and other equity withdrawals from National’s subsidiary are restricted by the regulations of the SEC and other regulatory agencies. These regulatory restrictions may limit the amounts that a subsidiary may dividend or advance to National.

National extends unsecured credit in the normal course of business to its brokers. The determination of the appropriate amount of the reserve for uncollectible accounts is based upon a review of the amount of credit extended, the length of time each receivable has been outstanding, and the specific individual brokers from whom the receivables are due.

The objective of liquidity management is to ensure that National has ready access to sufficient funds to meet commitments, fund deposit withdrawals and efficiently provide for the credit needs of customers.

Securities Financing

In January 2004, $1.0 million of notes with an interest rate of 9% held by two note holders matured. At that time warrants held by the note holders to purchase, in the aggregate, 100,000 shares of common stock at a price of $5.00 per share and 100,000 shares of common stock at a price of $1.25 per share expired. In August 2005, upon the maturity of previously issued notes, National and two note holders entered into new note agreements providing for $1.0 million of notes with a maturity date of July 31, 2007, together with warrants having an expiration date of July 31, 2007 to purchase, in the aggregate, 200,000 shares of common stock at a price of $1.25 per share. The notes had an interest rate of 9%. These notes were repaid in full in January 2006.

National Securities entered into a secured demand note collateral agreement with an employee of National Securities and a former Director of National to borrow securities that can be used by National for collateral agreements. In February 2008, upon the maturity of the previously issued note, National Securities and the holder entered into a new $500,000 secured demand note collateral agreement with a maturity date of March 1, 2009. The holder also entered into a warrant agreement to purchase 150,000 shares of common stock at a price of $1.25 per share, with anexpiration date of July 31, 2009.

In January 2006, National completed a private placement of its securities to a limited number of accredited investors in a transaction exempt from registration under Section 4(2) of the Securities Act. The investors made a $2.0 million investment in National by purchasing an aggregate of the following: (i) $1.0 million for 10,000 shares of National’s newly created Series B preferred stock, which had a 10% dividend rate and was convertible into common stock at a price of $.75 per share, and (ii) 11% convertible promissory notes in the principal amount of $1.0 million, which were convertible into common stock at a price of $1.00 per share, with warrants to purchase an aggregate of 300,000 shares of National common stock at an exercise price of $1.00 per share.

The convertible promissory notes were to mature in January 2011. The fair value of the warrants was calculated using the Black-Scholes Option Valuation Model. National recorded a debt discount of approximately $187,000 that will be charged to interest expense over the life of the debt.

The investment included $1.7 million by St. Cloud Capital Partners, L.P. (“St. Cloud”), and an aggregate of $300,000 by two unrelated investors. Marshall S. Geller, the Co-Founder and Senior Managing Member of SCGP, LLC, and the General Partner of St. Cloud, became a member of National’s board of directors simultaneous with the closing of the transaction. National incurred legal fees and other costs related to this capital transaction, in the amount of $56,000. National capitalized one-half of the fees to deferred financing costs that will be amortized to interest expense over the life of the convertible promissory notes and one-half of the fees were charged to paid-in capital.

In January 2006, National used $1.0 million of the proceeds from the above private placement to pay in full $1.0 million of promissory notes held by two unrelated note holders that had a maturity date of July 31, 2007.

In June 2007, National exercised the conversion option contained in its 11% convertible promissory notes. National issued 1,024,413 shares of its common stock in full payment of the $1,000,000 convertible promissory notes, plus accrued interest. The remaining unamortized debt discount of approximately $150,000 was expensed as “Interest” in the quarter ended June 30, 2007. In July 2007, National exercised the conversion option contained in its Series B preferred stock, and issued 1,333,333 shares of its common stock for the retirement of the Series B preferred stock. Accordingly, National is no longer obligated to pay dividends on the Series B preferred stock.

In March 2006, National sold and issued 159,090 shares of its common stock to an unaffiliated party for $175,000 in a private placement exempt from registration under Section 4(2) of the Securities Act. The proceeds from the private placement were used to retire $175,000 of National’s promissory notes that were due to mature in January 2007.

In May 2006, National filed a Registration Statement on Form S-1 under the Securities Act for the resale of certain shares of common stock, shares of common stock issuable upon the conversion of preferred stock and notes, and exercise of certain warrants previously issued in connection with private placement transactions. The Registration Statement became effective on November 6, 2006.

In February 2007, National completed a financing transaction under which certain investors purchased 10% promissory notes in the principal amount of $1.0 million, with warrants to purchase an aggregate of 250,000 shares of common stock at an exercise price of $1.40 per share. The promissory notes mature in February 2009, and have a stated interest rate of 10% per annum. The fair value of the warrants was calculated using the Black-Scholes Option Valuation Model. National recorded a debt discount of approximately $195,000 that is being charged to interest expense over the life of the debt.

National and the investors entered into a registration rights agreement, wherein the investors received unlimited piggyback registration rights and one demand registration right for the shares of common stock issuable upon exercise of the warrants. The investors can make such demand one year after the date of issuance of the warrants, and National has agreed to file the registration statement within 90 days of such demand. National has agreed to use commercially reasonable efforts to have the registration statement declared effective. There are no penalties for failure to have the registration statement declared effective. As of September 30, 2007, National has not registered the securities covered by the warrants.

The investment included $500,000 by Christopher C. Dewey and $250,000 by St. Cloud. Mr. Dewey, and Mr. Geller, the Senior Managing Partner of St. Cloud, are each members of National’s board of directors. National incurred legal fees and other costs related to this capital transaction in the amount of $22,000 that were capitalized and will be amortized to interest expense over the life of the promissory notes.

On March 31, 2008, National completed a transaction whereby an affiliate of a principal stockholder and director of National made a $3 million dollar investment in National by purchasing an aggregate of (i) a 10% senior subordinate convertible promissory note in the principal amount of $3 million, which is convertible into common stock at a price of $2.00 per share and (ii) a warrant to purchase 375,000 shares of common stock at an exercise price of $2.50 per share (subject to adjustment). The investment was made by St. Cloud Capital Partners II, L.P. (“St. Cloud II”), whose managing partner is Marshall S. Geller, who became a member of National’s board of directors simultaneous with the closing of the January 2006 transaction described above. National and St. Cloud II entered into a registration rights agreement, wherein National has agreed to file a registration statement for the shares of common stock issuable upon conversion of the note and exercise of the warrant within ninety (90) days of the effective date of the Merger and to cause the registration statement to be declared effective within one hundred eighty (180) days of the effective date of the Merger. Should National fail to either file the registration statement or have it declared effective within such time limits then as liquidated damages the interest rate of the note shall increase 1% per annum for each month the applicable failure is not cured, up to a maximum of 15%.

Other Financing Events

In March 2005, NFS acquired the clearing business of Fiserv. In April 2005, National Securities entered into a clearing agreement with NFS that became effective in June 2005. As part of this transaction, NFS provided National Securities with a $1.0 million conversion fee credit to reimburse National for the transitional, incremental costs incurred by National Securities relating to the conversion of its clearing business to NFS. National Securities was paid $250,000 in May 2005, and the remaining $750,000 was paid in July 2005.

In the first quarter of fiscal year 2007, NFS paid National Securities a $750,000 business credit that is being amortized over an eight year period ending November 2014, corresponding with the expiration date of the clearing agreement. In the second quarter of fiscal year 2007, NFS provided National Securities a $250,000 clearing fee waiver that is being amortized over a two year period ending December 2008, corresponding with the time period that certain performance standards were to be achieved. The clearing agreement includes a termination fee if National Securities terminates the agreement without cause that is initially $2.0 million and reduces to $125,000 over the eight-year term of the agreement. Additionally, in June 2005 National Securities entered into a clearing agreement with Penson for the purpose of providing clearing services that are not provided by NFS. National believes that the overall effect of its clearing relationships has been beneficial to its cost structure, liquidity and capital resources.

As of September 30, 2007, advances to registered representatives increased $2,454,000 to $4,010,000 from $1,556,000 as of September 30, 2006. This increase is attributable to advances made to registered representatives who became affiliated with National Securities during fiscal year 2007 and advances to registered representatives already affiliated with National Securities who agreed to renew their affiliation, offset in part by the amortization of advances in fiscal year 2007 and prior years.

In fiscal year 2007 and 2006, National received proceeds of approximately $1,326,000 and $0, respectively, from the exercise of outstanding employee stock options and warrants.

National has historically satisfied its capital needs with cash generated from operations or from financing activities. It believes that it will have sufficient funds to maintain its current level of business activities during fiscal year 2008. If market conditions should weaken, National would need to consider curtailing certain of its business activities, reducing its fixed overhead costs and/or seek additional sources of financing.

The following table shows National’s contractual obligations as of September 30, 2007:

Fiscal Year Ending	Notes Payable	Secured Demand Note	Leases	Total
2008	$—	$500,000	$1,556,000	$2,056,000
2009	1,000,000	—	584,000	1,584,000
2010	—	—	562,000	562,000
2011	—	—	579,000	579,000
2012	—	—	443,000	443,000
Thereafter	—	—	—	—
Less: Deferred debt discount	(138,000)	—	—	(138,000)
	$862,000	$500,000	$3,724,000	$5,086,000

Inflation

National believes that the effect of inflation on its assets, consisting of cash, securities, office equipment, leasehold improvements and computers has not been significant.

Recently Issued Accounting Standards

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. The FASB has indicated it believes that

SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.

SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” SFAS 159 is effective for National as of the beginning of fiscal year 2009. The adoption of this pronouncement is not expected to have an impact on its consolidated financial position, results of operations or cash flows.

In December 2006, the FASB approved FASB Staff Position (FSP) No. EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. The guidance in FSP EITF 00-19-2 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” and FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” to include scope exceptions for registration payment arrangements.

FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance date of this FSP, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years, for registration payment arrangements entered into prior to the issuance date of this FSP. The adoption of this pronouncement is not expected to have an impact on National’s consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

National’s primary market risk arises from the fact that it engages in proprietary trading and makes dealer markets in equity securities. Accordingly, it may be required to maintain certain amounts of inventories in order to facilitate customer order flow. National may incur losses as a result of price movements in these inventories due to changes in interest rates, foreign exchange rates, equity prices and other political factors. National is not subject to direct market risk due to changes in foreign exchange rates. However, it is subject to market risk as a result of changes in interest rates and equity prices, which are affected by global economic conditions. National manages its exposure to market risk by limiting its net long or short positions. Trading and inventory accounts are monitored daily by management and it has instituted position limits.

Credit risk represents the amount of accounting loss National could incur if counterparties to its proprietary transactions fail to perform and the value of any collateral proves inadequate. Although credit risk relating to various financing activities is reduced by the industry practice of obtaining and maintaining collateral, National maintains more stringent requirements to further reduce its exposure. It monitors its exposure to counterparty risk on a daily basis by using credit exposure information and monitoring collateral values. National maintains a credit committee, which reviews margin requirements for large or concentrated accounts and sets higher requirements or requires a reduction of either the level of margin debt or investment in high-risk securities or, in some cases, requiring the transfer of the account to another broker-dealer.

National monitors its market and credit risks daily through internal control procedures designed to identify and evaluate the various risks to which it is exposed. There can be no assurance, however, that its risk management procedures and internal controls will prevent losses from occurring as a result of such risks. The following table shows the market values of the National’s securities owned and securities sold, but not yet purchased as of December 31, 2007:

	Securities Owned	Securities Sold, But Not Yet Purchased
Corporate stocks	$1,046,000	$27,000
Corporate bonds	19,000	—
Government obligations	35,000	305,000
	$1,100,000	$332,000

Security Ownership of Certain Beneficial Owners and Management of National

Certain Beneficial Owners

The following table sets forth certain information as of April 11, 2008 with respect to (i) each National director and each National executive officer, (ii) all National directors and National officers as a group, and (iii) the persons (including any “group” as that term is used in Section l3 (d)(3) of the Exchange Act), known by National to be the beneficial owner of more than five (5%) percent of its common stock. Shares of common stock issuable upon conversion of shares of National’s Series A preferred stock or subject to options or warrants exercisable within 60 days from the date of this table are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class
Marshall S. Geller c/o St. Cloud Capital Partners, L.P. 10866 Wilshire Boulevard, Suite 1450 Los Angeles, CA 90024	4,271,633	(2)	39.42%
Mark Goldwasser 120 Broadway, 27th Floor New York, NY 10271	1,338,848	(3)	13.54%
Christopher C. Dewey 120 Broadway, 27th Floor New York, NY 10271	680,674	(4)	7.63%
Gary A. Rosenberg 500 N. Dearborn Street, Suite 605 Chicago, IL 60610	60,000	(5)	*
Robert J. Rosan 50 East 42nd Street, Suite 501 New York, NY 10017	60,000	(5)	*
Norman J. Kurlan 33 West 17th Street, 9th Floor New York, NY 10011	85,500	(6)	*
Robert H. Daskal 875 N. Michigan Ave., Suite 1560 Chicago, IL 60611	135,625	(7)	1.55%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class
Brian Friedman 875 N. Michigan Ave., Suite 1560 Chicago, IL 60611	158,750	(8)	1.81%
Gregory P. Kusnick and Karen Jo Gustafson 715 Second Avenue, Unit 1904 Seattle, WA 98104	634,720	(9)	6.92%
Gregory C. Lowney and Maryanne K. Snyder 15207 NE 68th Street Redmond, WA 98052	646,720	(9)	7.05%
Triage Partners LLC 90 Park Avenue, 39th Floor New York, NY 10016	1,141,560	(10)	12.04%
Strategic Turnaround Equity Partners, LP c/o Galloway Capital Management, LLC 720 Fifth Avenue, 10th Floor New York, NY 10019	880,625	(11)	10.21%
Bedford Oak Advisors, LLC 100 South Bedford Road Mt. Kisco, NY 10549	1,154,511	(12)	13.29%
DellaCamera Capital 200 Park Avenue, Suite 3300 New York, NY 10166	951,742	(13)	10.79%
All Directors and Officers as a group (9 persons in number)	6,791,030	(14)	52.91%

*	Indicates less than 1%
(1)	All securities are beneficially owned directly by the persons listed on the table (except as otherwise indicated).
(2)	Includes 317,500 shares issuable upon exercise of warrants owned indirectly through St. Cloud Capital Partners, L.P., 375,000 shares issuable upon exercise of warrants and 1,500,000 shares issuable upon conversion of a note owned indirectly through St. Cloud Capital Partners II, L.P. and 20,000 shares issuable upon exercise of vested stock options. Mr. Geller disclaims beneficial ownership of the securities owned by St. Cloud Capital Partners, L.P. and St. Cloud Capital Partners II, L.P.
(3)	Includes 856,480 shares issuable upon conversion of 10,706 shares of Series A preferred stock owned indirectly through One Clark LLC, 20,425 shares owned by direct family members and 406,375 shares issuable upon exercise of vested stock options. Does not include options which will be granted upon consummation of the Merger.
(4)	Includes 25,000 shares owned by Mr. Dewey’s daughters, 125,000 shares issuable upon exercise of warrants and 175,000 shares issuable upon exercise of vested stock options. Mr. Dewey disclaims beneficial ownership of the securities owned by his daughters.
(5)	Includes 50,000 shares issuable upon exercise of vested stock options.
(6)	Includes 20,000 shares owned by a direct family member and 60,000 shares issuable upon exercise of vested stock options.
(7)	Includes 128,750 shares issuable upon exercise of vested stock options.
(8)	Includes 148,750 shares issuable upon exercise of vested stock options.

(9)	Includes 546,720 shares issuable upon conversion of 6,834 shares of Series A preferred stock owned as joint tenants with rights of survivorship.
(10)	Includes 856,560 shares issuable upon conversion of 10,707 shares of Series A preferred stock.
(11)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13D/A dated September 12, 2007.
(12)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G on February 15, 2008, and includes 62,500 shares issuable upon exercise of warrants.
(13)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G filed on February 14, 2008, and includes 197,520 shares issuable upon conversion of Series A preferred stock.
(14)	Includes 856,480 shares issuable upon conversion of 10,706 shares of Series A Preferred Stock, 1,038,875 shares issuable upon exercise of vested stock options, 1,500,000 shares issuable upon conversion of a convertible note and 817,500 shares issuable upon exercise of warrants.

Description of National Capital Stock

As of the date of this joint proxy statement/prospectus, National is authorized to issue 30,000,000 shares of common stock, par value $0.02 per share, and 200,000 shares of preferred stock, par value $0.01 per share. Fifty thousand shares of preferred stock have been designated as Series A Convertible preferred stock and 20,000 shares have been designated as Series B Convertible preferred stock.

As of the date of this joint proxy statement/prospectus, National had 8,622,628 shares of common stock issued and outstanding and had reserved an additional (i) 1,075,000 shares of common stock for issuance upon exercise of outstanding warrants, (ii) 3,004,000 shares of common stock for issuance upon conversion of its Series A preferred stock, (iii) 1,500,000 shares of common stock for issuance upon conversion of a 10% convertible note, (iv) 2,092,000 shares of common stock underlying outstanding options and 275,000 shares of common stock underlying options available for issuance under its 2006 stock option plan, (v) 5,000,000 shares of common stock underlying outstanding options available for issuance under its 2008 stock option plan, and (vi) 50,000 shares underlying restricted stock grants.

Common Stock

Subject to the rights of the holders of any shares of preferred stock which may be issued in the future, holders of shares of National common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. National’s board of directors is divided into three classes with the members of one class (one-third of the members) elected each year at National’s annual meeting of stockholders to serve for a period of three years and until their respective successors have been duly elected and qualified. This provision may make National a less attractive takeover target.

Common stockholders have the right to share ratably in such dividends on shares of common stock as may be declared by National’s board of directors out of funds legally available therefore. Upon liquidation or dissolution, each outstanding share of common stock will be entitled to share equally in the assets of National legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of any future holders of preferred stock.

Common stockholders have no pre-emptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. The common stock does not have cumulative voting rights, so holders of more than 50% of the outstanding common stock can elect 100% of the directors of National if they choose to do so.

Preferred Stock

National’s board of directors is authorized to issue 200,000 shares of preferred stock, par value $.01 per share, from time to time in one or more series. National’s board of directors may issue a series of preferred stock having the right to vote on any matter submitted to stockholders, including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of preferred stock. The National’s board of directors may determine that the holders of preferred stock voting as a class will have the right to elect one or more additional members of the board of directors, or the majority of the members of its board of directors.

Series A Preferred Stock

National has designated an aggregate of 50,000 shares of preferred stock as Series A convertiblepreferred stock. There are currently outstanding 37,550 shares of Series A preferred stock. The terms of the Series A preferred stock are as follows:

Voting.  The holder of each share of Series A preferred stock is entitled to the number of votes equal to the number of shares of National common shares into which such share of Series A convertible preferred stock could be converted at the record date for determination on of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of National having general voting power and not counted separately as a class.

Ranking.  The Series A preferred stock rank (i) prior to National’s common shares; (ii) prior to any class or series of capital stock of National created after March 16, 2004, (collectively, with National’s common shares, “Junior Securities”); (iii) pari passu with any class or series of capital stock of National created after March 16, 2004, specifically ranking, by its terms, on parity with the Series A preferred stock (“Pari Passu Securities”); and (iv) junior to any class or series of capital stock of National created after March 16, 2004, specifically ranking, by its terms, senior to the Series A preferred stock (“Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of National, whether voluntary or involuntary.

Dividends.  Holders of National Series A preferred stock are entitled to receive dividends on a quarterly basis at a rate of 9% per annum, per share (the “Premium Amount”), payable out of any assets or funds legally available therefor. Such dividends are cumulative and accrue whether or not declared by National’s board of directors, but are payable only when, as and if declared by National’s board of directors. The amount of accumulated dividends on National’s 37,550 issued and outstanding shares of preferred stock is $255,000 as of December 31, 2007. Accrued but unpaid dividends will be paid upon conversion of the Series A preferred stock.

So long as any Series A preferred stock shall remain outstanding, no dividend whatsoever will be declared or paid upon, or any distribution will be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by National nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series A preferred stock, voting together as a class.

Liquidation Preference.  In the event of any liquidation, dissolution or winding up of National, either voluntary or involuntary, distributions to the stockholders of National will be made in the following manner:

(a)	The holders of the Series A preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of National to the holders of the common shares by reason of their ownership of such stock, an amount equal to $100 (the “Initial Series A Preferred Stock Price”) for each share of Series A preferred stock then held by them and, in addition, an amount equal to all cumulated and unpaid dividends on the Series A preferred stock. If upon the occurrence of liquidation, dissolution or winding up of National the assets and funds thus distributed among the holders of the Series A preferred stock will be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of National legally available for distribution shall be distributed ratably among the holders of the Series A preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
(b)	After setting apart or paying in full the preferential amounts due for dividends, the remaining assets of National available for distribution to stockholders, if any, will be distributed to the holders of the

Series A preferred stock and common shares on a pro rata basis, based on the number of shares of common shares then held by each holder on an as-converted basis.
(c)	A consolidation or merger of National with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of National, the effectuation by National of a transaction or series of related transactions in which more than 50% of the voting power of National is disposed of; or an underwritten public offering pursuant to an effective registration statement under the Securities Act, of shares of common shares of National (each, a “Liquidity Event”), shall be deemed to be a liquidation, dissolution or winding up.
(d)	National may at any time, out of funds legally available therefor, repurchase shares of National common shares issued to or held by employees, officers or consultants of National or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series A preferred stock will have been declared and funds set aside therefor and such repurchases will not be subject to the liquidation preferences of the Series A preferred stock.
(e)	In the event National proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of National, the value of the assets to be distributed to the holder of shares of Series A preferred stock and common shares shall be determined in good faith by National’s board of directors. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:
(i)	If traded on a securities exchange, the value will be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;
(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and
(iii)	If there is no active public market, the value will be the fair market value thereof as determined in good faith by the National board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by National’s board of directors. The holders of at least a majority of the outstanding Series A preferred stock will have the right to challenge any determination by National’s board of directors of fair market value, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by National’s board of directors and the challenging parties, the cost of such appraisal to be borne equally by National and the challenging parties.

Conversion Rights.  Each share of Series A preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of National or any transfer agent for the Series A preferred stock, into such number of fully paid and nonassessable shares of National common shares as is determined in the case of the Series A preferred stock by dividing Initial Series A Preferred Stock Price by the Series A Conversion Price, in effect at the time of the conversion. The price at which shares of National common shares will be deliverable upon conversion of the Series A preferred stock (the “Series A Conversion Price”) is $1.25 per share of common stock. Such Conversion Price will be subject to adjustment as hereinafter provided.

Redemption Or Conversion At Maturity.  So long as all of the shares of National common shares issuable upon conversion of all outstanding shares of Series A preferred stock are then authorized and reserved for issuance, each share of Series A preferred stock issued and outstanding on December 28, 2011 (the “Maturity Date”), will be either (i) redeemed in cash by National for the Liquidation Preference (the “Redemption Price”) or (ii) at the option of National, automatically converted into shares of National common shares on such date at a conversion price equal to the Series A Conversion Price then in effect one business day prior to the Maturity Date (the “Automatic Conversion”). From and after the Maturity Date, unless there will have been a default in the payment of the Redemption Price or the Automatic Conversion, all rights of the holders of shares of Series A preferred stock (except the right to receive the Redemption Price or shares of common stock pursuant to the Automatic Conversion) will cease with respect to such shares, and such shares shall not thereafter be transferred on the books of National or be deemed to be outstanding for any purpose whatsoever.

Protective Provisions.  So long as any shares of Series A preferred stock are outstanding, National will not, without first obtaining the approval of the holders of at least a majority of the then-outstanding shares of Series A preferred stock, take any action that:

(a)	alters the rights, preferences or privileges of the Series A preferred stock;
(b)	creates any new class or series of shares that has a preference over or is on a parity with the Series A preferred stock with respect to voting rights, dividends or liquidation preferences; or
(c)	reclassifies stock into shares having a preference over or on a parity with the Series A preferred stock with respect to voting, dividends or liquidation preferences.

Series B Preferred Stock

National has designated 50,000 shares of preferred stock as Series B redeemable convertible preferred stock. In the fourth quarter of fiscal year 2007, National exercised the conversion option contained in its Series B preferred stock and converted all 10,000 issued and outstanding shares of Series B preferred stock into an aggregate of 1,333,333 shares of common stock and is no longer obligate to pay dividends on itsSeries B preferred stock. No shares of Series B preferred stock are currently issued and outstanding.

Common Stock Purchase Warrants

At April 11, 2008, there were outstanding warrants exercisable to purchase 750,000 shares of common stock, as follows:

•	Warrants to purchase 150,000 shares of common stock at a price of $1.25 per share, which will expire on July 31, 2009.
•	Warrants to purchase 300,000 shares at an exercise price of $1.00 per share, which will expire on January 11, 2011.
•	Warrants to purchase 250,000 shares at an exercise price of $1.40 per share, which will expire on February 22, 2012.
•	Warrants to purchase 375,000 shares at an exercise price of $2.50 per share, which will expire on March 31, 2013.

Shares Eligible For Future Sales

Sales of substantial amounts of National’s common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price and impair its ability to raise capital in the future.

As of April 11, 2008, 8,622,628 shares of National common stock were issued and outstanding, virtually all of which are freely tradable without restriction or further registration under the Securities Act, or may be eligible for immediate sale pursuant to Rule 144 under the Securities Act.

Other shares of common stock, which are not outstanding, may be issued and become available for resale. As of the date of this prospectus, an aggregate of 3,004,000 shares of common stock are issuable upon conversion of outstanding shares of Series A preferred stock and 1,075,000 shares are issuable upon the exercise of outstanding warrants. In addition, we have granted as of April 11, 2008, options to purchase an aggregate of 2,092,000 shares of common stock under National’s Stock Option Plans.

In general, under Rule 144 as recently amended, a person who has beneficially owned restricted securities of an issuer which files Exchange Act reports, such as National, for at least six months would be entitled to sell all his shares of restricted stock without limitation as long as National is current in making its Exchange Act filings. The sale of restricted securities held more than a year by non-affiliates will no longer require current information about National.

Affiliates of National who wish to sell restricted securities will now be able to make such sales after holding such shares for six months but shall continue to be subject to the volume and manner-of-sale requirements, notice requirements and the availability of current public information about National.

Anti-Takeover Provisions

Certain provisions of National’s certificate of incorporation and Delaware law may have the effect of delaying, deferring or discouraging another person from acquiring control of National.

Charter and Bylaw Provisions

National’s certificate of incorporation, as amended, allows its board of directors to issue 200,000 shares of preferred stock, in one or more series and with such rights and preferences including voting rights, without further stockholder approval. In the event that the board of directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make National’s acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in National’s certificate of incorporation, as amended, may inhibit changes of control that are not approved by National’s board of directors. These provisions could limit the price that future investors might be willing to pay in the future for National’s common stock. This could have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock could also effectively limit or dilute the voting power of National’s stockholders. Accordingly, such provisions of National’s certificate of incorporation, as amended, may discourage or prevent an acquisition or disposition of the company’s business that could otherwise be in the best interest of the company’s stockholders.

Delaware Law

In addition, Delaware has enacted the following legislation that may deter or frustrate takeovers of Delaware corporations, such as National:

Section 203 of the Delaware General Corporation Law.  Section 203 provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an “interested stockholder” for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

Authorized But Unissued Stock.  The authorized but unissued shares of National’s common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable National’s board of directors to issue shares of stock to persons friendly to existing management.

Transfer Agent and Registrar

The transfer agent and registrar for National common stock is Computershare Transfer Company, Inc.

Listing

National common stock is quoted on the OTC Bulletin Board under the trading symbol “NHLD.”

INFORMATION ABOUT VFINANCE

Overview

vFinance, Inc. is a financial services company that specializes in high growth opportunities. Its three principal lines of business are: (1) offering full service retail brokerage to approximately 12,000 high net worth individuals and institutional clients, (2) providing investment banking, merger, acquisition and advisory services to micro, small and mid-cap high growth companies, and (3) trading securities, including making markets in over 3,500 micro and small-cap stocks and providing liquidity in the United States Treasury marketplace. In addition to its core business, vFinance offers information services on its website. vFinance Investments and EquityStation, both subsidiaries of vFinance, are broker-dealers registered with the SEC, and members of FINRA and SIPC. vFinance Investments is also a member of the NFA.

vFinance’s website, www.vfinance.com, is available to an audience of entrepreneurs, corporate executives, and private and institutional investors in over 150 countries with an estimated 35,000 unique visitors monthly. The website provides sales leads to vFinance’s investment banking, brokerage and institutional services divisions, giving visitors convenient access to a variety of financial services, proprietary business development tools, searchable databases and daily news. The website has over 60,000 “opted in” subscribers that receive a newsletter on private funding several times a week. The website features vFinance’s database of venture capital firms and angel investors accessible with vSearch, a proprietary web-based data mining tool that allows entrepreneurs to search potential funding sources by different criteria, including geography, amount of funds required, industry, stage of corporate development or keyword. Much of the information on the website is provided free of charge, however, vFinance charges nominal fees for the use of proprietary search engines and premium services such as its business planning services.

Restatement of Financial Statements

As discussed in Note 1 to vFinance’s consolidated financial statements included in this joint proxy statement/prospectus, on December 11, 2007, vFinance restated certain amounts in its 2006, 2005, 2004 and 2003 consolidated financial statements as a result of comments it received from the staff of the SEC.

vFinance’s History

vFinance was incorporated in the state of Delaware in February 1992. On November 8, 1999, vFinance acquired vFinance Holdings, Inc., a Florida corporation, and Union Atlantic LC, a Florida limited liability company, through a Share Exchange Agreement. vFinance received all the outstanding capital stock of vFinance Holdings, Inc. and all the outstanding membership interests of Union Atlantic LC in exchange for a total of approximately 7.0 million shares of vFinance’s common stock.

On January 4, 2001, vFinance closed the merger of NW Holdings, Inc. (“NWH”), a Florida corporation, into vFinance where vFinance was the surviving corporation. On the closing date of the merger, NWH was the parent company of and wholly owned First Level Capital, Inc., a Florida corporation. First Level Capital, Inc. is now known as vFinance Investments, which has offices in New York, New Jersey and Florida. In addition to these offices, vFinance has relationships with certain independent contractors located throughout the United States.

Also, on January 4, 2001, vFinance completed the merger of Colonial Direct Financial Group, Inc., a Delaware corporation, with and into Colonial Acquisition Corp., vFinance’s wholly owned subsidiary, with Colonial Direct Financial Group, Inc. as the surviving corporation and as vFinance’s wholly owned subsidiary. At the time of the merger, Colonial Direct Financial Group, Inc. was a holding company comprised of two diversified financial services companies, including First Colonial Securities Group, Inc. and Colonial Direct Retirement Services, Inc., and a company that provides administrative support to these financial service companies, Colonial Direct Capital Management, Inc. Although Colonial Direct Financial Group, Inc. is no longer one of vFinance’s subsidiaries, the majority of the personnel, client accounts and client assets of First Colonial Securities Group, Inc. still remain with vFinance Investments.

On November 2, 2004, vFinance’s wholly owned subsidiary, vFinance Investments Holdings, Inc. completed the Global Acquisition. The assets acquired in the Global Acquisition consisted primarily of customer accounts and some older computer equipment. Business lines acquired included wholesale market-making in selected equities for institutional clients and direct market access equity trading. vFinance Investments Holdings, Inc. assumed no liabilities in connection with the acquisition of Global’s assets. Two of the principals of Global and EquityStation each entered into employment agreements with vFinance, which provided an annual base salary of $144,000, certain incentive bonuses, and options to purchase 350,000 shares of vFinance’s common stock exercisable at $0.19 per share. One of the principals was employed by vFinance until October 31, 2007 and the other principal was employed by vFinance until January 15, 2008.

EquityStation is a broker-dealer registered with the SEC and is a member of FINRA. EquityStation is a Florida corporation incorporated on July 22, 1999. EquityStation offers institutional traders, hedge funds and professional traders a suite of services designed to advance their trading through advanced trading technologies and routing software, hedge fund incubation, capital introduction and custodial services.

In May 2006, vFinance Investments completed the acquisition of certain assets of Sterling Financial. The assets acquired from Sterling Financial include Sterling Financial’s business as a going concern, certain intellectual property, customer relationships associated with Sterling Financial’s Institutional Fixed Income and Latin American businesses, computer equipment and certain real property leases. In exchange for the assets, vFinance issued 13 million shares of vFinance common stock to SFGC. The aggregate purchase price was determined to be $3.4 million. This transaction was approved by FINRA on April 28, 2006. The Sterling Financial acquisition resulted in the addition of institutional traders in U.S. treasuries and corporate bonds and retail brokerage activities in Latin American through the addition of independent contractor offices in Panama, Chile and Columbia.

vFinance expects that the institutional investor customer relationships acquired from Sterling Financial will result in approximately $7.0 million of incremental annual revenues and a marginal impact on net income, as the increased revenues and cost savings are expected to be offset by operating expenses and $680,000 of annual non-cash amortization expense.

In connection with this acquisition, vFinance established new divisions to focus on the rapidly-growing U.S. Hispanic and Latin American investment markets and to provide investment advisory services relating to fixed income products and execution of fixed income investment transactions as well as investment banking advisory services for private and public Hispanic businesses.

Industry Overview

In the last decade, the U.S. investment banking industry has been characterized and influenced by the following trends:

•	increased levels of industry consolidation, particularly involving smaller regional investment banks that primarily provide investment banking and brokerage services to middle-market companies and their institutional investors;
•	the tendency for global competitors and acquired firms, once part of larger organizations, to focus on larger market capitalization companies and larger transactions; and
•	the emergence of smaller boutique investment banking firms focused exclusively on growth industries, particularly technology and healthcare.

In recent years, there have been a number of acquisitions by larger financial services institutions of U.S. brokerage and investment banking firms that offer similar products and services to those that vFinance provides. These larger financial institutions have generally allocated capital and resources toward larger market capitalization companies and transactions. This shift of focus away from smaller market capitalization companies has led to a decline in service to these companies, including investment banking and research coverage, and, as a result, such companies have reduced access to capital.

Additionally, because the United States securities industry has also been subjected to increased regulation and governmental scrutiny, including certain mandated changes, many larger firms have restructured their businesses and market-making activities away from companies whose market capitalization is below certain thresholds. Research and capital markets resources previously dedicated to smaller market capitalization companies were either reassigned to larger companies or eliminated. These circumstances have contributed to both companies in, and investors focused on, the growth and middle-market sectors seeking the services of boutique investment banking professionals who have a high degree of applicable industry knowledge. This increase in regulation also has made it more expensive for smaller firms to remain in business thus accelerating the consolidation of these firms.

To facilitate access to capital markets and to industry and company specific research, smaller boutique financial services firms have emerged to offer investment banking and research support to small and middle-market capitalization companies.

Financial Arrangements with Clearing Brokers

In 2004, vFinance Investments entered into a clearing agreement (the “Clearing Agreement”) with National Financial Services LLC, Member New York Stock Exchange (“NYSE”)/SIPC, a Fidelity Investments company (“NFS”), for NFS to serve as vFinance Investment’s primary clearing broker. The Clearing Agreement requires NFS to pay a monthly incentive bonus to vFinance Investments up to $25,000 per month (up to an aggregate of $1.5 million) over the five-year term of the Clearing Agreement. vFinance Investments also received a $200,000 payment from NFS in 2004, as compensation for the transition costs associated with migrating to a new clearing firm. As consideration for these incentives, NFS required a termination fee of $1.7 million in the event vFinance Investments terminates the Clearing Agreement, reduced annually on a pro rata basis over the five-year term of the Clearing Agreement. As of December 31, 2007, vFinance’s contingent obligation in connection with the Clearing Agreement was $680,000.

EquityStation and vFinance Investments have ancillary clearing agreements with Fortis Clearing, Legent Clearing and Penson Clearing, providing services in the areas NFS is not suited to handle. These clearing agreements contain customary terms and conditions.

vFinance’s Business

Retail Brokerage

The largest portion of vFinance’s revenues, 63%, 62% and 72% in 2007, 2006 and 2005, respectively, was attributable to commissions and other brokerage-related income generated by vFinance’s retail brokerage activities.

vFinance Investments’ retail brokerage division buys and sells securities for its customers in exchange for a commission, or in exchange for a fee, based on customer assets or as dictated by security placement agreements. Through vFinance’s brokers, it offers a wide variety of financial investments, including, but not limited to, equities, corporate bonds, municipal securities, collateralized mortgage obligations, mutual funds and insurance products. vFinance is licensed in all 50 states, plus the District of Columbia and Puerto Rico, and its registered representatives are registered in those states where their customers reside. In addition, vFinance Investments has registered representatives operating in Panama, Chile and Colombia. vFinance Investments’ relationship with its registered representatives can be either as an employee, or in an independent contractor, depending on how the broker chooses to conduct his or her business. As an employee, all of the expenses of the broker’s operation are paid for by the company, and the broker is only charged for certain fees such as special information services, insurance, benefits and professional services. As an independent contractor, in exchange for a higher overall payout, the broker would be responsible for all of the fees and costs associated with its business, including, but not limited to, rent, telecommunications expenses, insurance, benefits, transactions fees, all information services, state and regulatory registration fees and compliance oversight.

Market Making

vFinance generated 25%, 25% and 16% of its revenues from trading profits in its market-making activities in 2007, 2006 and 2005, respectively.

vFinance Investments provides liquidity by making markets in over 3,500 Over-the-Counter Bulletin Board (“OTC Bulletin Board”), National Market System, Pink Sheet, and NASDAQ Capital Market stocks and American Depositary Receipts in addition to providing this liquidity to its other business units. vFinance’s customers are national and regional full-service broker-dealers, electronic discount brokers and institutional investors that require fast and efficient executions for each security. This expertise supports vFinance’s investment banking strategy of servicing high growth public companies that are looking for a financial services firm that is capable of assisting them in building broad-based market support for their securities. As a market-maker, vFinance uses its capital and systems resources to represent a stock and compete with other market-makers. Operated primarily by electronic execution, buyers and sellers meet via computer to make bids and offers. Each market-maker competes for “customer order flow” by displaying buy and sell quotations for a guaranteed number of shares in a security. Once an order is received, the market-maker will immediately purchase for or sell from its own inventory, or seek the other side of the trade until it is executed, often in a matter of seconds. The market maker generates all of its revenue from the difference between the price paid when a security is bought and price received when that security is sold or the price received when the security is shorted and the price received when the short is covered.

Investment Banking

vFinance derived 11%, 12% and 8% of its revenues from its Investment Banking Division (“IBD”) activities in 2007, 2006 and 2005, respectively. vFinance assists emerging growth, private and public companies by (i) developing sound strategic plans, (ii) obtaining equity, mezzanine, bridge, or acquisition capital, (iii) executing strategically sound acquisitions or divestiture strategies, (iv) raising capital in the public markets, and (v) maximizing stockholder value by conducting recapitalizations or other liquidity transactions. As consideration for such services, vFinance is paid advisory fees and success fees, which are based on a percentage of the total value of a transaction, which are contingent on the successful completion of a specified transaction. As part of vFinance’s success fees, it periodically receives equity instruments and stock purchase warrants from companies for which it perform services in addition to cash paid for such services.

In the area of corporate finance, vFinance Investments has been active as an underwriter or selling group member in public equity transactions. Participation as a managing underwriter or in an underwriting syndicate involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase. In addition, under the federal securities laws, other laws and court decisions with respect to underwriters’ liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and vFinance’s subsidiaries’ ability to make underwriting commitments may be limited by the requirement that they must at all times be in compliance with regulations regarding their net capital.

Institutional Services

A critical element of vFinance’s business strategy is to identify institutional quality investments that offer above market returns. vFinance supports that mission by providing institutional investment managers, primarily hedge fund managers, a complete array of services designed to enhance portfolio performance. Hedge funds represent the fastest growing segment of the money management market and by definition are focused on achieving positive returns for their investors while controlling risk. vFinance offers fund managers access to advanced direct market access trading platforms, investment opportunities and independent research products that boost return on investment. Additionally, vFinance offers fund managers the ability to reduce their transaction costs by offering them access to vFinance’s trading desk for illiquid securities and automated trading systems for their liquid transactions. vFinance has a mutually beneficial relationship with its IBD as fund managers looking for investment opportunities fund IBD’s corporate clients and having relationships with fund managers creates opportunities to increase the number and quality of IBD clients.

As of March 31, 2008, vFinance employed or had contractual relationships with approximately 22 people providing institutional services, approximately 10 of which provide hedge fund related services. vFinance currently services approximately 195 institutional customers, of which approximately 85 are hedge funds. For the year ended December 31, 2007, hedge fund related services accounted for approximately $5 million in revenue.

Internet Strategy

vFinance’s website, www.vfinance.com, is available to an audience of entrepreneurs, corporate executives, and private and institutional investors in over 150 countries with an estimated 35,000 unique visitors monthly. The website provides sales leads to vFinance’s investment banking, brokerage and institutional services divisions, giving visitors convenient access to a variety of financial services, proprietary business development tools, searchable databases and daily news. The website has over 60,000 “opted in” subscribers that receive a newsletter on private funding several times a week. The website features vFinance’s database of venture capital firms and angel investors accessible with vSearch, a proprietary web-based data mining tool that allows entrepreneurs to search potential funding sources by different criteria, including geography, amount of funds required, industry, stage of corporate development or keyword. Much of the information on the website is provided free of charge, however, vFinance charges nominal fees for the use of proprietary search engines and premium services such as its business planning services.

Administration, Operations, Securities Transactions Processing and Customer Accounts

vFinance’s operating subsidiaries, vFinance Investments and EquityStation, do not hold any funds or securities for customers. Instead, they use the services of clearing agents on a fully-disclosed basis. These clearing agents process all securities transactions and maintain customer accounts on a fee basis. Customer accounts are protected through the SIPC for up to $500,000, of which coverage for cash balances is limited to $100,000. In addition, all customer accounts of vFinance Investments and EquityStation carried at NFS are fully-protected by an Excess Securities Bond providing protection for the account’s entire net equity (both cash and securities). The services of vFinance’s subsidiaries’ clearing agents include billing and credit control as well as receipt, custody and delivery of securities. The clearing agents provide the operational support necessary to process, record and maintain securities transactions for vFinance’s subsidiary’s brokerage activities. They provide these services to vFinance’s subsidiary’s customers at a total cost that vFinance believes is less than it would cost vFinance to process such transactions on its own. The clearing agents also lend funds to vFinance’s subsidiaries’ customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agents maintaining collateral in the form of saleable securities, cash or cash equivalents. vFinance Investments and EquityStation have agreed to indemnify the clearing brokers for losses they incur on these credit arrangements.

Competition

All aspects of vFinance’s business are highly competitive. In vFinance’s investment banking activities, it competes with large Wall Street investment banks as well as regional boutique banks that offer private placement services to small- and middle-market companies. vFinance competes for these investment banking transactions on the basis of vFinance’s relationships with the issuers and potential investors, vFinance’s experience in the industry and transactional fees. In vFinance’s general brokerage activities, it competes directly with numerous other broker-dealers, many of which are large well-known firms with substantially greater financial and personnel resources. vFinance competes for brokerage transactions on the basis of its experience in the industry, its ability to execute transactions and the strength of its relationships with its clients. Many of vFinance’s competitors for brokerage service and investment banking transactions employ extensive advertising and actively solicit potential clients in order to increase business. In addition, brokerage firms compete by furnishing investment research publications to existing clients, the quality and breadth of which are considered important in the development of new business and the retention of existing clients. vFinance also competes with a number of smaller regional brokerage firms throughout the United States. In vFinance’s advisory activities, it competes with investment banking and consulting firms on the basis of expertise in its broad variety of industries.

The securities industry has become considerably more concentrated and more competitive since vFinance was founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than vFinance.

Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry.

vFinance also competes with other securities firms for successful sales representatives, securities traders and investment bankers. Competition for qualified employees in the financial services industry is intense. vFinance’s continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate its existing employees.

Intellectual Property

vFinance owns the following federally registered marks: vFinance, Inc.®, vFinance.com, Inc.®, AngelSearch®, Direct2Desk® and Hedge Fund Accelerator®.

Employees

At December 31, 2007, vFinance employed the following personnel:

Position	Salaried	Contract	Total
Officers	9	—	9
Administration	36	27	63
Brokers	21	126	147
Traders	19	1	20
Investment Bankers	6	12	18
Lenders	—	6	6
Totals	91	172	263

None of vFinance’s personnel is covered by a collective bargaining agreement. vFinance considers its relationships with its employees to be good. Any future increase in the number of employees will depend upon the growth of vFinance’s business. vFinance’s registered representatives are required to take examinations administered by FINRA and state authorities in order to qualify to transact business and are required to enter into agreements with vFinance obligating them, among other things, to adhere to industry rules and regulations, vFinance’s supervisory procedures and not to solicit customers, other employees or brokers in the event of termination.

Seasonality and Backlog

vFinance’s business is not subject to significant seasonal fluctuations, and there are no material backlogs in its business.

Research and Development and Environmental Matters

vFinance did not incur any research and development expenses during the last three fiscal years. vFinance does not incur any significant costs or experience any significant effects as a result of compliance with federal, state and local environmental laws.

Description of Property

vFinance leases office space in four locations. The following chart provides information related to these lease obligations:

Office Location	Approximate Square Footage	Lease Rental	Expiration Date
3010 N. Military, Boca Raton, FL	18,390	$666,930	2/28/2009
880 Third Ave., New York, NY	7,850	$188,520	6/30/2008
131 Gaither Drive, Mount Laurel, NJ	1,400	$19,600	9/30/2008
1200 N. Federal Highway, Boca Raton FL	16,250	$542,100	8/21/2014

vFinance’s corporate headquarters are located at 3010 North Military Trail, Boca Raton, Florida 33431, where it leases 18,390 square feet for an approximate annual rent of $666,930. The lease expires on February 28, 2009.

On December 15, 2004, vFinance entered into a lease at 880 Third Avenue, New York, New York for office space on the twelfth floor with an annual rent of $188,520 for approximately 7,850 square feet. The lease expires on June 30, 2008.

On August 1, 2004, vFinance entered into a lease in Mt. Laurel, New Jersey. The opening of this office was part of vFinance’s disaster recovery plan implemented in order to be able to provide its clients with uninterrupted service. The lease is for approximately 1,400 square feet with an annual rent of $19,600 and expires on September 31, 2008.

Effective September 27, 2006, vFinance Investments assumed a lease for property located in Boca Raton in connection with the acquisition of assets from Sterling Financial. The lease is for approximately 16,250 square feet with an estimated annual rent of $542,100 and expires on August 21, 2014. On September 27, 2006, vFinance entered into a sublease with regard to approximately 14,000 square feet of this property with estimated annual rent of $486,400. Since September 2004, the balance of this space has been subleased on a month-to-month basis for an estimated annual rent of $71,200. In February 2008, vFinance received notification from the sublessee that occupies 14,000 square feet of this property that it was insolvent and would be unable to perform its obligations under the sublease. See Note 17 to vFinance’s consolidated financial statements for additional information.

vFinance considers its facilities and those of its subsidiaries to be reasonably insured and adequate for its foreseeable needs and those of its subsidiaries.

Legal Proceedings

From time to time, vFinance, Inc. and/or one of its subsidiaries is named as a party to a lawsuit that has arisen in the ordinary course of business. Although it is possible that losses exceeding amounts already recorded may be incurred upon ultimate resolution of these existing legal proceedings, vFinance believes that such losses, if any, will not have a material adverse effect on its business, results of operations or financial position; however, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations for the quarterly and annual periods in which they are resolved.

The business of vFinance Investments and EquityStation involve substantial risks of liability, including exposure to liability under federal and state securities laws in connection with the underwriting or distribution of securities. Additionally, claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that generally seek rescission and substantial damages.

In the ordinary course of business, vFinance and/or its subsidiaries may be parties to other legal proceedings and regulatory inquiries, the outcome of which, either singularly or in the aggregate, is not expected to be material. There can be no assurance however that any sanctions will not have a material adverse effect on vFinance’s financial condition or results of operations and/or its subsidiaries. The following is a brief summary of certain matters pending against or involving vFinance and its subsidiaries.

In November 2007, Nupetco Associates, LLC filed a customer arbitration action (FINRA Case No. 07-03152) with FINRA naming vFinance Investments as a co-respondent. Nupetco Associates, LLC alleges violations of various state and federal securities laws. Nupetco Associates, LLC seeks compensatory damages of $508,787 against vFinance Investments in addition to costs, attorney’s fees and punitive damages. vFinance Investments has filed an answer and affirmative defenses and has requested discovery from the arbitration claimant. vFinance Investments intends to vigorously defend the arbitration.

On January 3, 2008, the SEC issued and Order Instituting Administrative Proceedings against vFinance Investments, Richard Campanella and a registered representative of vFinance Investments, alleging that they violated federal securities laws by failing to preserve and produce customer correspondence of the registered representative. The registered representative terminated his employment with vFinance on August 4, 2006, and has not been associated with vFinance since that date. vFinance and Mr. Campanella will likely assert as a defense that Mr. Campanella complied to the best of his ability in a timely manner with the SEC’s requests for documents; however, vFinance and Mr. Campanella have not filed an answer responding to the specific allegations in the Order. vFinance and Mr. Campanella intend to vigorously defend against the allegations.

On January 24, 2008, vFinance received a complaint in a civil case (Case No. 50-2008-CA-001703-XXXX-MB, 15th Judicial Circuit Court, Palm Beach County, Florida) from Harry Konig, a former employee. Mr. Konig claims that vFinance breached the employment agreement entered into with Mr. Konig on November 2, 2004, specifically with regard to the payment of his incentive compensation and the issuance of options. Mr. Konig contends that he is owed $280,000 as incentive compensation and options to purchase 350,000 shares of vFinance common stock. In addition, Mr. Konig is seeking costs and attorney’s fees incurred for this action. vFinance is evaluating the merits of the claims and intends to defend vigorously against Mr. Konig’s claims.

On March 4, 2008, vFinance received a customer arbitration action (FINRA Case No. 08-00472) from Donald and Patricia Halfmann. Under FINRA’s Code of Arbitration Procedure, vFinance is not required to file a responsive pleading until April 18, 2008. The Halfmanns’ Statement of Claim alleges that Jeff Lafferty, a former broker working for vFinance Investments, opened accounts for the Halfmanns and misappropriated approximately $110,000 of the Halfmann’s funds via check alteration and forgery while he was employed by vFinance as the Halfmann’s financial advisor. The Halfmanns also contend vFinance is liable for an additional $150,000 for investments made by the Halfmanns directly with Jeff Lafferty after their account transferred out of vFinance and after Lafferty’s resignation from vFinance, with a form U-5 filed with NASD by vFinance on August 27, 2004. Finally, the Halfmanns’ Statement of Claim requests punitive damages, costs and attorney’s fees incurred for this action. While vFinance intends to vigorously defend against the allegations made in the Halfmann’s Statement of Claim, a prediction of the likely outcome cannot be made at this time.

vFinance is engaged in a number of other legal proceedings incidental to the conduct of its business. These claims aggregate within the range of $80,000 to $150,000.

Government Regulation and Supervision

Regulation of the Securities Industry and Broker-Dealers

vFinance’s business is subject to extensive regulation applicable to the securities industry in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. In general, broker-dealers are required to register with the SEC under the Exchange Act. Under the Exchange Act, every registered broker-dealer that does business with the public is required to be a member of and is subject to the rules of FINRA. FINRA administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities. vFinance Investments and EquityStation are broker-dealers registered with the SEC and members of FINRA.

vFinance’s broker-dealers are also subject to regulation under state law. vFinance Investments and EquityStation are currently registered as broker-dealers in all 50 states and the District of Columbia. FINRA approved the change of ownership to or asset acquisition by vFinance, as the case may be, of (i) Union Atlantic Capital, L.C. from Pinnacle Capital Group, L.C., (ii) First Level Capital, Inc. from NWH, (iii) First Colonial Securities Group, Inc., (iv) Global and EquityStation, and (v) Sterling Financial. The federal securities laws prohibit the states from imposing substantive requirements on broker-dealers that exceed those imposed under federal law. The laws, however, do not preclude the states from imposing registration requirements on broker-dealers that operate within their jurisdiction or from sanctioning these broker-dealers who have engaged in misconduct.

The SEC, self-regulatory organizations, such as FINRA, and state securities commissions may conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders, or the suspension or expulsion of a broker-dealer, its officers or its employees. The SEC and self-regulatory organization rules cover many aspects of a broker-dealer’s business, including capital structure and withdrawals, sales methods, trade practices among broker-dealers, use, and safekeeping of customers’ funds and securities, record-keeping, the financing of customers’ purchases, broker-dealer and employee registration, and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers.

The Uniform Net Capital Rule and FINRA rules require prior notice to the SEC and FINRA for certain withdrawals of capital and also provide that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to stockholders, employees or affiliates if the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer.

In addition, the Uniform Net Capital Rule provides that the total outstanding principal amount of a broker-dealer’s indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days. A change in the Uniform Net Capital Rule, the imposition of new rules or any unusually large charge against net capital could limit those parts of vFinance’s operations that require the intensive use of capital and also could restrict its ability to pay dividends, repay debt and repurchase shares of its outstanding stock.

As of April 11, 2008, the minimum amount of net capital required to be maintained by vFinance Investments was $1,000,000 and the minimum amount of net capital required to be maintained by vFinance’s wholly owned subsidiary, EquityStation, was $100,000. A significant operating loss or any unusually large charge against net capital could adversely affect vFinance’s ability to expand or even maintain its present levels of business, which could have a material adverse affect on vFinance’s business and operations. vFinance Investments and EquityStation are members of SIPC which provides, in the event of the liquidation of a broker-dealer, protection for clients’ accounts up to $500,000, subject to a limitation of $100,000 for claims for cash balances. vFinance Investments’ retail clients’ accounts are carried on the books and records of NFS and Legent Clearing. The client accounts for EquityStation are carried on the books and records of NFS and Penson Clearing. NFS has additional insurance from a private insurer, Customer Asset Protection Co. (CAPCO), for the full value of the customer’s account in excess of the standard SIPC coverage.

Application of Laws and Rules to Internet Business and Other Online Services

Due to the increasing popularity and use of the Internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online services covering issues such as user privacy, pricing, content copyrights and quality of services. In addition, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. When the Securities Act, which governs the offer and sale of securities, and the Exchange Act, which governs, among other things, the operation of the securities markets and broker-dealers, were enacted, such acts did not contemplate the conduct of a securities business through the Internet and other online services. The recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, FINRA and other regulatory agencies.

Although the SEC, in releases and no-action letters, has provided guidance on various issues related to the offer and sale of securities and the conduct of a securities business through the Internet, the application of the laws to the conduct of a securities business through the Internet continues to evolve. Furthermore, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. Uncertainty regarding these issues may adversely affect the viability and profitability of vFinance’s business.

As vFinance’s services, through its subsidiaries, are available over the Internet in multiple jurisdictions, and as vFinance, through its subsidiaries, has numerous clients residing in these jurisdictions, these jurisdictions may claim that vFinance’s subsidiaries are required to qualify to do business as a foreign corporation in each such jurisdiction. While vFinance Investments and EquityStation are currently registered as broker-dealers in the jurisdictions described in this prospectus, vFinance Investments, EquityStation and vFinance’s non-broker dealer subsidiaries are qualified to do business as corporations in only a few jurisdictions. Failure to qualify as an out-of-state or foreign corporation in a jurisdiction where vFinance is required to do so could subject it to taxes and penalties for the failure to qualify.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of vFinance

This discussion presents vFinance management’s analysis of vFinance’s results of operations and financial condition as of and for each of the years ended December 31, 2007, 2006 and 2005, respectively. The discussion should be read in conjunction with vFinance’s consolidated financial statements and the notes related thereto which appear elsewhere in this prospectus.

vFinance has restated certain amounts in its consolidated statements of income for each of the years ended December 31, 2006 and 2005, as a result of comments from the SEC, as discussed in Note 1 to its consolidated financial statements contained elsewhere in the prospectus.

In addition to the aforementioned restatement, certain reclassifications of amounts previously reported have been made to the accompanying consolidated financial statements in order to maintain consistency and comparability between periods presented.

Recent Developments

On November 7, 2007, vFinance entered into an agreement and plan of merger with National and vFin Acquisition Corporation, a wholly owned subsidiary of National. Under the terms and subject to the conditions set forth in the merger agreement, vFin Acquisition Corporation will be merged with and into vFinance, the separate corporate existence of vFin Acquisition Corporation will cease and vFinance will continue as a surviving corporation of the merger and as a wholly-owned subsidiary of National.

Overview

vFinance, Inc. is a financial services company that specializes in high growth opportunities. Its three principal lines of business are: (1) offering full service retail brokerage to approximately 12,000 high net worth and institutional clients, (2) providing investment banking, merger, acquisition and advisory services to micro, small and mid-cap high growth companies, and (3) trading securities, including making markets in over 3,500 micro and small cap stocks and providing liquidity in the United States Treasury marketplace. In addition to vFinance’s core business, it offers information services on its website. vFinance Investments, Inc. (“vFinance Investments”) and EquityStation, Inc. (“EquityStation”), both subsidiaries of vFinance, are broker-dealers registered with the Securities and Exchange Commission (“SEC”), and members of the Financial Industry Regulatory Authority (“FINRA”) (formerly the National Association of Securities Dealers) and Securities Investor Protection Corporation (“SIPC”). vFinance Investments is also a member of the National Futures Association (“NFA”).

In May 2006, vFinance completed the acquisition of select assets of Sterling Financial Group (the “Sterling Financial Acquisition”), following the acquisition of certain assets of Global Partners Securities, Inc. (“Global”) and 100% of the issued and outstanding equity securities of EquityStation in November 2004 (the “Global Acquisition”). These acquisitions are reflected in vFinance’s financial statements from their respective transaction dates, affecting the comparability of its results of operations in the years ended December 31, 2007, 2006 and 2005, as discussed in the sections that follow. See Note 4, “Acquisitions,” to vFinance’s consolidated financial statements included in this prospectus for further information about the Sterling Financial Acquisition and the Global Acquisition.

The largest portion of vFinance’s revenues, 63%, 62% and 72% in 2007, 2006 and 2005, respectively, was attributable to retail brokerage commissions and other brokerage-related income generated by its wholly owned broker-dealer subsidiaries, vFinance Investments and EquityStation. vFinance’s retail brokerage operations buy and sell securities for its customers from other dealers on an agency basis, and charge its customers a commission for its services. Such commission revenue is derived from brokerage transactions in listed and over-the-counter securities and mutual fund securities. vFinance also generated 25%, 25% and 16% of our revenues through trading profits generated in its market making activities in 2007, 2006 and 2005, respectively. The majority of vFinance’s remaining revenues are derived primarily from investment banking-related success and consulting fees.

vFinance reported a net loss of $1.7 million ($0.03 per basic and diluted share) in 2007, compared to $2.2 million ($0.04 per basic and diluted share) in 2006. vFinance’s revenues increased $12.0 million in 2007, or 31%, principally as a result of the addition of new brokers from the Sterling Financial Acquisition and the addition of independent brokers in 2007 and 2006. Increases in compensation, commissions and benefit expenses, clearing and transaction costs and occupancy and equipment costs related to the increased revenues and the Sterling Financial Acquisition also increased. vFinance’s depreciation and amortization expense also increased by $325,500 in 2007 primarily as a result of amortization expense recorded in connection with the Sterling Financial Acquisition.

vFinance reported a net loss of $2.2 million ($0.04 per basic and diluted share) in 2006, compared to $1.1 million ($0.03 per basic and diluted share) in 2005. vFinance’s revenues increased $12.6 million in 2006, or 49%, principally as a result of the Sterling Financial Acquisition and improved market conditions for its investment banking and trading businesses. Increases in compensation, commissions and benefit expenses, clearing and transaction costs and occupancy and equipment costs related to the increased revenues and the Sterling Financial Acquisition partially offset these increased revenues. Additionally, we recorded $448,200 of stock-based compensation expense in 2006 compared to $19,400 in 2005, as a result of the implementation of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123R:). Our depreciation and amortization expense also increased by $512,400 in 2006, primarily as a result of amortization expense recorded in connection with the Sterling Financial Acquisition.

Statement of Operations

The following table and discussion summarizes the changes in the major revenue and expense categories for the past three years, with 2006 and 2005 having been restated:

Results of Operations

	As of and for the Years Ended December 31,
	2007	2006 (Restated)	Change	% Change	2005 (Restated)	Change	% Change
Revenues:
Commissions – agency	$25,622.6	$20,323.7	$5,298.9	26.1%	$15,941.2	$4,382.5	27.5%
Trading profits	12,707.4	9,606.0	3,101.4	32.3%	4,177.4	5,428.6	130.0%
Success fees	5,691.9	4,481.3	1,210.6	27.0%	2,108.6	2,372.7	112.5%
Other brokerage related income	6,204.1	3,546.0	2,658.1	75.0%	2,837.6	708.4	25.0%
Consulting fees	204.9	375.4	(170.5)	(45.4)%	523.6	(148.2)	(28.3)%
Other	167.8	220.3	(52.5)	(23.8)%	340.4	(120.1)	(35.3)%
Total revenues	50,598.7	38,552.7	12,046.0	31.2%	25,928.8	12,623.9	48.7%
Compensation, commissions and benefits	41,713.0	31,232.0	10,481.0	33.6%	20,313.3	10,918.7	53.8%
Clearing and transaction costs	4,425.1	4,337.2	87.9	2.0%	2,977.2	1,360.0	45.7%
General and administrative costs	3,992.8	3,158.8	834.0	26.4%	2,332.8	826.0	35.4%
Occupancy and equipment costs	1,053.3	1,166.6	(113.3)	(9.7)%	743.3	423.3	56.9%
Depreciation and amortization	1,284.2	958.7	325.5	34.0%	446.3	512.4	114.8%
Goodwill impairment	—	—	—	—	420.0	(420.0)	(100.0)%
Total operating costs	52,468.4	40,853.3	11,615.1	28.4%	27,232.9	13,620.4	50.0%
Loss from operations	(1,869.7)	(2,300.6)	430.9	(18.7)%	(1,304.1)	(996.5)	76.4%
Other income (expenses):
Interest income	43.7	85.3	(41.6)	(48.8)%	82.6	2.7	3.3%
Interest expense	(80.5)	(59.7)	(20.8)	34.8%	(30.7)	(29.0)	94.5%
Dividend income	11.3	22.5	(11.2)	(49.8)%	5.9	16.6	281.4%
Other income (expense), net	149.2	76.8	72.4	94.3%	104.8	(28.0)	(26.7)%
Total other income (expense)	123.7	124.9	(1.2)	(1.0)%	162.6	(37.7)	(23.2)%
Loss before income taxes	(1,746.0)	(2,175.7)	429.7	(19.7)%	(1,141.5)	(1,034.2)	90.6%
Income tax benefit (provision)	—	—	—	—	—	—	—
Net loss	$(1,746.0)	$(2,175.7)	$429.7	(19.7)%	$(1,141.5)	$(1,034.2)	90.6%

Revenues

	As of and for the Years Ended December 31,
	2007	2006 (Restated)	Change	% Change	2005 (Restated)	Change	% Change
Revenues:
Commissions – agency	$25,622.6	$20,323.7	$5,298.9	26%	$15,941.2	$4,382.5	27%
Trading profits	12,707.4	9,606.0	3,101.4	32%	4,177.4	5,428.6	130%
Success fees	5,691.9	4,481.3	1,210.6	27%	2,108.6	2,372.7	113%
Other brokerage related income	6,204.1	3,546.0	2,658.1	75%	2,837.6	708.4	25%
Consulting fees	204.9	375.4	(170.5)	(45)%	523.6	(148.2)	(28)%
Other	167.8	220.3	(52.5)	(24)%	340.4	(120.1)	(35)%
Total revenues	$50,598.7	$38,552.7	$12,046.0	31%	$25,928.8	12,623.9	49%

In 2007, total revenues increased $12.0 million, or 31%, as a result of higher agency commissions, increased trading profits and other brokerage related income, all driven primarily by the addition of new brokers in 2007 and 2006. Additionally, success fees from investment banking increased 27% or $1.2 million, primarily as a result of an increase in investment banking revenue during the fourth quarter, when we completed a substantial capital raising transaction.

In 2006, total revenues increased $12.6 million, or 49%, primarily as a result of the Sterling Financial Acquisition and more favorable market conditions. Approximately 43% of the $12.6 million increase is attributable to increased trading profits, derived from the customer relationships acquired from Sterling Financial in May 2006 and generally more favorable trading conditions in vFinance’s market making activities. An additional 35% of the 2006 revenue increase resulted from higher agency commissions, attributable to the addition of new brokers, through both the Sterling Financial Acquisition and other brokers hired independently. The majority of the remaining increase was due to higher revenues from success fees relating to investment banking transactions, resulting primarily from more favorable market conditions in 2006. Non-cash revenues derived from success fees increased to $2.0 million in 2006 from $487,500 in 2005.

Operating Expenses

	As of and for the Years Ended December 31,
	2007	2006 (Restated)	Change	% Change	2005 (Restated)	Change	% Change
Compensation, commissions and benefits	$41,713.0	$31,232.0	$10,481.0	34%	$20,313.3	$10,918.7	54%
Clearing and transaction costs	4,425.1	4,337.2	87.9	2%	2,977.2	1,360.0	46%
General and administrative costs	3,992.8	3,158.8	834.0	26%	2,332.8	826.0	35%
Occupancy and equipment costs	1,053.3	1,166.6	(113.3)	(10)%	743.3	423.3	57%
Depreciation and amortization	1,284.2	958.7	325.5	34%	446.3	512.4	115%
Goodwill impairment	—	—	—	—	420.0	(420.0)	(100)%
Total operating costs	$52,468.4	$40,853.3	$11,615.1	28%	$27,232.9	$13,620.4	50%

Compensation, Commissions and Benefits.

Compensation, commissions and benefits increased $10.5 million, or 34%, in 2007. Compensation, commissions and benefits are correlated with vFinance’s revenues, primarily agency commissions, trading profits and success fees from investment banking, which increased by 28% in the aggregate in 2007. Additional increases in compensation, commissions and benefits are primarily attributable to incentive compensation provided to new brokers. Compensation, commissions and benefits increased $10.9 million, or 54%, in 2006, primarily as a result of increased agency commissions, trading profits and success fees from investment banking, which increased by 55% in the aggregate in 2006. vFinance also recorded $448,200 of compensation expense in connection with the adoption of SFAS No. 123R, effective January 1, 2006, compared to $19,400 recorded in 2005. Additional increases in compensation, commissions and benefits are attributable to increased benefit costs, particularly health insurance premiums. Non-cash compensation paid increased to $1.4 million in 2006 from $158,100 in 2005.

Clearing and Transaction Costs.

Clearing and transaction costs increased $87,900 in 2007, or 2%, primarily as a result of an increase in transaction volume attributable to customer relationships acquired in the Sterling Financial Acquisition and the addition of other independent brokers, largely offset by a shift in our revenue mix to lower-cost institutional trading transactions.

Clearing and transaction costs increased $1.4 million in 2006, or 46%, primarily as a result of an increase in transaction volume attributable to customer relationships acquired in the Sterling Financial Acquisition and the addition of other independent brokers.

General and Administrative Costs.

General and administrative expenses increased $834,000 in 2007, or 26%, primarily as a result of legal fees and settlement costs associated with arbitration and litigation matters in 2007 and the expansion of our Sarbanes-Oxley and Gramm-Leach-Bliley compliance programs. Remaining increases resulted from temporary labor and other increased professional fees to support vFinance’s growth.

General and administrative expenses increased $826,000 in 2006 or 35%, primarily as a result of (i) a $303,000 increase in legal fees, primarily associated with litigation and arbitration matters, (ii) $261,300 of non-cash costs associated with the issuance of equity in connection with arbitration settlements, and (iii) the forgiveness of $215,000 due from an unconsolidated affiliate.

Occupancy and Equipment Costs

Occupancy and equipment expenses decreased $113,300 in 2007, or 10%, primarily because in December 2006 vFinance subleased office space acquired under a lease assumed in connection with the Sterling Financial Acquisition.

Occupancy and equipment expenses increased $423,300 in 2006, or 57%, primarily as a result of the occupancy and equipment costs associated with the Sterling Financial Acquisition.

Depreciation and Amortization

Depreciation and amortization increased $325,500 in 2007, or 34%, primarily as a result of the amortization expense associated with the customer relationships from the Sterling Acquisition depreciation expense related to property and equipment additions, including computer equipment under capital leases.

Depreciation and amortization increased $512,400 in 2006, or 115%, primarily as a result of the amortization expense associated with the customer relationships from the Sterling Acquisition.

Goodwill Impairment

In 2005, vFinance recorded goodwill impairment charges of $420,000 to write-off goodwill from a prior period acquisition, when certain brokers left the firm and vFinance determined there was no longer value remaining in the goodwill recorded in connection with the acquisition. vFinance had no goodwill remaining at December 31, 2007 or 2006.

Income Tax Provision (Benefit)

vFinance accounts for income taxes in accordance with the provision of SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities at tax rates expected to be in effect when these balances reverse. Future tax benefits attributable to temporary differences are recognized to the extent that the realization of such benefits is more likely than not. vFinance has concluded that it is more likely than not that its deferred tax assets as of December 31, 2007 and 2006 will not be realized based on the scheduling of deferred tax liabilities and projected taxable income. The amount of the deferred tax assets actually realized, however, could vary if there are differences in the timing or amount of future reversals of existing deferred tax liabilities or changes in the actual amounts of future taxable income. Should vFinance determine that it will be able to realize all or part of the deferred tax asset in the future, an adjustment to the deferred tax asset will be recorded in the period such determination is made.

vFinance did not record a provision for income taxes in 2007, 2006 or 2005 as a result of the net loss it recorded in those periods.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109” (“FIN 48”). This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as a clear criteria for subsequently recognizing, derecognizing and measuring tax positions for financial statement purposes. The Interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax accounting. FIN 48 was effective for fiscal years beginning after December 15, 2006. vFinance’s management has evaluated all of its tax positions and determined that FIN 48 did not have a material impact on vFinance’s financial position or results of operations.

Transactions With Affiliates

During 2006, vFinance recorded a $215,000 charge to write-off amounts due from an unconsolidated subsidiary, Center for Innovative Entrepreneurship (“CIE”), for expenses vFinance incurred on its behalf. vFinance provides office space and management and administrative services to CIE through an agreement under which vFinance should be reimbursed the costs of providing these services. vFinance accrued a receivable for reimbursements totaling $215,000 through December 31, 2006 under the expectation that CIE would generate cash flows sufficient to provide cash reimbursement. While preparing its consolidated financial statements as of and for the year ended December 31, 2006, vFinance determined that recovery of this $215,000 was unlikely, and that reimbursements for these costs in the future would be uncertain until CIE demonstrates an ability to reimburse vFinance. Accordingly, vFinance wrote-off the entire receivable balance and currently recognizes amounts reimbursed by CIE under the cost recovery method. We expect to terminate this arrangement in 2008.

Also during 2006, vFinance paid $161,900 for a 4.9% equity interest in The Cluster Competitiveness Group, S.A, a company that provides economic feasibility services. vFinance made this investment because it believed that through its relationship, it could benefit from the introduction to investment banking needs of the clients of this affiliate, and may make further investments in future periods, although vFinance has no commitment to do so.

On January 1, 2003, vFinance entered into an agreement with JSM Capital Holding Corp. (“JSM”), a retail brokerage operation headquartered in New York and founded by John S. Matthews (who also was, at the same time, named the President of vFinance’s Retail Brokerage Division). vFinance issued JSM warrants to purchase 1.0 million shares of vFinance common stock at an exercise price of $0.20 in exchange for a 19% equity interest in JSM. The warrants were valued using the Black-Scholes valuation method, which calculated the value to be $0.08 per warrant, or $80,000 in the aggregate. In August 2005, vFinance’s relationship with JSM was terminated, and vFinance fully impaired the investment in JSM in the fourth quarter of 2005, when it was determined that JSM had no remaining material assets or operations. Mr. Matthews filed an arbitration action against vFinance in connection with the termination of the relationship, which was settled in July 2007. Pursuant to the terms of the settlement agreement, vFinance paid $75,000 to Mr. Matthews in 2007 and is obligated to make further payments totaling $225,000 to Mr. Matthews. See Note 13 to its consolidated financial statements for further discussion of the arbitration action and subsequent settlement.

Liquidity and Capital Resources

Historically, vFinance has satisfied its liquidity and regulatory capital needs through the issuance of equity and debt securities. As of December 31, 2007, liquid assets consisted primarily of cash and cash equivalents of $5.5 million and marketable securities of $817,400, for a total of $6.3 million, which represents a $1.1 million increase over the $5.2 million in liquid assets as of December 31, 2006. As of December 31, 2007, vFinance had long-term capital lease obligations of $297,500, net of current obligations of $247,000.

Both vFinance Investments and EquityStation are subject to the SEC Uniform Net Capital Rule (rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital shall not exceed 15 to 1 (and the rule of the “applicable” exchange also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1). At December 31, 2007, vFinance Investments had net capital of $1.48 million, which was $481,700 in excess of its required net capital of $1.0 million. EquityStation had net capital of $543,400 that was $443,400 in excess of its required net capital of $100,000.

vFinance Investments’ percentage of aggregate indebtedness to net capital was 289.6% in 2007. Equity Station’s percentage of aggregate indebtedness to net capital was 35.8% in 2007. vFinance Investments and EquityStation qualify under the exemptive provisions of rule 15c3-3 under Section (k)(2)(ii) of the rule, as they do not carry security accounts of customers or perform custodial functions related to customer securities.

For the periods ended December 31, 2007 and 2006, vFinance had gross deferred tax assets of $5.7 million and $5.3 million, respectively, which were offset by 100% valuation allowances. The valuation allowances were recorded against certain deferred tax assets that were generated from net operating losses. In evaluating whether vFinance would recover these deferred tax assets, it has not assumed any future taxable income in the jurisdictions associated with these carry-forwards. Based on vFinance’s history of generating operating losses, management believes the ability to realize the benefit of net operating loss carry-forwards to offset future taxable income is uncertain. However, future income generation and/or the use of tax planning strategies to recover these deferred tax assets could lead to the reversal of the valuation allowances and a reduction in future income tax expense. vFinance believes that its estimates for the valuation allowance are appropriate, based on current facts and circumstances.

Cash and cash equivalents increased (decreased) by $1.2 million, $(222,200) and $(828,900) during 2007, 2006 and 2005, respectively. The major components of these changes are discussed below.

Cash provided by (used in) operating activities was $1.6 million in 2007 compared to $370,900 in 2006 and $(673,300) in 2005. Cash provided by (used in) operating activities includes net income adjusted for non-cash items and the effects of changes in working capital including changes in marketable securities. Cash provided by operating activities increased by $1.3 million in 2007, primarily as a result of the decrease in vFinance’s net loss in 2007 and an increase in its accrued liabilities, consisting primarily of accrued compensation paid during the first quarter of 2008.

Cash provided by operating activities was $370,900 in 2006 compared to cash used in operating activities of $673,300 in 2005, primarily as a result of a $405,200 decrease in amounts due from clearing brokers, a $285,000 decrease in accounts receivable and a $716,000 increase in accrued compensation paid during the first quarter of 2007, partially offset by a $428,000 increase in marketable securities.

Cash used in investing activities in 2007 was $106,900 compared to $384,600 in 2006 and $125,700 in 2005. Cash used in investing activities consisted of capital expenditures of $106,900, $222,700 and $125,700 in 2007, 2006 and 2005, respectively, excluding non-cash additions to property and equipment through capital leases. Cash used in investing activities in 2006 also included a $161,900 investment in an unconsolidated affiliate.

Cash used in financing activities in 2007 was $281,100 compared to $208,500 in 2006 and $29,900 in 2005. Cash used in financing activities was comprised of repayments of capital lease obligations related to new capital lease agreements for computer equipment, which vFinance entered into during 2007, 2006 and 2005.

vFinance believes cash on hand is sufficient to meet its working capital requirements over the next twelve months. However, vFinance may seek additional debt or equity financing in order to carry out its long-term business strategy. Such funding may be a result of bank borrowings, public offerings, private placements of equity or debt securities, or a combination thereof. vFinance cannot be certain that additional debt or equity financing will be available when required or, if available, that it can secure it on satisfactory terms.

Contractual Obligations

The following table summarizes vFinance’s future contractual commitments as of December 31, 2007 consisting of debt payments related to capital leases and future minimum lease payments under all non-cancelable operating leases with initial or remaining terms in excess of one year.

(In thousands)	Total	2008	2009 – 2010	2011 – 2012	Therafter
Capital lease obligations	$544.5	$247.0	$297.5	$—	$—
Operating lease obligations	4,628.5	1,358.5	1,348.3	1,295.0	626.7
Total	$5,173.0	$1,605.5	$1,645.8	$1,295.0	$626.7

Off Balance-Sheet Arrangements

vFinance was not a party to any off-balance sheet arrangements during the three years ended December 31, 2007. In particular, vFinance did not have any interest in so-called limited purpose entities, which include special purpose entities and structured finance entities.

Critical Accounting Policies and Estimates

This discussion and analysis of financial condition and results of operations is based on vFinance’s consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires vFinance’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosures of contingent assets and liabilities. vFinance evaluates its estimates on an ongoing basis and vFinance bases its estimates on historical experience and various other assumptions vFinance deem reasonable to the situation. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Changes in vFinance’s estimates could materially impact its results of operations and financial condition in any particular period. Note 1 to vFinance’s consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of its consolidated financial statements. Based on the high degree of judgment or complexity in their application, vFinance considers its critical accounting policies and estimates to be:

Revenue Recognition.  vFinance periodically receive equity instruments, which include stock purchase warrants and common and preferred stock from companies as part of compensation for investment-banking services. Primarily all such equity instruments are received from small public companies and are typically restricted as to resale, generally receiving registration rights within one year. When vFinance receive equity instruments as compensation for investment banking services, revenue is recognized based on the fair value of these instruments, in accordance with EITF 00-8 “Accounting by a Grantee for an Equity Instrument to be received in Conjunction with Providing Goods or Services.” vFinance recognize revenue for these stock purchase warrants when received based on the Black Scholes valuation model. The revenue recognized related to other equity instruments is determined based on available market information, discounted by a factor reflective of the expected holding period for those particular equity instruments. The actual amount of cash proceeds realized from the disposition of these securities may differ materially from the amount of revenue recorded, as a result of changes in market values between the date of receipt and the date the security is sold.

Customer Claims.  In the normal course of business, vFinance’s operating subsidiaries have been and continue to be the subject of numerous civil actions and arbitrations arising out of customer complaints relating to activities as a broker-dealer, as an employer and as a result of other business activities. In general, the cases involve various allegations that vFinance’s employees mishandled customer accounts. Based on its historical experience and consultation with counsel, vFinance typically reserves an amount its believes will be sufficient to cover any damages assessed against it. However, vFinance has in the past been assessed damages that exceeded its reserves. If vFinance misjudged the amount of damages that may be assessed against it from pending or threatened claims or if vFinance is unable to adequately estimate the amount of damages that will be assessed against it from claims that arise in the future and reserve accordingly, its operating income would be reduced.

Fair Value.  “Securities owned” and “Securities sold, not yet purchased” on vFinance’s Consolidated Balance Sheets are carried at market value, with related unrealized gains and losses recognized in its results of operations. vFinance Investments relies upon its clearing firms to provide it with these market values, because the clearing firms use market data services that provide market values of securities based on current market prices.

New Accounting Pronouncements

See Notes 1 and 12 to vFinance’s consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

vFinance has exposure to market risk, and periodically hedges against that risk. vFinance does not hold or issue any derivative financial instruments for trading or other speculative purposes. vFinance is exposed to market risk associated with changes in the fair market value of the marketable securities that it holds. vFinance’s revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity, which generally result in lower revenues from trading activities and commissions. Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of securities vFinance holds in trading and investment positions. Sudden sharp declines in market values of securities and the failure of issuers and counterparts to perform their obligations can result in illiquid markets in which vFinance may incur losses in its principal trading activities.

Security Ownership of Certain Beneficial Owners and Management of vFinance

The table below provides information regarding the beneficial ownership of vFinance common stock as of April 11, 2008. The table reflects ownership by: (1) each person or entity who owns beneficially 5% or more of the shares of vFinance’s outstanding common stock, (2) each of vFinance’s directors, (3) each of vFinance’s named executive officers, and (4) vFinance’s directors and officers as a group. Except as otherwise indicated, and subject to applicable community property laws, vFinance believes the persons named in the table have sole voting and investment power with respect to all shares of vFinance’s common stock held by them. Except as otherwise indicated, each stockholder’s percentage ownership of vFinance’s common stock in the following table is based on 55,335,066shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Leonard J. Sokolow(2)	7,133,010	12.6%
Charles R. Modica	—	*
Jorge A. Ortega	—	*
Alan Levin(3)	430,000	*
Richard Campanella(4)	425,000	*
Timothy E. Mahoney(5)	6,880,009	12.1%
Highlands Group Holdings, Inc.(6)	2,175,000	3.9%
Sterling Financial Group of Companies, Inc.(7)	4,935,502	8.9%
Oxir Investment Ltd.(8)	3,000,000	5.4%
Dennis De Marchena(9)	4,737,988	8.2%
All executive officers and directors as a group (5 persons)	7,988,010	14.0%

*	Denotes less than 1% ownership
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to option or warrants currently exercisable or exercisable within 60 days of April 11, 2008, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated, the officer, directors and stockholders can be reached at vFinance’s principal offices. Percentage of ownership is based on 55,335,066 shares of common stock outstanding as of April 11, 2008.

(2)	Includes 5,883,010 shares of common stock issued in the names of Mr. Sokolow and his wife, and 1,250,000 shares of common stock issuable upon exercise of options at a weighted-average price of $0.177 per share, which options are exercisable within 60 days of April 11, 2008.
(3)	Includes 75,000 shares of common stock issued in the name of Mr. Levin and 355,000 shares of common stock issuable upon exercise of options at a weighted-average price of $0.196 per share, which options are exercisable within 60 days of April 11, 2008.
(4)	Includes 125,000 shares of common stock issued in the name of Mr. Campanella and 300,000 shares of common stock issuable upon exercise of options at a price of $0.17 per share, which options are exercisable within 60 days of April 11, 2008.
(5)	Includes 2,175,000 shares of common stock issued in the name of Highlands Group Holdings, Inc., 3,205,009 shares of common stock issued in the name of Mr. Mahoney and 1,500,000 shares of common stock issuable upon exercise of options at a price of $0.155 per share, which options are exercisable within 60 days of April 11, 2008. Mr. Mahoney’s address is 68 Cayman Place, Palm Beach Gardens, Florida 33418.
(6)	Highlands Group Holdings, Inc., whose address is 68 Cayman Place, Palm Beach Gardens, Florida 33418, is wholly owned by Mr. Timothy Mahoney, vFinance’s former Chairman and Chief Operating Officer. Mr. Mahoney, as the owner of Highlands Group Holdings, Inc., is deemed to beneficially own the 2,175,000 shares held by Highlands Group Holdings, Inc.
(7)	Based solely on information contained in a Schedule 13D filed with the SEC on May 22, 2006, Sterling Financial Group of Companies, Inc.’s former business address was 1200 North Federal Highway, Suite 401, Boca Raton, Florida 33432. Charles Garcia, as the sole officer of Sterling Financial Group of Companies, Inc., has the power to vote and to dispose of all of the shares held by Sterling Financial Group of Companies, Inc., and is deemed to have shared voting power and shared dispositive power with respect to such shares. Mr. Garcia has advised vFinance that Sterling Financial Group of Companies, Inc. beneficially owns 4,935,502 shares of common stock.
(8)	Based solely on information contained in a Schedule 13D filed with the SEC on July 13, 2006, Vassili Oxenuk, as sole officer and director and sole stockholder of Oxir Investment Ltd., has the power to vote and to dispose of all of the shares held by Oxir Investment Ltd., and is deemed to have shared voting power and shared dispositive power with respect to such shares. Oxir Investment Ltd.’s business address is The Studio, St. Nicholas Close, Elstree Herts, United Kingdom WD6 3EW. Mr. Oxenuk has advised vFinance that Oxir Investments Ltd. beneficially owns 3,000,000 shares of common stock.
(9)	Includes 2,198,091 shares of common stock issued in the name of Mr. De Marchena and 2,539,897 shares of common stock issuable upon exercise of warrants at a price of $0.11 per share, which warrants are exercisable within 60 days of January 24, 2008. Mr. De Marchena’s address is Avenida Boulevard El Cafetal, Edificio Mara, Apartmento 01, Planta Baja, Frente a Quinta Leonor, El Cafetel, Caracas, Venezuela 1060.

In connection with Sterling Financial’s acquisition of vFinance’s securities, on May 11, 2006, vFinance and vFinance Investments entered into a voting and lockup agreement with Sterling Financial, Charles Garcia, Leonard J. Sokolow and Timothy E. Mahoney. Pursuant to this agreement, Leonard J. Sokolow and Timothy E. Mahoney agreed, in their capacity as stockholders and directors, to vote for a designee of Charles Garcia to serve on vFinance’s board of directors for so long as Mr. Garcia is employed by vFinance Investments and to vote for Mr. Garcia’s designee to so serve for the one-year period beginning upon Mr. Garcia’s departure. Mr. Garcia’s designee is Jorge Ortega. On January 17, 2006, vFinance also entered into a standstill agreement with Sterling Financial, Charles Garcia and Alexis Korybut to provide restrictions on certain actions for a defined period of time.

In connection with Timothy Mahoney’s departure from vFinance, Messrs. Mahoney and Sokolow entered into a voting agreement dated December 29, 2006. Under the terms of the voting agreement, as long as either party owns 1.0 million shares of vFinance common stock, as adjusted for stock splits and other recapitalizations, each party will vote for the other party or his designee to serve on vFinance’s board of directors. As of April 11, 2008, Mr. Mahoney owned approximately 5.4 million shares of vFinance common stock, and held options to purchase 1.5 million shares of vFinance common stock. Mr. Charles Modica was designated as Mr. Mahoney’s board appointee in connection with Mr. Mahoney’s departure.

In connection with the execution of the Merger Agreement, National and vFin Acquisition Corporation have entered into a voting agreement with Leonard J. Sokolow and Dennis De Marchena, who own approximately 10.6% and 4.0%, respectively, of vFinance’s outstanding shares of common stock as of April 11, 2008. Pursuant to the agreement, Mr. Sokolow has agreed to vote all of his shares and Mr. De Marchena has agreed to vote 2,000,000 of his shares in favor of the merger and against any transaction or other action that would interfere with the merger.

Pursuant to the Merger Agreement, Mark Goldwasser, Chairman of the board of directors of National, Christopher Dewey, Vice Chairman of the board of directors of National, and Leonard J. Sokolow, Chief Executive Officer and Chairman of the board of directors of vFinance, will enter into an agreement on the effective date of the Merger Agreement to vote their shares of National for the election of each other and up to three designees of Mr. Goldwasser and up to three designees of Mr. Sokolow until the earlier to occur of: (i) National’s merger, consolidation or reorganization whereby the holders of National’s voting stock own less than 50% of the voting power of National after such transaction; (ii) by mutual consent of the parties thereto; (iii) the date that Messrs. Goldwasser, Sokolow and Dewey own in the aggregate less than one percent of the outstanding voting securities of National; or (iv) upon the fifth anniversary of the agreement. Upon listing of National’s common stock on AMEX, the NASDAQ Capital Market or the NASDAQ Global Market, Messrs. Goldwasser and Sokolow shall have the right to nominate persons for election to the board of directors but the board or nominating committee shall not be obligated to accept such nominees. In addition, provided that Messrs. Goldwasser and Sokolow own sufficient voting power to satisfy the voting rights requirements of the securities exchange on which National’s securities are listed, they may mutually agree to designate one person to serve on National’s board of directors as long as such person is reasonably satisfactory to national’s board of directors or nominating committee. Further, Messrs Goldwasser’s, Sokolow’s and Dewey’s obligation to vote their shares shall be limited to the designees of Messrs. Goldwasser and Sokolow. If all of their respective nominees are not accepted by the board or nominating committee, then Messrs. Goldwasser or Sokolow will no longer be obligated to vote for the others’ nominees.

BOARD OF DIRECTORS AND MANAGEMENT OF NATIONAL FOLLOWING THE MERGER

Immediately after the merger, National’s board of directors will consist of [seven/nine] persons,   nominated by National and   nominated by vFinance. National’s board of directors is divided into three classes of directors, each class as nearly equal in number as possible but not less than one director. Each director serves for a three-year term, staggered by class so only one class of directors stands for reelection each year.

Effective at the closing of the merger, the directors and executive officers of National will be:

Name	Title	Age	Class	Term Expires
Mark Goldwasser	Chairman, Chief Executive Officer and Director	49	Class III	2010
Leonard J. Sokolow	Vice Chairman, President and Director	51	Class III	2010
Charles Modica	Director	59	Class	20
	Director		Class
	Director		Class
Marshall S. Geller	Director	69	Class I	2008
Christopher C. Dewey	Vice Chairman and Director	63	Class I	2008
Jorge Ortega	Director	44	Class I	2008

Name	Title	Age	Class	Term Expires
Non-director executive officers
Alan Levin	Chief Financial Officer	44
Brian Friedman	Executive Vice President	36
Richard Campanella	President and Chief Operating Officer of vFinance Investments	56
Jonathan Rich	Executive Vice President	39
William Groeneveld	President of Equity Station and Head Trader at vFinance Investments	43

National’s certificate of incorporation provides for the classification of the board of directors into three classes of directors, each class as nearly equal in number as possible but not less than one director and each director to serve for a three-year term, staggered by class. All officers serve at the discretion of the board of directors. No family relationships exist among the officers and directors.

Mark Goldwasser has served as a director of National since December 28, 2001. Mr. Goldwasser joined National in June 2000. Mr. Goldwasser was named President in August 2000, Chief Executive Officer in December 2001 and Chairman in April 2005. Prior to joining National, Mr. Goldwasser was the Global High Yield Sales Manager at ING Barings from 1997 to 2000. From 1995 to 1997, Mr. Goldwasser was the Managing Director of High Yield Sales at Schroders & Co., and from 1991 to 1995, the Vice President of Institutional High Yield Sales at Lazard Freres & Co. From 1984 to 1991, Mr. Goldwasser served as the Associate Director of Institutional Convertible Sales and Institutional High Yield Sales at Bear Stearns & Co., Inc. From 1982 to 1984, Mr. Goldwasser was a Floor member of the New York Mercantile Exchange (NYMEX) and the Commodity Center (COMEX). Mr. Goldwasser received his B.A. with Honors from the University of Capetown in 1979.

Leonard J. Sokolow has been the chairman of the board of directors of vFinance since January 1, 2007, one of its directors since November 8, 1997 and its Chief Executive Officer since November 8, 1999. Following the merger, Mr. Sokolow will join National as its Vice Chairman and President and become a member of the board of directors as the nominee of vFinance. From January 5, 2001 through December 31, 2006, Mr. Sokolow was President of vFinance. From November 8, 1999 through January 4, 2001, Mr. Sokolow was Vice Chairman of vFinance’s board of directors. Since September 1996, Mr. Sokolow has been President of Union Atlantic LC, a merchant banking and strategic consulting firm specializing domestically and internationally in technology industries that is a wholly owned subsidiary of vFinance. Union Atlantic LC has been inactive since September 16, 2005. Since August 1993, Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business-consulting firm. Genesis Partners, Inc. has been inactive since December 31, 2002. From August 1994 through December 1998, Mr. Sokolow was the Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a public closed-end management investment company. Mr. Sokolow received his B.A. degree in Economics from the University of Florida in 1977, a J.D. degree from the University of Florida Levin College of Law in 1980 and an LL.M. degree in Taxation from the New York University Graduate School of Law in 1982. Mr. Sokolow is a Certified Public Accountant. He is also a director of Consolidated Water Co. Ltd. (Nasdaq: CWCO) and Chairman of its audit committee, a position he has held since May 2006.

Marshall S. Geller has served as a director of National since January 11, 2006. Mr. Geller is Founder and Senior Managing Director of St. Cloud Capital, a Los Angeles based private equity fund formed in December 2001. Mr. Geller has spent more than 40 years in corporate finance and investment banking, including 21 years as Senior Managing Director for Bear, Stearns & Co., with oversight of all operations in Los

Angeles, San Francisco, Chicago, Hong Kong and the Far East. Currently he serves as a director on the boards of 1st Century Bank N.A. (Nasdaq:FCTY), GP Strategies Corporation (NYSE.GPX), SCPIE Holdings, Inc. (NYSE.SKP), ValueVision Media, Inc. (Nasdaq:VVTV) and Guidance Software, Inc. (Nasdaq:GUID). Mr. Geller is also on the Board of Governors of Cedars Sinai Medical Center, Los Angeles and serves on the Dean’s Advisory Council for the College of Business & Economics at California State University, Los Angeles and was recently appointed to the Little Hoover Commission, an independent California state oversight agency. Mr. Geller graduated from California State University, Los Angeles, with a BS in Business Administration.

Christopher C. Dewy has served as a director of National since December 27, 2006. From 1993 to prior to joining National, Mr. Dewey served as Executive Vice President of Jefferies & Company, Inc. Prior to joining Jefferies & Company, Inc., Mr. Dewey was a partner of Merrion Group (1990-1993) and Bear Stearns (1979-1990). Mr. Dewey currently serves as a director of Mako Surgical Corp. (Nasdaq: MAKO). Mr. Dewey earned an M.B.A. from the Wharton School in 1987.

Charles R. Modica has been a director of vFinance since January 3, 2007. Following the merger, Mr. Modica will become a member of National’s board of directors as the nominee of vFinance. Mr. Modica has served as Chairman of the Board of Trustees and Chancellor of St. George’s University located in Grenada, West Indies, since founding the university as a School of Medicine in 1976. He has served on the Board of Trustees of Barry University, Miami, Florida, since 1983, and as Chairman of such Board of Trustees from 1997 – 2001. Additionally, he served on the Board of Trustees of Rosarian Academy, West Palm Beach, Florida, from 1995 to 2001, and as Chairman of such Board of Trustees from 1998 to 2001. Mr. Modica also has served on the Board of Trustees of WXEL Public Radio and Television of Florida since 1998. Mr. Modica received his B.S. degree in Biology from Bethany College in 1970 and his J.D. degree from the Delaware Law School in 1975.

Jorge A. Ortega has been a director of vFinance since June 6, 2007. Following the merger, Mr. Ortega will become a member of National’s board of directors as the nominee of vFinance. Mr. Ortega has served as President of The Jeffrey Group, Inc., a marketing, communications and public relations consulting firm since February 2005. From October 1991 to January 2005, Mr. Ortega was Managing Director of Burson-Marsteller, LLC, a global public relations and public affairs firm. Mr. Ortega received his B.A. degree in Business Administration from The American University in 1985.

Alan B. Levin has served as Chief Financial Officer of vFinance since January 2007. Prior to that date, he served as its Interim Chief Financial Officer since July 2006 and its Controller since June 2005. Following the merger, Mr. Levin will serve as Chief Financial Officer of National. Prior to joining vFinance, Mr. Levin served as Chief Financial Officer for United Capital Markets, Inc. from September 2000 to January 2005. Mr. Levin has over nine years experience in the brokerage industry serving as a Financial and Operations Principal and 20 years experience serving in various industries in accounting management roles. He received a B.S. degree in Economics with a concentration in Accounting from Southern Connecticut State University in New Haven, Connecticut in 1986.

Brian Friedman has served as a Executive Vice President of National since March 2006. Mr. Friedman joined National Securities in 1997 as a member of the Corporate Finance Department. From 1997 until 2001, Mr. Friedman worked primarily in the areas of corporate finance and business development. From 2001 until present, Mr. Friedman was instrumental in implementing business changes to improve the profitability and business of National. Mr. Friedman continues to serve as National Securities’ Managing Director and Head of Investment Banking. Prior to joining National, he worked as an associate at Liberty Hampshire, LLC, a boutique investment bank. Mr. Friedman earned his J.D./M.B.A. in finance at Illinois Institute of Technology’s Chicago Kent College of Law and his BA in finance from the University of Iowa.

Richard Campanella has been Secretary of vFinance since December 18, 2001. Mr. Campanella currently serves as the President, Chief Operating Officer and Chief Compliance Officer of vFinance Investments. He assumed the role of President and Chief Operating Officer of vFinance Investments, Inc. as of January 2006. From February 1994 to April 2001, Mr. Campanella was a partner of Commonwealth Associates, a registered broker-dealer, where he served as the director of Compliance. He received a B. A. degree in Business Administration from the College of Staten Island in 1972.

Jonathan C. Rich has been the Executive Vice President and Director of Investment Banking of vFinance Investments since July 1, 2005. Following the Merger, Mr. Rich will serve as an Executive Vice President of National. From January 15, 2001 through December 30, 2005, Mr. Rich was a Senior Vice President in the Investment Banking division of vFinance Investments. From April 1, 1997 through January 15, 2001, Mr. Rich was a Vice President and Senior Vice President in the Investment Banking division of First Colonial Securities Group, Inc., a 13 office investment banking and brokerage firm based out of Marlton, New Jersey. Mr. Rich received his B.A. degree in Political Economy from Tulane University and a J.D./M.B.A. from Fordham University.

William L. Groeneveld has been Head Trader of vFinance Investments since October 2002. Mr. Groeneveld had been vFinance Investments’ Trading Manager from October of 2001 to October 2002. In addition to his Head Trader duties, Mr. Groeneveld also has been President of Equity Station since March 2006. Prior to joining vFinance, Mr. Groeneveld was a partner of Program Trading Corp., a registered broker-dealer specializing in algorithmic and “black box” trading, where he was Executive Vice President and Head Trader from 1994 until 2001. Mr. Groeneveld attended West Virginia University majoring in Aerospace Engineering.

Executive Compensation

National Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this joint proxy statement/prospectus with respect to the compensation paid to National’s Named Executive Officers defined. Their compensation is detailed in the tables that follow this Compensation Discussion and Analysis. Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of National’s Named Executive Officers during the fiscal year ended September 30, 2007.

National’s Compensation Committee has the responsibility of developing and overseeing a comprehensive compensation philosophy, with strategies and principles that have the support of its board of directors and management, and that ensure the fair and consistent administration of our compensation program. The Compensation Committee makes recommendations to the full board of directors for approval relating to the total compensation to be paid to the National Named Executive Officers, including salary, performance bonus, equity awards, long-term awards, benefits and perquisites.

Philosophy and Objectives of Our Compensation Program

The primary objectives of the Compensation Committee are to ensure that National’s executive compensation and benefits programs are structured to: attract and retain executive talent by offering compensation that is competitive with pay at other companies of a similar size in the same or similar industries; safeguard its interests and its interests of our stockholders; and cost-efficient and fair to its employees, management and stockholders.

National’s Compensation Committee believes that an effective compensation program is one that provides certain incentives, while also providing a reasonable level of security to the National Named Executive Officers through competitive base salaries and bonus opportunities. To this end, National’s executive compensation reflects a balance of cash and non-cash compensation. The Compensation Committee does not set a rigid target for these mixes, and the mix will necessarily vary from year to year based upon our underlying financial performance. National’s incentive plans reward performance with time-based vesting in order to assist in employee retention.

Committee Purposes and Responsibilities

National’s Compensation Committee carries out the duties and responsibilities set forth below. These functions serve as a guide with the understanding that the committee may determine to carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal, or other conditions. The committee shall also carry out any other responsibilities and duties delegated to it by the National’s board of directors, from time to time, related to the purposes of the Compensation Committee.

In discharging its oversight role, the committee is empowered to study or investigate any matter of interest or concern that the committee deems appropriate and shall have the sole authority to retain, without seeking board approval, outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of retention.

Setting Compensation for Executive Officers and Directors

•	Establish and review the overall compensation philosophy of National.
•	Review and approve National’s corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives.
•	Evaluate the performance of the Chief Executive Officer and other executive officers in light of those goals and objectives and, based on such evaluation, review and approve the annual salary, bonus, stock options, and other benefits, direct and indirect, of such officers.
•	In determining the long-term incentive component of compensation for the Chief Executive Officer and other executive officers, the Committee considers National’s performance and relative stockholder return, the value of similar incentive awards to the Chief Executive Officers and other executive officers at comparable companies, and the awards given to National’s Chief Executive Officer and other executive officers in past years. The Committee is not precluded from approving awards (with the ratification of the board of directors) as may be required to comply with applicable tax laws, such as Rule 162(m) of the Internal Revenue Code.
•	In connection with executive compensation programs: (a) review and recommend to the full board of directors, or approve, new executive compensation programs; (b) review on a periodic basis the operations of National’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes; (c) establish and periodically review policies for the administration of executive compensation programs; and (d) take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance.
•	Establish and periodically review policies in the area of senior management perquisites.
•	Consider policies and procedures pertaining to expense accounts of senior executives.
•	Review and recommend to the full board of directors compensation of directors as well as directors and officers indemnification and insurance matters.
•	Review and make recommendations to the full board of directors, or approve, any contracts or other transactions with current or former executive officers of National, including consulting arrangements, employment contracts, change-in-control, severance, or termination arrangements, and loans to employees made or guaranteed by National.

Monitoring Incentive and Equity-Based Compensation Plans

•	Review and make recommendations to the board of directors with respect to National’s incentive-compensation plans and equity-based plans, and review the activities of the individuals responsible for administering those plans.
•	Review and approve all equity compensation plans of National that are not otherwise subject to the approval of National’s stockholders.
•	Review and make recommendations to the full board of directors, or approve, all awards of shares or share options pursuant to National’s equity-based plans.
•	Monitor compliance by executives with the rules and guidelines of National’s equity-based plans.

•	Select, retain, and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee. In that connection, in the event the Committee retains a compensation consultant, the Committee shall have the sole authority to approve such consultant’s fees and other retention terms.

Role of Executive Officers in Compensation Decisions

Our National’s Compensation Committee makes all determinations affecting the compensation for its Named Executive Officers, including its Chief Executive Officer, and recommends those determinations to the full board of directors for approval. The Chief Executive Officer may attend meetings of the Committee as a non-voting advisory member, except that he is not present for any discussion of his own compensation. The Compensation Committee receives and carefully considers the Chief Executive Officer’s evaluations of all Named Executive Officers other than himself, as well as his recommendations with respect to all components of compensation of the other Named Executive Officers. The Committee expressly reserves the right to exercise its discretion in modifying any adjustments or awards recommended by the Chief Executive Officer, although historically the Committee has given significant weight to the recommendations of the Chief Executive Officer with respect to the other Named Executive Officers.

Principal Elements of National’s 2007 Compensation Program

The principal elements of compensation for National’s Named Executive Officers during fiscal 2007 were as follows:

•	base salary;
•	brokerage commissions;
•	incentive bonus;
•	equity awards;
•	corporate finance compensation; and
•	other compensation.

Base Salary.  Generally, National sets executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. National seeks to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. Base salaries are generally reviewed annually, subject to terms of employment agreements, and the Compensation Committee and board of directors will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Brokerage Commissions.  If the executive is a registered representative, part of the executive’s total compensation is a percentage of the brokerage commissions with respect to customer accounts for which such individuals were the designated account representatives. National believes this form of additional compensation creates incentives for its executives.

Incentive Bonus.  National has an incentive bonus plan that must be approved annually by the Compensation Committee that rewards senior management for their performance in building revenues and stockholder value of National and acts as an incentive to continue to improve performance. The bonus plan for fiscal year 2007 provides for a bonus pool to be funded from 20% of National’s consolidated net income for fiscal year 2007, provided however that in no event will such bonus pool create or increase a loss attributable to common stockholders. The Chief Executive Officer of National is authorized to distribute bonuses to senior management in such allocations to such persons as he reasonably deems to have contributed to National’s performance.

Equity Awards.  National also uses stock options and other stock-based awards to reward long-term performance. It believes that providing a meaningful portion of executives’ total compensation package in stock options and other stock-based awards will align their incentives with the interests of National’s stockholders and with National long-term success. The Compensation Committee and board of directors develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Equity awards were granted through the 2006 Stock Option Plan, which was adopted by National’s stockholders in March 2006. The Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that options may not be granted after December 31, 2015. The plan is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code and is administered by the Compensation Committee. To the extent permitted under the provisions of the plan, the Compensation Committee has authority to determine the selection of participants, allotment of shares, price, vesting period and other conditions of awards.

Corporate Finance Compensation.  As part of National’s corporate finance compensation, National generally receives underwriter or placement agent warrants exercisable to purchase securities similar to those sold to the public by the companies whose offerings we underwrite or privately place. The warrants generally have a five-year expiration date, are subject to a restriction period and the exercise price is typically 100 percent to 120 percent of the price at which the securities are initially sold to the public. National’s senior officers and members of its corporate finance department are entitled to a portion of the underwriter or placement agent warrants received in the course of National’s corporate finance activities. Such warrants are allocated in part based upon the individual’s contribution to both National’s overall business activities and the particular corporate finance transaction in which they are issued.

Other Compensation.  National has established and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers.

Summary of Cash and Certain Other Compensation

The following table provides compensation information for the fiscal year ended September 30, 2007 for named executive officers of National (collectively, the “National Named Executive Officers”). The “Compensation Discussion and Analysis” section of this joint proxy statement/prospectus includes information regarding the material terms of plans and agreements to which certain items set forth below were paid.

Summary Compensation Table

Name and Capacity	Salary(1)	Bonus	Option Awards(2)	Other Compensation(3)	Total Compensation
Mark Goldwasser Chairman, President and Chief Executive Officer	$436,533	$230,000	$109,500	$68,119	$844,152
Christopher C. Dewey Vice Chairman(4)	$91,000	$56,000	$171,679	$—	$318,679
Robert H. Daskal Chief Financial Officer and Secretary	$160,000	$46,000	$52,458	$—	$258,458
David McCoy Chief Operating Officer(5)	$200,367	$56,000	$52,458	$—	$308,825
Brian Friedman Executive Vice President	$213,100	$109,000	$69,114	$—	$391,214

(1)	Amounts include, if any, commissions earned in the normal course of business, fees received for corporate finance services and profit from the sale during the year of National’s common stock obtained through the exercise of options.
(2)	Represents compensation cost of option awards as described in FAS 123R.
(3)	Represents income realized from the sale of securities received in corporate finance transactions.
(4)	Mr. Dewey joined National and became an executive officer in December 2006.
(5)	Mr. McCoy resigned as an officer of National and all of its subsidiaries as of April 11, 2008.

National Employment and Separation Agreements

Mr. Goldwasser entered into an employment agreement with National dated March 15, 2006. The agreement is for a three-year term with annual one-year renewal periods unless notice of non-renewal is given by either party. The initial base salary is $350,000 per annum, subject to annual increases. Mr. Goldwasser is also entitled to receive commissions and fees in accordance with programs established at National Securities, including, without limitation, warrants received by National Securities in connection with corporate financing activities. Under the terms of this agreement, Mr. Goldwasser also participates in any senior management bonus pools, and receives normal employee benefits. Upon consummation of the merger, Mr. Goldwasser will enter into a new employment agreement. See “Messrs. Goldwasser and Sokolow New Employment Agreements” below.

Mr. Dewey entered into a compensation agreement with National dated December 27, 2006. The agreement is at-will. In accordance with the agreement, the initial base salary is $120,000 per annum, subject to annual increases, and Mr. Dewey was granted an option to purchase 150,000 shares of National common stock at $1.30 per share, all of which half are currently exercisable. Mr. Dewey is also entitled to receive commissions and fees in accordance with programs established at National Securities, including, without limitation, warrants received by National Securities in connection with corporate financing activities. Mr. Dewey also participates in any senior management bonus pools, and receives normal employee benefits.

Mr. McCoy entered into a compensation agreement with National dated November 28, 2005. The agreement is at-will. In accordance with the agreement, the initial base salary is $200,000 per annum, subject to annual increases, and Mr. McCoy was granted an option to purchase 100,000 shares of National common stock at $1.00 per share, all of which is currently exercisable. Mr. McCoy is also entitled to receive commissions and fee in accordance with programs established at National Securities, including, without limitation, warrants received by National Securities in connection with corporate financing activities. Mr. McCoy also participates in any senior management bonus pools, and receives normal employee benefits. National also maintains a corporate apartment in New York City that Mr. McCoy occupies at such times that his business activities require him to be present in New York City.

Mr. Daskal entered into a termination and consulting agreement with National dated December 14, 2001. The agreement with Mr. Daskal provided for the termination of all provisions and obligations pursuant to his employment agreement dated January 1, 1997, as amended on July 1, 1999, and payment by National of a monthly consulting fee of $10,000 for a period of 27 months which was to commence April 1, 2002. The effective date of the payment of his monthly consulting fee has been deferred until such time as Mr. Daskal’s employment with National is terminated. Mr. Daskal subsequently agreed to serve as National’s Chief Financial Officer and Secretary.

Grants of Plan-Based Awards

The following table presents information with respect to the stock options and non-equity incentive compensation granted in the fiscal year ended September 30, 2007 to the National Named Executive Officers. There can be no assurance that the Grant Date Fair Value of Option Award will ever be realized by the individual. The amount of these awards that were expensed is shown in the Summary Compensation Table.

	Option Grants in Last Fiscal Year
Name	Grant Date	Expiration Date	Number of Securities Underlying Options Granted	Exercise Price	Grant Date Fair Value of Option Award(1) ($)
Mark Goldwasser	03/14/07	03/14/12	50,000	$1.705	$41,500
	08/01/07	08/01/12	57,500	$2.44	68,000
			107,500		$109,500

	Option Grants in Last Fiscal Year
Name	Grant Date	Expiration Date	Number of Securities Underlying Options Granted	Exercise Price	Grant Date Fair Value of Option Award(1) ($)
Christopher C. Dewey	12/27/06	12/27/11	150,000	$1.30	$96,400
	03/14/07	03/14/12	30,000	$1.55	25,960
	08/01/07	08/01/12	40,000	$2.22	49,319
			220,000		$171,679
Robert H. Daskal	03/14/07	03/14/12	25,000	$1.55	$21,633
	08/01/07	08/01/12	25,000	$2.22	30,835
			50,000		$52,458
David McCoy	03/14/07	03/14/12	25,000	$1.55	$21,633
	08/01/07	08/01/07	25,000	$2.22	30,825
			50,000		$52,458
Brian Friedman	03/14/07	03/14/07	30,000	$1.55	$25,960
	08/01/07	08/01/07	35,000	$2.22	43,154
			65,000		69,114

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of September 30, 2007 for each National Named Executive Officer.

	Number of Securities Underlying Unexercised Options at Fiscal Year End			Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Mark Goldwasser	367,000	—		$1.375	02/14/10
	12,500	37,500	(1)	$1.705	03/14/12
	14,375	43,125	(2)	$2.44	08/01/12
Christopher C. Dewey	75,000	75,000	(3)	$1.30	12/27/11
	7,500	22,500	(1)	$1.55	03/14/12
	10,000	30,000	(2)	$2.22	08/01/12
Robert H. Daskal	110,000	—		$1.25	02/14/10
	6,250	18,750	(1)	$1.55	03/14/12
	6,250	18,750	(2)	$2.22	08/01/12
Brian Friedman	125,000	—		$1.25	02/14/10
	7,500	22,500	(1)	$1.55	03/14/12
	8,750	26,250	(2)	$2.22	08/01/12
David McCoy	75,000	25,000	(4)	$1.00	02/14/10
	6,250	18,750	(1)	$1.55	03/14/12
	6,250	18,750	(2)	$2.22	08/01/12

(1)	These shares vest in three equal annual installments beginning on March 14, 2008.
(2)	These shares vest in three equal annual installments beginning on August 1, 2008.
(3)	These shares fully vested on December 27, 2007.
(4)	These shares fully vested on November 28, 2007.

Option Exercises and Stock Vested

No options were exercised by National Named Executive Officers during the fiscal year ended September 30, 2007.

Compensation Arrangements for Directors

Each outside National director is paid a directors fee of $15,000 per annum, payable quarterly. Outside directors are also granted options to purchase 10,000 shares of National’s common stock each year of their tenure on the day after the date of National’s Annual Meeting of Stockholders, which fully vest six (6) months after the date of issuance. The exercise price of such options equal or exceed fair market value of National common stock on the date of grant. National reimburses all directors for expenses incurred traveling to and from board meetings. National does not pay inside directors any compensation for their service as a director. The compensation for directors was approved by the disinterested members of National’s board of directors.

The following table summarizes the compensation of National’s non-employee directors for the year ended September 30, 2007. Directors who are employees of National do not receive separate compensation for their service as a director.

		Option Awards
Name	Fees Paid	Number	Value(1)	Total
Gary A. Rosenberg	$15,000	20,000	$17,314	$32,314
Robert J. Rosan	$15,000	20,000	$17,314	$32,314
Norman J. Kurlan	$15,000	20,000	$17,314	$32,314
Marshall S. Geller	$15,000	10,000	$8,657	$23,657

Equity Compensation Plan Information

The following table sets forth information as of September 30, 2007 with respect to compensation plans under which equity securities of National are authorized for issuance.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,007,000 (1)	$1.62	380,000 (2)

(1)	Includes options issued and outstanding under the 2001 Stock Option Plan.
(2)	Includes options available for issuance under the 2006 Stock Option Plan.

Pension Benefits

Other than National’s 401(K) plan, it does not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Potential Termination and Change in Control Payments

Mark Goldwasser is the only National Named Executive Officer who has an employment agreement that provides for potential payments in the event of his termination.

Pursuant to the employment agreement governing Mr. Goldwasser’s employment with National, he would be entitled to compensation upon termination of his agreement by National without cause, by Mr. Goldwasser for “good reason,” or as a result of non-renewal of the agreement by either party, or as a result of his disability or his death, or upon a change of control. According to the employment agreement:

•	“Good reason” means: (i) National’s failure or refusal to perform any obligations required to be performed in accordance with the agreement after a reasonable notice and an opportunity to cure same, (ii) a material diminution in Mr. Goldwasser’s title, duties, responsibilities, reporting relationship or positions, (iii) the relocation of Mr. Goldwasser’s principal office location more than fifty (50) miles from its current location, and (iv) the failure of National or National Securities to obtain the assumption in writing of its obligation to perform the agreement by any successor to all or substantially all of the assets of National. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason if, within a thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by National.
•	“Cause” shall mean (i) Mr. Goldwasser’s conviction of a felony; (ii) the alcoholism or drug addiction of Mr. Goldwasser; (iii) the continued and willful failure by Mr. Goldwasser to substantially and materially perform his material duties, after reasonable notice and an opportunity to cure same; (iv) any material breach or violation of Mr. Goldwasser’s fiduciary duty owed to National, National Securities or any of their subsidiaries or affiliates; (v) acts of willful or gross misconduct which results, or is likely to result, in material economic, or other harm, to National, National Securities or any of their subsidiaries or affiliates, which are not cured by Mr. Goldwasser after reasonable notice is provided; or (vi) action taken by a regulatory body or self regulatory organization that substantially impairs Mr. Goldwasser performing his duties pursuant to the agreement.
•	“Change in Control” means (i) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of National (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of National entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns National or all or substantially all of National’s assets either directly or through one or more subsidiaries); or (ii) the election of a majority of new (i.e., non-incumbent) directors to the board of directors unless such new directors are proposed for nomination as directors by Mr. Goldwasser or he plays a role in selecting such new directors for nomination to the board of directors, or (iii) approval by National’s stockholders of a complete dissolution or liquidation of National.
•	“Accrued Obligations” shall mean (i) all accrued but unpaid salary, compensation or other benefits through the date of termination of Mr. Goldwasser’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with the agreement, and (iii) all compensation or benefits due to Mr. Goldwasser under the terms and rules of any National or National Securities compensation or benefit plan in which Mr. Goldwasser participates, including without limitation, any National option plans, or otherwise required by applicable law.

Assuming Mr. Goldwasser had been terminated on September 30, 2007, he would have been entitled to receive approximately $1,247,000 as a result of termination by National without cause, by Mr. Goldwasser for good reason, or as a result of a Change in Control, representing (i) a severance payment equal to twice Mr. Goldwasser’s prior year’s compensation, including salary and bonus; (ii) all Accrued Obligations and (iii) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Goldwasser, his spouse and dependents were participating immediately prior thereto. The severance payment attributable to compensation, of approximately $1,195,000, is payable to Mr. Goldwasser in a lump sum upon a Change of Control, or otherwise in installments over the shorter of two years or the remaining term of the employment agreement. The severance payment attributable to benefits, of approximately $52,000, is payable over an 18 month period. Mr. Goldwasser would not have been entitled as of September 30, 2007 to receive these amounts as a result of termination by National with cause, or by Mr. Goldwasser without good reason. In the event of Mr. Goldwasser’s termination due to death or disability, Mr. Goldwasser’s beneficiaries would be entitled to all Accrued Obligations.

Mr. Goldwasser’s option agreements contain clauses that provide that in the event of a Change in Control of National, or upon the death or disability of Mr. Goldwasser, all outstanding stock options become fully vested. The unrealized value of in-the-money unvested stock options subject to accelerated vesting was approximately $56,500 as of September 30, 2007. The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at Fiscal Year-End” above by the closing price of $2.80 per share of common stock on September 30, 2007, as quoted on the OTC Bulletin Board, and then deducting the aggregate exercise price of the unvested stock options.

vFinance Executive Compensation

vFinance Summary Compensation Table

The following table provides compensation information for the fiscal year ended December 31, 2006 and 2007 for the named executive officers of vFinance (collectively, the “vFinance Named Executive Officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Comp. ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
Leonard J. Sokolow Chief Executive Officer	2006	340,700	155,000	280,000	9,200	784,900
	2007	394,700	187,000	—	—	581,700

Alan B. Levin Chief Financial Officer	2006	118,200	27,000	135,000	—	280,200
	2007	165,000	65,000	—	—	230,000

Richard Campanella President and Chief Operating Officer of vFinance Investments, Inc.	2006	147,500	7,000	—	—	154,500
	2007	150,900	114,600	—	—	265,500

(1)	Mr. Levin assumed the position of Chief Financial Officer effective on December 29, 2006 and the position of interim Chief Financial Officer on July 24, 2006. Prior to July 2006, Mr. Levin served as our Controller. The information presented herein represents actual amounts paid for the period from January 1, 2006 to December 31, 2006.
(2)	Bonus amounts have been determined pursuant to the bonus terms outlined in the vFinance Named Executive Officers’ respective employment agreements. Leonard Sokolow and Alan Levin received a bonus based on the vFinance’s board’s review of vFinance’s consolidated quarterly and annual EBITDA performance, as well as taking into consideration performance in other areas such as but not limited to, revenue growth and savings in operating expenses. These bonus amounts typically approximate 50% of the officer’s base salary and are paid no more frequently than quarterly. Richard Campanella’s agreement calls for a payment equal to 10% of retail net profit after all overhead and expense allocations above $1.7 million. This amount is calculated on a quarterly basis and 50% of the bonus payment is withheld from each quarter pending the annual audit and verification of the retail profits, after which time the balance is paid.
(3)	Options amounts have been determined pursuant to the option terms outlined in the vFinance Named Executive Officers’ respective employment agreements or based on the discretion of the Board of Directors.
(4)	Represents health insurance contributions.

vFinance Employment and Separation Agreements

On November 16, 2004, vFinance entered into a new employment agreement with Mr. Sokolow, who was the beneficial owner of 10.6% of vFinance’s total outstanding common shares as of April 11, 2008, pursuant to which Mr. Sokolow serves as vFinance’s Chief Executive Officer and President. The employment agreement provides that Mr. Sokolow receive an initial base salary of $257,000 per annum, subject to a 5% increase per annum beginning January 1, 2005. vFinance’s board of directors will review the base salary at least annually and may increase (but not decrease) the base salary from time to time. Additionally, the employment agreement provides that Mr. Sokolow receive (i) a discretionary bonus, interim cash bonus and/or other bonus when and in such amounts as may be determined by vFinance’s board of directors based on his performance, vFinance’s performance and/or other factors and (ii) incentive compensation paid quarterly no later than the 45th day following the end of quarter primarily based on vFinance’s performance. The employment agreement has a term of three years, subject to automatic extensions for one year on each anniversary date thereafter unless vFinance have provided a non-renewal notice thirty (30) days prior to such anniversary date.

On May 12, 2006, Mr. Sokolow and vFinance entered into an amendment to his employment agreement to provide a base salary of $343,511. On December 29, 2006, Mr. Sokolow and vFinance entered into another amendment to his employment agreement, pursuant to which Mr. Sokolow serves as the Chairman of vFinance’s board of directors and its Chief Executive Officer. Mr. Sokolow’s base salary was increased from $343,511 per annum to $396,750 per annum, subject to an annual increase based on the reported cost of living adjustment beginning January 1, 2008. None of the other terms of Mr. Sokolow’s employment agreement were modified in any material respect.

Mr. Sokolow’s present employment agreement provides that Mr. Sokolow is entitled to a lump sum cash payment of $1,150,000 as of the effective date of the merger. As part of the closing of the merger, Mr. Sokolow and vFinance will enter into an employment termination agreement (“Termination Agreement”). Pursuant to the Termination Agreement, Mr. Sokolow’s employment agreement with vFinance will terminate, his stock options to purchase shares of vFinance common stock that have not vested as of the effective date of the merger will not vest (as provided in his present employment agreement with vFinance) and he will receive a lump sum cash payment of $1,150,000 as required under the terms of his employment agreement with vFinance. However, if: (i) Mr. Sokolow’s employment is terminated by National with cause or (ii) Mr. Sokolow voluntarily resigns his employment with National, all stock options Mr. Sokolow received in exchange for his vFinance stock options pursuant to the terms of the merger agreement will become 100% vested and will remain exercisable by Mr. Sokolow or his beneficiaries for a period of nine months from the date of such event; provided, however, such period of nine months will not exceed the earlier of the latest date upon which such options could have expired by the original terms under the circumstances or the tenth anniversary of the original date of the grant of the options.

On July 24, 2006, vFinance entered into an employment agreement with Mr. Levin, pursuant to which Mr. Levin served as vFinance’s Interim Chief Financial Officer. Under the terms of his employment agreement, Mr. Levin is entitled to an annual base salary of $135,000, plus certain incentive bonuses. On December 29, 2006, Mr. Levin was appointed vFinance’s Chief Financial Officer, upon which his annual base salary increased to $165,000 under his employment agreement. In addition, vFinance granted to Mr. Levin five-year options to purchase 500,000 shares of vFinance common stock at an exercise price of $0.20 per share, of which 125,000 options vested on July 24, 2007, and 125,000 options shall vest each subsequent yearly anniversary thereafter provided that Mr. Levin is employed on the applicable vesting date. Effective July 24, 2007, Mr. Levin’s base salary was increased to $180,000. Mr. Levin’s employment is terminable at will. Upon the acquisition by any individual, group or entity of more than 50% of the issued and outstanding shares of the vFinance common stock, Mr. Levin’s options will vest immediately. Mr. Levin’s options will vest upon the consummation of the merger.

On January 20, 2005, vFinance entered into an employment agreement with Richard Campanella, pursuant to which Mr. Campanella serves as the President and Chief Operating Officer of vFinance Investments. Under the terms of his employment agreement, Mr. Campanella is entitled to an annual base salary of $135,000, plus certain incentive bonuses. In addition, vFinance granted to Mr. Campanella five-year options to purchase 600,000 shares of vFinance common stock at an exercise price of $0.18 per share, of which 275,000 options were vested as of July 1, 2007, and 125,000 options shall vest each subsequent yearly anniversary thereafter provided that Mr. Campanella is employed on the applicable vesting date. Mr. Campanella’s employment with us is terminable at will.

Grants of Plan-Based Awards

The vFinance Named Executive Officers were not granted any plan-based awards during fiscal year 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of December 31, 2007 for each vFinance Named Executive Officer.

	Option Awards
Name	Number of Securities Underlying Unexercised Option (#), Exercisable	Number of Securities Underlying Unexercised Option (#), Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)
Leonard J. Sokolow	750,000	750,000	0.155	12/29/10
	500,000	1,500,000	0.210	12/28/11
Alan B. Levin	80,000	80,000	0.180	06/13/10
	25,000	25,000	0.155	12/29/10
	125,000	375,000	0.200	07/23/11
	125,000	375,000	0.210	12/28/11
Richard Campanella	300,000	300,000	0.170	06/30/10

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2007, with respect to vFinance compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance under: all compensation plans previously approved by vFinance security holders; and all compensation plans not previously approved by vFinance security holders.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders(1)	21,074,729	0.18	—
Total	21,074,729	$0.18	—

(1)	Includes options and warrants granted pursuant to individual compensation arrangements.

New Employment Agreements

In connection with the merger, National will enter into new employment agreements with Mark Goldwasser and Leonard Sokolow, subject to the closing of the merger. The terms of their new agreements are substantially the same. Mr. Goldwasser will continue to serve as Chairman and Chief Executive Officer of National with Mr. Sokolow assuming the position of Vice Chairman and President of National. Mr. Goldwasser will remain President and Chief Executive Officer of National Securities. Mr. Sokolow will remain as Chairman and Chief Executive Officer of vFinance Investments and EquityStation, vFinance’s broker-dealer subsidiaries.

Both Mr. Goldwasser and Mr. Sokolow will serve on a to be formed Executive Committee. Each will report directly to National’s board of directors, and neither will have the power to terminate the other’s employment.

The new employment agreement to be entered into between each of Mr. Goldwasser and Mr. Sokolow with National to be effective upon the closing of the merger will have a term of five years and shall automatically renew for successive one year periods unless notice is given either by Messrs. Goldwasser or Sokolow, on the one hand, or National, on the other hand, at least ninety days prior to the expiration date of the agreement The base salary of each will initially be $450,000 per year and in succeeding years will automatically increase by 5% over the prior year’s base salary.

Both Mr. Goldwasser and Mr. Sokolow will receive seven year options to purchase the greater of (i) 1,000,000 shares of National’s common stock or (ii) 5% of all National’s issued and outstanding shares of common stock immediately after consummation of the merger, including the shares of common stock issuable upon conversion of the National’s existing shares of Series A preferred stock, at a purchase price of $ per share. The options will vest in increments of 25% per year, commencing on the date of closing of the merger. All unvested options will vest upon a change of control. A “change of control” is defined as (i) an acquisition by a person (or group) of 35% or more of the outstanding voting stock of National or (ii) if the National board of directors approves a complete dissolution or liquidation or (iii) consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock of National, unless the stockholders of National would continue to own more than 50% of the post-transaction entity. Since the new agreements will not be effective until after completion of the merger with vFinance, the merger will not be deemed a “change of control.”

In the event of a change of control, if either Mr. Goldwasser or Mr. Sokolow is terminated during the six month period following a “change of control” without cause or by Mr. Goldwasser or Mr. Sokolow for “Good Reason,” as defined in their employment agreements, Mr. Goldwasser or Mr. Sokolow will be entitled to an amount equal to 150% of their base salary, plus bonuses as set forth in their employment agreements. Mr. Goldwasser and Mr. Sokolow would also be entitled to receive any accrued but unpaid compensation and health benefits for an additional 18 months.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between any members of National’s or vFinance’s board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

National Certain Relationships and Related Transactions

Mr. Dewey has a brokerage margin account with National Securities. The transactions, borrowings and interest charges in this account are handled in the ordinary course of business and are consistent with similar third party customer accounts.

In January 2006, National completed a transaction whereby certain new investors made a $2,000,000 investment in National by purchasing an aggregate of (i) $1,000,000 of National’s newly created Series B preferred stock, which was convertible into common stock at a price of $.75 per share, (ii) 11% convertible promissory notes in the principal amount of $1,000,000, which was convertible into common stock at a price of $1.00 per share and (iii) warrants to purchase an aggregate of 300,000 shares of common stock at an exercise price of $1.00 per share. The investment included $1,700,000 by St. Cloud Capital Partners, L.P., whose managing partner is Marshall S. Geller, who became a member of National’s board of directors simultaneous with the closing of the transaction, and $300,000 by two unrelated investors. In June 2007, National exercised the mandatory conversion option contained in its 11% convertible promissory notes. National issued 1,024,413 shares of its common stock in full payment of the $1,000,000 convertible promissory notes, plus accrued interest. The unamortized debt discount of approximately $150,000 was expensed as “Interest” in the third quarter ended June 30, 2007. In July 2007, National exercised the mandatory conversion option contained in its Series B preferred stock, and issued 1,333,333 shares of its common stock.

In February 2007, National completed a financing transaction under which certain investors purchased 10% promissory notes in the principal amount of $1.0 million, with warrants to purchase an aggregate of 250,000 shares of common stock at an exercise price of $1.40 per share. The promissory notes mature in February 2009, and have a stated interest rate of 10% per annum. The fair value of the warrants was calculated using the Black-Scholes Option Valuation Model. National recorded a debt discount of approximately

$195,000 that will be charged to interest expense over the life of the debt. The investment included $500,000 by Christopher C. Dewey and $250,000 by St. Cloud. Mr. Dewey, and Mr. Geller, the Senior Managing Partner of St. Cloud, are each members of National’s board of directors.

National and the investors entered into a registration rights agreement, wherein the investors received unlimited piggyback registration rights and one demand registration right for the shares of common stock issuable upon exercise of the warrants. The investors can make such demand one year after the date of issuance of the warrants, and National has agreed to file the registration statement within 90 days of such demand. National has agreed to use commercially reasonable efforts to have the registration statement declared effective. There are no penalties for failure to have the registration statement declared effective. As of April 11, 2008, National has not registered the securities covered by the warrants.

On March 31, 2008, National completed a transaction whereby an affiliate of a principal stockholder and director of National made a $3 million dollar investment in National by purchasing an aggregate of (i) a 10% senior subordinate convertible promissory note in the principal amount of $3 million, which is convertible into common stock at a price of $2.00 per share and (ii) a warrant to purchase 375,000 shares of common stock at an exercise price of $2.50 per share (subject to adjustment). The investment was made by St. Cloud Capital Partners II, L.P. (“St. Cloud II”), whose managing partner is Marshall S. Geller, who became a member of National’s board of directors simultaneous with the closing of the January 2006 transaction described above. National and St. Cloud II entered into a registration rights agreement, wherein National has agreed to file a registration statement for the shares of common stock issuable upon conversion of the note and exercise of the warrant within ninety (90) days of the effective date of the Merger and to cause the registration statement to be declared effective within one hundred eighty (180) days of the effective date of the Merger. Should National fail to either file the registration statement or have it declared effective within such time limits then as liquidated damages the interest rate of the note shall increase 1% per annum for each month the applicable failure is not cured, up to a maximum of 15%.

Mr. Dewey has previously served as an advisor to Robotic Ventures Fund I, L.P. (the “Fund”), a venture capital fund dedicated to investing in companies engaged in the business of robotics and artificial intelligence. National serves as the managing member of Robotic Ventures Group LLC, the general partner of the Fund (the “Fund General Partner”), and owns 24.5% of the Fund General Partner. Mr. Dewey is a 9.6% limited partner in the Fund. Mr. Dewey also serves on the board of directors of both Z-Kat, Inc., and Mako Surgical Corp., which are investee companies of the Fund.

vFinance Certain Relationships and Related Transactions

Except for the employment agreements discussed in this joint proxy statement/prospectus, vFinance did not engage in any transactions with related parties since January 1, 2007 in which the amount involved exceeded $120,000.

vFinance has a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between vFinance and one of its directors or nominees for director, executive officers or 5% stockholders, or a member of one of these person’s immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless vFinance’s board of directors, or a committee designated thereby, has determined in advance that the transaction is in vFinance’s best interests. In the event vFinance enters into such a transaction without board approval, vFinance’s board of directors must promptly review its terms and may ratify the transaction if it determines it is appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF NATIONAL AFTER THE MERGER

The following table sets forth certain information as of April 11, 2008 with respect to each director, each of the named executive officers as defined in Item 402(a) (3) of Regulation S-K and all directors and executive officers of National as a group following the closing of the merger, and to the persons known by National to be the beneficial owner of more than five percent of any class of the National’s voting securities.

Name of Officer, Director, Stockholder and Address	Number of National’s Shares Presently Owned(1)		Percentage of National’s Shares Outstanding Prior to Merger(2)	Number of National’s Shares Owned After Merger		Percentage of National’s Shares Outstanding After the Merger(3)
Marshall S. Geller 10866 Wilshire Boulevard, Suite 1450 Los Angeles, CA 9002	44,271,633	(4)	39.42%	4,271,633	(4)	12.9%
Mark Goldwasser 120 Broadway, 27th Floor New York, NY 10271	1,338,848	(5)	13.54%	1,588,848	(5)	8.9%
Leonard J. Sokolow 3010 North Military Trail Suite 300 Boca Raton, FL 33431	0		N/A	1,248,621	(6)	7.4%
Christopher C. Dewey 120 Broadway, 27th Floor New York, NY 10271	680,674	(7)	7.63%	680,674	(7)	4.1%
Charles Modica 3010 North Military Trail Suite 300 Boca Raton, FL 33431	0		N/A	28,000	(8)	*
Jorge Ortega 3010 North Military Trail Suite 300 Boca Raton, FL 33431	0		N/A	28,000	(8)	*
Alan Levin 3010 North Military Trail Suite 300 Boca Raton, FL 33431	0		N/A	176,400	(9)	1.0%
Brian Friedman 875 N. Michigan Ave Suite 1560 Chicago, IL 60611	158,750	(10)	1.81%	158,750	(10)	*
Richard Campanella 3010 North Military Trail Suite 300 Boca Raton, FL 33431	0		N/A	101,500	(12)	*

Name of Officer, Director, Stockholder and Address	Number of National’s Shares Presently Owned(1)		Percentage of National’s Shares Outstanding Prior to Merger(2)	Number of National’s Shares Owned After Merger		Percentage of National’s Shares Outstanding After the Merger(3)
Jonathan Rich 3010 North Military Trail Suite 300 Boca Raton, FL 33431	0		N/A	91,700	(13)	*
William Groeneveld 3010 North Military Trail Suite 300 Boca Raton, FL 33431	0		N/A	72,232	(14)	*
Gregory P. Kusnick and Karen Jo Gustafson 715 Second Avenue Unit 1904 Seattle, WA 98104	634,720	(15)	6.92%	634,720	(15)	3.8%
Gregory G. Lowney and Maryanne K. Snyder 15207 NE 68th Street Redmond, WA 98052	646,720	(15)	7.05%	646,720	(15)	3.8%
Triage Partners LLC 90 Park Avenue, 39th Floor New York, NY 10016	1,141,560	(16)	12.04%	1,141,560	(16)	6.6%
Strategic Turnaround Equity Partners, LPc/o Galloway Capital Management, LLC 720 Fifth Avenue, 10th FL New York, NY 10019	880,625	(17)	10.21%	800,625	(17)	5.4%
Bedford Oak Advisors, LLC 100 South Bedford Road Mt. Kisco, NY 10549	1,154,511	(18)	13.29%	1,154,511	(18)	7.13%
DellaCamera Capital 200 Park Avenue Suite 3300 New York, NY 10166	951,742	(19)	10.79%	951,742	(19)	5.8%
Timothy E. Mahoney 68 Cayman Place Palm Beach Gardens, FL	0		N/A	963,201	(20)	5.8%
All Officers and Directors as a group (12) persons	6,449,905	(21)	51.07%	8,446,358	(22)	38.9%

*	Indicates less than 1%
(1)	The information regarding beneficial ownership of National common stock has been presented in accordance with the rules of the SEC. Under these rules, a person may be deemed to beneficially own any shares as to which such person, directly or indirectly, has or shares voting power or investment power and also any shares of National common stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire within 60 days. For purposes of calculating the beneficial ownership percentages set forth above, the total number of shares of National common stock deemed to be outstanding as of April 11, 2008 was 8,622,628, and upon the closing of the merger, 16,369,537. As used in this joint proxy statement/prospectus, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as being beneficially owned by such stockholder.
(2)	Based upon 8,622,628 shares issued and outstanding.
(3)	Based upon 8,622,628 shares issued and outstanding and 7,746,909 shares to be issued to vFinance stockholders after an exchange of one (1) vFinance share for 0.14 shares of National.
(4)	Includes (i) 317,500 shares issuable upon exercise of warrants owned indirectly through St. Cloud Capital Partners, L.P., (ii) 375,000 shares issuable upon exercise of warrants and 1,500,000 shares issuable upon conversion of a note owned indirectly through St. Cloud Capital Partners II, L.P. and (ii) 20,000 shares issuable upon exercise of vested stock options. Mr. Geller disclaims beneficial ownership of the securities owned by St. Cloud Capital Partners, L.P. and St. Cloud Capital Partners II, L.P.
(5)	Includes 856,480 shares issuable upon conversion of 10,706 shares of Series A preferred stock owned indirectly through One Clark LLC, 20,425 shares owned by direct family members and 406,375 shares issuable upon exercise of vested stock options. Also includes 250,000 shares issuable upon exercise of stock options which will be granted upon consummation of the merger.
(6)	Number of shares owned after merger reflects the exchange of one (1) vFinance share for 0.14 shares of National. Mr. Sokolow previously owned 5,883,010 shares of vFinance common stock and 1,250,000 shares underlying vested unexercised vFinance stock options. Also includes 250,000 shares issuable upon exercise of stock options which will be granted upon consummation of the merger.
(7)	Includes 25,000 shares owned by Mr. Dewey’s daughters, 125,000 shares issuable upon exercise of warrants and 175,000 shares issuable upon exercise of vested stock options. Mr. Dewey disclaims beneficial ownership of the securities owned by his daughters.
(8)	Number of shares owned after merger reflects the exchange of one (1) vFinance share for 0.14 shares of National. Messrs. Modica and Ortega each previously owned 200,000 shares underlying unvested vFinance stock options, all of which automatically vest upon consummation of the merger.
(9)	Number of shares owned after merger reflects the exchange of one (1) vFinance share for 0.14 shares of National. Mr. Levin previously owned 75,000 shares of vFinance common stock and 355,000 shares of vFinance common stock underlying vested unexercised vFinance stock options and 830,000 shares of vFinance common stock underlying unvested vFinance stock options, all of which automatically vest upon consummation of the merger.
(10)	Includes 148,750 shares issuable upon exercise of vested stock options.
(11)	Number of shares owned after merger reflects the exchange of one (1) vFinance share for 0.14 shares of National. Mr. Campenalla previously owned 125,000 shares of vFinance common stock and 300,00 shares of vFinance common stock underlying vested unexercised vFinance stock options and 300,000 shares of vFinance common stock underlying unvested vFinance stock options, all of which automatically vest upon consummation of the merger.
(12)	Number of shares owned after merger reflects the exchange of one (1) vFinance share for 0.14 shares of National. Mr. Rich previously owned 592,500 shares of vFinance common stock underlying vested unexercised vFinance stock options and 62,500 shares of vFinance common stock underlying unvested vFinance stock options, all of which automatically vest upon consummation of the merger.
(13)	Number of shares owned after merger reflects the exchange of one (1) vFinance share for 0.14 shares of National. Mr. Groeneveld previously owned 50,000 shares of vFinance common stock and 465,941 shares of vFinance common stock underlying vested unexercised vFinance stock options.
(14)	Includes 546,720 shares issuable upon conversion of 6,834 shares of Series A preferred stock owned as joint tenants with rights of survivorship.
(15)	Includes 856,560 shares issuable upon conversion of 10,707 shares of Series A preferred stock.

(16)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13D/A dated September 12, 2007.
(17)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G filed February 15, 2008, and includes 62,500 shares issuable upon exercise of warrants.
(18)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G filed on February 14, 2008, which includes 197,250 shares issuable upon conversion of 2,469 shares of Series A preferred stock.
(19)	Number of shares owned after merger reflects the exchange of one (1) vFinance share for 0.14 shares of National. Mr. Mahoney previously owned 3,205,009 shares of vFinance common stock and 1,500,000 shares underlying vested unexercised vFinance stock options and also beneficially owned 2,175,000 shares of vFinance common stock issued in the name of Highland Group Holdings, Inc.
(20)	Includes 856,480 shares issuable upon conversion of 10,706 shares of Series A Preferred Stock, 750,125 shares issuable upon exercise of vested stock options, 1,500,000 shares issuable upon conversion of a convertible note and 817,500 shares issuable upon exercise of warrants.
(21)	Includes 856,480 shares issuable upon conversion of 10,706 shares of Series A Preferred Stock, 1,887,957 shares issuable upon exercise of vested stock options, 1,500,000 shares issuable upon conversion of a convertible note and 817,500 shares issuable upon exercise of warrants.

COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF NATIONAL
AND STOCKHOLDERS OF vFINANCE

Upon completion of the merger, vFinance stockholders will receive shares of National common stock in exchange for their shares of vFinance common stock. As a result, the rights of vFinance stockholders who become National stockholders will be governed by the Delaware General Corporation Law, National’s certificate of incorporation and National’s bylaws (as each is defined below). Set forth below is a summary comparison of material differences between the rights of National stockholders under National’s amended certificate of incorporation (“National’s certificate of incorporation”) and amended and restated bylaws (“National’s bylaws”), and vFinance stockholders under vFinance’s amended and restated certificate of incorporation (“vFinance’s certificate of incorporation”) and amended bylaws (“vFinance’s bylaws”). This summary is not an exhaustive or complete description of the similarities and differences between the rights of National stockholders and vFinance stockholders, and is qualified in its entirety by reference to the Delaware General Corporation Law, the common law thereunder, the full text of National’s certificate of incorporation and National’s bylaws, and the full text of vFinance’s certificate of incorporation and vFinance’s bylaws. While National and vFinance believe the description covers the material differences between the two, this summary may not contain all the information that is important to you. You should carefully review the entire documents referenced above for a more complete understanding of the differences between being a stockholder of National and being a stockholder of vFinance. Copies of these documents may be obtained as described under “Where You Can Find More Information” on page 171.

Summary of Material Differences Between the Current Rights of vFinance Stockholders and Rights Those Stockholders Will Have as National Stockholders Following the Merger

National	vFinance
GENERAL
• National is a Delaware corporation and a public company subject to the provisions of the Delaware General Corporation Law, or DGCL.	• vFinance is a Delaware corporation and a public company subject to the provisions of the Delaware General Corporation Law, or DGCL.
• The rights of National stockholders are governed by National’s certificate of incorporation and bylaws, in addition to the DGCL.	• The rights of vFinance stockholders are governed by vFinance’s certificate of incorporation and bylaws, in addition to the DGCL.
• Upon completion of the merger, the National certificate of incorporation and bylaws will be the same in all respects as the present documents.	• Upon completion of the merger, vFinance stockholders will become National stockholders and their rights will be governed by the DGCL, National’s certificate of incorporation and bylaws.
AUTHORIZED SHARES OF CAPITAL STOCK
• The authorized capital stock of National consists of:	• The authorized capital stock of vFinance consists of:
• 30,000,000 shares of National common stock, with a par value of $0.02 per share (50,000,000 assuming National stockholders approve the amendment to the certificate of incorporation); and	• 100,000,000 shares of vFinance common stock, with a par value of $0.01 per share; and
• 200,000 shares of undesignated preferred stock, with a par value of $0.01 per share; 50,000 designated as Series A and 20,000 designated as Series B.	• 2,500,000 shares of undesignated preferred stock, with a par value of $0.01 per share.

National	vFinance

•

As of April 11, 2008, 8,622,628 shares of common stock, 37,550 shares of Series A preferred stock (convertible into an aggregate of 3,004,000 shares of common stock) and no shares of Series B preferred stock were issued and outstanding.

• As of April 11, 2008, 55,335,066 shares of common stock and no shares of preferred stock were issued and outstanding.

•

National’s board of directors currently has the authority, without further action by National stockholders, to issue all of the authorized shares of National preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights.

•

vFinance preferred stock may be assigned such designations, preferences and relative participating, optional or other special rights, and qualifications or restrictions, including, without limitation, voting rights, as determined by the board of directors of vFinance, as provided by resolution.

•

For any wholly unissued series of preferred stock, the board of directors has the authority to fix the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, and liquidation preferences.

VOTING RIGHTS
• Each outstanding share of National common stock is entitled to one vote on each matter submitted to a vote of the stockholders of National.	• Each outstanding share of vFinance common stock is entitled to one vote on each matter submitted to a vote of the stockholders of vFinance.
LIQUIDATION PREFERENCES
• National common stock has no liquidation preference.	• vFinance common stock has no liquidation preference.
CONVERSION RIGHTS
• Shares of National common stock are not convertible.	• Shares of vFinance common stock are not convertible.
RESTRICTIONS ON TRANSFER
• There are no restrictions on transfer in relation to National stockholders contained in National’s certificate of Incorporation or in National’s bylaws.	• vFinance stockholders are not subject to any restrictions on transfer.

National	vFinance
AMENDMENT OF GOVERNING DOCUMENTS
Certificate of Incorporation
Under the DGCL, an amendment to the certificate of incorporation requires approval by both the board of directors and a majority of the votes entitled to be cast. Any proposed amendment to the certificate of incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or alter or change the powers, preferences or special rights of the shares of a class of stock (so as to affect them adversely) requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. If any proposed amendment would alter or change the powers, preferences or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment is considered a separate class for purposes of the immediately preceding sentence.
• National’s certificate of incorporation does not require a greater level of approval for amendment to the certificate of incorporation.	• vFinance’s certificate of incorporation does not require a greater level of approval for amendment to the certificate of incorporation.
Bylaws

•

The DGCL also states that the power to adopt, amend or repeal bylaws of a corporation is vested in the stockholders entitled to vote; provided, however, that a corporation may confer in its certificate of incorporation such power on the board of directors in addition to the stockholders.

• National’s certificate of incorporation expressly authorizes the board of directors to adopt, amend, or repeal the National bylaws.	• vFinance’s certificate of incorporation provides that the vFinance bylaws may be adopted, amended, or repealed by the board of directors of vFinance.
DIRECTORS
Under the DGCL, a majority of the directors in office can fill any vacancy or newly created directorship. A director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors.
Number of Directors
• The National bylaws provide that the number of directors may be fixed from time to time by action of the stockholders or of the directors.

•

The vFinance bylaws provide that the number of directors may be fixed from time to time by action of the stockholders or of the directors, provided that there must be at least one director and no more than seven.

• The current number of directors is six.	• The current number of directors is three.
Classified Board of Directors
• National’s bylaws provide for a classified board of directors, currently divided into three staggered classes, each with separate three-year terms.	• The vFinance’s certificate of incorporation and bylaws do not provide for a classified board of directors.

National	vFinance
Removal of Directors

•

National’s bylaws do not contain any provisions for the removal of directors. Due to the classified nature of National’s board, the DGCL provides that any director or the entire board of directors may be removed only with cause by the holders of a majority of the shares then entitled to vote at an election of directors.

•

Under vFinance’s bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as otherwise provided under the DGCL.

Vacancies on the Board of Directors

•

A vacancy occurring on the National board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by a vote of the majority of the board of directors then in office, whether or not a quorum, or by the sole remaining director, at any meeting of the board or may be elected by a plurality of the votes cast by the holders of shares of capital stock entitled to vote in the election at the next annual meeting of stockholders or at a special meeting of stockholders called for that purpose. A director elected to fill a vacancy shall be elected to hold office for the remainder of the full term of the class of directors in which the new directorship was created or for which the vacancy occurred, and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

•

Newly created directorships and any vacancies in the board of directors of vFinance, including those resulting from an increase in the number of directors, shall be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. A director elected to fill a vacancy shall be elected to hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Board Quorum and Vote Requirements
• National’s bylaws state that the majority of the entire board of directors then in office shall constitute a quorum.	• A majority of the service board constitutes a quorum.

•

Except as otherwise provided in the certificate of incorporation or the DGCL, the vote of the majority of the directors present at a meeting at which a quorum is present constitutes an act of the board.

• Except as otherwise provided in the bylaws or the DGCL, the vote of the majority of the directors present at a meeting at which a quorum is present constitutes an act of the board.

•

Any action required or permitted to be taken at any meeting the board of directors or any committee of the board may be taken without a meeting if all members of the board or committee, as the case may be, consent to such action in writing, and the writing is filed with the minutes of proceedings of the board of committee.

•

Any action required or permitted to be taken at any meeting the board of directors or any committee of the board may be taken without a meeting if all members of the board or committee, as the case may be, consent to such action in writing, and the writing is filed with the minutes of proceedings of the board of committee.

National	vFinance
Limitation of Personal Liability of Directors, Indemnification
Section 145 of the Delaware General Corporation Law applies to both National and vFinance. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe such person’s conduct was unlawful.
In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

•

National’s certificate of incorporation provides that a director of National shall not be personally liable to National or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to National or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived any improper personal benefit.

•

vFinance’s certificate of incorporation provides that a directors of vFinance shall not be personally liable to vFinance or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

• National’s certificate of incorporation does not provide for indemnification.

•

vFinance’s bylaws provide that vFinance will, indemnify each person whom it has the power to indemnify from and against any and all of the expenses, liabilities, or other matters, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of vFinance.

National	vFinance

•

Article VI of National’s bylaws states that it shall have the power to indemnify its officers, directors, employees, and agents, and any such other persons as may be designated by the board or as may be provided in its bylaws, to the full extent permitted by the laws of the State of Delaware.

In addition to the indemnification permitted in National’s bylaws, National may enter into indemnity agreements with each of its current officers and directors to provide for the indemnification of its directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were National’s agents. Todate, National has not entered into any indemnification agreements with its directors and officers, although it has agreed to indemnify Mark Goldwasser in connection with an ongoing arbitration matter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to National’s or vFinance’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Interested Director Transactions
• Under the DGCL, no contract or transaction that is:
• between a corporation and one or more of its directors or officers,
• between a corporation and another organization in which one or more of the corporation’s directors or officers are directors or officers, or
• between a corporation and another organization in which one or more of the corporation’s directors or officers have a material financial interest, is void or voidable solely because of such relationship or interest, because the director or officer is present at or participates in the meeting of the board or committee that authorizes the contract or transaction or because the director’s or officer’s vote was counted for this purpose, if:

•

the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or are known to the board of directors or a committee of the board, and the board or the committee authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors (even if these directors are less than a quorum),

•

the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or are known to the stockholders entitled to vote on the matter and the stockholders specifically approve in good faith the contract or transaction, or

National	vFinance
• the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the board, a committee or the stockholders.
STOCKHOLDERS
Special Meetings of Stockholders
• National’s bylaws provide that special meetings of the stockholders, unless otherwise prescribed by statute, may be called at any time by the board or the Chairman of the Board.	• vFinance’s bylaws provide that special meetings of stockholders may be called by the board or by the Chairman of the Board.
Stockholder Inspection of Books and Records

•

The DGCL permits any stockholder, upon written demand under oath stating the purpose, to inspect the corporation’s stock ledger, a list of its stockholders, and its other books and records, for any proper purpose during the usual hours for business, and to make copies and extracts therefrom.

• National’s certificate of incorporation and bylaws contain no provisions on stockholder inspection of books and records.

•

Pursuant to vFinance’s bylaws, except as otherwise provided by law, the board will determine from time to time whether, and, if allowed, when and under what conditions and regulations the accounts, books, minutes and other records of National shall be open to the inspection of any stockholder or director.

Notice Requirements for Stockholder Proposals, Including Director Nominations
• National’s bylaws provide that stockholders wishing to bring a matter before a meeting of stockholders must provide a notice of such matter in accordance with all the following requirements.	• vFinance’s certificate of incorporation and bylaws contain no provisions regarding notice requirements for stockholder proposals and director nominations.

The notice must be delivered personally to, or mailed to and received at, the principal executive office of National, addressed to the attention of the Secretary, not more than ten (10) days after the date of the initial written notice of the meeting given to stockholders, in the case of business to be brought before a special meeting of the stockholders, and not less than thirty (30) days prior to the first anniversary date of the initial written notice given to stockholders of the previous year’s annual meeting, in the case of business to be brought before an annual meeting of stockholders; provided, however, that such notice shall not be required to be given more than ninety (90) days prior to an annual meeting of stockholders. Such notice shall set forth:

(a) a full description of each such item of business proposed to be brought before the meeting;
(b) the name and address of the person proposing to bring such business before the meeting;

National	vFinance

    (c)  the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has been made publicly available) and as of the date of such notice;

    (d)  if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, or any successor thereto and the written consent of each such nominee to service if elected; and

    (e)  all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act, or any successor thereto.

Notice of Meetings and Record Date

•

Whenever under the DGCL or National’s certificate of incorporation or the bylaws, stockholders of National are required or permitted to take any action at a meeting, written notice shall be given stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be given, personally or by mail, not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to notice of or to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, with postage prepaid, directed to the stockholder at his or her address as it appears on the records of the corporation.

•

vFinance’s bylaws require that written notice of all meetings of stockholders shall be given, stating the place, date and hour of the meeting. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose of the meeting. The notice of a special meeting shall in all instances state the purpose or purposes for which meeting is called. The notice must be sent not less than 10 days or more than 60 days before the date of the meeting.

• National’s bylaws permit the board of directors to fix a record date.

•

vFinance’s bylaws permit the board of directors to fix, in advance, a record date, for the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders, which shall not be more than 60 days nor less than 10 days before the date of the meeting.

National	vFinance
Preemptive Rights

•

As permitted by the DGCL, National common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of National or any other securities convertible into shares of any class of stock of National under National’s certificate of incorporation.

•

As permitted by the DGCL, vFinance common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of vFinance or any other securities convertible into shares of any class of stock of vFinance under vFinance’s certificate of incorporation.

Stockholder Action without Meeting
The DGCL allows action to be taken by stockholders by written consent to be made by the holders of the minimum number of votes that would be needed to approve a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.
• National’s certificate of incorporation provides that any action required to be taken at any meeting of stockholders may be taken by written consent without a meeting.

•

vFinance’s bylaws state that any action required by the DGCL to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting for the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation cannot be less than the aggregate par value of all issued shares of capital stock. Net assets equals total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
• National’s certificate of incorporation and bylaws do not restrict the declaration or payment of dividends.	• vFinance’s certificate of incorporation and bylaws do not restrict the declaration or payment of dividends.
STOCKHOLDER RIGHTS PLAN
• National does not have a stockholder rights plan.	• vFinance does not have a stockholder rights plan.
BUSINESS COMBINATIONS; SUPERMAJORITY VOTING REQUIREMENTS
• National’s certificate of incorporation and bylaws do not exempt National from the coverage of Section 203 of the DGCL.	• vFinance’s bylaws elect not to be governed by Section 203 of the DGCL.

PROPOSAL II

TO AMEND THE CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

General

National’s certificate of incorporation currently authorizes the issuance of 30,000,000 shares of common stock, par value $.02, and 200,000 shares of preferred stock, par value $.01. In March 2008, the Board of Directors adopted a resolution approving, and declared advisable, subject to stockholder approval, an amendment to the certificate of incorporation to increase the number of authorized shares of National’s common stock from 30,000,000 to 50,000,000 shares. No change is being proposed to the authorized number of shares of preferred stock. An increase in the authorized common stock is necessary to allow for (i) the conversion of all shares, stock options and warrants of vFinance, Inc. in connection with the Merger, (ii) the granting of additional stock options approved under National’s 2008 Stock Options Plan, and (iii) to enable National to have a sufficient number of authorized and unissued shares of common stock for corporate opportunities, such as additional stock offerings, acquisitions, stock dividends and compensation plans. If the stockholders approve this proposal, the first paragraph of Article IV of National’s certificate of incorporation would be amended to read in its entirety as follows:

“The total number of shares of all classes of stock which the corporation has authority to issue is Fifty Million Two Hundred Thousand (50,200,000) shares, consisting of two classes: Fifty Million (50,000,000) shares of Common Stock, $.02 par value per share (the “Common Stock”), and Two Hundred Thousand (200,000) shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”).”

THE AMENDMENT CHANGE WILL NOT BE CONSUMMATED UNLESS SHAREHOLDERS OF VFINANCE APPROVE THE MERGER AND THE MERGER IS CONSUMMATED AS DISCUSSED IN PROPOSAL I.

Reasons for the Increase in the Number of Authorized Shares of Common Stock

National’s reserve of authorized but unissued shares of common stock has been depleted in recent years as a result of the consummation of various stock offerings to fund National’s operations and the granting of stock options under National’s stock option plans. In order to provide that National will have a sufficient number of authorized and unissued shares of common stock to allow for the issuance of the shares to be issued in connection with the Merger, including shares underlying warrants and options being issued in the Merger, and the exercise of currently outstanding options and warrants and to allow flexibility with respect to potential corporate opportunities, such as additional stock offerings, acquisitions, stock dividends and compensation plans, the Board of Directors has decided to increase the number of authorized shares of common stock from 30,000,000 shares to 50,000,000 shares. However, other than the shares of common stock National needs to issue and reserve for issuance pursuant to the Merger, those needed to reserve for issuance pursuant to the conversion of its Series A Preferred Stock and under its existing stock option plans and outstanding warrants, National currently has no specific commitments or agreements to issue any shares of common stock pursuant to any stock offerings, acquisitions, stock dividends or compensation plans. Also, while this is not the intent of this proposal, in addition to general corporate purposes, the proposed share increase can be used to make a change in control of National more difficult. See “Potential Anti-Takeover Effect of Authorized Securities” below.

The additional shares of common stock for which authorization is sought would be identical to the shares of common stock of National authorized prior to approval of this proposal. Holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by National, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of National in order to maintain their proportionate ownership of National.

As of the Record Date, National had a total of 8,622,828 shares of common stock and 37,550 shares of Series A preferred stock issued and outstanding. Additionally, National had 12,946,000 shares of common stock potentially needed for issuance consisting of (i) 2,092,000 shares reserved for issuance upon exercise of outstanding stock options, (ii) 5,275,000 shares reserved for future option grants, (iii) 1,075,000 shares reserved for issuance upon exercise of outstanding warrants, (iv) 1,500,000 shares reserved for issuance upon conversion of an outstanding convertible note and (v) 3,004,000 shares reserved for conversion upon exercise of outstanding Series A preferred stock. In addition, in connection with the Merger, National will need to issue or reserve for issuance an aggregate of 12,093,923 shares of common stock consisting of (i) 7,746,909 shares to be issued in exchange for issued and outstanding shares of vFinance common stock, (ii) 1,910,664 shares reserved for issuance upon exercise of outstanding vFinance stock options, (iii) 436,350 shares reserved for issuance upon exercise of outstanding vFinance warrants and (iv) approximately 2,000,000 shares reserved for stock options to be granted to Mark Goldwasser and Leonard Sokolow upon consummation of the Merger.

As of the Record Date, 37,550 shares of National’s Series A Preferred Stock, of which 50,000 shares are authorized, were issued and outstanding. No shares of National’s Series B Preferred Stock are issued and outstanding. No increase in the number of authorized shares of Preferred Stock of National is proposed or anticipated at the present time.

If approved, the increased number of authorized shares of Common Stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve, and no further vote of stockholders of National will be required, except as provided under Delaware law or under applicable stock exchange or stock market rules. The availability of additional shares for issuance, without the delay and expense of obtaining stockholder approval at a special meeting, will restore National’s flexibility to issue Common Stock to a level that the Board of Directors believes is advisable. However, except as described above, National currently has no specific commitments or agreements to issue any shares of Common Stock.

Potential Anti-takeover Effect of Authorized Securities

The increase in the authorized Common Stock may facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. The Board of Directors could create impediments to a takeover or transfer of control of National by causing such additional authorized shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. In this connection, the Board of Directors could issue shares of Common Stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals would not receive the requisite stockholder vote, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal provisions in the National’s Certificate of Incorporation or Bylaws relating to any such action. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of National, since the issuance of such shares could dilute the Common Stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving National. By use of such anti-takeover devices, the Board of Directors may thwart a merger or tender offer even though stockholders might be offered a substantial premium over the then current market price of the Common Stock. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of National, and this proposal is not being made in response to any such attempt.

National’s Certificate of Incorporation authorizes the issuance of 200,000 shares of Preferred Stock, 50,000 of which are designated Series A Preferred Stock, 20,000 of which are designated Series B Preferred Stock and 130,000 of which remain undesignated. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by National’s stockholders, has the authority to issue the undesignated Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of Preferred Stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of National.

While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by the Board of Directors. Moreover, the Board of Directors does not currently intend to propose additional anti-takeover measures in the foreseeable future.

Board of Directors’ Reservation of Rights

The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of this proposal, including without limitation editorial modifications or any other change to the amendment to National’s Certificate of Incorporation which the Board of Directors may adopt without stockholder vote in accordance with the Delaware General Corporation Law.

Vote Required

The approval and adoption of the amendment to the certificate of incorporation to increase the number of authorized shares will require the affirmative vote of the holders of a majority of the issued and outstanding shares of stock entitled to vote on the proposal at the Annual Meeting.

As of the close of business on the National record date for the Special Meeting, National’s directors, officers and their respective affiliates, beneficially owned and were entitled to vote approximately 2,598,175 shares of National common stock and 10,706 shares of National Series A preferred stock (856,480 votes on an as converted basis) or approximately, in the aggregate, 29% of the voting power of the National shares entitled to vote at the Special Meeting as a single class. All of these shareholders have agreed to vote for Proposal II.

No Dissenters’ Rights

Under Delaware law, stockholders are not entitled to dissenters’ rights of appraisal with respect to the proposal to amend the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS DEEMS PROPOSAL II TO BE IN THE BEST INTERESTS OF NATIONAL AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

OTHER MATTERS

Stockholder Proposals

The deadline for submitting stockholder proposals for inclusion in National’s proxy statement and form of proxy for National’s next annual meeting, calculated in the manner provided in Regulation 14a-8 under the Exchange Act is September 26, 2008. Notice of a stockholder proposal submitted outside the processes of Regulation 14a-8 must be received between December 11, and December 24, 2008.

If the merger does not occur, the deadline for submitting stockholder proposals for inclusion in vFinance’s proxy statement and form of proxy for vFinance’s next annual meeting, calculated in the manner provided in Regulation 14a-8 under the Exchange Act is . The date after which notice of a stockholder proposal submitted outside the processes of Regulation 14a-8 is considered untimely is .

Legal Matters

National has engaged Littman Krooks LLP to assist National with legal matters concerning the merger. vFinance has engaged Edwards Angell Palmer & Dodge LLP to assist vFinance with legal matters concerning the merger.

Experts

National’s consolidated financial statements as of and for the three years ended September 30, 2007 have been included in this joint proxy statement/prospectus and in the registration statement of which this joint proxy statement/prospectus is a part in reliance upon the report of Marcum & Kliegman, LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

vFinance’s consolidated financial statements as of and for the three years ended December 31, 2006, have been included in this joint proxy statement/prospectus and in the registration statement of which this joint proxy statement/prospectus is a part in reliance upon the report of Sherb & Co., LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

Other Proposals

As of the date of this joint proxy statement/prospectus, the vFinance board of directors does not know of any other matter that will be presented for consideration at its special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before the special meetings or any adjournments or postponements thereof and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies for the vFinance special meeting intend to vote or not to vote in accordance with the recommendation of the management of vFinance.

Undertakings of National

National hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), National undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

National undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

National hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Indemnification of Directors and Officers

National.  As authorized under Delaware law, National `s certificate of incorporation provides that a director shall not be personally liable to National or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the liability of a director shall not be eliminated or limited (i) for any breach of the director’s duty of loyalty to National or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Under its bylaws, National is permitted to indemnify and hold harmless its directors, officers, employees and agents in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of National) by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if the party being indemnified acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such party’s conduct was unlawful. In proceedings by or in the right of National, a party seeking to be indemnified, when the above standards of conduct are found as set forth in the previous sentence, may be indemnified for expenses. However, if a court judges a party seeking to be indemnified liable to the corporation, no indemnification shall be provided except as the court deems proper. To the extent that a director, officer, employee or agent of National has been successful on the merits or otherwise, including without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such party shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

vFinance.  As authorized under Delaware law, vFinance `s certificate of incorporation provides that a director shall not be personally liable to vFinance or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under its bylaws, vFinance is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether external or internal to the corporation (other than a judicial action or suit brought by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation as or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an “Agent”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

WHERE YOU CAN FIND MORE INFORMATION

National and vFinance must comply with the informational requirements of the Exchange Act and its rules and regulations. Under the Exchange Act, National and vFinance must file reports, proxy statements, and other information with the SEC. Copies of these reports, proxy statements, and other information can be inspected and copied at:

Public Reference Room
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

You may obtain information on the operation of the Public Conference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of National’s materials by mail at prescribed rates from the Public Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the SEC’s home page on the Internet at http://www.sec.gov.

All information contained in this joint proxy statement/prospectus with respect to National and vFinance Acquisition, was supplied by National and all information with respect to vFinance was supplied by vFinance. Neither National nor vFinance can warrant the accuracy or completeness of the information relating to the other party.

National filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the issuance of the shares offered by this joint proxy statement/prospectus to the vFinance stockholders. This joint proxy statement/prospectus, which constitutes a part of the registration statement, does not contain all the information in the registration statement and exhibits thereto, certain portions of which we have omitted from this joint proxy statement/prospectus as permitted by the SEC’s rules and regulations. You may obtain copies of the registration statement and its amendments (including the omitted portions), including exhibits, from the SEC upon payment of prescribed rates or on the Internet at http://www.sec.gov. For further information about National’s common stock, we refer you to the registration statement and the exhibits thereto. Statements contained in this joint proxy statement/prospectus or the registration statement relating to the contents of any contract or other document National filed as an exhibit to the registration statement are only summaries of those documents and are not necessarily complete. Therefore, we qualify each of these statements by reference to the full text of those contracts and documents National has filed with the SEC.

You should rely only on the information or representations provided in this joint proxy statement/prospectus or incorporated herein by reference. National has not authorized anyone else to provide you with different information. National will not offer the shares of its common stock in any state where the offer is not permitted. You should not assume that the information in this joint proxy statement/prospectus, including information incorporated herein by reference, is accurate as of any date other than the date on the cover page.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS OF NATIONAL AND vFINANCE

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2007	September 30, 2007
	(Unaudited)	(See Note Below)
ASSETS
Cash	$1,485,000	$4,957,000
Deposits with clearing organizations	402,000	402,000
Receivables from broker-dealers and clearing organizations	5,067,000	4,739,000
Other receivables, net of allowance for uncollectible accounts of $467,000 at December 31, 2007 and September 30, 2007, respectively	733,000	784,000
Advances to registered representatives	3,915,000	4,010,000
Securities owned
Marketable, at market value	1,100,000	1,191,000
Fixed assets, net	311,000	304,000
Secured demand note	500,000	500,000
Other assets	660,000	396,000
Total assets	$14,173,000	$17,283,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Payable to broker-dealers and clearing organizations	$769,000	$1,115,000
Securities sold, but not yet purchased, at market	332,000	77,000
Accounts payable, accrued expenses and other liabilities	5,928,000	7,907,000
Notes payable, net of debt discounts of $113,000 and $138,000 at December 31, 2007 and September 30, 2007, respectively	887,000	862,000
Total liabilities	7,916,000	9,961,000
Subordinated borrowings	500,000	500,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, $.01 par value, 200,000 shares authorized; 50,000 shares designated as Series A and 20,000 shares designated as Series B
Series A 9% cumulative convertible preferred stock, $.01 par value, 50,000 shares authorized; 37,550 shares issued and outstanding (liquidation preference: $3,755,000) at December 31, 2007 and September 30, 2007	—	—
Series B 9% cumulative convertible preferred stock, $.01 par value, 20,000 shares authorized; 0 shares issued and outstanding (liquidation preference: $0) at December 31, 2007 and September 30, 2007	—	—
Common stock, $.02 par value, 30,000,000 shares authorized; 8,602,628 shares issued and outstanding, at December 31, 2007 and September 30, 2007, respectively	172,000	172,000
Additional paid-in capital	20,021,000	19,919,000
Accumulated deficit	(14,436,000)	(13,269,000)
Total stockholders’ equity	5,757,000	6,822,000
Total liabilities and stockholders’ equity	$14,173,000	$17,283,000

Note: The balance sheet at September 30, 2007 has been derived from the audited consolidated financial statements at that date.

See notes to condensed consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31, 2007	December 31, 2006
Revenues:
Commissions	$13,292,000	$8,422,000
Net dealer inventory gains	4,194,000	3,298,000
Investment banking	—	556,000
Total commission and fee revenues	17,486,000	12,276,000
Interest and dividends	930,000	566,000
Transfer fees and clearing services	1,311,000	1,010,000
Other	638,000	434,000
Total revenues	20,365,000	14,286,000
Expenses:
Commissions and fees	16,203,000	9,784,000
Employee compensation and related expenses	2,240,000	1,514,000
Clearing fees	613,000	375,000
Communications	356,000	402,000
Occupancy and equipment costs	864,000	735,000
Professional fees	588,000	958,000
Interest	73,000	104,000
Taxes, licenses, registration	130,000	179,000
Other administrative expenses	465,000	320,000
Total expenses	21,532,000	14,371,000
Net Loss	(1,167,000)	(85,000)
Preferred stock dividends	(85,000)	(105,000)
Net loss attributable to common stockholders	$(1,252,000)	$(190,000)
Net loss per common share
Basic:
Net loss attributable to common stockholders	$(0.15)	$(0.04)
Diluted:
Net loss attributable to common stockholders	$(0.15)	$(0.04)
Weighted average number of shares outstanding
Basic	8,602,628	5,251,915
Diluted	8,602,628	5,251,915

See notes to condensed consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	December 31, 2007	December 31, 2006
Cash flows from operating activities
Net loss	$(1,167,000)	$(85,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	56,000	37,000
Amortization of deferred financing costs	3,000	1,000
Amortization of note discount	25,000	29,000
Compensatory element of common stock options issuance	102,000	7,000
Changes in assets and liabilities
Deposits with clearing organizations	—	(1,000)
Receivables from broker-dealers, clearing organizations and others	(182,000)	(2,220,000)
Securities owned: marketable, at market value	91,000	(1,462,000)
Securities owned: non-marketable, at fair value	—	370,000
Other assets	(102,000)	(138,000)
Payables	(2,328,000)	2,046,000
Securities sold, but not yet purchased, at market	255,000	113,000
Net cash used in operating activities	(3,247,000)	(1,303,000)
Cash flows from investing activities
Purchase of fixed assets	(63,000)	(2,000)
Cash flows from financing activities
Dividends paid	—	(25,000)
Deferred offering costs	(162,000)	—
Exercise of warrants	—	132,000
Net cash (used in) provided by financing activities	(162,000)	107,000
Net decrease in cash	(3,472,000)	(1,198,000)
Cash balance
Beginning of the period	4,957,000	1,441,000
End of the period	$1,485,000	$243,000
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$45,000	$74,000
Income taxes	$23,000	$—
Series B preferred stock dividends	$—	$25,000

See notes to condensed consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Unaudited)

Note 1. Basis of Presentation

The accompanying condensed consolidated financial statements of National Holdings Corporation (“National Holdings” or the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The condensed consolidated financial statements as of December 31, 2007 and for the periods ended December 31, 2007 and December 31, 2006 are unaudited. The results of operations for the interim periods are not necessarily indicative of the results of operations for the fiscal year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related footnotes included thereto in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Note 2. Consolidation

The condensed consolidated financial statements include the accounts of National Holdings and its wholly owned subsidiaries. National Securities Corporation (“National Securities”) is a Washington corporation organized in 1947. National Securities conducts a national securities brokerage business through its main offices in Seattle, Washington and New York, New York. The Company’s business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate finance services. National Securities is an introducing broker and clears all transactions through clearing organizations on a fully disclosed basis. National Insurance Corporation (“National Insurance”), a Washington corporation, provides fixed insurance products to its clients, including life insurance, disability insurance, long term care insurance and fixed annuities. National Insurance commenced business operations during the second quarter of fiscal year 2007 that have been diminimus. National Securities Futures Corporation (“National Futures”), National Holdings Mortgage Corporation (“National Mortgage”), and National Group Benefits Corporation (“National Group Benefits”), each a Washington corporation, have not commenced active business operations. All significant inter-company accounts and transactions have been eliminated in consolidation.

Note 3. Recent Accounting Pronouncements

Effective October 1, 2008, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carry forward or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of FIN 48.

In accordance with FIN 48, interest costs related to unrecognized tax benefits are required to be calculated (if applicable) and would be classified as “Interest” expense in the consolidated statements of operations. Penalties would be recognized as a component of “Other administrative expenses”.

In many cases the company’s uncertain tax positions are related to tax years that remain subject to examination by relevant tax authorities. The Company files income tax returns in the United States (federal) and in various state and local jurisdictions. In most instances, the Company is no longer subject to federal, state and local income tax examinations by tax authorities for years prior to the fiscal year ended September 30, 2004.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Unaudited)

Note 3. Recent Accounting Pronouncements  – (continued)

The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position and results of operations. As of December 31, 2007, no liability for unrecognized tax benefits was required to be recorded.

The Company recognized a deferred tax asset of approximately $4.5 million as of December 31, 2007, primarily relating to net operating loss carryovers of approximately $10.5 million, available to offset future taxable income through 2025.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers projected future taxable income and tax planning strategies in making this assessment. At present, the Company does not have a sufficient history of income to conclude that it is more likely than not that the Company will be able to realize all of its tax benefits in the near future and therefore a valuation allowance was established in the full value of the deferred tax asset. A valuation allowance will be maintained until sufficient positive evidence exists to support the reversal of any portion or all of the valuation allowance net of appropriate reserves.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Business Combinations”, and is effective for the Company for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the new acquiring entity to recognize all assets acquired and liabilities assumed in the transactions; establishes an acquisition-date fair value for acquired assets and liabilities; and fully discloses to investors the financial effect the acquisition will have. The Company is evaluating the impact of this pronouncement on the Company’s condensed consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 requires all entities to report minority interests in subsidiaries as equity in the consolidated financial statements, and requires that transactions between entities and noncontrolling interests be treated as equity. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and earlier adoption is prohibited. The Company is evaluating the impact of this pronouncement on the Company’s condensed consolidated financial position, results of operations and cash flows.

Note 4. Stock Based Compensation

Effective October 1, 2005, the Company adopted FASB Statement of Financial Accounting Standard (“SFAS”) No. 123R “Share Based Payment.” This statement is a revision of SFAS Statement No. 123 and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards will result in a charge to operations that will be measured at fair value on the awards grant date, based on the estimated number of awards expected to vest over the service period. During the three months ended December 31, 2006, the Company granted 150,000 stock options with a fair value of $96,400. No charge was recorded in the quarter ended December 31, 2006 as the expense incurred during the period associated with this grant was nominal. During the three months ended December 31, 2007, the Company did not grant any stock options. A charge of approximately $102,000 and $7,000 was recorded in the three months ended December 31, 2007 and 2006, respectively, relating to the amortization of the fair value associated with stock option grants and restricted stock grants.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Unaudited)

Note 4. Stock Based Compensation  – (continued)

The Black-Scholes option valuation model is used to estimate the fair value of the options granted. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. For example, the expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the options granted. Options issued under the Company’s option plans have characteristics that differ from traded options. In management’s opinion, this valuation model does not necessarily provide a reliable single measure of the fair value of its employee stock options. Principal assumptions used in applying the Black-Scholes model along with the results from the model were as follows:

2006
Assumptions:
Risk-free interest rate	4.40%
Expected life, in years	3.0
Expected volatility	122%

A summary of the stock option activity as of December 31, 2007, and changes during the three month period then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2007	2,007,000	$1.62	3.64	$2,359,000
Granted	—	—	—	—
Expired	—	—	—	—
Outstanding at December 31, 2007	2,007,000	$1.62	3.39	$1,857,000
Exerciseable at December 31, 2007	1,207,000	$1.37	2.73	$1,430,000

As of December 31, 2007, there was $958,000 of total unrecognized deferred compensation costs related to share-based compensation arrangements. The Company expects that future forfeitures will be diminimus.

A summary of the status of the Company’s nonvested shares as of December 31, 2007, and changes during the three month period then ended is presented below:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Nonvested at September 30, 2007	900,000	$0.95
Granted	—
Vested	(100,000)	$0.74
Expired	—
Nonvested at December 31, 2007	800,000	$0.97

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Unaudited)

Note 5. Securities Owned and Securities Sold, But Not Yet Purchased

The following table shows the quoted market values of securities owned by the Company, and securities sold but not yet purchased by the Company, as of December 31, 2007:

	Securities Owned	Securities Sold, But Not Yet Purchased
Corporate stocks	$1,046,000	$27,000
Corporate bonds	19,000	—
Government obligations	35,000	305,000
	$1,100,000	$332,000

Note 6. Contingencies

In September 2006, the former chairman and chief executive officer of the Company, Steven A. Rothstein, commenced an arbitration against the current chairman and chief executive officer of the Company, Mark Goldwasser, in the matter Rothstein et al. vs. Goldwasser, FINRA No. 06-04000. Rothstein is alleging fraud and inequitable conduct relating to his attempts to sell his investment in the Company in calendar year 2001, and is seeking approximately $5,750,000 in damages. The Company is indemnifying Mr. Goldwasser in this action. The Company and Mr. Goldwasser believe this action is without merit, and intend to vigorously defend this action. As of December 31, 2007, the outcome of this arbitration is not determinable and accordingly the Company has not established a provision for this matter.

The Company is a defendant in various other arbitrations and administrative proceedings, lawsuits and claims seeking in the aggregate damages of approximately $350,000. The Company believes such claims are substantially without merit, and estimates that its liability, primarily for attorney representation, will be less than $100,000 (exclusive of unspecified punitive damages related to certain claims and inclusive of expected insurance coverage). These matters arise in the normal course of business. The Company intends to vigorously defend itself in these actions, and believes that the eventual outcome of these matters will not have a material adverse effect on the Company. However, the ultimate outcome of these matters cannot be determined at this time. The amounts related to such matters that are reasonably estimable and which have been accrued at December 31, 2007 and 2006, is $124,000 and $762,000 (primarily legal fees), respectively, and have been included in “Accounts Payable, Accrued Expenses and Other Liabilities” in the accompanying consolidated statements of financial condition. Approximately $575,000 of the accrued legal fees at December 31, 2006 related to the settlement of certain arbitrations. The Company has included in “Professional fees” litigation and FINRA related expenses of $315,000 and $789,000 for the first quarter of fiscal year 2008 and 2007, respectively.

Note 7. Dividends on Convertible Preferred Stock

The holders of the Company’s Series A convertible preferred stock, that are convertible into the Company’s common stock at $1.25 per share, are entitled to receive dividends on a quarterly basis at a rate of 9% per annum, per share. Such dividends are cumulative and accumulate whether or not declared by the Company’s Board of Directors, but are payable only when and if declared by the Company’s Board of Directors. In the quarter ended December 31, 2007, the Company accumulated $85,000 of dividends on its Series A preferred stock, and at December 31, 2007, the total amount of accumulated dividends on the Company’s 37,550 issued and outstanding shares of Series A preferred stock was approximately $255,000.

Note 8. Loss Per Common Share

Basic income (loss) per share is computed on the basis of the weighted average number of common shares outstanding. Diluted income (loss) per share is computed on the basis of the weighted average number

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Unaudited)

Note 8. Loss Per Common Share  – (continued)

of common shares outstanding plus the potential dilution that would occur if securities or other contracts to issue common shares were exercised or converted.

For the three-month period ended December 31, 2007, 5,761,000 common share equivalents were excluded from the calculation of diluted net loss per share because their inclusion would have been anti-dilutive. For the three-month period ended December 31, 2006, 7,829,644 common share equivalents were excluded from the calculation of diluted net loss per share because their inclusion would have been anti-dilutive.

The following table sets forth the common share equivalents that were excluded from the calculation:

	Three Months Ended
	December 31, 2007	December 31, 2006
Stock options	2,007,000	1,082,000
Warrants	750,000	1,589,031
Assumed conversion of:
Series A Preferred Stock	3,004,000	2,825,280
Series B Preferred Stock	—	1,333,333
Notes	—	1,000,000
Dilutive potential common shares	5,761,000	7,829,644

Note 9. Accounts Payable, Accrued Expenses and Other Liabilities

Accounts payable, accrued expenses and other liabilities as of December 31, 2007 and September 30, 2007, respectively, consist of the following:

	December 31, 2007	September 30, 2007
Commissions payable	$3,246,000	$5,128,000
Deferred clearing fee credits	773,000	828,000
Telecommunications vendors payable	301,000	366,000
Legal payable	153,000	84,000
Deferred rent payable	271,000	133,000
Other vendors	1,184,000	1,368,000
Total	$5,928,000	$7,907,000

Note 10. Net Capital Requirements

National Securities, as a registered broker-dealer, is subject to the SEC’s Uniform Net Capital Rule 15c3-1 that requires the maintenance of minimum net capital. National Securities has elected to use the alternative standard method permitted by the rule. This requires that National Securities maintain minimum net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which National Securities is a market maker. At December 31, 2007, National Securities’ net capital exceeded the requirement by $1,183,000.

Advances, dividend payments and other equity withdrawals from the Company’s subsidiary are restricted by the regulations of the SEC and other regulatory agencies. These regulatory restrictions may limit the amounts that a subsidiary may dividend or advance to the Company.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Unaudited)

Note 11. Liquidity

The Company has historically satisfied its capital needs with cash generated from operations or from financing activities. The Company believes that it will have sufficient funds to maintain its current level of business activities during fiscal year 2008. If market conditions should weaken, the Company would need to consider curtailing certain of its business activities, reducing its fixed overhead costs and/or seek additional sources of financing.

Note 12. Merger Agreement

In November 2007, the Company entered into a definitive merger agreement with vFinance, Inc., a publicly traded company with two wholly owned subsidiaries which are also registered broker-dealers with a similar business to National Securities. The merger agreement is subject to numerous conditions, including: execution of definitive transaction documents, compliance with state and federal securities laws and regulations, the completion of an equity financing with gross proceeds of at least $3.0 million, and corporate, shareholder and regulatory approvals. However, n o assurance can be given that the Company will consummate the merger with vFinance, Inc.

The Company has capitalized approximately $162,000 of costs associated with this merger that have been included in “Other Assets” in the condensed consolidated statements of financial condition as of December 31, 2007. Upon the completion of the merger these costs will be included as part of the purchase price, and if the merger is not consummated the Company will record a charge to operations.

Note 13. Subsequent Event

On March 31, 2008, the Company entered into a 10% convertible promissory note for $3,000,000 and a warrant to purchase 375,000 shares of common stock. The note is convertible at a conversion price of $2.00 per share. The warrant has an exercise price of $2.50 and has a life of 5 years.

In connection with the 10% convertible promissory note, the Company entered into a Registration Rights Agreement with the note holder. The Company has agreed to use its best efforts to register (i) the shares of common stock that are issuable upon conversion of the 10% convertible promissory note and (ii) the shares of common stock issuable upon exercise of the warrant. The Company is required to prepare and file with the SEC a registration statement upon the earlier of (i) 90 days following the consummation or termination of the Company's proposed merger with vFinance, Inc. or (ii) November 15, 2008 and shall use commercially reasonable efforts to have the registration statement declared effective within 180 days following the consummation or termination of the Company's proposed merger with vFinance, Inc. If the registration statement is not filed or declared effective by the SEC prior to such dates, then, on each 30 day period the interest rate of the 10% convertible promissory note shall increase by 1% per annum until the registration statement is declared effective, but in no event shall the interest rate of the note exceed 15% per annum.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
National Holdings Corporation

We have audited the accompanying consolidated statements of financial condition of National Holdings Corporation and Subsidiaries (the “Company”) as of September 30, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Holdings Corporation and Subsidiaries as of September 30, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP

New York, New York
November 30, 2007

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2007	September 30, 2006
ASSETS
Cash	$4,957,000	$1,441,000
Deposits with clearing organizations	402,000	300,000
Receivables from broker-dealers and clearing organizations	4,739,000	3,548,000
Other receivables, net of allowance for uncollectible accounts of $467,000 at September 30, 2007 and 2006, respectively	784,000	380,000
Advances to registered representatives	4,010,000	1,556,000
Securities owned
Marketable, at market value	1,191,000	475,000
Non-marketable, at fair value	—	402,000
Fixed assets, net	304,000	305,000
Secured demand note	500,000	1,000,000
Other assets	396,000	300,000
Total assets	$17,283,000	$9,707,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Payable to broker-dealers and clearing organizations	$1,115,000	$113,000
Securities sold, but not yet purchased, at market	77,000	162,000
Accounts payable, accrued expenses and other liabilities	7,907,000	3,943,000
Convertible notes payable, net of debt discount of $159,000 at September 30, 2006	—	841,000
Notes payable, net of debt discounts of $138,000 and $45,000 at September 30, 2007 and 2006, respectively	862,000	805,000
Total liabilities	9,961,000	5,864,000
Subordinated borrowings	500,000	1,000,000
Commitments and contingencies (notes 15 and 16)	—	—
Stockholders’ equity
Preferred stock, $.01 par value, 200,000 shares authorized; 50,000 shares designated as Series A and 20,000 shares designated as Series B	—	—
Series A 9% cumulative convertible preferred stock, $.01 par value, 50,000 shares authorized; 37,550 shares issued and outstanding (liquidation preference: $3,755,000) at September 30, 2007 and 35,316 shares issued and outstanding (liquidation preference: $3,531,600) at September 30, 2006	—	—
Series B 10% cumulative convertible preferred stock, $.01 par value, 20,000 shares authorized; 0 shares issued and outstanding at September 30, 2007 and 10,000 shares issued and outstanding (liquidation preference: $1,000,000) at September 30, 2006	—	—
Common stock, $.02 par value, 30,000,000 shares authorized; 8,602,628 and 5,223,968 shares issued and outstanding, at September 30, 2007 and 2006, respectively	172,000	104,000
Additional paid-in capital	19,919,000	16,956,000
Accumulated deficit	(13,269,000)	(14,217,000)
Total stockholders’ equity	6,822,000	2,843,000
Total liabilities and stockholders’ equity	$17,283,000	$9,707,000

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	September 30, 2007	September 30, 2006	September 30, 2005
Revenues
Commissions	$39,237,000	$32,140,000	$33,134,000
Net dealer inventory gains	15,729,000	7,838,000	5,710,000
Investment banking	9,097,000	11,323,000	528,000
Total commission and fee revenues	64,063,000	51,301,000	39,372,000
Interest and dividends	2,824,000	2,891,000	2,739,000
Transfer fees and clearing services	4,075,000	3,336,000	3,097,000
Other	1,857,000	1,199,000	522,000
	72,819,000	58,727,000	45,730,000
Expenses
Commissions and fees	52,271,000	42,276,000	32,838,000
Employee compensation and related expenses	7,464,000	5,835,000	5,010,000
Clearing fees	1,745,000	1,538,000	432,000
Communications	1,719,000	1,748,000	1,670,000
Occupancy and equipment costs	2,996,000	2,805,000	2,886,000
Professional fees	2,266,000	1,213,000	1,520,000
Interest	531,000	494,000	448,000
Taxes, licenses, registration	666,000	617,000	344,000
Other administrative expenses	1,789,000	1,606,000	1,765,000
	71,447,000	58,132,000	46,913,000
Net income (loss)	1,372,000	595,000	(1,183,000)
Preferred stock dividends	(409,000)	(381,000)	(290,000)
Net income (loss) attributable to common stockholders	$963,000	$214,000	$(1,473,000)
Income (loss) per common share
Basic:
Net income (loss) attributable to common stockholders	$0.16	$0.04	$(0.29)
Diluted:
Net income (loss) attributable to common stockholders	$0.13	$0.04	$(0.29)
Weighted average number of shares outstanding:
Basic	6,042,646	5,146,422	5,024,643
Diluted	9,669,531	5,278,299	5,024,643

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended September 30, 2007, September 30, 2006 and September 30, 2005

	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, September 30, 2004	31,177	$—	4,984,332	$100,000	$14,790,000	$(12,961,000)	$1,929,000
Issuance of series A preferred stock dividends	2,143	—	—	—	322,000	(322,000)	—
Exercise of warrants	—	—	21,546	—	19,000	—	19,000
Issuance of restricted common stock:
Settlement of arbitration	—	—	40,000	1,000	39,000	—	40,000
Warrants issued in connection with debt	—	—	—	—	125,000	—	125,000
Net loss	—	—	—	—	—	(1,183,000)	(1,183,000)
Balance, September 30, 2005	33,320	—	5,045,878	101,000	15,295,000	(14,466,000)	930,000
Issuance of series A preferred stock dividends	1,996	—	—	—	300,000	(300,000)	—
Payment of series B preferred stock dividends	—	—	—	—	—	(46,000)	(46,000)
Issuance of restricted common stock:
From private placement	—	—	159,090	3,000	170,000	—	173,000
Employee bonuses	—	—	19,000	—	12,000	—	12,000
Issuance of series B preferred stock	10,000	—	—	—	972,000	—	972,000
Warrants issued in connection with debt	—	—	—	—	187,000	—	187,000
Amortization of deferred compensation	—	—	—	—	20,000	—	20,000
Net income	—	—	—	—	—	595,000	595,000
Balance, September 30, 2006	45,316	—	5,223,968	104,000	16,956,000	(14,217,000)	2,843,000
Issuance of series A preferred stock dividends	2,537	—	—	—	317,000	(317,000)	—
Payment of series B preferred stock dividends	—	—	—	—	—	(107,000)	(107,000)
Exercise of warrants	—	—	976,674	19,000	1,291,000	—	1,310,000
Exercise of stock options	—	—	20,000	—	14,000	—	14,000
Conversion of series A preferred stock	(303)	—	24,240	1,000	(1,000)	—	—
Conversion of series B preferred stock	(10,000)	—	1,333,333	27,000	(27,000)	—	—
Conversion of notes	—	—	1,024,413	21,000	1,003,000	—	1,024,000
Warrants issued in connection with debt	—	—	—	—	194,000	—	194,000
Amortization of deferred compensation	—	—	—	—	172,000	—	172,000
Net income	—	—	—	—	—	1,372,000	1,372,000
Balance, September 30, 2007	37,550	$—	8,602,628	$172,000	$19,919,000	$(13,269,000)	$6,822,000

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	September 30, 2007	September 30, 2006	September 30, 2005
Cash flows from operating activities
Net income (loss)	$1,372,000	$595,000	$(1,183,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	148,000	162,000	145,000
Amortization of deferred financing costs	30,000	4,000	—
Amortization of note discount	262,000	189,000	163,000
Compensatory element of common stock issuance	—	12,000	—
Compensatory element of restricted common stock grant	5,000	—	—
Compensatory element of common stock option issuances	167,000	19,000	—
Provision for doubtful accounts	—	25,000	150,000
Issuance of common stock in settlement of arbitration	—	—	40,000
Changes in assets and liabilities
Deposits with clearing organizations	(102,000)	—	695,000
Receivables from broker-dealers, clearing organizations and others	(4,049,000)	(42,000)	829,000
Securities owned: marketable, at market value	(716,000)	(309,000)	(17,000)
Securities owned: non-marketable, at fair value	402,000	(402,000)	—
Other assets	(104,000)	104,000	101,000
Payables	4,987,000	(111,000)	(737,000)
Securities sold, but not yet purchased, at market	(85,000)	118,000	11,000
Net cash provided by operating activities	2,317,000	364,000	197,000
Cash flows from investing activities
Purchase of fixed assets	(147,000)	(217,000)	(94,000)
Net cash used in investing activities	(147,000)	(217,000)	(94,000)
Cash flows from financing activities
Net proceeds from issuance of common stock and warrants	—	173,000	—
Net proceeds from issuance of preferred stock	—	972,000	—
Net proceeds from issuance of convertible notes payable	—	1,000,000	—
Net proceeds from issuance of notes payable and warrants	1,000,000	—	—
Cash payment of deferred financing costs	(22,000)	(28,000)	—
Payment of notes payable	(850,000)	(1,175,000)	(75,000)
Dividends paid	(107,000)	(46,000)	—
Exercise of stock options	14,000	—	—
Exercise of warrants	1,311,000	—	19,000
Net cash provided by (used in) financing activities	1,346,000	896,000	(56,000)
Net increase in cash	3,516,000	1,043,000	47,000
Cash balance
Beginning of the year	1,441,000	398,000	351,000
End of the year	$4,957,000	$1,441,000	$398,000
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$555,000	$501,000	$450,000
Series B preferred stock dividends	$107,000	$46,000	$—
Supplemental disclosures of noncash investing and financing activities
Warrants issued in connection with debt	$194,000	$187,000	$125,000
Series A preferred stock dividends	$317,000	$300,000	$322,000
Common stock issued to holders of convertible notes	$1,024,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

1. Organization

National Holdings Corporation (“National Holdings” or the “Company”), a Delaware corporation organized in 1996, is a financial services organization, operating primarily through its wholly owned subsidiary, National Securities Corporation (“National Securities”), a Washington corporation organized in 1947. National Securities conducts a national securities brokerage business through its main offices in Seattle, Washington and New York, New York. The Company’s business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate finance services. National Securities is an introducing broker and clears all transactions through clearing organizations on a fully disclosed basis. On March 15, 2006, the Company changed its name from “Olympic Cascade Financial Corporation” to “National Holdings Corporation.”

National Holdings formed a new wholly owned subsidiary, National Insurance Corporation, a Washington corporation (“National Insurance”) in the third quarter of fiscal year 2006. National Insurance provides fixed insurance products to its clients, including life insurance, disability insurance, long term care insurance and fixed annuities. National Insurance commenced business operations during the second quarter of fiscal year 2007 that have been diminimus.

During fiscal year 2007, National Holdings formed three additional wholly owned subsidiaries: National Securities Futures Corporation (“National Futures”), National Holdings Mortgage Corporation (“National Mortgage”), and National Group Benefits Corporation (“National Group Benefits”), each a Washington corporation. None of these three corporations have commenced active business operations.

2. Summary of Significant Accounting Policies

(a)	Principles of Consolidation — The consolidated financial statements include the accounts of National Holdings and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.
(b)	Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
(c)	Revenue Recognition — Customer security transactions and the related commission income and expense are recorded as of the trade date. Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing financial advisory services. Investment banking management fees are recorded on the offering date, sales concessions on the settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable. Customers who are financing their transaction on margin are charged interest. The Company’s margin requirements are in accordance with the terms and conditions mandated by its clearing firms, National Financial Services LLC (“NFS”), Penson Financial Services, Inc. (“Penson”) and Legent Clearing LLC (“Legent”). The interest is billed on the average daily balance of the margin account.

Net dealer inventory gains result from securities transactions entered into for the account and risk of the Company. Net dealer inventory gains are recorded on a trade date basis. Transfer fees are charged for each customer’s security transaction, and are recognized as of the trade date. Investment advisory fees are account management fees for high net worth clients based on the amount of the assets under management. These fees are billed quarterly and recognized at such time that the service is performed and collection is probable.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

2. Summary of Significant Accounting Policies  – (continued)

The Company generally acts as an agent in executing customer orders to buy or sell listed and over-the-counter securities in which it does not make a market, and charges commissions based on the services the Company provides to its customers. In executing customer orders to buy or sell a security in which the Company makes a market, the Company may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. The Company may also act as agent and execute a customer’s purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. Mark-ups, mark-downs and commissions are generally priced competitively based on the services it provides to its customers. In each instance the commission charges, mark-ups or mark-downs, are in compliance with guidelines established by the FINRA.

(d)	Cash and Cash Equivalents — The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents. As of September 30, 2007, cash includes $5,000 of restricted cash.
(e)	Fixed Assets — Fixed assets are recorded at cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. Maintenance and repairs are charged to expense as incurred; costs of major additions and betterments that extend the useful life of the asset are capitalized. When assets are retired or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.
(f)	Income Taxes — The Company recognizes deferred tax assets and liabilities based on the difference between the financial statements carrying amounts and the tax basis of assets and liabilities, using the effective tax rates in the years in which the differences are expected to reverse. A valuation allowance related to deferred tax assets is also recorded when it is more likely than not that some or all of the deferred tax asset may not be realized.
(g)	Investment in Limited Partnership — The Company accounts for its investment in the limited partnership in accordance with the equity method of accounting. Such asset has been included in other assets in the accompanying consolidated statements of financial condition. The Company has an investment in the limited partnership for which the carrying value is $0 at September 30, 2007.
(h)	Fair Value of Financial Instruments — The carrying amounts reported in the balance sheet for cash, receivables, accounts payable, accrued expenses and other liabilities approximates fair value based on the short-term maturity of these instruments.
(i)	Impairment of Long-Lived Assets — The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At September 30, 2007, the Company has determined that there has been no impairment of its long-lived assets.
(j)	Common Stock Purchase Warrants — The Company accounts for the issuance of common stock purchase warrants issued in connection with capital financing transactions in accordance with the provisions of Emerging Issues Task Force Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

2. Summary of Significant Accounting Policies  – (continued)

occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

The Company assessed the classification of its derivative financial instruments as of September 30, 2007, which consist of common stock purchase warrants, and determined that such derivatives meet the criteria for equity classification under EITF 00-19.

(k)	Convertible Instruments — The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19.

SFAS 133 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments in accordance with EITF 00-19. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of SFAS 133. SFAS 133 and EITF 00-19 also provide an exception to this rule when the host instrument is deemed to be conventional (as that term is described in the implementation guidance to SFAS 133 and further clarified in EITF 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in EITF 00-19).

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with the provisions of EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features,” (“EITF 98-5”) and EITF 00-27 “Application of EITF 98-5 to Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

The Company evaluated the conversion option embedded in the convertible preferred stock and determined, in accordance with the provisions of these statements, that such conversion option does not meet the criteria requiring bifurcation of these instruments. The characteristics of the common stock that is issuable upon a holder’s exercise of the conversion option embedded in the convertible preferred stock are deemed to be clearly and closely related to the characteristics of the preferred shares (as that term is clarified in paragraph 61.l. of the implementation guidance included in Appendix A of SFAS 133). Additionally, the Company’s conversion options, if free standing, would not be considered derivatives subject to the accounting guidelines prescribed under SFAS 133.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

2. Summary of Significant Accounting Policies  – (continued)

(l)	Net Income (Loss) per Common Share — Basic net income (loss) per share is computed on the basis of the weighted average number of common shares outstanding. Diluted net income (loss) per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted.

	Years Ended
	September 30, 2007	September 30, 2006	September 30, 2005
Numerator:
Net income (loss)	$1,372,000	$595,000	$(1,183,000)
Preferred stock dividends	(409,000)	(381,000)	(290,000)
Numerator for basic earnings per share – net income (loss) attributable to common stockholders – as reported	963,000	214,000	(1,473,000)
Effect of dilutive securities:
Series A preferred stock	327,000	—	—
Numerator for diluted earnings per share – net income (loss) attributable to common stockholders – as adjusted	$1,290,000	$214,000	$(1,473,000)
Denominator:
Denominator for basic earnings per share – weighted average shares	6,042,646	5,146,422	5,024,643
Effect of dilutive securities:
Assumed conversion of Series A preferred stock	3,004,000	—	—
Stock options	366,712	36,520	—
Warrants	256,173	95,357	—
Dilutive potential common shares	3,626,885	131,877	—
Denominator for diluted earnings per share – adjusted weighted-average shares and assumed conversions	9,669,531	5,278,299	5,024,643
Net income (loss) available to common stockholders
Basic:	$0.16	$0.04	$(0.29)
Diluted:	$0.13	$0.04	$(0.29)

For the fiscal year ended September 30, 2006, 5,158,613 shares attributable to the outstanding Series A and B Preferred Stock and convertible notes were excluded from the calculation of diluted net income per share because their inclusion would have been anti-dilutive. For the fiscal year ended September 30, 2005, 5,357,278 shares attributable to outstanding Series A Preferred Stock, stock options and warrants were excluded from the net loss per share because their inclusion would have been anti-dilutive.

(m)	Stock-Based Compensation — Prior to October 1, 2005, the Company accounted for employee stock transactions in accordance with Accounting Principle Board, APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company had adopted the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting For Stock-Based Compensation.”

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

2. Summary of Significant Accounting Policies  – (continued)

Effective October 1, 2005, the Company adopted FASB Statement of Financial Accounting Standard (“SFAS”) No. 123R “Share Based Payment.” This statement is a revision of SFAS Statement No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards will result in a charge to operations that will be measured at fair value on the awards grant date, based on the estimated number of awards expected to vest over the service period. During fiscal years 2007 and 2006, the Company granted 1,120,000 and 170,000 stock options, respectively, with a fair value of approximately $1,052,000 and $88,000, respectively. A charge of $167,000 and $20,000 was recorded in fiscal years 2007 and 2006, respectively, relating to the amortization of the fair value associated with these grants.

Additionally in fiscal year 2007, the Company granted 50,000 shares of restricted stock with a fair value of $111,000. The fair value of the grant will be charged to the statement of operations over the four-year vesting period. During the fiscal year ended September 30, 2007 the Company recognized a charge of $5,000 for the amortization of this grant. During the fiscal year ended September 30, 2006, the Company issued 19,000 shares of common stock with a fair value of $12,000 to certain employees. The charge has been included in the statement of operations during the respective period.

For fiscal year 2005 the Company applied APB Opinion No. 25, “Accounting for Stock Issued to Employees.” As required under SFAS No. 148, “Accounting for Stock-based Compensation — Transition and Disclosure,” the following table presents pro forma net income and basic and diluted earnings per share as if the fair value-based method had been applied to all awards during that year.

Year Ended September 30, 2005
Net loss attributable to common stockholders – as reported	$(1,473,000)
Stock-based employee compensation cost determined under fair value method, net of tax effects	(869,000)
Net loss attributable to common stockholders – pro forma	$(2,342,000)
Loss per share
Basic loss per share:
Net loss attributable to common stockholders – as reported	$(0.29)
Per share stock-based employee compensation cost determined under fair value method, net of tax effects	(0.17)
Net loss attributable to common stockholders – pro forma	$(0.46)
Diluted loss per share:
Net loss attributable to common stockholders – as reported	$(0.29)
Per share stock-based employee compensation cost determined under fair value method, net of tax effects	(0.17)
Net loss attributable to common stockholders – pro forma	$(0.46)

The Black-Scholes option valuation model was used to estimate the fair value of the options granted during the fiscal years ended September 30, 2007, 2006 and 2005. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. For example, the expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the options granted. Options issued under the Company’s option plans

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

2. Summary of Significant Accounting Policies  – (continued)

have characteristics that differ from traded options. In the Company’s opinion, this valuation model does not necessarily provide a reliable single measure of the fair value of its employee stock options. The principal assumptions used in applying the Black-Scholes model along with the results from the model were as follows:

	Years Ended
	September 30, 2007	September 30, 2006	September 30, 2005
Assumptions:
Risk-free interest rate	4.40%	4.40%	3.15%
Expected life, in years	3.0	3.0	5.0
Expected volatility	83%	88%	135%

As of September 30, 2007, there was $1,060,000 of total unrecognized deferred compensation costs related to share-based compensation arrangements. The Company expects that future forfeitures will be diminimus.

A summary of the status of the Company’s nonvested shares as of September 30, 2007, and changes during the fiscal year then ended is presented below:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Nonvested at September 30, 2006	75,000	$0.33
Granted	945,000	$0.96
Vested	(120,000)	$0.65
Expired	0	$—
Nonvested at September 30, 2007	900,000	$0.95
(n)	Concentrations of Credit Risk — The Company is engaged in trading and providing a broad range of securities brokerage and investment services to a diverse group of retail and institutional clientele, as well as corporate finance and investment banking services to corporations and businesses. Counterparties to the Company’s business activities include broker-dealers and clearing organizations, banks and other financial institutions. The Company uses clearing brokers to process transactions and maintain customer accounts on a fee basis for the Company. The Company uses three clearing brokers for substantially all of its business. The Company permits the clearing firms to extend credit to its clientele secured by cash and securities in the client’s account. The Company’s exposure to credit risk associated with the non-performance by its customers and counterparties in fulfilling their contractual obligations can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to the Company. The Company has agreed to indemnify the clearing brokers for losses they incur while extending credit to the Company’s clients. It is the Company’s policy to review, as necessary, the credit standing of its customers and each counterparty. Amounts due from customers that are considered uncollectible by the clearing broker are charged back to the Company by the clearing broker when such amounts become determinable. Upon notification of a charge back, such amounts, in total or in part, are then either (i) collected from the customers, (ii) charged to the broker initiating the transaction and included in other receivables in the accompanying consolidated statements of financial condition, and/or (iii) charged as an expense in the accompanying consolidated statements of financial condition, based on the particular facts and circumstances.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

2. Summary of Significant Accounting Policies  – (continued)

The Company maintains cash with major financial institutions. The Federal Deposit Insurance Corporation (“FDIC”) insures up to $100,000 at each institution. At times such amounts may exceed the FDIC limits. At September 30, 2007 the uninsured cash bank balance was $4,979,000. The Company believes it is not exposed to any significant credit risks for cash.

(o)	Other Receivables — The Company extends unsecured credit in the normal course of business to its registered representatives. The determination of the amount of uncollectible accounts is based on the amount of credit extended and the length of time each receivable has been outstanding, as it relates to each individual registered representative. The allowance for doubtful accounts reflects the amount of loss that can be reasonably estimated by management, and is included in other expenses in the accompanying consolidated statements of operations.
(p)	Advances to Registered Representatives — Advances are given to certain registered representatives as an incentive for their affiliation with National Securities. The representative signs an independent contractor agreement with National Securities for a specified term, typically a three-year period. The advance is then amortized on a straight-line basis over the amount of time the representative is obligated to be affiliated with National Securities, and is included in commissions expense in the accompanying consolidated statements of operations. In the event a representative’s affiliation with National Securities terminates prior to the fulfillment of their contract, the representative is required to repay the unamortized balance.
(q)	Securities Owned — Marketable securities which consist of publicly traded unrestricted common stock and bonds are valued at the closing price on the valuation date. Non-marketable securities which consist of non-tradable warrants exercisable into freely trading common stock of public companies are carried at fair value as determined in good faith by management.
(r)	Other Assets — Other assets consist primarily of pre-paid expenses and lease deposits.
(s)	Recently Issued Accounting Standards — In July 2006, the FASB released Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and reporting for uncertainty in income tax law. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The provisions of FIN 48 are effective for the Company for its fiscal year commencing October 1, 2007. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to accumulated deficit as of the beginning of the period of adoption. The Company is evaluating the impact that the adoption of this pronouncement will have on the consolidated financial position, results of operations, or cash flows of the Company.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. The FASB has indicated it believes that SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.

SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS No. 107,

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

2. Summary of Significant Accounting Policies  – (continued)

“Disclosures about Fair Value of Financial Instruments.” SFAS 159 is effective for the Company as of the beginning of fiscal year 2009. The adoption of this pronouncement is not expected to have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2006, the FASB approved FASB Staff Position (FSP) No. EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. The guidance in FSP EITF 00-19-2 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, and FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, to include scope exceptions for registration payment arrangements.

FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance date of this FSP, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years, for registration payment arrangements entered into prior to the issuance date of this FSP. The adoption of this pronouncement is not expected to have an impact on the Company’s consolidated financial position, results of operations or cash flows.

3. Clearing Agreements

In June 2004, National Securities entered into an agreement with Fiserv Securities, Inc. (“Fiserv”) to clear its brokerage business. The conversion from First Clearing Corporation, its former clearing firm, to Fiserv was completed in the first week of October 2004. As part of this transaction, Fiserv provided National Securities with an $800,000 conversion assistance payment, $250,000 of which was paid upon execution of the clearing agreement, $250,000 of which was paid in August 2004, and $300,000 of which was paid in October 2004. Such amounts were recorded as a reduction in clearing fees expense in the respective periods.

In March 2005, NFS acquired the clearing business of Fiserv. In April 2005, National Securities entered into a clearing agreement with NFS that became effective in June 2005. As part of this transaction, NFS provided National Securities with a $1.0 million conversion fee credit to reimburse the Company for the transitional, incremental costs incurred by National Securities relating to the conversion of its clearing business to NFS. National Securities was paid $250,000 in May 2005, and the remaining $750,000 was paid in July 2005. Such amounts were recorded as a reduction in clearing fees expense (in accordance with EITF 01-9 “Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor’s Products)”) in the respective periods.

In the first quarter of fiscal year 2007, NFS paid National Securities a $750,000 general business credit that is being amortized over an eight year period ending November 2014, corresponding with the expiration date of the clearing agreement. In the second quarter of fiscal year 2007, NFS provided National Securities a $250,000 clearing fee waiver that is being amortized over a two year period ending December 2008, corresponding with the time period that certain performance standards were to be achieved. The clearing agreement includes a termination fee if National Securities terminates the agreement without cause. In June 2005, National Securities entered into a clearing agreement with Penson for the purpose of providing clearing services that are not provided by NFS. Additionally, in June 2007, National Securities entered into a clearing

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

3. Clearing Agreements  – (continued)

agreement with Legent for the purpose of providing clearing services that are not provided by NFS and to maintain a pre-existing clearing relationship for brokers newly associated with National Securities. The Company believes that the overall effect of its clearing relationships has been beneficial to the Company’s cost structure, liquidity and capital resources.

4. Broker-Dealers and Clearing Organizations Receivables and Payables

At September 30, 2007 and 2006 the receivables of $4,739,000 and $3,548,000, respectively, from broker-dealers and clearing organizations represent net amounts due for fees and commissions. At September 30, 2007 and 2006, the amounts payable to broker-dealers and clearing organizations of $1,115,000 and $113,000, respectively, represent amounts payable for inventory purchases on behalf of the Company and its customers.

5. Other Receivables

An analysis of other receivables and the allowance for uncollectible accounts on such receivables, for the fiscal years ended September 30, 2005, 2006 and 2007 is as follows:

	Other Receivables	Allowance	Net Receivables
Balance, September 30, 2004	$1,739,000	$(850,000)	$889,000
Additions	110,000	—	110,000
Collections	(364,000)	—	(364,000)
Provision	—	(150,000)	(150,000)
Write-offs	(632,000)	632,000	—
Balance, September 30, 2005	853,000	(368,000)	485,000
Additions	343,000	—	343,000
Collections	(349,000)	—	(349,000)
Provision	—	(99,000)	(99,000)
Balance, September 30, 2006	847,000	(467,000)	380,000
Additions	513,000	—	513,000
Collections	(109,000)	—	(109,000)
Provision	—	—	—
Balance, September 30, 2007	$1,251,000	$(467,000)	$784,000

6. Advances to Registered Representatives

An analysis of advances to registered representatives for the fiscal years ended September 30, 2006 and 2007 is as follows:

Balance, September 30, 2005	$1,653,000
Advances	1,184,000
Amortization of advances	(1,281,000)
Balance, September 30, 2006	1,556,000
Advances	3,860,000
Amortization of advances	(1,406,000)
Balance, September 30, 2007	$4,010,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

6. Advances to Registered Representatives  – (continued)

The unamortized advances outstanding at September 30, 2007, 2006 and 2005 attributable to registered representatives who ended their affiliation with National Securities prior to the fulfillment of their obligation was $134,000, $32,000 and $44,000, respectively.

7. Securities Owned and Securities Sold, But Not Yet Purchased, at Market

The following table shows the market values of the Company’s securities owned and securities sold, but not yet purchased as of September 30, 2007 and 2006, respectively:

	September 30, 2007		September 30, 2006
	Securities Owned	Securities Sold, But Not Yet Purchased	Securities Owned	Securities Sold, But Not Yet Purchased
Corporate stocks	$972,000	$—	$459,000	$162,000
Government obligations	219,000	77,000	16,000	—
	$1,191,000	$77,000	$475,000	$162,000

Securities sold, but not yet purchased commit the Company to deliver specified securities at predetermined prices. The transactions may result in market risk since, to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected in the consolidated statements of financial condition.

Securities owned, non-marketable, which consist of warrants that are not exercisable into freely trading common stock of public companies, totaled $0 and $402,000 as of September 30, 2007 and 2006, respectively.

8. Fixed Assets

Fixed assets as of September 30, 2007 and 2006, respectively, consist of the following:

	September 30, 2007	September 30, 2006	Estimated Useful Lives
Office machines	$138,000	$138,000	5 years
Furniture and fixtures	186,000	160,000	5 years
Telephone system	34,000	34,000	5 years
Electronic equipment	699,000	596,000	3 years
Leasehold improvements	280,000	262,000	Lesser of terms of leases or useful lives
	1,337,000	1,190,000
Less accumulated depreciation and amortization	(1,033,000)	(885,000)
Fixed assets – net	$304,000	$305,000

Depreciation and amortization expense for the years ended September 30, 2007, 2006 and 2005 was $148,000, $162,000 and $145,000, respectively.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

9. Other Assets

Other assets as of September 30, 2007 and 2006, respectively, consist of the following:

	September 30, 2007	September 30, 2006
Pre-paid expenses	$292,000	$203,000
Deposits	38,000	38,000
Deferred financing costs	16,000	24,000
Other	50,000	35,000
Total	$396,000	$300,000

10. Accounts Payable, Accrued Expenses and Other Liabilities

Accounts payable, accrued expenses and other liabilities as of September 30, 2007 and 2006, respectively, consist of the following:

	September 30, 2007	September 30, 2006
Commissions payable	$5,128,000	$1,993,000
Deferred clearing fee credits	828,000	—
Telecommunications vendors payable	366,000	291,000
Legal payable	84,000	325,000
Deferred rent payable	133,000	152,000
Other vendors	1,368,000	1,182,000
Total	$7,907,000	$3,943,000

11. Convertible Notes Payable

In January 2006, the Company completed a financing transaction that included 11% convertible promissory notes in the principal amount of $1,000,000 that were convertible into common stock at a price of $1.00 per share. Under a conversion option contained in the convertible promissory notes the Company was entitled to convert the notes into common stock at any time if the following occur:

•	The closing price of the common stock has equaled or exceeded $2.00 per share for 10 consecutive trading days and the trading volume exceeds 10,000 during that 10 day period or
•	The closing price of the common stock has equaled or exceeded $3.00 per share for 10 consecutive trading days regardless of the trading volume, and
•	The shares of common stock into which the notes are convertible are then covered by an effective registration statement.

The convertible promissory notes were to mature in January 2011. The Company granted 300,000 warrants to acquire shares of common stock to the note holders, and the fair value of the warrants was calculated using the Black-Scholes Option Valuation Model. The Company recorded a debt discount of approximately $187,000 that was charged to interest expense over the life of the debt. Such amortization has been included in “Interest” in the accompanying consolidated financial statements. In June 2007, the Company exercised its conversion option contained in its 11% convertible promissory notes, and issued 1,024,413 shares of its common stock in full payment of the $1,000,000 convertible promissory notes, plus accrued interest. The unamortized debt discount at September 30, 2006 of approximately $159,000 was expensed in fiscal year 2007 as “Interest” in the accompanying consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

11. Convertible Notes Payable  – (continued)

The following table summarizes convertible notes payable at September 30, 2006.

September 30, 2006
11% convertible notes payable	$1,000,000
Less: Deferred debt discount	(159,000)
$841,000

The Company incurred interest expense related to these convertible notes of $262,000 and $111,000 for the fiscal years ended September 30, 2007 and 2006, respectively.

12. Notes Payable

In February 2004, the Company consummated a private offering of its securities to a limited number of accredited investors wherein the Company issued an aggregate of $850,000 of three-year, 10% senior subordinated promissory notes to four unaffiliated parties. The note holders received three-year warrants to purchase an aggregate of 170,000 shares of the Company’s common stock at an exercise price of $1.50 per share, with a fair value of approximately $143,000. The Company amortized the total debt discount of $183,000 over the three-year term of these promissory notes. Such amortization has been included in “Interest” in the accompanying consolidated financial statements. These notes were repaid in full during the fiscal year ended September 30, 2007.

In August 2005, upon the maturity of previously issued notes, the Company and two note holders entered into new note agreements providing for $1.0 million of notes with a maturity date of July 31, 2007, together with warrants having an expiration date of July 31, 2007 to purchase, in the aggregate, 200,000 shares of common stock at a price of $1.25 per share. The Company recorded a debt discount of approximately $130,000 for the fair value of the warrants. The Company amortized the total allocated fair value over the term of the notes. Such amortization has been included in “Interest” in the accompanying consolidated financial statements. The notes had an interest rate of 9%. These notes were repaid in full in January 2006 and the warrants were exercised in July 2007.

In February 2007, the Company completed a financing transaction under which certain investors purchased 10% promissory notes in the principal amount of $1.0 million, with warrants to purchase an aggregate of 250,000 shares of common stock at an exercise price of $1.40 per share. The promissory notes mature in February 2009, and have a stated interest rate of 10% per annum. The fair value of the warrants was calculated using the Black-Scholes Option Valuation Model. The Company recorded a debt discount of approximately $195,000 that is being charged to interest expense over the life of the debt. Such amortization has been included in “Interest” in the accompanying consolidated financial statements.

The following table summarizes notes payable at September 30, 2007 and 2006, respectively:

	September 30, 2007	September 30, 2006
2007 10% promissory notes	$1,000,000	$—
2004 10% promissory notes	—	850,000
	1,000,000	850,000
Less: Deferred debt discount	(138,000)	(45,000)
	$862,000	$805,000

The notes outstanding on September 30, 2007 mature in fiscal year 2009. The Company incurred interest expense related to these notes of $173,000 and $133,000 for the fiscal years ended September 30, 2007 and 2006, respectively.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

13. Secured Demand Note/Subordinated Borrowings

Subordinated borrowings represent a secured demand note that was entered into between National Securities and a related party. National Securities is a registered broker-dealer. The secured demand note was entered into in accordance with the form prescribed by the FINRA, and it is accounted for in accordance with broker-dealer accounting SEC rule 15c3-1d. Accordingly, our balance sheet includes both an asset (“Secured demand note”) and the corresponding liability (“Subordinated borrowings”) in an identical amount. The secured demand note is available to compute net capital under SEC rule 15c3-1. The borrowings are subordinated to the claims of present and future creditors of the Company and cannot be repaid where such repayment will cause the Company to fail to meet its minimum net capital requirements in accordance with SEC rule 15c3-1.

National Securities entered into a secured demand note collateral agreement with an employee of National Securities and a former Director of the Company, to borrow securities that can be used by the Company for collateral agreements. These securities have been pledged through an unrelated broker-dealer, and have a borrowing value totaling $500,000. This note bears interest at 5% per annum with interest paid monthly. In February 2007, upon the maturity of the previously issued note, National Securities and the holder entered into a new $1.0 million secured demand note collateral agreement with a maturity date of March 1, 2008. In May 2007, the Company paid $500,000 of this secured demand note, and the remaining balance of $500,000 is due at maturity. Certain of the securities, totaling $163,000, have been pledged as collateral for security deposits for office leases under two letters of credit. No amounts have been drawn on either of these letters of credit. In addition, $249,000 of such securities are being maintained in a separate account and designated for a security deposit for an office lease. The holder also entered into a warrant agreement to purchase 150,000 shares of common stock at a price of $1.25 per share, with an expiration date of July 31, 2008.

14. Income Taxes

The income tax provision (benefit) consists of:

Years Ended
	September 30, 2007	September 30, 2006	September 30, 2005
Federal income tax provision (benefit)	$—	$—	$—
State income tax provision (benefit)	—	—	—
Change in valuation allowance	—	—	—
	$—	$—	$—

The primary difference between income tax expense at the federal statutory rate and actual tax expense is due to the utilization of net operating loss carryovers. The Company did not record a provision for income taxes due to the utilization of net operating losses.

The income tax provision (benefit) related to income (loss) from continuing operations before income taxes and extraordinary items varies from the federal statutory rate as follows:

	Years Ended
	September 30, 2007	September 30, 2006	September 30, 2005
Statutory federal rate	$524,000	$168,000	$(402,000)
State income taxes net of federal income tax benefit	93,000	30,000	(35,000)
Losses for which no benefit is provided	—	—	437,000
Utilization of net operating loss carryforwards	(617,000)	(198,000)	—
	$—	$—	$—

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

14. Income Taxes  – (continued)

Significant components of the Company’s deferred tax assets that are included in other assets in the accompanying financial statements are as follows:

	September 30, 2007	September 30, 2006
Deferred tax assets:
Net operating loss carryforwards	$3,781,000	$4,398,000
Reserves for uncollectible receivables	150,000	183,000
Other temporary differences	129,000	69,000
Total deferred tax assets	4,060,000	4,650,000
Deferred tax liability:
Other temporary differences	(2,000)	(161,000)
Deferred tax asset	4,058,000	4,489,000
Valuation allowance	(4,058,000)	(4,489,000)
Net deferred tax asset	$—	$—

At September 30, 2007, the Company had available net operating loss carryovers of approximately $9.5 million that may be applied against future taxable income and expires at various dates through 2025, subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized. The valuation allowance for the deferred tax asset decreased $431,000 and increased $219,000 during the fiscal years ended September 30, 2007 and 2006, respectively. The net change in the valuation allowance is due principally to the net operating loss carryovers, reserve for uncollectible accounts and other temporary and permanent differences.

15. Commitments

Leases — As of September 30, 2007, the Company leases office space and equipment in various states expiring at various dates through 2012 and is committed under operating leases for future minimum lease payments as follows:

Fiscal Year Ending
2008	$1,556,000
2009	584,000
2010	562,000
2011	579,000
2012	443,000
Thereafter	—
$3,724,000

The totals amount of rent payable under the leases is recognized on a straight line basis over the term of the leases. As of September 30, 2007 and September 30, 2006, the Company has recognized deferred rent payable of $133,000 and $152,000, respectively (See Note 10). Rental expense under all operating leases for the years ended September 30, 2007, September 30, 2006 and September 30, 2005 was $1,781,000, $1,901,000 and $1,976,000, respectively.

Guarantees — The Company has guaranteed a lease of one of its branch offices, in the amount of $25,000 at September 30, 2007. The Company has determined that the fair value of the guarantee to be diminimus.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

16. Contingencies

In September 2006, the former chairman and chief executive officer of the Company, Steven A. Rothstein, commenced an arbitration against the current chairman and chief executive officer of the Company, Mark Goldwasser, in the matter Rothstein et al. vs. Goldwasser, FINRA No. 06-04000. Rothstein is alleging fraud and inequitable conduct relating to his attempts to sell his investment in the Company in calendar year 2001, and is seeking approximately $5,750,000 in damages. The Company is indemnifying Mr. Goldwasser in this action. The Company and Mr. Goldwasser believe this action is without merit, and intend to vigorously defend this action. As of September 30, 2007, the outcome of this arbitration is undeterminable and accordingly the Company has not established a provision for this matter.

The Company is also a defendant in various other arbitrations and administrative proceedings, lawsuits and claims seeking in the aggregate damages of approximately $1,000,000. The Company believes such claims are substantially without merit, and estimates that its liability, primarily for attorney representation, will approximate $200,000 (exclusive of unspecified punitive damages related to certain claims and inclusive of expected insurance coverage). These matters arise in the normal course of business. The Company intends to vigorously defend itself in these actions, and believes that the eventual outcome of these matters will not have a material adverse effect on the Company. However, the ultimate outcome of these matters cannot be determined at this time. The amounts related to such matters that are reasonably estimable and which have been accrued at September 30, 2007 and 2006, is $62,000 and $241,000 (primarily legal fees), respectively, and have been included in “Accounts Payable, Accrued Expenses and Other Liabilities” in the accompanying consolidated statements of financial condition. The Company has included in “Professional fees” litigation and other FINRA related expenses of $1,444,000, $799,000 and $790,000 for the fiscal years ended September 30, 2007, 2006 and 2005, respectively.

17. Stockholders’ Equity

Shares Authorized — The Company’s authorized number of shares of common stock is 30,000,000, and its authorized number of shares of preferred stock is 200,000. The number of authorized shares of preferred stock designated as Series A is 50,000.

Common Stock — During the fiscal year ended September 30, 2007, the Company granted 50,000 shares of restricted stock with a fair value of $111,000. The fair value of the grant will be charged to the statement of operations over the four-year vesting period. During the fiscal year ended September 30, 2007 the Company recognized a charge of $5,000 for the amortization of this grant.

During the fiscal year ended September 30, 2006, the Company issued 19,000 shares of common stock with a fair value of $12,000 to certain employees. The charge has been included in the statement of operations during the respective period.

In March 2006, the Company sold and issued 159,090 shares of the Company’s common stock to an unaffiliated party for $175,000 in a private placement. The proceeds from the private placement were used to retire $175,000 of the Company’s promissory notes that were due to mature in January 2007.

During the fiscal year ended September 30, 2005, the Company issued 40,000 shares of common stock with a fair value of $40,000 for the settlement of an arbitration. The charge has been included in the statement of operations during the respective period.

Series A Convertible Preferred Stock — Each Series A convertible preferred stock is convertible into 80 shares of common stock ($1.25 per share of common). The holders are entitled to receive dividends on a quarterly basis at a rate of 9% per annum, per share. Such dividends are cumulative and accumulate whether or not declared by the Company’s Board of Directors, but are payable only when and if declared by the Company’s Board of Directors.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

17. Stockholders’ Equity  – (continued)

During the years ended September 30, 2007, 2006 and 2005, the Company’s Board of Directors declared in-kind dividends in the aggregate of 2,537, 1,996 and 2,143 shares of Series A preferred stock, in payment of approximately $317,000, $300,000 and $322,000, respectively for dividends accumulated through March 31 of each year. The Company did not incur an additional charge for the in-kind dividends as the conversion price of the preferred stock exceeded the market price of the common stock underlying the conversion feature. As of September 30, 2007 and 2006, the amount of accumulated dividends for the Company’s 37,550 and 33,516 issued and outstanding shares of Series A preferred stock was approximately $169,000 and $159,000, respectively.

During the fiscal year ended September 30, 2007 a holder of the Series A convertible preferred stock converted 303 shares of preferred stock into 24,240 shares of common stock.

Series B Convertible Preferred Stock — In January 2006, the Company completed a financing transaction under which investors made a $2.0 million investment in the Company by purchasing an aggregate of the following:

•	$1.0 million for 10,000 shares of the Company’s Series B Convertible Preferred Stock and,
•	11% convertible promissory notes in the principal amount of $1.0 million, which were convertible into Common Stock at a price of $1.00 per share with warrants to purchase an aggregate of 300,000 shares of Common Stock at an exercise price of $1.00 per share (See Note 11).

The holders of the Series B Preferred Stock were entitled to dividends of 10% per annum, and each share of preferred stock was convertible into 133 shares of common stock ($.75 per share of common). D ividends were cumulative and were payable only when declared by the Company’s Board of Directors. Upon the issuance of the Series B Preferred Stock, the Company did not incur an additional charge for any beneficial conversion features as the conversion price of the preferred stock exceeded the market price of the common stock underlying the conversion feature. During the year ended September 30, 2007 and 2006, the Company declared and paid cash dividends on its Series B convertible preferred stock of $82,000 and $46,000, respectively.

Under a conversion option contained in its Series B preferred stock the Company was entitled to convert the preferred stock into common stock at a conversion price of $0.70 per share at any time if the following occur:

•	The closing price of the common stock has equaled or exceeded $1.80 per share for 30 consecutive trading days and the trading volume exceeds 10,000 during that 30 day period or
•	The closing price of the common stock has equaled or exceeded $3.00 per share for 30 consecutive trading days regardless of the trading volume, and
•	The shares of common stock into which the Series B Convertible Preferred Stock are convertible are then covered by an effective registration statement.

In the fourth quarter of fiscal year 2007, the Company exercised its conversion option and issued 1,333,333 shares of common stock for the retirement of the Series B convertible preferred stock. Accordingly, the Company is no longer obligated to pay dividends on the Series B convertible preferred stock.

Stock Options — The Company’s stock option plans provide for the granting of stock options to certain key employees, directors and investment executives. Generally, options outstanding under the Company’s stock option plan are granted at prices equal to or above the market value of the stock on the date of grant, vest either immediately or ratably over up to five years, and expire five years subsequent to award.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

17. Stockholders’ Equity  – (continued)

In February 2005, the Company issued 150,000 options to employees to purchase common stock. The options vested immediately at the date of the grant, have a 5-year life and are exercisable at prices ranging from $1.25 to $1.375 per share. Prior to October 1, 2005, the Company applied APB Opinion No. 25, “Accounting for Stock Issued to Employees” and accordingly did not record a charge for the options granted to employees.

In February 2005, prior to the adoption of SFAS No. 123R on October 1, 2005, the Company modified the terms of 522,000 existing options by restating the exercise price to a range from $1.25 to $1.375 and fully accelerated the vesting period for these options. Accordingly, the Company did not incur an additional charge for accelerating the vesting of these options.

In the fiscal year ended September 30, 2006, the Company issued options to purchase 170,000 shares of its common stock. The options vest over periods from six months to two years, have a 5-year life and are exercisable at prices from $1.00 to $1.35 per share. The fair value of the options was $88,000, and $20,000 and $30,000 was charged to operations in the fiscal years ended September 2006 and 2007, respectively.

In the fiscal year ended September 30, 2007, the Company issued options to purchase 1,120,000 shares of its common stock. The options vest over periods from six months to four years, have a 5-year life and are exercisable at prices from $1.30 to $2.50 per share. The fair value of the options was $1,052,000 and $137,000 was charged to operations in the fiscal year ended September 2007.

In March 2006, the Company’s shareholders approved the 2006 stock option plan that reserved 1,500,000 shares of common stock for issuance of options granted under such plan. A summary of the status of the Company’s stock options outstanding at September 30, 2007 is in the tables presented below.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Prices	Number Exercisable	Weighted Average Exercise Prices
$0.40 – $1.00	130,000	2.57	$0.90	105,000	$0.88
$1.25 – $1.375	877,000	2.79	$1.32	802,000	$1.32
$1.55 – $1.705	420,000	4.45	$1.57	120,000	$1.57
$2.00 – $2.50	580,000	4.56	$2.59	80,000	$2.33
	2,007,000			1,107,000

	Outstanding	Weighted Average Price Per Share	Aggregate Intrinsic Value
Balance, September 30, 2004	1,025,150	$3.47
Granted	672,000	$1.32
Forfeitures	(903,483)	$3.73
Balance, September 30, 2005	793,667	$1.35	$—
Granted	170,000	$1.14
Forfeitures	(31,667)	$1.58
Balance, September 30, 2006	932,000	$1.30	$56,000
Granted	1,120,000	$1.88
Exercised	(20,000)	$0.72
Forfeitures	(25,000)	$2.00
Balance, September 30, 2007	2,007,000	$1.62	$2,359,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

17. Stockholders’ Equity  – (continued)

As of September 30, 2007, the aggregate intrinsic value of the Company’s outstanding and exercisable options was $2,359,000 and $1,574,000, respectively.

Warrants — In April 2005, in connection with the resignation of the former chairmen of the Company, the Company issued to his designee, a three-year warrant to purchase 50,000 shares of the Company’s common stock at $1.25 per share. The warrants were fully vested. Prior to October 1, 2005, the Company applied APB Opinion No. 25, “Accounting for Stock Issued to Employees” and accordingly did not record a charge for the warrant that was granted.

In January 2006, as further discussed in Notes 11 and 17, the Company completed a financing transaction that included five-year warrants to purchase 300,000 shares of the Company’s common stock at $1.00 per share.

In February 2007, as further discussed in Note 12, the Company completed a financing transaction that included five-year warrants to purchase 250,000 shares of the Company’s common stock at $1.40 per share.

During the years ended September 30, 2007 and 2005 the warrant holders exercised 976,674 and 21,546 of their warrants and provided cash proceeds to the Company of $1,311,000 and $20,000, respectively. No warrants were exercised during the year ended September 30, 2006.

The following tables summarize information about warrants outstanding at September 30, 2007.

Warrants

	Shares	Weighted Average Exercise Price	Exercisable
Outstanding at September 30, 2004	2,325,076	$1.36	2,325,076
Granted	50,000	$1.25
Exercised	(21,546)	$0.93
Expired	(11,250)	$3.61
Outstanding at September 30, 2005	2,342,280	$1.36	2,342,280
Granted	300,000	$1.00
Expired	(76,923)	$1.25
Outstanding at September 30, 2006	2,565,357	$1.28	2,565,357
Granted	250,000	$1.40
Exercised	(976,674)	$1.34
Expired	(1,088,683)	$1.30
Outstanding at September 30, 2007	750,000	$1.20	750,000

Warrants Outstanding and Exercisable

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Prices
$1.00	300,000	3.28	$1.00
$1.25	50,000	0.5	$1.25
$1.25	150,000	0.83	$1.25
$1.40	250,000	4.42	$1.40
	750,000

As of September 30, 2007, the aggregate intrinsic value of the Company’s outstanding and exercisable warrants was $1,200,000.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

18. Net Capital Requirements

National Securities, as a registered broker-dealer, is subject to the SEC’s Uniform Net Capital Rule 15c3-1 that requires the maintenance of minimum net capital. National Securities has elected to use the alternative standard method permitted by the rule. This requires that National Securities maintain minimum net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which National Securities is a market maker. At September 30, 2007, National Securities’ net capital exceeded the requirement by $2,134,000.

Advances, dividend payments and other equity withdrawals from its subsidiaries are restricted by the regulations of the SEC, and other regulatory agencies. These regulatory restrictions may limit the amounts that a subsidiary may dividend or advance to the Company.

19. Employee Benefits

National Securities has a defined 401(k) profit sharing plan (the “Plan”) that covers substantially all of its employees. Under the terms of the Plan, employees can elect to defer up to 25% of eligible compensation, subject to certain limitations, by making voluntary contributions to the Plan. The Company’s annual contributions are made at the discretion of the Board of Directors. During the fiscal years ended September 30, 2007, 2006 and 2005, the Company made no contributions to the Plan.

20. Subsequent Event

In November 2007, the Company entered into a definitive merger agreement vFinance, Inc., a publicly traded company who’s wholly owned subsidiary is also a registered broker-dealer with a similar business to National Securities. The merger agreement is subject to numerous conditions, including: execution of definitive transaction documents, compliance with state and federal securities laws and regulations, the completion of an equity financing with gross proceeds of at least $3.0 million, and corporate, shareholder and regulatory approvals. However, no assurance can be given that the Company will consummate the merger with vFinance, Inc.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

21. Unaudited Quarterly Data

Selected Quarterly Financial Data (Dollars in thousands, except per share data)

	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006
Revenues	$13,691	$18,787	$13,984	$12,265
Net income (loss)	$259	$424	$152	$(240)
Preferred stock dividends	(76)	(95)	(104)	(106)
Net income (loss) attributable to common stockholders	$183	$329	$48	$(346)
Income (loss) per common share – Basic	$0.04	$0.06	$0.01	$(0.07)
Income (loss) per common share – Diluted	$0.04	$0.04	$0.01	$(0.07)

	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007
Revenues	$14,286	$17,615	$20,229	$20,689
Net income (loss)	$(85)	$576	$1,561	$(680)
Preferred stock dividends	(105)	(103)	(109)	(92)
Net income (loss) attributable to common stockholders	$(190)	$473	$1,452	$(772)
Income (loss) per common share – Basic	$(0.04)	$0.09	$0.26	$(0.10)
Income (loss) per common share – Diluted	$(0.04)	$0.05	$0.14	$(0.10)

Income (loss) per share for each quarter was computed independently using the weighted-average number of shares outstanding during the quarter. However, income (loss) per share for the year was computed using the weighted-average number of shares outstanding during the year. As a result, the sum of the income (loss) per share for the four quarters may not equal the full year income (loss) per share. The Company realized a majority of its investment banking revenue in the second and third quarters of fiscal year 2007. In the fourth quarter of fiscal year 2007, the Company incurred significant costs related to the expansion of its business operations, including the recruitment of new registered representatives.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

22. Financial Information — National Holdings Corporation

National Holdings was organized in 1996 and began operations on February 6, 1997. The following National Holdings (parent company only) financial information should be read in conjunction with the other notes to the consolidated financial statements.

Statements of Financial Condition

	September 30, 2007	September 30, 2006
ASSETS
Cash	$189,000	$134,000
Investment in subsidiaries	7,527,000	4,309,000
Other assets	92,000	252,000
	$7,808,000	$4,695,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$124,000	$206,000
Convertible notes payable	862,000	841,000
Notes payable	—	805,000
	986,000	1,852,000
Stockholders’ equity	6,822,000	2,843,000
	$7,808,000	$4,695,000

Statements of Operations

	Years Ended
	September 30, 2007	September 30, 2006	September 30, 2005
Operating expenses	$(1,056,000)	$(1,017,000)	$(1,247,000)
Other income (expense)
Gain on investment	38,000	192,000	—
Gain on investment in subsidiaries	2,390,000	1,420,000	64,000
Net income (loss) before income tax	$1,372,000	$595,000	$(1,183,000)

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, September 30, 2006 and September 30, 2005

22. Financial Information — National Holdings Corporation  – (continued)

Statements of Cash Flows

	Years Ended
	September 30, 2007	September 30, 2006	September 30, 2005
Cash flows from operating activities
Net income (loss)	$1,372,000	$595,000	$(1,183,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities (Gain) loss on investment in subsidiaries	(2,315,000)	(1,424,000)	(157,000)
Amortization of deferred financing costs	30,000	4,000	—
Amortization of note discount	261,000	189,000	163,000
Compensatory element of common stock issuance	—	12,000	—
Compensatory element of restricted common stock grant	5,000	—	—
Compensatory element of common stock option issuances	29,000	19,000	—
Issuance of common stock in settlement of arbitration	—	—	40,000
Changes in assets and liabilities	—	(154,000)	1,021,000
Net cash provided by (used in) operating activities	(618,000)	(759,000)	(116,000)
Cash flows from investing activities
(Capital contributions to) advances from subsidiary – net	(698,000)	(5,000)	17,000
Net cash provided by (used in) investing activities	(698,000)	(5,000)	17,000
Cash flows from financing activities
Net proceeds from issuance of common stock and warrants	—	173,000	—
Net proceeds from issuance of preferred stock	—	972,000	—
Net proceeds from issuance of convertible notes payable	—	1,000,000	—
Net proceeds from issuance of notes payable and warrants	1,000,000	—	—
Cash payment of deferred financing costs	(22,000)	(28,000)	—
Payments of notes payable	(850,000)	(1,175,000)	(75,000)
Dividends paid	(82,000)	(46,000)	—
Exercise of stock options	14,000	—	—
Exercise of warrants	1,311,000	—	19,000
Net cash provided by financing activities	1,371,000	896,000	(56,000)
Net (decrease) increase in cash	55,000	132,000	(155,000)
Cash balance
Beginning of year	134,000	2,000	157,000
End of year	$189,000	$134,000	$2,000
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$486,000	$406,000	$389,000
Series B preferred stock dividends	$82,000	$46,000	$—
Supplemental disclosures of noncash investing and financing activities
Warrants issued in connection with debt	$194,000	$187,000	$125,000
Series A preferred stock dividends	$317,000	$300,000	$322,000
Common stock issued to holders of convertible notes	$1,024,000	$—	$—

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
vFinance Inc., & Subsidiaries

We have audited the accompanying consolidated statement of financial condition of vFinance Inc. and Subsidiaries as of December 31, 2007 and 2006 (as restated), and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2007, 2006 (as restated) and 2005 (as restated). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of vFinance Inc. and Subsidiaries as of December 31, 2007, and 2006 (as restated) and the results of their operations and their cash flows for the years ended December 31, 2007, 2006 (as restated) and 2005 (as restated), in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
March 5, 2008

vFINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
As of December 31,
(In Thousands, Except Share and per Share Data)

	2007	2006
		(Restated)
ASSETS:
Current assets:
Cash and cash equivalents	$5,454.1	$4,205.2
Due from clearing broker	631.0	299.9
Securities owned:
Marketable securities, at market value	817.4	1,009.4
Not readily marketable securities, at estimated fair value	451.6	563.9
Accounts receivable, net of allowance of $60.0 thousand and $0	155.6	123.8
Forgivable loans – employees, current portion	26.7	58.8
Notes receivable – employees	8.4	128.0
Prepaid expenses and other current assets	156.4	184.0
Total current assets	7,701.2	6,573.0
Property and equipment, net	800.8	661.0
Customer relationships, net	3,287.6	4,115.4
Other assets	580.0	443.0
Total assets	$12,369.6	$11,792.4
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$693.9	$821.7
Accrued compensation	3,305.6	2,394.6
Other accrued liabilities	1,548.1	800.7
Securities sold, not yet purchased	177.4	41.6
Capital lease obligations, current portion	247.0	210.8
Other	272.3	348.5
Total current liabilities	6,244.3	4,617.9
Capital lease obligations, long term	297.5	125.6
Shareholders’ Equity:
Preferred stock $0.01 par value, 2.5 million shares authorized, 0 shares issued and outstanding	—	—
Common stock $0.01 par value, 100,000,000 shares authorized 54,829,876 and 54,579,876 shares issued and outstanding	548.3	545.8
Additional paid-in capital	31,668.3	31,145.9
Accumulated deficit	(26,388.8)	(24,642.8)
Total shareholders’ equity	5,827.8	7,048.9
Total liabilities and shareholders’ equity	$12,369.6	$11,792.4

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31,
(In Thousands, Except per Share Data)

	2007	2006	2005
		(Restated)	(Restated)
Revenues:
Commissions – agency	$25,622.6	$20,323.7	$15,941.2
Trading profits	12,707.4	9,606.0	4,177.4
Success fees	5,691.9	4,481.3	2,108.6
Other brokerage related income	6,204.1	3,546.0	2,837.6
Consulting fees	204.9	375.4	523.6
Other	167.8	220.3	340.4
Total revenues	50,598.7	38,552.7	25,928.8
Operating expenses:
Compensation, commissions and benefits	41,713.0	31,232.0	20,313.3
Clearing and transaction costs	4,425.1	4,337.2	2,977.2
General and administrative costs	3,992.8	3,158.8	2,332.8
Occupancy and equipment costs	1,053.3	1,166.6	743.3
Depreciation and amortization	1,284.2	958.7	446.3
Goodwill impairment	—	—	420.0
Total operating costs	52,468.4	40,853.3	27,232.9
Loss from operations	(1,869.7)	(2,300.6)	(1,304.1)
Other income (expenses):
Interest income	43.7	85.3	82.6
Interest expense	(80.5)	(59.7)	(30.7)
Dividend income	11.3	22.5	5.9
Other income (expense), net	149.2	76.8	104.8
Total other income (expenses)	123.7	124.9	162.6
Loss before income taxes	(1,746.0)	(2,175.7)	(1,141.5)
Income tax benefit (provision)	—	—	—
Net loss	$(1,746.0)	$(2,175.7)	$(1,141.5)
Net loss per share: basic and diluted	$(0.03)	$(0.04)	$(0.03)
Weighted average number of shares outstanding: basic and diluted	54,805.2	48,714.8	40,049.7

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2007, 2006 and 2005
(In Thousands)

	Common Stock Holders	Common Stock Amount	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total Shareholders’ Equity
Balance at December 31, 2004 (Restated)	39,721.1	$397.2	$27,065.5	$(19.4)	$(21,325.6)	$6,117.7
Net loss (Restated)	—	—	—	—	(1,141.5)	(1,141.5)
Exercise of stock options	555.0	5.5	108.0	—	—	113.5
Amortization of deferred compensation	—	—	—	19.4	—	19.4
Balance at December 31, 2005 (Restated)	40,276.1	402.7	27,173.5	—	(22,467.1)	5,109.1
Net loss (Restated)	—	—	—	—	(2,175.7)	(2,175.7)
Stock-based compensation expense	—	—	448.2	—	—	448.2
Issuance of shares in conjunction with acquisition of Sterling Financial Group (Note 4)	13,000.0	130.0	3,276.0	—	—	3,406.0
Issuance of shares in arbitration settlements	1,303.8	13.1	248.2	—	—	261.3
Balance at December 31, 2006 (Restated)	54,579.9	545.8	31,145.9	—	(24,642.8)	7,048.9
Net loss	—	—	—	—	(1,746.0)	(1,746.0)
Stock-based compensation expense	—	—	474.9	—	—	474.9
Issuance of shares for services rendered	250.0	2.5	47.5	—	—	50.0
Balance at December 31, 2007	54,829.9	$548.3	$31,668.3	$—	$(26,388.8)	$5,827.8

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
(In Thousands)

	2007	2006	2005
		(Restated)	(Restated)
Cash provided by (used in) operating activities:
Net loss	$(1,746.0)	$(2,175.7)	$(1,141.5)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash fees received	(1,822.5)	(1,974.1)	(487.5)
Non-cash compensation paid	1,480.3	1,350.5	158.1
Depreciation and amortization	1,284.1	958.7	446.3
Issuance of equity for services rendered	50.0	—	—
Issuance of equity in arbitration settlements	—	261.3	—
Provision for doubtful accounts	60.0	—	69.7
Stock-based compensation	474.9	448.2	19.4
Goodwill impairment	—	—	420.0
Forgiveness of amount due from unconsolidated affiliate	—	215.0	—
Impairment of investment in unconsolidated affilitate	—	—	80.0
Amounts forgiven under forgivable loans	72.9	36.3	6.6
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(91.8)	285.0	(393.4)
Forgivable loans	(40.8)	(95.1)	—
Due from clearing broker	(331.1)	405.2	(38.0)
Notes receivable – employees	119.6	(60.5)	101.1
Investments in marketable securities	192.0	(428.0)	95.7
Investments in not readily marketable securities	454.5	483.3	177.0
Other current assets	27.6	(54.0)	(32.1)
Other assets and liabilities, net	(213.2)	(83.0)	(79.5)
Increase (decrease) in:
Accounts payable and accrued liabilities	1,530.6	798.6	(50.1)
Securities sold, not yet purchased	135.8	(0.8)	(25.1)
Cash provided by (used in) operating activities	1,636.9	370.9	(673.3)
Cash used in investing activities:
Purchase of property and equipment	(106.9)	(222.7)	(125.7)
Investment in unconsolidated affiliate	—	(161.9)	—
Cash used in investing activities	(106.9)	(384.6)	(125.7)
Cash provided by (used in) financing activties:
Repayments of capital lease obligations	(281.1)	(208.5)	(143.4)
Proceeds from exercise of common stock options	—	—	113.5
Cash used in financing activities	(281.1)	(208.5)	(29.9)
Increase (decrease) in cash and cash equivalents	1,248.9	(222.2)	(828.9)
Cash and cash equivalents at beginning of year	4,205.2	4,427.4	5,256.3
Cash and cash equivalents at end of year	$5,454.1	$4,205.2	$4,427.4

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies

Description of Business

vFinance, Inc. (the “Company”) is a financial services company that specializes in high growth opportunities. Its three principal lines of business are: (1) offering full service retail brokerage to approximately 12,000 high net worth and institutional clients, (2) providing investment banking, merger, acquisition and advisory services to micro, small and mid-cap high growth companies, and (3) trading securities, including making markets in over 3,500 micro and small cap stocks and providing liquidity in the United States Treasury marketplace. In addition to the Company’s core business, it offers information services on its website. vFinance Investments, Inc. (“vFinance Investments”) and EquityStation, Inc. (“EquityStation”), both subsidiaries of the Company, are broker-dealers registered with the Securities and Exchange Commission (“SEC”), and members of Financial Industry Regulatory Authority (“FINRA”) (formerly the National Association of Securities Dealers) and Securities Investor Protection Corporation (“SIPC”). vFinance Investments is also a member of the National Futures Association (“NFA”).

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts have been eliminated in consolidation.

Reclassifications

Certain amounts in the 2006 and 2005 Consolidated Financial Statements have been reclassified to conform to the presentation in the 2007 Consolidated Financial Statements. Such reclassifications did not have a material impact on the presentation of the overall financial statements.

Restatement

As previously described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company recorded adjustments as a result of comments from the staff of the SEC to reclassify marketable securities received as compensation for investment banking services from “trading securities” to “available-for-sale” securities, effective January 1, 2002 as part of a restatement. As a result of this reclassification, non-cash unrealized gains and losses related to the securities classified as available-for-sale were reclassified from the determination of net income (loss) to other comprehensive income (loss), a component of shareholders’ equity.

On November 12, 2007, after reconsidering the adjustments to the financial statements described in the previous paragraph, management determined that the reclassification suggested by the staff of the SEC should not have been made and, as a result, the Company revised the previously restated Consolidated Financial Statements as of and for the years ended December 31, 2006, 2005, 2004 and 2003.

Additionally, as previously described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, it was the Company’s policy to reduce the market value of investments in restricted stock by 25% to reflect such restrictions. On December 11, 2007, after discussions with the staff of the SEC and after considering applicable accounting guidance related to the valuation of restricted securities, the Company concluded that the 25% valuation reduction was not consistent with generally accepted accounting principles in the United States. As a result of this determination, the Company has revised its previously restated Consolidated Financial Statements as of and for the years ended December 31, 2006, 2005, 2004 and 2003 to remove the effects of this policy.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  – (continued)

The net effect of the restatements on the beginning accumulated deficit, accumulated other comprehensive income and total shareholders’ equity are as follows:

	Begining Equity – December 31, 2004
	As Reported December 31, 2006 Form 10-K	Effect of Restatement				Restated
		2004	2003	2002	Cumulative Total
Accumlated deficit	$(21,016.4)	(219.7)	(42.6)	(46.9)	(309.2)	$(21,325.6)
Accumulated other comprehensive loss	$(341.2)	170.7	123.6	46.9	341.2	$—
Total shareholders’ equity	$6,085.7	(49.0)	81.0	—	32.0	$6,117.7

The following tables present a summary of the effects from each of these adjustments on the restated Consolidated Financial Statements in 2006 and 2005:

	For the Year Ended December 31, 2006
	As Reported December 31, 2006 Form 10-K	Effect of Restatement	Restated
Statements of Operations:
Success fees	$4,523.5	$(42.2)	$4,481.3
Total revenues	38,594.9	(42.2)	38,552.7
Loss from operations	(2,258.4)	(42.2)	(2,300.6)
Loss before income taxes	(2,133.5)	(42.2)	(2,175.7)
Net loss	$(2,133.5)	(42.2)	$(2,175.7)
Net loss per share – basic and diluted	$(0.04)	$—	$(0.04)
Wt. avg. shares outstanding – basic and diluted	48,714.8		48,714.8

	For the Year Ended December 31, 2005
	As Reported December 31, 2006 Form 10-K	Effect of Restatement	Restated
Statements of Operations:
Success fees	$2,250.5	$(141.9)	$2,108.6
Total revenues	26,070.7	(141.9)	25,928.8
Loss from operations	(1,162.2)	(141.9)	(1,304.1)
Loss before income taxes	(999.6)	(141.9)	(1,141.5)
Net loss	$(999.6)	(141.9)	$(1,141.5)
Net loss per share – basic and diluted	$(0.02)	$(0.01)	$(0.03)
Wt. avg. shares outstanding – basic and diluted	40,049.7		40,049.7

In addition to the effects of the restatement noted above, as a consequence of reverting to the financial statement presentation used by the Company prior to the restatement, securities received as compensation for investment banking services have been classified as “marketable securities” or “not readily marketable securities”, as appropriate, with realized and unrealized gains and losses related to these securities included in the determination of net income (loss) in the Consolidated Statements of Operations.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  – (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with maturities of three months or less when purchased.

Accounts and Notes Receivable

Accounts receivable consist of receivables incurred in the ordinary course of business including but not limited to investment banking and consulting fees. The Company has a policy of establishing an allowance for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. The allowance for uncollectible receivables was $60.0 thousand and $0 at December 31, 2007 and 2006, respectively.

Due From and Payable to Clearing Brokers

Receivables from brokers and dealers consist primarily of amounts due from the Company’s clearing organization, which provides clearing and depository services for brokerage transactions on a fully disclosed basis.

The Company clears certain of its proprietary and customer transactions through another broker-dealer on a fully disclosed basis. The amount payable to the clearing broker relates to the aforementioned transactions and is collateralized by securities owned by the Company. Due to Clearing Brokers totaled $24.8 thousand and $30.7 thousand at December 31, 2007 and 2006, respectively, and is included in Other Current Liabilities in the Consolidated Balance Sheets.

Securities Owned

As of December 31, 2007 and 2006, marketable securities consisted primarily of publicly traded unrestricted common stock, municipal securities and corporate bonds the Company buys and sells in market-making and trading activities. Marketable securities are stated at fair market value, based on information obtained from the Company’s clearing firms and nationally recognized exchange values.

Not readily marketable securities consist of publicly traded common stock restricted as to resale and common stock purchase warrants, both of which are typically received as compensation for investment banking services. Restricted stock and stock purchase warrants may be sold to certain qualified investors prior to the removal of the resale restrictions, as dictated by Rule 144. Restricted stock, including restricted stock obtained as a result of exercising common stock purchase warrants, remains classified as not readily marketable until the removal of all resale restrictions, typically within a year of the Company’s receipt of the security unless subject to a registration statement with a later effective date. Market valuations of restricted stock are based on market prices, as reported by a major exchange such as the NASDAQ Bulletin Board, NASDAQ OTC or other similar nationally recognized exchange.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  – (continued)

Unrealized gains or losses on securities owned are recognized as trading profits in the Consolidated Statements of Operations, based on changes in the fair value of the security. Realized gains or losses are recognized in the Consolidated Statement of Operations as trading profits when the instruments are sold. Net realized and unrealized gains (losses) related to securities owned and traded were $12.7 million, $9.6 million and $4.2 million in 2007, 2006 and 2005, respectively.

The cost of securities sold is based on the specific identification method. Proprietary securities transactions in regular-way trades are accrued and recorded on the trade date, as if they had settled. Profit and loss arising from all securities and commodities transactions entered into for the account and risk of the Company are recorded on a trade date basis. Customers’ securities and commodities transactions are reported on a settlement date basis with related commission income and expense reported on a trade date basis. Amounts receivable and payable for securities transactions that have not reached their contractual settlement date are recorded net on the Consolidated Balance Sheet.

Financial Instruments with Off-Balance Sheet Risk

The securities transactions of the Company’s customers are introduced on a fully disclosed basis with a clearing broker-dealer. The Company holds no customer funds or securities. The clearing broker-dealer is responsible for execution, collection of and payment of funds, and receipt and delivery of securities relative to customer transactions. Off-balance sheet risk exists with respect to these transactions due to the possibility that customers may be unable to fulfill their contractual commitments wherein the clearing broker-dealer may charge any related losses to the Company. The Company seeks to minimize this risk through procedures designed to monitor the creditworthiness of its customers and to ensure that customer transactions are executed properly by the clearing broker-dealer.

Property and Equipment

Property and equipment are stated on the basis of cost less accumulated depreciation and consists primarily of computer equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 3-7 years, for financial reporting purposes. Included in Property and Equipment, net is $548.6 thousand and $321.6 thousand (net of accumulated depreciation) of computer equipment acquired under capital leases at December 31, 2007 and 2006, respectively.

The cost of repairs and maintenance is expensed as incurred. Major replacements and improvements are capitalized. When assets are retired or disposed of, the cost of the asset and related accumulated depreciation are removed from the accounts and any resulting gains and losses are included in the determination of net income in the period of disposition.

Leases

The Company has three operating leases for its office space, at its corporate headquarters in Boca Raton, Florida, a branch office in New York City, New York and its disaster recovery center in Mount Laurel, New Jersey. Additionally, the Company assumed an operating lease for property located in Boca Raton, Florida, as a term of the Sterling Financial Acquisition (see Note 4). These leases generally require the Company to pay costs, such as real estate taxes, common area maintenance costs and utilities. In addition, these leases generally include scheduled rent increases and may include rent holidays. The Company accounts for material escalations and rent holidays on a straight-line basis over the initial terms of the leases, commencing on the date the Company can take possession of the leased facility. Resulting liabilities are recorded as short-term or long-term deferred rent liabilities as appropriate. These liabilities are then amortized as a reduction of rent expense on a straight-line basis over the life of the related lease. For additional information, see Note 17 to the Consolidated Financial Statements.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  – (continued)

Intangible Assets

The Company accounts for business combinations using the purchase method of accounting, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under SFAS No. 141, intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so. The Company accounts for acquisition of intangible assets, which are acquired individually or within a group of assets (but not those acquired in a business combination), in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 and SFAS No. 142 require acquired intangible assets to be initially recognized and measured based on fair value, amortized over their expected useful lives and examined for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, whenever indications of impairment are present.

The Company’s principal identifiable intangible assets consist of acquired customer relationships, which are amortized on a straight-line basis over their useful lives, ranging from five to ten years.

Goodwill

During 2005, the final contributing brokers from First Level Capital, a prior period acquisition, departed the firm. As a result, the discounted expected future cash flows associated with the goodwill no longer exceeded the book value of the goodwill, resulting in goodwill impairment charges of $420.0 thousand in 2005. There was no goodwill included in the Consolidated Balance Sheets as of December 31, 2007 or 2006.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, the Company periodically reviews its long-lived assets, including customer relationship intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Other Accrued Liabilities

As of December 31, 2007 and 2006, other accrued liabilities were comprised primarily of (i) $518.3 thousand and $70.0 thousand, respectively, in accrued settlements and settlement reserves for open litigation, (ii) $429.5 thousand and $306.0 thousand, respectively, in accrued bonus payable and (iii) $96.3 thousand and $76.0 thousand, respectively, in accrued audit fees.

Revenue Recognition

The Company follows the guidance of the SAB 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

The Company earns brokerage commissions and trading profits, which are recognized at the time of transaction execution, along with related clearing and other costs. The Company also earns revenue from investment banking and consulting. Monthly consulting fees for investment banking are recognized as earned. Investment banking success fees are revenues that are paid only upon successful completion of a capital raise or other transaction and are generally based on a percentage of the total transaction value. Success fees are recognized when earned as a result of successfully completing a transaction. Other brokerage related income includes revenues related to various retail brokerage services, which is recognized as services are provided.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  – (continued)

The Company does not require collateral from its customers. Revenues are not concentrated in any particular region of the country or with any individual or group.

The Company periodically receives equity instruments which include stock purchase warrants and common and preferred stock from companies as part of compensation for investment banking services. Primarily all such equity instruments are received from small public companies and are typically restricted as to resale, with the Company generally receiving registration rights within one year. When the Company receives equity instruments as compensation for investment banking services, revenue is recognized based on the fair value of these instruments, in accordance with EITF Issue No. 00-8 “Accounting by a Grantee for an Equity Instrument to be Received in Conjunction with Providing Goods or Services.” The Company recognizes revenue for stock purchase warrants based on the Black Scholes valuation model. The revenue recognized related to other equity instruments is determined based on available market information, discounted by a factor reflective of the expected holding period for those particular equity instruments.

The Company also occasionally distributes equity instruments or the proceeds from the sale of equity instruments to its employees, as compensation for their investment banking success. The distributions were made in accordance with individual compensation agreements, which vary on a banker by banker basis. At December 31, 2007 and 2006, the Company did not hold any securities to be distributed in a future period as compensation.

Stock Based Compensation

The Company has a stock option plan under which options to purchase shares of the Company’s common stock may be granted to key employees and directors of the Company, which are more fully described in Note 9 below. Options granted under the plans are non-qualified and are granted at a price equal to the closing market price of the common stock on to the date of grant. Generally, options granted have a term of 5 years from the date of grant and will vest in increments of 25% per year over a 4-year period on the annual anniversary of the grant date.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123R”) and in March 2005, the SEC issued SAB 107 regarding its interpretation of SFAS No. 123R. The standard requires companies to expense the grant-date fair value of stock options and other equity-based compensation issued to employees and is effective for annual periods beginning after June 15, 2005. Effective January 1, 2006, the Company adopted SFAS No. 123R and related interpretive guidance issued by the FASB and SEC using the modified prospective transition method. Under the modified prospective transition method, SFAS No. 123R applies to new awards modified, repurchased or cancelled after the required effective date. Additionally, compensation cost for the portion of the awards for which the requisite service period has not been rendered as of the required effective date is recognized as the requisite service is rendered on or after the required effective date. Accordingly, the Company’s Consolidated Financial Statements have not been restated for prior periods to reflect the adoption of SFAS No. 123R.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  – (continued)

Prior to January 1, 2006, the Company accounted for stock-based employee compensation plans (including shares issued under its stock option plans) in accordance with APB Opinion No. 25 and followed the pro forma net income, pro forma income per share, and stock-based compensation plan disclosure requirements set forth in the SFAS No. 123, “Accounting for Stock-Based Compensation.”

2005
Net income (loss), as reported	$(1,141.5)
Pro forma stock-based compensation expense, net of taxes	(544.0)
Pro forma net income (loss)	$(1,685.5)
Basic and diluted net income (loss) per share, as reported	$(0.02)
Pro forma stock-based compensation expense	$(0.01)
Pro forma net income earnings (loss) per share – basic and diluted	$(0.03)
Risk-free interest rate	4.25%
Expected dividend yield	—
Expected term	4 – 5 years
Expected volatility	72%

Forgivable Loans

In order to remain competitive in the marketplace, the Company has granted forgivable loans to certain employees, primarily registered representatives, as part of their compensation package in order to attract them to join the firm. The terms of the loans generally range from one to three years. For each year the employee is in good standing with the Company, the Company forgives a ratable portion of the loan and charges this amount to compensation expense. If the employee is terminated, the principal balance is due and payable immediately.

The Company makes every effort to collect any monies due on forgivable loans. The loans do not bear interest and interest is not imputed because the amounts of imputed interest would be immaterial to the Company’s Consolidated Financial Statements and because the Company’s ability to collect such interest would not be probable. As of December 31, 2007 and 2006, the balance of the forgivable loans was $26.7 thousand and $58.8 thousand, respectively.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts and notes receivable, accounts payable and accrued expenses approximate their fair values. The fair values of the Company’s marketable securities is primarily based on quoted market prices.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. This statement, as it relates to financial assets and liabilities, is effective for financial statements issued for fiscal years beginning after November 15, 2007, and

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

1. Summary of Significant Accounting Policies  – (continued)

interim periods within those fiscal years. On February 12, 2008, the FASB issued FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until January 1, 2009 for calendar year-end entities. Upon adoption, the provisions of SFAS No. 157 are to be applied prospectively with limited exceptions. The adoption of SFAS No. 157 is not expected to have a material impact on our Consolidated Financial Statements.

As of January 1, 2007, the Company also adopted SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The adoption of SFAS No. 155 did not have a material impact on our Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect of adopting SFAS No. 159 on its Consolidated Financial Statements.

In May 2007, the FASB issued FSP FIN No. 46R-7, “Application of FASB Interpretation No. 46(R) to Investment Companies.” FSP FIN No. 46R-7 amends the scope of the exception to FIN No. 46R to state that investments accounted for at fair value in accordance with the specialized accounting guidance in the American Institute of Certified Public Accountants Audit and Accounting Guide, Investment Companies, are not subject to consolidation under FIN No. 46R. This interpretation is effective for fiscal years beginning on or after December 15, 2007. The Company does not expect the adoption of FSP FIN No. 46R-7 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R is a revision to SFAS No. 141 and includes substantial changes to the acquisition method used to account for business combinations (formerly the “purchase accounting” method), including broadening the definition of a business, as well as revisions to accounting methods for contingent consideration and other contingencies related to the acquired business, accounting for transaction costs, and accounting for adjustments to provisional amounts recorded in connection with acquisitions. SFAS No.141R retains the fundamental requirement of SFAS No. 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141R is effective for periods beginning on or after December 15, 2008, and will apply to all business combinations occurring after the effective date. The Company is currently evaluating the requirements of SFAS No. 141R.

The FASB also issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements –  an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements” in December 2007. This Statement amends ARB No. 51 to establish new standards that will govern the (1) accounting for and reporting of non-controlling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. Non-controlling interest will be reported as part of equity in the consolidated financial statements. Losses will be allocated to the non-controlling interest, and, if control is maintained, changes in ownership interests will be treated as equity transactions. Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings. SFAS No. 160 is effective for periods beginning after December 15, 2008. The Company is currently evaluating the requirements of SFAS No. 160.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

2. Merger Agreement

On November 7, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with National Holdings Corporation (“National”). Pursuant to the Merger Agreement, upon the closing of the Merger (the “Effective Date”), each share of the Company’s common stock outstanding immediately prior to the closing of the Merger (other than shares held by National or the Company or any of the Company’s stockholders who properly exercise dissenters’ rights under Delaware law) will automatically be converted into the right to receive 0.14 shares of National common stock, plus any cash in lieu of fractional shares of National common stock.

Each option to purchase shares of the Company’s common stock outstanding upon the Effective Date will be converted into options to acquire the number of shares of National common stock determined by multiplying (i) the number of shares of the Company’s common stock underlying each outstanding stock option immediately prior to the effective time of the Merger by (ii) 0.14, at a price per share of National common stock equal to (i) the exercise price per share of each stock option otherwise purchasable pursuant to the stock option divided by (ii) 0.14. Each warrant to purchase shares of the Company’s common stock outstanding on the Effective Date will be exercisable to purchase the number of shares of National common stock determined by multiplying (i) the number of shares of the Company’s common stock underlying each outstanding warrant by (ii) 0.14, at a price per share of National common stock equal to (i) the aggregate exercise price of such outstanding warrant to purchase the Company’s common stock divided by (ii) the number of shares of National common stock for which such warrant is exercisable, as determined above.

Completion of the Merger is subject to various customary conditions, including, among others, (i) requisite approvals of the Company’s stockholders, (ii) completion by National of a private placement of equity securities resulting in gross proceeds of at least $3 million, (iii) effectiveness of the registration statement for the National securities to be issued in the Merger, (iv) absence of any suit, proceeding or investigation challenging or seeking to restrain or prohibit the Merger, and (v) FINRA and any other applicable regulatory approvals. No assurance can be given that the Company will consummate a merger with National.

3. Property and Equipment

At December 31, 2007 and 2006, property and equipment, net, consisted of the following:

	2007	2006
Furniture and fixtures	$90.8	$90.8
Equipment	791.4	727.5
Capital leases – computer equipment	1,193.7	704.5
Leasehold improvements	174.8	174.8
Software	257.8	214.8
	2,508.5	1,912.4
Less: accumulated depreciation	(1,707.7)	(1,251.4)
Property and equipment, net	$800.8	$661.0

The Company recorded depreciation expense of $456.3 thousand, $386.3 thousand and $299.6 thousand in the years ended December 31, 2007, 2006 and 2005, respectively.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

4. Acquisitions

Sterling Financial Acquisition

On May 11, 2006, vFinance Investments purchased certain assets of Sterling Financial Investment Group, Inc. (“SFIG”) and Sterling Financial Group of Companies, Inc. (“SFGC” and together with SFIG, “Sterling Financial”). The assets acquired from Sterling Financial consisted primarily of client accounts from Sterling Financial’s Institutional Fixed Income and Latin American businesses. These transactions were approved by the National Association of Securities Dealers, Inc. on April 28, 2006.

Purchase price consideration consisted of 13.0 million shares of the Company’s common stock, to which the Company has granted certain registration rights. The assets acquired in this transaction were the Sterling Financial customer relationships, which were capitalized as an intangible asset, customer relationships, at the time of acquisition in accordance with SFAS No. 142. The purchase price of the customer relationships was determined to be $3.4 million, based on the average closing price of the Company’s stock for the five days prior to completing the acquisition, to be amortized over an expected useful life of five years. The results of operations of the acquired customer relationships are included in the Company’s results of operations since the acquisition in May 2006.

Pro Forma Financial Information

The following unaudited Pro Forma Combined Financial Statements of Sterling and vFinance gives effect to the acquisition of certain assets of Sterling Financial, as though the transactions occurred as of January 1, 2005. This unaudited pro forma information is presented for informational purposes, based upon available data and assumptions that management believes are reasonable, and is not necessarily indicative of future results:

	2006
	vFinance	Sterling	Adjustments	Pro Forma
	(Restated)
Total revenue	$38,552.7	$3,759.4	$—	$42,312.1
Income (loss) from operations	(2,300.6)	48.0	(340.6)	(2,593.2)
Net income (loss)	(2,175.7)	48.0	(340.6)	(2,468.3)
Loss per share – basic and diluted	$(0.04)		$(0.07)	$(0.05)
Wt. avg. shares outstanding – basic and diluted	48,714.8		4,642.9	53,357.7

	2005
	vFinance	Sterling	Adjustments	Pro Forma
	(Restated)
Total revenue	$25,928.8	$9,954.5	$—	$35,883.3
Income (loss) from operations	(1,304.1)	447.6	(681.2)	(1,537.7)
Net income (loss)	(1,141.5)	447.6	(681.2)	(1,375.1)
Loss per share – basic and diluted	$(0.03)		$(0.05)	$(0.03)
Wt. avg. shares outstanding – basic and diluted	40,049.7		13,000.0	53,049.7

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

5. Customer Relationships

At December 31, 2007 and 2006, customer relationships totaled $3.3 million and $4.1 million, net of accumulated amortization of $1.6 million and $737.4 thousand, respectively.

Acquired customer relationships are amortized using the straight-line method over their estimated useful lives, which coincide with their expected revenue-generating lives, which range from five to ten years. The Company recorded amortization expense of $827.9 thousand, $572.4 thousand and $146.7 thousand in the years ended December 31, 2007, 2006 and 2005, respectively.

The approximate future amortization expense related to these customer relationships is as follows (in thousands):

2008	$828.0
2009	$828.0
2010	$828.0
2011	$402.0
2012	$147.0
Thereafter	$254.6

6. Net Capital Requirement

Both vFinance Investments and EquityStation are subject to the SEC’s Uniform Net Capital Rule (rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 (and the rule of the “applicable” exchange also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1). At December 31, 2007, vFinance Investments had net capital of $1.48 million, which was $481.7 thousand in excess of its required net capital of $1.0 million. EquityStation had net capital of $543.4 thousand that was $443.4 thousand in excess of its required net capital of $100.0 thousand.

vFinance Investments’ percentage of aggregate indebtedness to net capital was 289.6% in 2007. EquityStation’s percentage of aggregate indebtedness to net capital was 35.8% in 2007. vFinance Investments and EquityStation qualify under the exemptive provisions of Rule 15c3-3 under Section (k)(2)(ii) of the Rule, as they do not carry security accounts of customers or perform custodial functions related to customer securities.

7. Related Party Transactions

Employment Agreements

On May 12, 2006, the Company and Mr. Sokolow entered into an amendment to Mr. Sokolow’s Employment Agreement to provide a base salary of $343,511. On December 29, 2006, the Company and Mr. Sokolow entered into another amendment to Mr. Sokolow’s Employment Agreement, pursuant to which Mr. Sokolow serves as the Chairman of the Company’s Board of Directors and the Company’s Chief Executive Officer. Mr. Sokolow’s base salary was increased from $343,511 per annum to $396,750 per annum, subject to an annual increase based on the reported cost of living adjustment beginning January 1, 2008. None of the other terms of the Sokolow Employment Agreement were modified in any material respect.

On the Effective Date of the Merger, Mr. Sokolow’s present employment as the Company’s Chairman and Chief Executive Officer and his present employment agreement with the Company dated November 16, 2004, as amended, will be terminated. Accordingly, pursuant to the terms of Mr. Sokolow’s present employment agreement with the Company dated November 16, 2004, as amended, Mr. Sokolow will be entitled to a

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

7. Related Party Transactions  – (continued)

lump sum cash payment of $1,150,000 as of the Effective Date. On the Effective Date, the Company will enter into an employment termination agreement with Mr. Sokolow. See Note 2 for additional information about the Merger.

On December 29, 2006, the Company and Mr. Mahoney entered into a Resignation Agreement (the “Resignation Agreement”), pursuant to which Mr. Mahoney resigned from his positions as the Chairman of the Company’s Board of Directors and the Company’s Chief Operating Officer effective January 3, 2007. In accordance with the Resignation Agreement, the Company agreed to pay to Mr. Mahoney, upon a Change in Control, as defined in the Resignation Agreement, anytime from January 3, 2007 up to and including January 3, 2010 an amount equal to: (a) twice the sum of Mr. Mahoney’s highest annual base salary during his employment with us, and (b) twice the greater of (i) the highest bonus, incentive or other compensation payment actually received by Mr. Mahoney during the three years preceding the Change in Control and (ii) the highest bonus, incentive or other compensation payment Mr. Mahoney was entitled to receive during the three years preceding the Change in Control. In the event of a Change in Control, all stock options, warrants, stock appreciation rights and other similar securities held by Mr. Mahoney will become immediately and fully vested. The closing of the Merger with National will not result in a Change in Control for purposes of the Resignation Agreement.

In connection with Mr. Mahoney’s resignation, on December 29, 2006, the Company and Mr. Mahoney’s jointly terminated Mr. Mahoney’s Amended and Restated Employment Agreement dated November 16, 2004, which termination was effective January 3, 2007. The termination of the employment agreement prior to the expiration of its term will not cause the Company to incur any early termination penalties of any kind, and all post-employment matters between Mr. Mahoney and the Company are governed by the Resignation Agreement.

JSM Capital Holding Corp.

On January 1, 2003, the Company entered into an agreement with JSM Capital Holding Corp. (“JSM”), a retail brokerage operations headquartered in New York and founded by John S. Matthews (who was also, at the same time, named the President of the Company’s Retail Brokerage Division). The Company issued JSM 1,000,000 warrants to purchase its common stock at an exercise price of $0.20 in exchange for a 19% equity position in JSM. The warrants were valued using the Black-Scholes valuation method which calculated the value to be $0.08 per warrant, or $80,000. The Company accounted for this investment using the cost method. In August 2005, the relationship between the Company and JSM was terminated, and the Company fully impaired the investment in JSM in the fourth quarter of 2005, when it was determined that JSM has no remaining material assets or operations.

8. Shareholders’ Equity

Common Stock

In 2006, the Company increased its authorized number of shares of common stock from 75.0 million to 100.0 million.

Preferred Stock

The Company is authorized to issue up to 2.5 million shares of Preferred Stock. 122.5 thousand shares were designated as Series A Convertible Preferred Stock, par value $0.01 per share, and 50.0 thousand shares were designated as Series B Convertible Preferred Stock, par value $0.01 per share. As of December 31, 2007 and 2006, there was no Preferred Stock outstanding.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

8. Shareholders’ Equity  – (continued)

Warrants

The Company has issued warrants to purchase shares of the Company’s common stock, primarily in connection with financing transactions, acquisitions and litigation settlements. A summary of the warrant activity for the years ended December 31, 2007, 2006 and 2005 is as follows:

	Number of Shares	Weighted Average Exercise Price	Range of Exercise Price	Exercisable
Outstanding at December 31, 2004	8,096.4	$1.18	0.15 – 7.20	8,086.4
Issued	—	—	—
Exercised	—	—	—
Expired	(436.8)	$2.21	0.35 – 6.00
Outstanding at December 31, 2005	7,659.6	$1.12	0.15 – 7.20	7,649.6
Issued	3,299.7	$0.11	0.11
Exercised	—	—	—
Expired	(6,999.6)	$1.18	0.15 – 7.20
Outstanding at December 31, 2006	3,959.7	$0.16	0.11 – 0.63	3,949.7
Issued	3,206.8	$0.12	0.11 – 0.35
Exercised	—
Expired	(3,299.7)	$0.11	0.11
Outstanding at December 31, 2007	3,866.8	$0.18	0.11 – 2.15	3,856.8

The following table summarizes information concerning warrants outstanding at December 31, 2007:

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.11	2,606.8	1.84
$0.15	750.0	0.12
$0.30	100.0	2.14
$0.625	400.0	3.63
$2.250	10.0	0.84
	3,866.8	1.71	$0.18

There were 3.2 million and 3.3 million warrants issued in 2007 and 2006, respectively. There were no warrants issued in 2005. The weighted average issue-date fair value of warrants issued equaled $0.12 and $0.13 in 2007 and 2006, respectively. As of December 31, 2007, the aggregate intrinsic value of the Company’s outstanding and exercisable warrants was $238.5 thousand.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

9. Stock Options

During 2007 and 2006, the Company recorded $474.9 thousand and $448.2 thousand, respectively, of compensation expense (included as Compensation, commission and benefits costs in the Consolidated Statements of Operations) attributable to stock options granted or vested subsequent to December 31, 2005.

The Company uses the Black-Scholes valuation model to determine compensation expense and amortizes compensation expense over the requisite service period of the grants on a straight-line basis. The following table summaries the assumptions used:

	2007	2006
Risk-free interest rate	3.75% – 4.75%	4.25% – 5.25%
Expected dividend yield	—	—
Expected term	Five years	Five years
Expected volatility	63.3% – 85.3%	72.4% – 80.7%

The risk free investment rate is based on the U.S. Treasury yield curve at the time of grant. The expected term of stock options granted is derived from historical data and represents the period of time that stock options are expected to be outstanding. The expected volatility is based on historical volatility, implied volatility and other factors impacting the Company.

The following table summarizes the stock option activity during 2007:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value
Options outstanding at beginning of year	15,578.7	$0.20
Granted	5,335.0	$0.20
Exercised	—	$—
Forfeited and expired	(4,133.8)	$0.21
Options outstanding at end of year	16,779.9	$0.19	3.32	$181.70
Options exercisable at end of year	7,635.3	$0.19	2.84	$113.70
Options available for future grants	—

The weighted-average grant-date fair value of stock options granted during 2007, 2006 and 2005 was $0.20, $0.14 and $0.13, respectively. The total intrinsic value of stock options exercised during 2005 was $113.5 thousand. There were no stock options exercised in 2007 or 2006.

A summary of non-vested stock option transactions is as follows for 2007:

	Shares	Weighted Average Grant Date Fair Value (per share)
Nonvested at beginning of period	11,026.2	$0.20
Granted	5,335.0	$0.20
Vested	(3,062.8)	$0.20
Forfeited and expired	(4,133.8)	$0.21
Nonvested at end of period	9,164.6	$0.20

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

9. Stock Options  – (continued)

As of December 31, 2007, there was $1.14 million of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a period of four years. The total fair value of shares vested during 2007 was $715.0 thousand.

10. Earnings Per Share

The Company calculates earnings per share in accordance with SFAS No. 128, “Earnings per Share”. In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of shares of common stock outstanding and diluted earnings per share is computed using the weighted average number of shares of common stock and the dilutive effect of options and warrants outstanding, using the “treasury stock” method, as follows:

	Year Ended December 31,
	2007	2006	2005
Weighted average shares outstanding – basic	54,805.2	48,714.8	40,049.7
Effect of dilutive stock options and warrants	—	—	—
Weighted average shares outstanding – diluted	54,805.2	48,714.8	40,049.7

As of December 31, 2007, 2006 and 2005 the Company had 20.6 million and 19.5 million and 22.3 million stock options and warrants outstanding, respectively, none of which have been included in diluted earnings per share since they would have been anti-dilutive as a result of the net losses in 2007, 2006 and 2005.

11. Debt and Capital Lease Obligations

Capital lease obligations at December 31, 2007 consisted of the following:

Obligations under capital lease	544.5
Less: current maturities	(247.0)
$297.5

Future minimum lease payments for equipment under capital leases at December 31, 2007 are as follows:

Year Ending December 31:	Amount
2008	$277.8
2009	210.2
2010	110.6
2011	—
2012	—
Thereafter	—
Total minimum lease payments	598.6
Less: amounts representing interest	(54.1)
Present value of net minimum lease payments	544.5
Less: current portion	(247.0)
$297.5

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

12. Income Taxes

The components of the Company’s tax provision for the years ended December 31, 2007, 2006 and 2005 were as follows:

	2007	2006	2005
Current income tax expense	$—	$—	$—
Deferred income tax (benefit)	—	—	—
	$—	$—	$—

The reconciliation of the income tax computed at the U.S. Federal statutory rate to income tax expense for the period ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Tax benefit at statutory rate of 35%	$(611.1)	$(761.5)	$(399.5)
State income taxes, net of Federal benefit	(56.7)	(70.7)	(37.1)
Nondeductible expenses	258.1	75.4	609.9
Change in valuation allowance	409.7	756.8	(173.3)
Net income tax expense (benefit)	$—	$—	$—

Deferred income taxes reflect the net income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes. The Company’s deferred income tax assets and liabilities consist of the following:

	2007	2006
Deferred tax assets:
Net operating loss carry-forwards	$4,881.9	$4,823.2
Deferred rent	58.6	66.0
Allowance for doubtful accounts	22.9	—
Stock options	171.4	171.0
Impairment of investment in JSM	30.6	30.0
Accrued bonuses	164.7	117.0
Depreciation and amortization	319.9	49.0
Deferred revenue	19.1	34.0
Reserve for settlements	72.7	37.0
	5,741.8	5,327.2
Valuation allowance	(5,741.8)	(5,327.2)
Net deferred tax asset	$—	$—

Net operating loss carry-forwards totaled approximately $12.8 million at December 31, 2007. The net operating loss carry-forwards can be utilized or expire if not utilized through the tax year ending in 2027. After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2007 and 2006, due to the uncertainty of realizing the deferred tax assets. The valuation allowance incresead by $414.6 during the year ended December 31, 2007.

Utilization of the Company’s net operating loss carry-forwards may be limited based on changes in ownership as defined in Internal Revenue Code Section 382.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

12. Income Taxes  – (continued)

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as a clear criteria for subsequently recognizing, derecognizing and measuring tax positions for financial statement purposes. The Interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax accounting. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management has evaluated all of its tax positions and determined that FIN 48 did not have a material impact on the Company’s financial position or results of operations during its year ended December 31, 2007.

13. Commitments and Contingencies

Clearing Agreement

vFinance Investments entered into a clearing agreement with NFS in 2004 (the “Clearing Agreement”). NFS acquired the vFinance Investment’s prior clearing firm and made a payment to extinguish $1.5 million owed by the Company under a credit facility in connection with that acquisition.

The new Clearing Agreement requires NFS to pay a monthly incentive bonus to the Company up to $25.0 thousand per month over the five-year term of the Clearing Agreement (to an aggregate of $1.5 million). The Company also received a $200.0 thousand payment from NFS in 2004, as compensation for the transition costs associated with migrating to a new clearing firm. As consideration for these incentives, NFS required a termination fee of $1.7 million in the event vFinance Investments terminates the Clearing Agreement. This fee is reduced annually on a pro rata basis over the five year term of the Clearing Agreement. As of December 31, 2007, the contingent obligation of the Company associated with this Clearing Agreement was $680.0 thousand.

In May 2007, EquityStation received notification from Merrill Lynch Pierce Fenner & Smith, Broadcort Division (“Merrill”) that effective September 22, 2007 it intended to terminate its clearing agreement with EquityStation, in accordance with the clearing agreement. On September 4, 2007, Merrill extended the termination date to October 23, 2007 and granted an additional extension on October 8, 2007 until November 30, 2007. This termination did not result in a material impact to its Consolidated Financial Statements, as it signed a clearing agreement with Penson Financial Services, Inc. (“Penson Clearing”) on September 7, 2007, and also executed a Tri-party Clearing Agreement through vFinance Investments to clear some of its business through National Financial Services. Clearing has commenced with Penson Clearing and through the Tri-party agreement.

Operating Lease Commitments

The Company leases office space under the terms of operating leases. The following chart shows lease obligations including rental of real property and equipment.

Year Ending December 31:	Amount
2008	$1,358.5
2009	728.2
2010	620.1
2011	635.1
2012	660.0
Thereafter	626.6
Total	4,628.5
Less: sublease rentals	(486.4)
$4,142.1

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

13. Commitments and Contingencies  – (continued)

Total rent expense under operating leases, including space rental, totaled $1.4 million, $1.0 million and $726.3 thousand for the years ended December 31, 2007, 2006 and 2005, respectively.

In February 2008, we received notification from the sublessee that occupies 14,000 square feet of office space the Company assumed in the Sterling Financial Acquisition that it was insolvent and would be unable to perform its obligations under the sublease. See Note 17.

Litigation

The Company, including its wholly owned subsidiary vFinance Investments, has been named as a defendant in various lawsuits and customer arbitrations. These claims result from the actions of brokers affiliated with vFinance Investments. In addition, under the vFinance Investments registered representatives’ contract, each registered representative has indemnified the Company for these claims. In accordance with SFAS No. 5 “Accounting for Contingencies,” the Company has established liabilities for potential losses from such complaints, legal actions, investigations and proceedings. In establishing these liabilities, the Company’s management uses its judgment to determine the probability that losses have been incurred and a reasonable estimate of the amount of losses. In making these decisions, the Company bases its judgments on knowledge of the situations, consultations with legal counsel and historical experience in resolving similar matters. In many lawsuits, arbitrations and regulatory proceedings, it is not possible to determine whether a liability has been incurred or to estimate the amount of that liability until the matter is close to resolution. However, accruals are reviewed regularly and are adjusted to reflect the Company’s estimates of the impact of developments, rulings, advice of counsel and any other information pertinent to a particular matter. Because of the inherent difficulty in predicting the ultimate outcome of legal and regulatory actions, the Company cannot predict with certainty the eventual loss or range of loss related to such matters. If the Company’s judgments prove to be incorrect, its liability for losses and contingencies may not accurately reflect actual losses that result from these actions, which could materially affect results in the period other expenses are ultimately determined. As of December 31, 2007, the Company has accrued approximately $110.0 thousand for these matters. The Company has recently acquired an errors and omissions policy for certain future claims in excess of the policy’s $75.0 thousand per claim deductible, up to an aggregate of $1.0 million. While the Company will vigorously defend itself in these matters, and will assert insurance coverage and indemnification to the maximum extent possible, there can be no assurance that these lawsuits and arbitrations will not have a material adverse impact on its financial position.

The business of vFinance Investments and EquityStation involve substantial risks of liability, including exposure to liability under federal and state securities laws in connection with the underwriting or distribution of securities and claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that generally seek rescission and substantial damages.

In the ordinary course of business, the Company and/or its subsidiaries may be parties to legal proceedings and regulatory inquiries, the outcome of which, either singularly or in the aggregate, is not expected to be material. There can be no assurance however that any sanctions will not have a material adverse effect on the financial condition or results of operations of the Company and/or its subsidiaries.

The following is a brief summary of certain matters pending against or involving the Company and its subsidiaries.

On or about February 28, 2005, Knight Equity Markets, LP (“Knight”) filed an arbitration action (FINRA Case No. 05-01069) against vFinance Investments, claiming that vFinance Investments received roughly $6.5 million in dividends that allegedly belong to Knight. vFinance Investments asserts that the dividends actually went to two of its clients, Pearl Securities LLC (“Pearl Securities”) and Michael Balog, and that vFinance Investments has no liability. vFinance Investments filed third party claims against Pearl

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

13. Commitments and Contingencies  – (continued)

Securities and Michael Balog to bring all of the parties into the action. Knight is seeking approximately $6.5 million in damages plus costs, attorney fees and punitive damages. In January 2008, the Company settled this claim for $325.0 thousand in cash.

On or about September 27, 2005, John S. Matthews filed an arbitration action (FINRA Case No. 05-014991) against the Company, claiming that the Company wrongfully terminated his independent contract with the Company and that the Company “stole” his clients and brokers. Mr. Matthews obtained a temporary restraining order and an agreed upon injunction was issued by the FINRA panel. Mr. Matthews and JMS Capital Holding Corp., a plaintiff in the arbitration action also requested unspecified damages resulting from the Company’s alleged improper activity. The Company and Mr. Matthews entered into a settlement agreement in July 2007 with respect to this arbitration action. Pursuant to the terms of the settlement agreement, the Company paid $75.0 thousand to Mr. Matthews in 2007 and is further obligated to make payments to Mr. Matthews totaling $225.0 thousand. In connection with this settlement, the Company recorded $250.0 thousand of arbitration settlement expense (a component of general and administrative costs) during the year ended December 31, 2007.

In November 2007, Nupetco Associates, LLC filed a customer arbitration action (FINRA Case No. 07-03152) with FINRA naming vFinance Investments as a co-respondent. The statement of claim alleges violations of various state and federal securities laws. The statement of claim seeks compensatory damages of approximately $510.0 thousand against vFinance Investments in addition to costs, attorneys’ fees and punitive damages. vFinance Investments has filed an answer and affirmative defenses and has requested discovery from the arbitration claimant. vFinance Investments intends to vigorously defend the arbitration.

On March 4, 2008 the Company received a customer arbitration action (FINRA Case No.08-00472) from Claimants, Donald and Patricia Halfmann. Under FINRA’s Code of Arbitration Procedure, vFinance is not required to file a responsive pleading until April 18, 2008. The Halfmanns’ Statement of Claim alleges that Jeff Lafferty, a former broker working for vFinance Investments, opened accounts for the Halfmanns and misappropriated approximately $110,000 of the Halfmanns’ funds via check alteration and forgery while he was employed by vFinance as the Halfmanns’ financial advisor. The Halfmanns also contend vFinance is liable for an additional $150,000 for investments made by the Halfmanns directly with Jeff Lafferty after their account transferred out of vFinance and after Lafferty’s resignation from vFinance, with a form U-5 filed with NASD by vFinance on August 27, 2004. Finally, the Halfmanns’ Statement of Claim requests punitive damages, costs and attorney’s fees incurred for this action. While vFinance intends to vigorously defend against the allegations made in the Halfmanns’ Statement of Claim, a prediction of the likely outcome cannot be made at this time.

The Company engaged in a number of other legal proceedings incidental to the conduct of its business. These claims aggregate a range of $80.0 thousand to $150.0 thousand.

14. Defined Contribution Plan

The Company maintains a defined contribution savings plan in which substantially all employees are eligible to participate. The Company may match up to 25% of the employee’s salary. The Company made no contributions to the plan for the years ended December 31, 2007, 2006 and 2005, respectively.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

15. Cash Flow Information

Supplemental disclosure of cash flow information and non-cash items affecting the statement of cash flows are as follows:

	2007	2006	2005
Supplemental cash flow disclosures:
Cash paid for interest during the year	$80.6	$59.7	$30.7
Cash paid for income taxes during the year	$—	$—	$—
Non-cash items affecting investing and financing activities:
Acquisition of computer equipment under capital leases	$489.2	$132.0	$368.0
Common stock issued for acquisition	$—	$3,406.0	$—

15. Concentrations of Credit Risk

The Company maintains its cash in bank and brokerage deposit accounts, the majority of which, at times, are either uninsured or may exceed federally insured limits. At December 31, 2007, the Company had $4.4 million in United States bank deposits, which exceeded federally insured limits. The Company places its cash with high quality insured financial institutions and has not experienced any losses in such accounts through December 31, 2007.

The Company and its subsidiaries are engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, banks, and other financial institutions. The Company clears a substantial portion of its retail, wholesale and market-making transactions through a single clearing broker. Similarly, the Company clears most of its fixed income security transactions through another clearing broker. In the event these or other such counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing of each counterparty.

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

16. Quarterly Financial Data

As discussed in Note 1 to the Consolidated Financial Statements, the Company’s Consolidated Financial Statements have been restated in accordance with SFAS No. 154 to correct certain errors. The following tables present certain items in the Company’s Consolidated Statements of Income for each of the quarterly periods in 2007 and 2006.

	Three Months Ended March 31, 2007	Three Months Ended June 30, 2007	Three Months Ended September 30, 2007	Three Months Ended December 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues, as reported	$12,019.2	$13,196.4	$11,010.3
Effect of restatement	21.0	(114.9)	(24.3)
Revenues – restated	$12,040.2	$13,081.5	$10,986.0	$14,491.0
Income (loss) from operations, as reported	$36.7	$(128.7)	$(700.5)
Effect of restatement	21.0	(114.9)	(24.3)
Income (loss) from operations – restated	$57.7	$(243.6)	$(724.8)	$(959.0)
Net income (loss), as reported	$37.8	$(129.9)	$(641.3)
Effect of restatement	21.0	(114.9)	(24.3)
Net income (loss) – restated	$58.8	$(244.8)	$(665.6)	$(894.4)
Net income (loss) per share – basic, as reported	$0.00	$(0.00)	$(0.01)	$(0.02)
Effect of restatement	—	—	—	—
Net income (loss) per share – basic – restated	$0.00	$(0.00)	$(0.01)	$(0.02)
Weighted avg. shares outstanding – basic	54,729.9	54,829.9	54,829.9	54,829.9
Net income (loss) per share – diluted, as reported	$0.00	$(0.00)	$(0.01)	$(0.02)
Effect of restatement	—	—	—	—
Net income (loss) per share – diluted – restated	$—	$—	$(0.01)	$(0.02)
Weighted avg. shares outstanding – diluted	56,125.1	54,829.9	54,829.9	54,829.9

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

16. Quarterly Financial Data  – (continued)

	Three Months Ended March 31, 2006	Three Months Ended June 30, 2006	Three Months Ended September 30, 2006	Three Months Ended December 31, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)(3)
Revenues, as reported(1)	$9,007.6	$9,654.5	$9,529.4	$10,403.4
Effect of restatement	(83.1)	(98.1)	(40.5)	179.5
Revenues – restated	$8,924.5	$9,556.4	$9,488.9	$10,582.9
Income (loss) from operations, as reported(1)	$388.4	$(361.5)	$(433.8)	$(1,851.5)
Effect of restatement	(83.1)	(98.1)	(40.5)	179.5
Income (loss) from operations – restated	$305.3	$(459.6)	$(474.3)	$(1,672.0)
Net income (loss), as reported(1)	$411.6	$(342.8)	$(385.7)	$(1,816.6)
Effect of restatement	(83.1)	(98.1)	(40.6)	179.6
Income (loss) from operations – restated	$328.5	$(440.9)	$(426.3)	$(1,637.0)
Net income (loss) per share – basic, as reported(1)	$0.01	$(0.01)	$(0.01)	$(0.03)
Effect of restatement	—	—	—	—
Net income (loss) per share – basic – restated	$0.01	$(0.01)	$(0.01)	$(0.03)
Weighted avg. shares outstanding – basic	40,126.1	47,269.0	53,126.1	53,357.6
Net income (loss) per share – diluted, as reported(1)	$0.01	$(0.01)	$(0.01)	$(0.03)
Effect of restatement	—	—	—	—
Net income (loss) per share – diluted – restated	$0.01	$(0.01)	$(0.01)	$(0.03)
Weighted avg. shares outstanding – diluted	42,231.2	47,269.0	53,126.1	53,357.6

(1)	Amounts labeled “as reported” represent amounts reported in Note 18 to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
(2)	Revenues and operating expenses increased in the second, third and fourth quarters of 2006 compared to the first quarter of 2006, primarily as a result of the Sterling Financial acquisition.
(3)	The Company’s loss from operations and net loss increased during the quarter ended December 31, 2006, primarily as a result of $261.3 thousand of expenses recorded in connection with arbitration settlements, the forgiveness of $215.0 thousand due from an unconsolidated affiliate, the accrual of incentive compensation paid in 2007 and a decrease in success fee revenues derived from investment banking services compared to prior quarters.

17. Subsequent Events

In February 2008, we received notification from the sublessee that occupies 14,000 square feet of office space the Company assumed in the Sterling Financial Acquisition that it was insolvent and would be unable to perform its obligations under the sublease. As of March 5, 2008, this sublessee vacated the premises and the Company began to market the property to identify a replacement sublessee. The Company does not expect the identification of a replacement sublessee or the terms upon which the property may be subleased to result in a material adverse effect to the Company’s financial position or results of operations.

On March 4, 2008 the Company received a customer arbitration action (FINRA Case No.08-00472) from Claimants, Donald and Patricia Halfmann. Under FINRA’s Code of Arbitration Procedure, vFinance is not

vFINANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Tables in Thousands, Except per Share Data)

17. Subsequent Events  – (continued)

required to file a responsive pleading until April 18, 2008. The Halfmanns’ Statement of Claim alleges that Jeff Lafferty, a former broker working for vFinance Investments, opened accounts for the Halfmanns and misappropriated approximately $110,000 of the Halfmanns’ funds via check alteration and forgery while he was employed by vFinance as the Halfmanns’ financial advisor. The Halfmanns also contend vFinance is liable for an additional $150,000 for investments made by the Halfmanns directly with Jeff Lafferty after their account transferred out of vFinance and after Lafferty’s resignation from vFinance, with a form U-5 filed with NASD by vFinance on August 27, 2004. Finally, the Halfmanns’ Statement of Claim requests punitive damages, costs and attorney’s fees incurred for this action. While vFinance intends to vigorously defend against the allegations made in the Halfmanns’ Statement of Claim, a prediction of the likely outcome cannot be made at this time.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

Dated as of November 7, 2007

among

NATIONAL HOLDINGS CORPORATION,

VFIN ACQUISITION CORPORATION

and

VFINANCE, INC.

NATIONAL HOLDINGS CORPORATION

A-i

A-ii

EXHIBITS:

Exhibit A — Form of Goldwasser Employment Agreement

Exhibit B — Form of Sokolow Employment Agreement

Exhibit C — Form of Levin Employment Agreement

Exhibit D — Form of Goldwasser Option Agreement

Exhibit E — Form of Sokolow Option Agreement

Exhibit F — Sokolow Voting Agreement

Exhibit G — Form of Director Voting Agreement

Exhibit H — Form of Sokolow Employment Termination Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 7, 2007 (the “Agreement”), by and among vFinance, Inc., a Delaware corporation (the “Company”), National Holdings Corporation, a Delaware corporation (“Parent”), and vFin Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of each corporation and its respective stockholders to consummate the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Board of Directors of the Company, upon unanimous recommendation of the Special Committee, has recommended that this Agreement be adopted by the Company’s stockholders; and

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of voting common stock of Parent and all outstanding options and warrants to purchase shares of common stock of the Company which are not exercised prior to the Merger shall be assumed by Parent; and

WHEREAS, as a condition and inducement of Parent’s willingness to enter into this Agreement, Sokolow shall enter into the Voting Agreement referenced in Section 8.1 hereof (the “Voting Agreement”); and

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and be accounted for as a purchase transaction; and,

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby:

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and that shall not contain any exclusivity provision in favor of the counterparty thereto or any provision having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Agreeing Party” has the meaning assigned in Section 6.1.

“Agreement” has the meaning assigned in the Preamble.

“Approvals” has the meaning assigned in Section 8.1(c).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City.

“Certificates” has the meaning assigned in Section 2.3(a).

“Change in the Company Recommendation” has the meaning assigned in Section 7.1(b).

“Clearing Arrangements Approvals” has the meaning assigned in Section 6.8.

“Closing” has the meaning assigned in Section 2.1(d).

“Closing Date” has the meaning assigned in Section 2.1(d).

“COBRA” has the meaning assigned in Section 4.14(f).

“Code” has the meaning assigned in the Preamble.

“Company” has the meaning assigned in the Preamble.

“Company Acquisition Proposal” shall have the meaning assigned in Section 6.3.

“Company Affiliate” shall have the meaning assigned in Section 7.8.

“Company Agreements” has the meaning assigned in Section 4.5.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2006.

“Company Balance Sheet Date” means December 31, 2006.

“Company Broker Dealers” has the meaning assigned in Section 5.8.

“Company Common Stock” has the meaning assigned in Section 4.2.

“Company Disclosure Schedule” has the meaning assigned in the introductory clause to Article 4.

“Company Employment Agreements” has the meaning assigned in Section 4.14.

“Company Expenses” has the meaning assigned in Section 9.5.

“Company Fairness Opinion” has the meaning assigned in Section 4.23.

“Company Financial Statements” shall mean the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company.

“Company Intellectual Property” has the meaning assigned in Section 4.21.

“Company Licenses” has the meaning assigned in Section 4.21.

“Company Permits” has the meaning assigned in Section 4.15.

“Company Preferred Stock” has the meaning assigned in Section 4.2.

“Company Recommendation” has the meaning assigned in Section 7.1(b).

“Company Record Date” shall mean the date of record set by the Board of Directors of the Company for the determination of whether a holder of Company Common Stock is entitled to vote at the Company Stockholders Meeting.

“Company Returns” has the meaning assigned in Section 4.13(b).

“Company SEC Documents” has the meaning assigned in Section 4.8.

“Company Securities” has the meaning assigned in Section 4.2.

“Company Share” has the meaning assigned in Section 2.2(a)(ii).

“Company Stock Options” has the meaning assigned in Section 2.4(a).

“Company Stock Plans” has the meaning assigned in Section 2.4(a).

“Company Stockholder Approval” has the meaning assigned in Section 4.3.

“Company Stockholders Meeting” has the meaning assigned in Section 4.3.

“Company Trade Secrets” has the meaning assigned in Section 4.21.

“Company Triggering Event” has the meaning assigned in Section 9.2.

“Company Warrants” has the meaning assigned in Section 4.2.

“Costs” has the meaning assigned in Section 7.10(a).

“DGCL” has the meaning assigned in Section 2.1(a).

“Effective Time” has the meaning assigned in Section 2.1(b).

“Employee Plans” has the meaning assigned in Section 4.14(b).

“End Date” has the meaning assigned in Section 9.1(b).

“Environment” means air, surface water, ground water, stream and river sediments, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

“Environmental Clean-up Site” means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation, formal or informal, related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

“Environmental Law” means any Law relating to Hazardous Materials or to the Environment, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

“Environmental Liabilities” means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, Encumbrances, violations, costs, and expenses (including attorneys’ and consultants’ fees) that (a) are incurred as a result of (i) the existence or alleged existence of Hazardous Substances in, on, under, at or emanating from any Property, (ii) the off-site transportation, treatment, storage or disposal of Hazardous Substances, or (iii) the violation of or non-compliance with or alleged violation of or non-compliance with any Environmental Law, or (b) arise under the Environmental Laws.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Authority or Regulatory Authority.

“ERISA” has the meaning assigned in Section 4.14(b).

“Exchange Act” has the meaning assigned in Section 4.4.

“Exchange Agent” has the meaning assigned in Section 2.3(a).

“Exchange Ratio” has the meaning assigned in Section 2.2(a)(iii).

“FINRA” means The Financial Industry Regulatory Authority.

“Form S-4” has the meaning assigned in Section 4.9(a).

“GAAP” shall mean generally accepted accounting principles.

“Goldwasser” has the meaning assigned in Section 8.1(e).

“Governmental and SRO Authorizations” has the meaning assigned in Section 4.15(b).

“Governmental Authority” means any United States federal, state, provincial, supranational, county or local or any foreign government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal, or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, or (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law.

“Indemnified Parties” has the meaning assigned in Section 7.10(a).

“IRS” means the Internal Revenue Service.

“Knowledge” with respect to the “Knowledge” of a party means that such party will be deemed to have “Knowledge” of a particular fact or matter if any individual who is serving as a director or officer of such party or any of its Subsidiaries, has actual knowledge of such fact or matter, after reasonable inquiry.

“Laws” means any foreign, federal, state or local statute, law (including common law), rule, ordinance, code or regulation, any order, and any regulation, rule, interpretation, guidance, directive, policy statement or opinion of any Governmental Authority.

“Lien” has the meaning assigned in Section 4.5.

“Material Adverse Effect” means any change, violation, inaccuracy, circumstance or effect that is materially adverse to the business, properties, assets (including intangible assets), liabilities, capitalization, results of operations or financial condition of either party and its Subsidiaries, taken as a whole, as the case may be; provided, however, that any direct adverse effect that results solely from the public announcement of the transactions contemplated by this Agreement shall not be taken into account in determining whether there has been a Material Adverse Effect.

“Merger” has the meaning assigned in Section 2.1(a).

“Merger Consideration” has the meaning assigned in Section 2.2(b).

“Merger Sub” has the meaning assigned in the Preamble.

“Nonplan Stock Options” has the meaning assigned in Section 2.4.

“Ordinary course of business” means the ordinary course of business of the Company and the Subsidiaries consistent with past practice.

“OTC BB” means the OTC Bulletin Board.

“Parent” has the meaning assigned in the Preamble.

“Parent Acquisition Proposal” has the meaning assigned in Section 6.4.

“Parent Agreements” has the meaning assigned in Section 5.5.

“Parent Balance Sheet” means the consolidated balance sheet of the Parent as of September 30, 2006.

“Parent Balance Sheet Date” means September 30, 2006.

“Parent Common Stock” means the Common Stock of Parent.

“Parent Disclosure Schedule” has the meaning assigned in the introductory clause to Article 5.

“Parent Employment Agreements” has the meaning assigned in Section 5.14(a).

“Parent Expenses” has the meaning assigned in Section 9.5.

“Parent Fairness Opinion” has the meaning assigned in Section 5.23.

“Parent Financial Statements” shall mean the audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent.

“Parent Intellectual Property” has the meaning assigned in Section 5.21.

“Parent Licenses” has the meaning assigned in Section 5.21.

“Parent Permits” has the meaning assigned in Section 5.15.

“Parent Preferred Stock” has the meaning assigned in Section 5.2.

“Parent Returns” has the meaning assigned in Section 5.13(a).

“Parent Securities” shall have the meaning assigned in Section 5.2.

“Parent SEC Documents” has the meaning assigned in Section 5.8.

“Parent Series A Preferred” has the meaning assigned in Section 5.2.

“Parent Series B Preferred” has the meaning assigned in Section 5.2.

“Parent Trade Secrets” has the meaning assigned in Section 5.21.

“Parent Triggering Event” has the meaning assigned in Section 9.3.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any other “person” as defined in Section 13(d)(3) of the Exchange Act.

“Proxy Statement/Prospectus” has the meaning assigned in Section 4.9(a).

“Qualifying Amendment” means an amendment or supplement to the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (a) a Change in the Company Recommendation, (b) a statement of the reasons of the Board of Directors of the Company for making such a Change in the Company Recommendation and (c) additional information reasonably related to the foregoing.

“Regulatory Law” means, all statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws promulgated or enacted by any Governmental Authority that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Required Approvals” has the meaning assigned in Section 7.4.

“Required Company Stockholder Vote” has the meaning assigned in Section 4.9(c).

“Restricted Stock Purchase Agreement” means a Restricted Stock Purchase Agreement in the form utilized under one of the Company Stock Plans pursuant to which the Company has sold Company restricted stock or issued Company stock purchase rights or as may otherwise have been entered into by the Company prior to the date of this Agreement.

“SEC” has the meaning assigned in Section 4.8.

“Securities Act” has the meaning assigned in Section 4.4.

“Site” means any of the real properties currently owned, leased, occupied, used or operated by the Company, including all soil, subsoil, surface waters and groundwater.

“Sokolow” has the meaning assigned in Section 8.1(e).

“Special Committee” means the Special Committee of the Company’s Board of Directors, comprised of Charles Modica and Jorge Ortega.

“Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than fifty percent (50%) of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Superior Proposal” has the meaning assigned in Section 6.3.

“Surviving Corporation” has the meaning assigned in Section 2.1(a).

“Tail Coverage” has the meaning assigned in Section 7.10(b).

“Takeover Laws” means (a) any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws and (b) Section 203 of the DGCL.

“Tax” has the meaning assigned in Section 4.13(a).

“Taxing Authority” has the meaning assigned in Section 4.13(a).

“Third Party Expenses” means all legal, accounting and financial advisory fees and expenses of third parties, whether payable in cash or securities, incurred by a party to this Agreement in connection with the negotiation and effectuation of all terms and conditions of this Agreement and the transactions contemplated hereby.

“2006 10-K” has the meaning assigned in Section 4.7.

ARTICLE 2

THE MERGER

Section 2.1 The Merger.

(a) In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger and a wholly owned subsidiary of Parent.

(b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Sub shall file a certificate of merger with the Secretary of State of Delaware and make all other filings or recordings required by DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, property and powers and be subject to all of the restrictions, disabilities, debts, obligations and duties of the Company and Merger Sub, all as provided under the DGCL.

(d) Unless this Agreement is earlier terminated pursuant to Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Littman Krooks LLP, 655 Third Avenue, New York, New York 10017 as soon as practicable, but in any event within three (3) Business Days after the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or at such other time, place and date as is mutually agreed to in writing by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.”

Section 2.2 Conversion of Shares and Merger Consideration.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(i) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with this Section 2.2(a)(i).

(ii) Each share of Company Common Stock (a “Company Share”) held by the Company as treasury stock or owned by any subsidiary of the Company, shall be cancelled, and no payment shall be made with respect thereto.

(iii) Each Company Share issued and outstanding immediately prior to the Effective Time (and except as otherwise provided in Section 2.2(a)(ii)), by virtue of the Merger will be converted into the right to receive 0.14 (the “Exchange Ratio”) shares of Parent common stock (the “Parent Common Stock”), plus any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.6 hereof.

(b) The Parent Common Stock to be received as consideration pursuant to the Merger by each holder of Company Shares (together with cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.6 hereof) is referred to herein as the “Merger Consideration.”

(c) From and after the Effective Time, all Company Shares converted in accordance with Section 2.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to Section 2.3(e). From and after the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized.

Section 2.3 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company as agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Company Shares (the “Certificates”) for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the Company Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record at the Effective Time of Company Shares the following documents: (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for payment with respect thereto.

(a) Each holder of Company Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration payable in respect of the Company Shares represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. In the event that a holder has lost or misplaced a Certificate, an affidavit of loss thereof (together with an appropriate indemnity and/or bond if the Parent so requires by notice in writing to the holder of such Certificate) satisfactory in form and substance to the Parent’s transfer agent and the Exchange Agent shall accompany such letter of transmittal in lieu of the applicable Certificate. In the event of transfer of ownership of Company Shares which is not registered in the transfer records of the Company, payment of the applicable Merger Consideration may be made to a transferee if the Certificate representing Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. No interest shall accrue or be paid to any beneficial owner of Company Shares or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If there are any certificates or scrip or Company Shares representing fractional shares of Company Shares, the holder of any such fractional share interest shall be entitled to receive his or her pro rata share of the Merger Consideration as corresponds to his or her fractional share interest.

(b) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to such registration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such registration shall pay to the Exchange Agent any transfer or other taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or the Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of Company Shares one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Company Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s Company Shares. Notwithstanding the foregoing, Parent, the Exchange Agent and the Surviving Corporation shall not be liable to any holder of Company Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) No dividends or other distributions with respect to Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Stock, all Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 2.4 Stock Options, Restricted Stock and Warrants.

(a) At the Effective Time, each outstanding option to purchase Company Shares that is either: (a) granted under the Company’s plans identified in Section 2.4 of the Company Disclosure Schedule (as defined in the introductory clause to Article 4 below) as being the only compensation or benefit plans or agreements pursuant to which Company Shares may be issued (collectively, the “Company Stock Plans”), or (b) granted outside of the Company Stock Plans and identified in Section 2.4 of the Disclosure Schedule (the “Nonplan Stock Options”), whether vested or not vested (collectively, the “Company Stock Options”), shall be deemed assumed by Parent and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions (including any provisions for acceleration) as were applicable under such Company Stock Option prior to the Effective Time (in accordance with the past practice of the Company with respect to interpretation and application of such terms and conditions), the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of Company Shares subject to such Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at a price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (a) the exercise price per Company Share otherwise purchasable pursuant to such Company Stock Option divided by (b) the Exchange Ratio. The parties intend that the conversion of the Company Stock Options hereunder will meet the requirements of section 424(a) of the Code in the case of incentive stock options and this Section 2.4(a) shall be interpreted or modified consistent with such intention. Except for the approval of the holders of certain options (which will be obtained prior to the Effective Time), the terms of the Company Stock Plans permit the assumption of options to purchase Company Common Stock as provided in this Section 2.4(a), without the consent or approval of the holders of such options. Except as set forth in Section 2.4 of the Company Disclosure Schedule, the Merger will not terminate or accelerate any Company Stock Option or any right of exercise, vesting or repurchase relating thereto with respect to Parent Common Stock acquired upon exercise of such assumed Company Stock Option. Holders of Company Stock Options will not be entitled to acquire Company Shares after the Merger. In addition, prior to the Effective Time, the Company will make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.4.

(b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 2.4.

(c) Each Company Warrant that remains outstanding following the Effective Time shall continue to have, and be subject to, the same terms and conditions set forth in the documents governing such Company Warrant immediately prior to the Effective Time, except that (i) such Company Warrant will be exercisable for that number of whole shares of Parent Common Stock as is equal to the product of the number of Company Shares that were purchasable under the Company Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for Parent Common Stock issuable upon exercise of such Company Warrant will be equal to the quotient obtained by dividing the aggregate exercise price of such Company Warrant immediately prior to the Effective Time by the number of shares of Parent Common Stock for which such Company Warrant shall be exercisable as determined in accordance with the preceding clause (i), rounded to the nearest whole cent.

Section 2.5 Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company (other than as contemplated in Section 4.2 or permitted under this Agreement) shall occur, including, without limitation, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide as nearly as practicable the effects contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend or similar event.

Section 2.6 Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Company Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.6, a cash payment in lieu of such fractional shares of Parent Common Stock in an amount equal to the product obtained by multiplying: (i) the fractional share of Parent Common Stock to which such holder otherwise would be entitled to by (ii) the last sale price on the OTC BB of a share of Parent Common Stock on the five trading days immediately preceding the Closing Date.

(b) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Company Shares without interest.

Section 2.7 Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.8 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Company Shares represented by such Certificate as contemplated by this Article 2.

Section 2.9 Shares Held by Company Affiliates.  Anything to the contrary herein notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Person who may be an “affiliate” of the Company (identified pursuant to Section 7.8) until such Person shall have delivered to Parent a duly executed letter as contemplated in Section 7.8. Such Person shall be subject to the restrictions described in such letter, and such shares (or certificates therefor) shall bear a legend describing such restrictions.

Section 2.10 Appraisal Rights.  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such Company Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, that, all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Company Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.3 of the Certificate or Certificates that formerly evidenced such Company Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Parent.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation of the Surviving Corporation.  The certificate of incorporation of Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to the current name of the Company.

Section 3.2 Bylaws of the Surviving Corporation.  The bylaws of Companyin effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 3.3 Directors and Officers of the Surviving Corporation.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically disclosed in the Company Disclosure Schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) The Company is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, which states or jurisdictions are listed on Section 4.1(b) of the Company Disclosure Schedule, except where the failure to be so qualified or in good standing, taken together with all other such failures, would not have a Material Adverse Effect on the Company.

(c) The Company has heretofore furnished or made available to Parent a complete and correct copy of the charter documents (including the articles or certificate of incorporation and bylaws, if any), as most recently amended to date of the Company and each of its Subsidiaries. Each such charter document is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation or any of the provisions of its respective charter documents.

Section 4.2 Capitalization.  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.01 par value per share (the “Company Common Stock”) and 100,000 shares of Preferred Stock, $0.01 par value per share (the “Company Preferred Stock”). As of November 7, 2007, (a) 54,829,876 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) no shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which stock options to purchase an aggregate of no shares of Company Common Stock were outstanding, and 18,395,002 shares of Company Common Stock were reserved for issuance pursuant to Nonplan Stock Options (of which, as of the date of this Agreement, no shares have been issued), (d) 4,559,728 shares of Company Common Stock were reserved for issuance upon exercise of warrants (“Company Warrants”), and (e) no Company Shares were held in the Treasury of the Company or any of its Subsidiaries. All the outstanding shares of the Company’s Common Stock are, and all Company Shares that may be issued pursuant to the exercise of outstanding Company Stock Options and the Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in this Section 4.2 or in Section 4.2 of the Company Disclosure Schedule, there are outstanding (x) no shares of capital stock or other voting securities of the Company, (y) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) no options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the “Company Securities”). There are no outstanding stock appreciation rights, performance units, phantom stock, profit participation or similar rights with respect to the Company and Company Securities, any Subsidiary or any of their respective securities (collectively, “Company Rights”) or obligation of the Company or any Subsidiary to issue or sell any such Company Right. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company or any agreements, arrangements, or other understandings to which the Company or any of its Subsidiaries is a party or by which it is bound that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger.

Section 4.3 Authority.  The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Stockholder Approval, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Company’s Board of Directors. The Board of Directors of the Company, upon the unanimous recommendation of the Special Committee, has directed that this Agreement be submitted to the Company’s stockholders for approval at a meeting of the Company’s stockholders for the purpose of approving the Merger and this Agreement (the “Company Stockholders Meeting”), and, except for the approval of this Agreement and the Merger by the affirmative vote of holders of a majority of the outstanding shares of the Company Common Stock (the “Company Stockholder Approval”) no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) it constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.4 Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require with respect to the Company or any of its Subsidiaries no consent of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger in accordance with DGCL, (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (c) compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws, and (d) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 4.5 Non-Contravention.  Except as disclosed in Section 4.5 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with the certificate of incorporation or bylaws of the Company or any Subsidiary, (b) assuming compliance with the matters referred to in Section 4.4, contravene or conflict with or constitute a violation of any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries (the “Company Agreements”) or any license, franchise, lease, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, with respect to subsections (b) and (c) of this Section 4.5, for any such default, termination cancellation or acceleration or other occurrences that would not individually, or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, “Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 4.13) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet (as such term is defined in

Section 4.9), as the case may be); (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like lien arising in the ordinary course of business; (iii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented or (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or other social security programs mandated under laws applicable to the Company. Except as disclosed in Section 4.5 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to any agreement that expressly limits the ability of the Company or any Subsidiary of the Company, or would limit Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time. All material Company Agreements are filed as exhibits to the Company SEC Documents.

Section 4.6 Board Recommendation; State Takeover Statutes.  The board of directors of the Company has (a) approved and adopted this Agreement, (b) determined that this Agreement and the transaction contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (c) resolved to recommend adoption of this Agreement to the stockholders of the Company, and (d) resolved that the Company take all action necessary to make inapplicable any restrictions on the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement that may result from the provisions of all applicable state Takeover Laws including, but not limited, to Section 203 of the DGCL.

Section 4.7 Subsidiaries.  Each of the Company’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, which states or jurisdictions are listed on Section 4.7 of the Company Disclosure Schedule, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 10-K”), as filed with the SEC, lists the only Subsidiaries of the Company at December 31, 2006, and all Subsidiaries of the Company thereafter formed or acquired are listed in Section 4.7 of the Company Disclosure Schedule. All of the outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid and nonassessable and are owned by the Company free and clear of all liens, claims, charges or encumbrances, and there are no irrevocable proxies with respect to such shares. Except as set forth in Section 4.7 of the Company Disclosure Schedule and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of the Company and its Subsidiaries, taken as a whole. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

Section 4.8 SEC and FINRA Filings.

(a) The Company has filed with the Securities and Exchange Commission (“SEC”) true and complete copies of, all forms, reports, schedules and other documents required to be filed by it under the Exchange Act or the Securities Act since January 1, 2004 (as such documents have been amended since the time of their filing, collectively, the “Company SEC Documents”). Except as set forth in Section 4.8 of the Company Disclosure Schedule, as of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except as set forth in Section 4.8 of the Company Disclosure Schedule, none of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company’s wholly-owned broker dealer subsidiaries vFinance Investments, Inc. and EquityStation, Inc. (collectively, “Company Broker Dealers”) have each filed with FINRA true and complete copies of all forms, reports and other documents required to be filed by it, except where the failure to make such filings would not have a Material Adverse Effect on the Company.

(b) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder that are applicable to it.

(c) The Company has designed and maintains disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities. To the extent applicable, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.9 Disclosure Documents.

(a) The proxy statement of the Company relating to the required meeting of stockholders of the Company contemplated by Section 7.1(a) and the prospectus of Parent relating to the shares of Parent Common Stock to be issued in connection with the Merger (the “Proxy Statement/Prospectus”) to be filed with the SEC in connection with the Merger and the registration statement on Form S-4 of Parent (the “Form S-4”) to be filed under the Securities Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

(b) Neither the Proxy Statement/Prospectus to be filed with the SEC, nor any amendment or supplement thereto, will, at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to stockholders of Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the Company Record Date (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and to consummate the transactions contemplated hereby.

(d) No representation or warranty is made by the Company in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4.

Section 4.10 Absence of Certain Changes.  Except as set forth in Section 4.10 of the Company Disclosure Schedule, and except as expressly permitted by this Agreement, since December 31, 2006 (the “Company Balance Sheet Date”), the Company and each Subsidiary has conducted its respective business in the ordinary course consistent with past practice and, without limiting the generality of the foregoing:

(a) There has been no event, occurrence or development of a state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

(b) There has not been any amendment or change in the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries;

(c) The Company has not nor has any Subsidiary incurred additional debt for borrowed money in excess of $75,000 for any single occurrence or $100,000 in aggregate, or incurred any obligation or liability except in the ordinary course of business consistent with past practice;

(d) The Company has not nor has any Subsidiary declared or made any dividend, payment or other distribution on or with respect to any share of capital stock, other than, in the case of any Subsidiary, to the Company;

(e) Neither the Company nor its Subsidiaries has made any change in accounting principles or methods, except in so far as may be required under GAAP; or

(f) The Company has not nor has any Subsidiary entered into any material transaction or contract, or made any commitment to do the same, except in the ordinary course of business consistent with past practice. Except as set forth in Section 4.10(f) of the Company Disclosure Schedule, no Company Agreement has been modified or amended, nor has the Company or any of its Subsidiaries waived any material rights under any such Company Agreement.

Section 4.11 No Undisclosed Material Liabilities.  There are no material liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities incurred in the ordinary course of business and consistent with past practice;

(b) liabilities disclosed in the Company SEC Documents filed prior to the date hereof or set forth in Section 4.11 of the Company Disclosure Schedule; or

(c) liabilities under this Agreement.

Section 4.12 Litigation.  Except as disclosed in the Company’s SEC Documents or set forth in Section 4.12 of the Company Disclosure Schedule, there is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending or to the Company’s Knowledge, threatened, against the Company or any Subsidiary of the Company, or to the Company’s Knowledge, any of their respective directors, officers, employees or agents, or involving any of their respective assets or properties before any court, agency, authority, arbitration panel or other tribunal which, if determined adversely, would have a Material Adverse Effect on the Company. Except as disclosed in the Company’s SEC Documents, neither the Company nor any Subsidiary is subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is the Company or any Subsidiary in default with respect to any notice, order, writ, injunction or decree which would have a Material Adverse Effect on the Company.

Section 4.13 Taxes.

(a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, including without limitation (i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of the Company or any Subsidiary (collectively, the “Company Returns”), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Effective Time have been or will be paid on or before such date, other than such Taxes which are adequately reserved for in accordance with GAAP. The Company Financial Statements fully accrue all actual and contingent liability for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company Financial Statements (i) fully accrue consistent with past practices and in accordance with GAAP all actual and contingent liabilities for Taxes with respect to all periods through the date of the Company Financial Statements and (ii) properly accrue consistent with past practices and in accordance with GAAP all liabilities for Taxes payable after the Company Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Company Financial Statements relating to Tax matters is accurate in all material respects.

(c) No Tax liability has been incurred since the date of the Company Financial Statements other than in the ordinary course of business and adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly or, with respect to employment taxes, monthly basis. The Company and each Subsidiary have withheld and paid to the applicable financial institution or Taxing Authority all amounts of Taxes required to be withheld in all material respects. No Company Returns filed with respect to federal income tax returns for Taxable periods of the Company in the case of the United States, have been examined by the Internal Revenue Service. The Company has not nor has any Subsidiary been granted any extension or waiver of the limitation period applicable to any Company Return.

(d) There is no claim, audit, action, suit, proceeding or, investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any Subsidiary in respect of any Tax or assessment. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Tax Authority received by the Company or any Subsidiary which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). There are no liens for Taxes upon the assets of the Company or any Subsidiary except liens for current Taxes not yet delinquent. Except as may be required as a result of the Merger, the Company has not nor has any Subsidiary been nor will it be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

(e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Company or any Subsidiary that, individually or collectively, could, as a result of the transactions contemplated hereby, give rise to the payment of any amount that would not be deductible pursuant to section 280G or section 162 (m) of the Code. Other than pursuant to this Agreement, the Company is not nor is any Subsidiary a party to or bound by (nor will they prior to the Effective Time become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Company or any Subsidiary. The Company has not nor has any Subsidiary participated in (and prior to the Effective Time the Company will not nor will any Subsidiary participate in) an international boycott within the meaning of section 999 of the Code. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of section 6661 of the Code. The Company has previously provided or made available to Parent complete and accurate copies of all the Company Returns and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents for the taxable periods ended December 31, 2000 through December 31, 2004.

Section 4.14 Employees and Employee Benefit Plans.

(a) Except as set forth at Section 4.14(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has entered into any employment contract or arrangement with any director, officer, employee or any other consultant or Person (i) which is not terminable by it at will without liability, except as the right of the Company or such Subsidiary to terminate its employees at will may be limited by applicable federal, state or foreign law, or (ii) under which the Company or any Subsidiary could have any material liability (collectively, the “Company Employment Agreements”).

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary maintains any deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, fringe benefit, hospitalization, insurance, severance, change in control, retention, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) covering any of its current or former officers, directors, employees or consultants (“Employee Plans”).

(c) The Company has made available to Parent true, complete and correct copies of (i) each Company Employment Agreement, (ii) each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (iii) the most recent annual report on Form 5500 filed with the IRS with respect to each Employee Plan (if any such report was required), (iv) the most recent summary plan description for each Employee Plan for which such summary plan description is required, (v) each trust agreement and group annuity contract relating to any Employee Plan, (vi) each determination letter and any outstanding request for a determination letter, and (vii) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit.

(d) Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan that is intended to be qualified under section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status (or, where there is no determination letter but the Employee Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable IRS procedures), and nothing has occurred, whether by any action or any failure to act, since the date of such determination letter that could adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust. No event has occurred and, to the Knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company could reasonably be expected to be subject to any liability under the terms of any Employee Plans (other than for benefits payable in the normal course of the operations of the Employee Plans), ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA. Each Employee Plan can be amended or terminated in accordance with its terms and any applicable law without any material liability to the Company or any of its Subsidiaries (excluding administrative expenses). No Employee Plan is a “multiemployer plan” as defined in section 3(37) of the ERISA and 414(f) of the Code, or a “multiple employer plan” as described in section 4063(a) of ERISA and 413 of the Code, and none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever contributed or had an obligation to contribute to any multiemployer plan or any plan subject to Title IV of ERISA. For purposes of this Section 4.14, an “ERISA Affiliate” is any organization that is a member of the controlled group of organizations of the Company and its Subsidiaries (within the meaning of sections 414(b), (c), (m) or (o) of the Code).

(e) Except as set forth in Section 4.14(e) of the Company Disclosure Schedule, no current or former director, officer or other employee of, or consultant to, the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company) as a result of the transactions contemplated hereby.

(f) Except as set forth in Section 4.14(f) of the Company Disclosure Schedule, no Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any of its Subsidiaries (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code section 4980B and ERISA sections 601 et seq., as amended from time to time (“COBRA”)).

(g) Except as required by applicable law, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the twelve (12) months ended on the Company Balance Sheet Date.

Section 4.15 Compliance with Law.

(a) To the Company’s Knowledge, all licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of the Company and its Subsidiaries which are necessary to the conduct of the Company’s and its Subsidiaries’ respective businesses (“Company Permits”) are in full force and effect and the Company is not nor is any Subsidiary in violation of any Company Permit in any respect, except for such exceptions or violations that, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect. To the Company’s Knowledge and except for exceptions which would not have a Material Adverse Effect, the businesses of the Company and its Subsidiaries have been conducted in accordance with all applicable laws, regulations, orders and other requirements of Governmental Authorities. Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, no investigation or review by any Governmental Authority or Regulatory Authority is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, nor has any Governmental Authority or Regulatory Authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company and Company Broker Dealers possess and are in substantial compliance with all SEC, FINRA and applicable state governmental authorizations (collectively, “Governmental and SRO Authorizations”) that are required to conduct the broker-dealer business of the Company Broker Dealers including, without limitation, all authorizations and licenses issued to any principal, officer or employee of the Company or Company Broker Dealers used in connection with the conduct or operations the business of Company Broker Dealers, except where the failure to obtain or comply with such Governmental and SRO Authorization would not have a Material Adverse Effect on the Company. Each of such Governmental and SRO Authorizations is listed on Section 4.15(b) of the Company Disclosure Schedule. Each of such Governmental and SRO Authorizations is valid and in full force and effect and neither Company Broker Dealers nor any of their employees received in writing, at any time since January 1, 2004, other than as set forth on the Company’s Form BD, any notice or other communication from any Governmental Authority or Regulatory Authority regarding (i) any actual or alleged violation of or failure to comply with any material term or requirement of any Governmental and SRO Authorization, or (ii) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental and SRO Authorization, except as may be required to consummate the transaction contemplated hereby.

(c) Company Broker Dealers are, and at all times since January 1, 2002 have been, in compliance with SEC Rule 15c-3(1) and Rule 15c-3(3) and in substantial compliance with the other provisions of Rule 15c-3.

Section 4.16 Contracts.  Each Company Agreement is legally valid and binding and in full force and effect, except where the failure to be legally valid and binding and in full force and effect would not have a Material Adverse Effect, and neither the Company nor any Subsidiary has breached, is in default under or has received written notice of any breach of or default or has waived any material rights under any Company Agreement, except those defaults and/or waivers that would not be reasonably expected to have a Material Adverse Effect. To the Company’s Knowledge, no other party to any of the Company Agreements has breached or is in default of any of its obligations thereunder.

Section 4.17 Finders’ or Advisors’ Fees.  There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.18 Environmental Matters.  Except as disclosed in the Company SEC Documents or as set forth in Section 4.18 of the Company Disclosure Schedule:

(a) The Company possesses any and all Environmental Permits necessary to or required for the operation of its business as currently conducted, except where the failure to possess such Environmental Permits would not cause a Material Adverse Effect. The Company will obtain, prior to the Closing, any Environmental Permits that must be obtained as of or immediately after the Closing in order for the Surviving Corporation and/or the Company to conduct the business of the Company as it was conducted prior to the Closing.

(b) The Company is in compliance in all material respects with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

(c) The Company has not received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any release or threatened or suspected release of any Hazardous Material, or (ii) any violation of Environmental Law, and there is no outstanding civil, criminal or administrative investigation, action, suit hearing or proceeding pending or threatened against the Company pursuant to any Environmental Law.

(d) The Company does not have any Environmental Liabilities or other obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material or any violation of Environmental Law, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

(e) No Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

(f) The Company has not transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at, from or to any site or other location.

(g) No Site is a current or proposed Environmental Clean-up Site.

(h) There are no Liens under or pursuant to any Environmental Law on any Site.

(i) There is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. Any underground storage tank meets all current applicable upgrade requirements.

(j) There have been no Environmental investigations, studies, audits, tests, reviews or other analyses conducted which are in the Company’s possession with respect to any Site which have not been delivered to Parent prior to execution of this Agreement.

(k) The Company has provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.

Section 4.19 Labor Matters.  There are no labor disputes or union organization activities pending or, to the Company’s Knowledge, threatened between the Company or a Subsidiary and any of its employees. None of the employees of the Company or any of its Subsidiaries belongs to any union or collective bargaining unit. The Company and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity and other laws and regulations related to employment or working conditions, including all civil rights and anti-discrimination laws, rules and regulations. The Company is not nor is any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company or any of its Subsidiaries. No officer or key employee or group of employees of the Company has expressed any intention of terminating his or her employment in any capacity and the Company and its Subsidiaries have no present intention to terminate the employment of any officer or key employee.

Section 4.20 Property.  The Company and its Subsidiaries, as the case may be, have sufficient title or leaseholds to real property to conduct their respective businesses as currently conducted and as contemplated to be conducted after the Effective Time, with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole. Section 4.20 of the Company Disclosure Schedule lists all owned or leased real estate used in the business of the Company and its Subsidiaries. The Company has previously provided to Parent copies of all real property leases to which the Company or any of its Subsidiaries is a party (the “Company Leases”). All Company leases are in full force and effect and there has been no event of default or action or circumstances that, with notice or the lapse of time or both, would constitute an event of default by the Company or any Subsidiary under any of the Company Leases.

Section 4.21 Proprietary Rights.  Section 4.21 of the Company Disclosure Schedule sets forth a list of all registered and material unregistered Company Intellectual Property (as defined below) owned by the Company and used in the conduct of its business and all agreements granting any right to use or practice any right relating to the Company Intellectual Property (as defined below) currently used in the conduct of the Company’s or any Subsidiary’s business (the “Company Licenses”). Except as set forth in Section 4.21 of the Company Disclosure Schedule, (i) the Company or its Subsidiaries is the sole owner of all of its rights under the Company Licenses free and clear of any liens, claims, encumbrances or interests; (ii) the Company or its Subsidiaries is the sole owner of, or has a valid right to use pursuant to a Company License, all patents and patent applications; registered and unregistered trademarks, service marks, trade names, trade dress, logos, company names and other source or business identifiers, including all goodwill associated therewith; the names, likenesses and other attributes of individuals; registered and unregistered copyrights, computer programs and databases; trade secrets, proprietary technology, know-how, industrial designs and other confidential information (“Company Trade Secrets”); any pending applications for any of the foregoing (collectively, the “Company Intellectual Property”) currently used in the conduct of the Company’s business, free and clear of any liens, claims, encumbrances or interests, (iii) to the Company’s Knowledge the present or past operations of the Company or the Subsidiaries does not infringe upon, violate, interfere or conflict with the rights of others with respect to any Company Intellectual Property and no claim is pending or, to the Company’s Knowledge, threatened, to this effect; (iv) to the Company’s Knowledge, none of the Company Intellectual Property is invalid or unenforceable, or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intellectual Property and no claim is pending or, to the Company’s Knowledge, threatened, to this effect; (v) no Company License provision or any other contract, agreement or understanding with any party exists which would prevent the continued use by the Company or the Subsidiaries (as currently used by the Company or its Subsidiaries) of any Company Intellectual Property following the consummation of the transactions contemplated hereby; (vi) to the Company’s Knowledge, no person is infringing upon or otherwise violating any Company Intellectual Property or Company License; (vii) there are no claims pending or, to the Company’s Knowledge, threatened in connection with any Company License; and (viii) to the Company’s Knowledge, no Company Trade Secret has been disclosed by the Company or its Subsidiaries to any third party except subject to an appropriate confidentiality agreement or as required by a Governmental Authority. No consent of any third party is required under any Company License as a result of the Company entering into this Agreement or consummating the Merger or other transactions contemplated by this Agreement.

Section 4.22 Insurance.  The Company has provided Parent with copies of all insurance policies to which the Company or a Subsidiary is a party or is a beneficiary or named insured. All of the insurable properties of the Company and its Subsidiaries are insured pursuant to insurance policies as is customary as to the risks insured, amounts of coverage and other material terms in the industry in which the Company and its Subsidiaries are engaged and all such insurance policies are in full force and effect. Neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such insurance policy. To the Company’s Knowledge, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. There have been no claims in excess of $50,000 asserted under any of the insurance policies of the Company or its Subsidiaries in respect of all general liability, professional liability, errors and omissions, property liability and worker’s compensation and medical claims since the Company’s Balance Sheet Date.

Section 4.23 Opinion of Financial Advisor.  The Company has received the opinion of Value Research Corporation to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Shares, and, as of the date hereof, such opinion has not been withdrawn (such opinion, the “Company Fairness Opinion”).

Section 4.24 Takeover Laws.  The Board of Directors of the Company has taken the necessary action to make inapplicable any applicable Takeover Laws or similar statute or regulation to this Agreement and the transactions contemplated hereby.

Section 4.25 Transactions with Affiliates.  Except as set forth in the Company SEC Documents or as set forth in Section 4.25 of the Company Disclosure Schedules, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.26 Full Disclosure.  No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Company or by any of its Subsidiaries to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as specifically disclosed in the Parent Disclosure Schedule delivered by the Parent to Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), the Parent represents and warrants to the Company as follows:

Section 5.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted.

(b) Each of Parent and Merger Sub is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, taken together with all other such failures, would not have a Material Adverse Effect on Parent.

(c) Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has made available to the Company true and complete copies of Parent and Merger Sub’s certificates of incorporation and bylaws, as amended to the date hereof. All of the issued and outstanding capital stock of Merger Sub is owned by Parent.

Section 5.2 Capitalization.  The authorized capital stock of the Parent consists of 30,000,000 shares of Common Stock, $0.02 par value per share (the “Parent Common Stock”) and 200,000 shares Preferred Stock, par value $.001 per share (50,000 of which have been designated Series A Preferred Stock, and 20,000 shares of which have been designated Series B Preferred Stock (the “Parent Preferred Stock”). As of November 7, 2007, (a) 8,602,628 shares of Parent Common Stock were issued and outstanding, (b) 37,550 shares of Series A, which are convertible into an aggregate 3,004,000 shares of Parent Common Stock, and no shares of Series B Parent Preferred Stock were issued and outstanding, (c) 2,387,000 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plans, of which stock options to purchase an aggregate of 2,007,000 shares of Parent Common Stock were outstanding, and 50,000 shares of Parent Common Stock were reserved for issuance pursuant to restricted stock grants (of which, as of the date of this Agreement, no shares have been issued), (d) 750,000 shares of Parent Common Stock were reserved for issuance upon exercise of warrants (“Parent Warrants”), and (e) no Parent Shares were held in the Treasury of the Parent or any of its Subsidiaries. All the outstanding shares of the Parent’s capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 5.2, as disclosed in Section 5.2 of the Parent Disclosure Schedule or in the Parent SEC Documents, there are outstanding (x) no shares of capital stock or other voting securities of the Parent, (y) no securities of the Parent convertible into or exchangeable for shares of capital stock or voting securities of the Parent, and (z) no preemptive or similar rights, subscription or other rights, convertible securities, or agreements relating to the capital stock of the Parent, obligating the Parent to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Parent or obligating the Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the capital stock of the Parent.

Section 5.3 Authority.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of each of Parent and Merger Sub of its obligations thereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and Merger Sub. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby. No other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company), it constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The shares of Parent Common Stock to be issued by Parent pursuant to the Merger: (i) have been duly authorized, and, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights, (ii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be registered under the Securities Act, and registered or exempt from registration under applicable United States “Blue Sky” laws, (iii) will, when issued in accordance with the terms of the Merger and this Agreement, be quoted on the OTC BB and (iv) will be issued free and clear of any Liens.

Section 5.4 Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub require with respect to the Parent or any of its Subsidiaries, no consent of, or filing with, any Governmental Authority or Regulatory Authority other than (a) the filing of a certificate of merger in accordance with DGCL, (b) compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the Securities Act and state securities laws, and (d) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.5 Non-Contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.4, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries (the “Parent Agreements”) or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as disclosed in Section 5.5 of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent is a party to any agreement that expressly limits the ability of Parent or any Subsidiary of Parent to compete in or conduct any line of business of the Company, or compete with any Person or in any geographic area or during any period of time in connection therewith, except to the extent that any such limitation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Parent after the Effective Time.

Section 5.6 Board Recommendation.  The board of directors of the Parent has (a) approved and adopted this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Parent, and (c) approved and adopted the Merger, the Merger Agreement and the issuance of shares of Parent Common Stock in connection with the Merger.

Section 5.7 Subsidiaries.  Each of the Parent’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Parent’s Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, which states or jurisdictions are listed on Section 5.7 of the Parent Disclosure Schedule, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Parent. Exhibit 21 to the Parent’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as filed with the SEC, lists the only Subsidiaries of the Parent at September 30, 2006, and all Subsidiaries of the Parent thereafter formed or acquired are listed in Section 5.7 of the Parent Disclosure Schedule. All of the outstanding shares of capital stock of the Subsidiaries of the Parent are validly issued, fully paid and nonassessable and are owned by the Parent free and clear of all liens, claims, charges or encumbrances, and there are no irrevocable proxies with respect to such shares. Except as set forth in Section 5.7 of the Parent Disclosure Schedule and except for the capital stock of its Subsidiaries, the Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of the Parent and its Subsidiaries, taken as a whole. There are no restrictions on the Parent to vote the stock of any of its Subsidiaries.

Section 5.8 SEC and FINRA Filings.  The Parent has filed with the SEC true and complete copies of, all forms, reports, schedules and other documents required to be filed by it under the Exchange Act or the Securities Act since January 1, 2004 (as such documents have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Parent’s wholly owned subsidiary National Securities Corporation (“National Securities”) has filed with FINRA true and complete copies of all forms, reports and other documents required to be filed by it, except where the failure to make such filings would not have a Material Adverse Effect on the Company.

Section 5.9 Disclosure Documents.

(a) The Proxy Statement/Prospectus to be filed with the SEC in connection with the Merger and the Form S-4 to be filed under the Securities Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 5.9(b), comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

(b) Neither the Proxy Statement/Prospectus to be filed with the SEC, nor any amendment or supplement thereto, will, at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to stockholders of the Company or at the time the Company’s stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) No representation or warranty is made by Parent in this Section 5.9 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4.

Section 5.10 Absence of Certain Changes.  Except as set forth in Section 5.10 of the Parent Disclosure Schedule, and except as expressly permitted by this Agreement, since September 30, 2006 (the “Parent Balance Sheet Date”), Parent and each Subsidiary has conducted its respective business in the ordinary course consistent with past practice and, without limiting the generality of the foregoing:

(a) There has been no event, occurrence or development of a state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole;

(b) There has not been any amendment or change in Parent’s Certificate of Incorporation or Bylaws;

(c) Parent has not nor has any Subsidiary incurred additional debt for borrowed money in excess of $75,000 for any single occurrence or $100,000 in aggregate, or incurred any obligation or liability except in the ordinary course of business consistent with past practice;

(d) Parent has not nor has any Subsidiary declared or made any dividend, payment or other distribution on or with respect to any share of capital stock, other than, in the case of any Subsidiary, to Parent;

(e) Neither the Parent nor its Subsidiaries has made any change in accounting principles or methods, except in so far as may be required under GAAP; and

(f) Neither the Parent nor any Subsidiary has entered into any material transaction or contract, or made any commitment to do the same, except in the ordinary course of business consistent with past practice.

Section 5.11 No Undisclosed Material Liabilities.  There are no material liabilities of the Parent or any Subsidiary of the Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities incurred in the ordinary course of business and consistent with past practice;

(b) liabilities disclosed in the Parent SEC Documents filed prior to the date hereof; and

(c) liabilities under this Agreement.

Section 5.12 Litigation.  Except as disclosed in the Parent SEC Documents or set forth in Section 5.12 of the Parent Disclosure Schedule, there is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending or, to the Parent’s Knowledge, threatened, against the Parent or any Subsidiary, or to the Parent’s Knowledge, any of their respective directors, officers, employees or agents, or involving any of their respective assets or properties before any court, agency, authority, arbitration panel or other tribunal which, if determined adversely, would have a Material Adverse Effect on Parent. Except as disclosed in the Company’s SEC Documents, the Parent is not nor is any Subsidiary subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is Parent or any Subsidiary in default with respect to any notice, order, writ, injunction or decree which would have a Material Adverse Effect on Parent.

Section 5.13 Taxes.

(a) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of Parent or any Subsidiary (collectively, the “Parent Returns”), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Effective Time have been or will be paid on or before such date, other than such Taxes which are adequately reserved for in accordance with GAAP. The Parent Financial Statements fully accrue all actual and contingent liability for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Parent Financial Statements (i) fully accrue consistent with past practices and in accordance with GAAP all actual and contingent liabilities for Taxes with respect to all periods through the date of the Parent Financial Statements and (ii) properly accrue consistent with past practices and in accordance with GAAP all liabilities for Taxes payable after the Parent Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Parent Financial Statements relating to Tax matters is accurate in all material respects.

(b) No Tax liability has been incurred since the date of the Parent Financial Statements other than in the ordinary course of business and adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly or, with respect to employment taxes, monthly basis. The Parent and each Subsidiary have, in all material respects, withheld and paid to the applicable financial institution or Taxing Authority all amounts of Taxes required to be withheld. No Parent Returns filed with respect to federal income tax returns for Taxable years of the Parent in the case of the United States, have been examined by the Internal Revenue Service. The Parent has not nor has any Subsidiary been granted any extension or waiver of the limitation period applicable to any Parent Return.

(c) There is no claim, audit, action, suit, proceeding or, investigation now pending or, to Parent’s Knowledge, threatened against or with respect to Parent or any Subsidiary in respect of any Tax or assessment. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Tax Authority received by the Parent or any Subsidiary which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). There are no liens for Taxes upon the assets of the Parent or any Subsidiary except liens for current Taxes not yet delinquent. Except as may be required as a result of the Merger, the Parent has not nor has any Subsidiary been nor will it be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

(d) There is no contract, agreement, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Parent or any Subsidiary that, individually or collectively, could, as a result of the transactions contemplated hereby, give rise to the payment of any amount that would not be deductible pursuant to section 280G or section 162 (m) of the Code. Other than pursuant to this Agreement, the Parent is not nor is any Subsidiary a party to or bound by (nor will they prior to the Effective Time become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Parent or any Subsidiary. The Parent has not nor has any Subsidiary participated in (and prior to the Effective Time the Parent will not nor will any Subsidiary participate in) an international boycott within the meaning of section 999 of the Code. The Parent has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of section 6661 of the Code. The Parent has previously provided or made available to the Company complete and accurate copies of all the Parent Returns and, as reasonably requested by the Company, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents for the taxable periods ended September 30, 2005 though September 30, 2006.

Section 5.14 Employees and Employee Benefit Plans.

(a) Except as set forth at Section 5.14(a) of the Parent Disclosure Schedule, neither the Parent nor any Subsidiary has entered into any employment contract or arrangement with any director, officer, employee or any other consultant or Person (i) which is not terminable by it at will without liability, except as the right of the Parent or such Subsidiary to terminate its employees at will may be limited by applicable federal, state or foreign law, or (ii) under which the Parent or any Subsidiary could have any material liability (collectively, the “Parent Employment Agreements”).

(b) Except as set forth in Section 5.14(b) of the Parent Disclosure Schedule, neither the Parent nor any Subsidiary maintains any Employee Plans.

(c) The Parent has made available to the Company true, complete and correct copies of (i) each Parent Employment Agreement, (ii) each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (iii) the most recent annual report on Form 5500 filed with the IRS with respect to each Employee Plan (if any such report was required), (iv) the most recent summary plan description for each Employee Plan for which such summary plan description is required, (v) each trust agreement and group annuity contract relating to any Employee Plan, (vi) each determination letter and any outstanding request for a determination letter, and (vii) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Each Employee Plan complies in all material respects with applicable laws, including, without limitation, ERISA and the Code.

(d) Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan that is intended to be qualified under section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status (or, where there is no determination letter but the Employee Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable IRS procedures),and nothing has occurred, whether by any action or any failure to act, since the date of such determination letter that could adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust. No event has occurred and, to the Knowledge of the Parent, there currently exists no condition or set of circumstances in connection with which the Parent that could reasonably be expected to be subject to any liability under the terms of any Employee Plans (other than for benefits payable in the normal course of the operations of the Employee Plans), ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA. Each Employee Plan can be amended or terminated in accordance with its terms and any applicable law without any material liability to the Parent or any of its Subsidiaries (excluding administrative expenses). No Employee Plan is a “multiemployer plan” as defined in section 3(37) of the ERISA and 414(f) of the Code, or a “multiple employer plan” as described in section 4063(a) of ERISA and 413 of the Code, and none of the Parent, any of its Subsidiaries or any ERISA Affiliate has ever contributed or had an obligation to contribute to any multiemployer plan or any plan subject to Title IV of ERISA. For purposes of this Section 5.14(d), an “ERISA Affiliate” is any organization that is a member of the controlled group of organizations of the Company and its Subsidiaries (within the meaning of sections 414(b), (c), (m) or (o) of the Code).

(e) Except as set forth in Section 5.14(e) of the Parent Disclosure Schedule, no current or former director, officer or other employee of, or consultant to, the Parent or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Parent) as a result of the transactions contemplated hereby.

(f) Except as set forth in Section 5.14(f) of the Parent Disclosure Schedule, no Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Parent or any of its Subsidiaries (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to COBRA).

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Parent or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the twelve (12) months ended on the Parent Balance Sheet Date.

Section 5.15 Compliance with Law.

(a) To the Parent’s Knowledge, all licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of Parent and its Subsidiaries which are necessary to the conduct of Parent’s and its Subsidiaries’ respective businesses (“Parent Permits”) are in full force and effect and neither Parent nor any Subsidiary is in violation of any Parent Permit in any respect, except for such exceptions or violations that, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect. To the Parent’s Knowledge and except for exceptions which would not have a Material Adverse Effect, the businesses of the Parent and its Subsidiaries have been conducted in accordance with all applicable laws, regulations, orders and other requirements of Governmental Authorities. Except as set forth in Section 5.15(a) of the Parent Disclosure Schedule, no investigation or review by any Governmental Authority or Regulatory Authority is pending or, to the Knowledge of the Parent, threatened against the Parent or its Subsidiaries, nor has any Governmental Authority or Regulatory Authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent.

(b) National Securities possesses and is in substantial compliance with all Governmental and SRO Authorizations that are required to conduct the broker-dealer business of National Securities including, without limitation, all authorizations and licenses issued to any principal, officer or employee of National Securities used in connection with the conduct or operations of the business of National Securities, except where the failure to obtain or comply with such Governmental and SRO Authorization would not have a Material Adverse Effect on the Parent. Each of such Governmental and SRO Authorizations is listed on Section 5.15 to the Parent Disclosure Schedule. Each of such Governmental and SRO Authorizations is valid and in full force and effect and neither National Securities nor any of its employees received in writing, at any time since January 1, 2004, other than as set forth on National Securities’ Form BD, any notice or other communication from any Governmental Authority or Regulatory Authority regarding (i) any actual or alleged violation of or failure to comply with any material term or requirement of any Governmental and SRO Authorization, or (ii) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental and SRO Authorization, except as may be required to consummate the transaction contemplated hereby.

(c) National Securities is, and at all times since January 1, 2004 has been in compliance with SEC Rule 15c-3(1) and Rule 15c-3(3) and in substantial compliance with the other provisions of Rule 15c-3.

Section 5.16 Contracts.  Each Parent Agreement is legally valid and binding and in full force and effect, except where the failure to be legally valid and binding and in full force and effect would not have a Material Adverse Effect, and there are no defaults thereunder nor has Parent or any of its Subsidiaries waived any material rights thereunder, except those defaults and/or waivers that would not have a Material Adverse Effect. To the Parent’s Knowledge, no other party to any of the Parent Agreements has breached or is in default of any of its obligations thereunder.

Section 5.17 Finders’ or Advisors’ Fees.  Other than the fee due Eureka Capital Markets, LLC in connection with their rendering of a fairness opinion with respect to the Merger, there are no investment brokers, finders or other intermediaries which have been retained by or are authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.18 Environmental Matters.  Except as disclosed in the Parent SEC Documents or as set forth in Section 5.18 of the Parent Disclosure Schedule:

(a) The Parent possesses any and all Environmental Permits necessary to or required for the operation of its business as currently conducted, except where the failure to possess such Environmental Permits would not cause a Material Adverse Effect. The Parent will obtain, prior to the Closing, any Environmental Permits that must be obtained as of or immediately after the Closing in order for the Surviving Corporation and/or the Parent to conduct the business of the Parent as it was conducted prior to the Closing.

(b) The Parent is in compliance in all material respects with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

(c) The Parent has not received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any release or threatened or suspected release of any Hazardous Material, or (ii) any violation of Environmental Law, and there is no outstanding civil, criminal or administrative investigation, action, suit hearing or proceeding pending or threatened against the Parent pursuant to any Environmental Law.

(d) The Parent does not have any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material and any violation of Environmental Law, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

(e) No Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

(f) Neither the Parent, nor any predecessor of the Parent, nor any entity previously owned by the Parent, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at, from or to any site or other location.

(g) No Site is a current or proposed Environmental Clean-up Site.

(h) There are no Liens under or pursuant to any Environmental Law on any Site.

(i) There is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. Any underground storage tank meets all current applicable upgrade requirements.

(j) There have been no Environmental investigations, studies, audits, tests, reviews or other analyses conducted which are in the Parent’s possession with respect to any Site which have not been delivered to Parent prior to execution of this Agreement.

(k) The Parent has provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.

Section 5.19 Labor Matters.  There are no labor disputes or union organization activities pending or to Parent’s Knowledge, threatened between Parent or a Subsidiary and any of its employees. None of the employees of Parent or any of its Subsidiaries belongs to any union or collective bargaining unit. Parent and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity and other laws and regulations related to employment or working conditions, including all civil rights and anti-discrimination laws, rules and regulations. Parent is not nor is any of its Subsidiaries the subject of any material proceeding asserting that Parent or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of Parent, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving Parent or any of its Subsidiaries. No officer or key employee or group of employees of the Company has expressed any intention of terminating his or her employment in any capacity and the Company and its Subsidiaries have no present intention to terminate the employment of any officer or key employee.

Section 5.20 Property.  The Parent and its Subsidiaries, as the case may be, have sufficient title or leaseholds to real property to conduct their respective businesses as currently conducted with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on the Parent and the Subsidiaries taken as a whole. All leases for real property to which the Parent or any of its Subsidiaries is a party (the “Parent Leases”) are in full force and effect and there has been no event of default or action or circumstances that, with notice or the lapse of time or both, would constitute an event of default by the Parent or any of its Subsidiaries under any of the Parent Leases.

Section 5.21 Proprietary Rights.  Section 5.21 of the Parent’s Disclosure Schedule sets forth a list of all registered and material unregistered Parent Intellectual Property (as defined below) owned by the Parent and used in the conduct of its business and all agreements granting any right to use or practice any right relating to the Parent Intellectual Property (as defined below) currently used in the conduct of the Parent’s or any Subsidiary’s business (the “Parent Licenses”). Except as set forth in Section 5.21 of the Parent Disclosure Schedule, (i) the Parent or its Subsidiaries is the sole owner of all of its rights under the Parent Licenses free and clear of any liens, claims, encumbrances or interests; (ii) the Parent or its Subsidiaries is the sole owner of, or has a valid right to use pursuant to a Parent License, all patents and patent applications; registered and unregistered trademarks, service marks, trade names, trade dress, logos, company names and other source or business identifiers, including all goodwill associated therewith; the names, likenesses and other attributes of individuals; registered and unregistered copyrights, computer programs and databases; trade secrets, proprietary technology, know-how, industrial designs and other confidential information (“Parent Trade Secrets”); any pending applications for any of the foregoing (collectively, the “Parent Intellectual Property”) currently used in the conduct of the Parent’s business, free and clear of any liens, claims, encumbrances or interests, (iii) to the Parent’s Knowledge the present or past operations of the Parent or the Subsidiaries does not infringe upon, violate, interfere or conflict with the rights of others with respect to any Parent Intellectual Property and no claim is pending or, to the Parent’s Knowledge, threatened, to this effect; (iv) to the Parent’s Knowledge, none of the Parent Intellectual Property is invalid or unenforceable, or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Parent Intellectual Property and no claim is pending or, to the Parent’s Knowledge, threatened, to this effect; (v) no Parent License provision or any other contract, agreement or understanding with any party exists which would prevent the continued use by the Parent or the Subsidiaries (as currently used by the Parent or its Subsidiaries) of any Parent Intellectual Property following the consummation of the transactions contemplated hereby; (vi) to the Parent’s Knowledge, no person is infringing upon or otherwise violating any Parent Intellectual Property or Parent License; (vii) there are no claims pending or, to the Parent’s Knowledge, threatened in connection with any Parent License; and (viii) to the Parent’s Knowledge, no Parent Trade Secret has been disclosed by the Parent or its Subsidiaries to any third party except subject to an appropriate confidentiality agreement or as required by a Governmental Authority.

Section 5.22 Insurance.  The Parent has provided the Company with copies of all insurance policies to which the Parent or a Subsidiary is a party or is a beneficiary or named insured. All of the insurable properties of the Parent and its Subsidiaries are insured pursuant to insurance policies insurance policies as is customary as to the risks insured, amounts of coverage and other material terms and all such insurance policies are in full force and effect in the industry in which the Company and its Subsidiaries are engaged. There have been no claims in excess of $50,000 asserted under any of the insurance policies of the Parent or its Subsidiaries in respect of all general liability, professional liability, errors and omissions, property liability and worker’s compensation and medical claims since the Parent’s Balance Sheet Date. Neither the Parent nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such insurance policy. To Parent’s Knowledge, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 5.23 Opinion of Financial Advisor.  The Parent has been advised by its financial advisor, Eureka Capital Markets, LLC, that in its opinion, as of the date of this Agreement, the Exchange Ratio and the payment of the Merger Consideration is fair from a financial point of view to the Parent and, as of the date hereof, such opinion has not been withdrawn (such opinion, the “Parent Fairness Opinion”).

Section 5.24 Takeover Statutes.  The Board of Directors of Parent has taken the necessary action to make inapplicable any applicable Takeover Laws or similar statute or regulation to this Agreement and the transactions contemplated hereby.

Section 5.25 Transactions with Affiliates.  Except as set forth in the Parent SEC Documents, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Parent, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 5.26 Full Disclosure.  No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Parent or the Merger Sub to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, the Company, on the one hand, and the Parent, on the other hand, each agrees as to itself and its Subsidiaries (in each such case, the “Agreeing Party”) that (except as expressly contemplated or permitted by this Agreement or Section 6.1 of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be):

(a) Ordinary Course.

(i) the Agreeing Party and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable commercial efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

(ii) The Agreeing Party shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith which do not exceed $50,000 in the aggregate.

(b) Dividends; Changes in Share Capital.  The Agreeing Party shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular dividends from a Subsidiary of the Agreeing Party to the Agreeing Party or to another Subsidiary of the Agreeing Party in accordance with past dividend practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Agreeing Party which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities.  The Agreeing Party shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than or in connection with (i) the issuance of the Company Common Stock upon the exercise in accordance with their present terms of the Company Warrants and the Company Stock Options outstanding as of the date of this Agreement, (ii) the issuance of the Parent Common Stock upon the exercise in accordance with their present terms of the Parent stock options and Parent warrants outstanding as of the date of this Agreement, (iii) the issuance of stock options to newly-hired employees in the ordinary course of business consistent with past practice; (iv) issuances, sales or deliveries by a wholly owned Subsidiary of the Agreeing Party of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of the Agreeing Party or (v) the issuance of a stock grant bonus to Goldwasser on terms to be mutually agreed to by the Agreeing Parties.

(d) Governing Documents.  Except to the extent required to comply with its obligations hereunder or with applicable law, the Agreeing Party shall not, and shall not permit its Subsidiaries to, amend or propose to so amend its Certificate of Incorporation or its By Laws or other governing documents.

(e) No Mergers or Acquisitions.  Neither Agreeing Party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of the Agreeing Party and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor). Neither Agreeing Party shall, nor shall it permit its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement.

(f) No Dispositions.  Neither Agreeing Party shall, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any substantial part of its assets (including capital stock of Subsidiaries of the Agreeing Party) other than in the ordinary course of business consistent with past practice.

(g) Insurance.  Neither Agreeing Party shall, nor shall it permit any of its Subsidiaries to, fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated hereby.

(h) Investments; Indebtedness.  Neither Agreeing Party shall, nor shall it permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Agreeing Party or a Subsidiary of the Agreeing Party to or in the Agreeing Party or any Subsidiary of the Agreeing Party, (B) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Agreeing Party and its Subsidiaries taken together as a whole (provided that none of such transactions referred to in this clause (B) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law) or (ii) except in the ordinary course consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Agreeing Party or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary), cancel or forebear or defer any material indebtedness owed to the Agreeing Party or any Subsidiary thererof, or enter into any arrangement having the economic effect of any of the foregoing.

(i) Compensation.

(i) Neither Agreeing Party shall increase the amount of compensation of, or pay any severance to any director, officer or employee (other than in the ordinary course of business consistent with past practice) of the Agreeing Party or any Subsidiary of the Agreeing Party, or make any increase in, or commitment to increase, or accelerate the payment of any employee benefits, grant any additional stock options (except as permitted by Section 6.1(c)), adopt or amend or make any commitment to adopt or amend any Employee Plan (except as otherwise expressly provided by this Agreement) or fund or make any contribution to any Employee Plan or any related trust or other funding vehicles, other than regularly scheduled contributions to trusts funding qualified plans.

(ii) Neither Agreeing Party shall accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Stock Option or Parent Stock Option, as the case may be, and any option granted or committed to be granted after the date of this Agreement shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement. Each Agreeing Party shall, prior to the Effective Date, eliminate by modifying the affected agreement any provision providing for such acceleration of vesting or the lapsing of restrictions with respect to any Company Stock Option or Parent Stock Option, as the case may be.

(j) Tax Free Qualification.  The Company and Parent shall use their best efforts not to, and shall use their best efforts not to permit any of their Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.1) that would prevent or impede the Merger from qualifying as a “reorganization”

within the meaning of Section 368(a) of the Code. Parent (i) has no plan or intention to reacquire any of its stock issued in the Merger, or to liquidate Company, merge Company with or into another corporation (other than the Merger Sub), sell or otherwise dispose of the stock of Company (except for transfers to corporations controlled by Parent), or to cause Company to sell or otherwise dispose of any of its assets (other than transfers to corporations controlled by Company) except for dispositions made in the ordinary course of business, and (ii) will cause the Company to continue its historic business or use a significant portion of its historic business assets in a business.

(k) Accounting Methods; Tax Matters.  Except as disclosed in the Company SEC Documents and the Parent SEC Documents, as the case may be, filed prior to the date of this Agreement, or as required by a Governmental Authority, neither Agreeing Party shall change in any material respect its methods of accounting in effect at September 30, 2006 in the case of the Parent and December 31, 2006 in the case of the Company, except as required by changes in GAAP as concurred in by the Agreeing Party’s independent public accountants. Neither Agreeing Party shall (i) change its fiscal year; (ii) make any Tax election that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) settle any material Tax claim or assessment or (iv) surrender any right to claim a material Tax refund or to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

(l) Litigation.  Neither Agreeing Party shall, nor shall it permit any of its subsidiaries to, settle or compromise any material suit, action, proceeding or regulatory investigation pending for an amount in excess of $50,000 or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any suit, action, proceeding or regulatory investigation pending, except for such consent decrees, injunctions or restraints which would not individually or in the aggregate have a Material Adverse Effect.

(m) Intellectual Property.  Neither Agreeing Party shall sell, transfer or license to any Person or otherwise extend, amend or modify any rights to any Intellectual Property owned by either Agreeing Party, other than in the ordinary course of business or pursuant to any contracts, agreements, arrangements or understandings currently in place.

(n) Certain Actions.  Other than as expressly permitted by Sections 9.1, 9.2 or 9.3, hereof, neither Agreeing Party shall take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.

(o) Affiliate Agreements.  Enter into any contract (i) with an Affiliate, (ii) other than in the ordinary course of business, (iii) that would have been set forth on Section 4.5 of the Company Disclosure Schedule or Section 5.5 of the Parent Disclosure Schedule if in effect on the date of this Agreement or (iv) that amends, extends or terminates any of the contracts set forth on Section 4.5 of the Company Disclosure Letter or Section 5.5 of the Parent Disclosure Letter.

(p) Takeover Laws.  Take any action to subject the Merger or any party to this Agreement to, or to render inapplicable any exemption from, any Takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

(q) No Related Actions.  Neither Agreeing Party shall, nor shall it permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 6.2 Governmental Filings.  The Company and Parent shall (a) confer on a reasonable basis with each other and (b) report to each other (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) on operational matters. The Company and Parent shall file all reports and correspondence required to be filed by each of them with the SEC (and all other Governmental Authorities) and the FINRA between the date of this Agreement and the Effective Time and shall, if requested by the other party and (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, correspondence, announcements and publications promptly upon request.

Section 6.3 Other Company Acquisition Proposals.

(a) Except as otherwise provided in this Section 6.3, the Company shall not, and shall not permit or authorize the Company’s Subsidiaries, its and their officers, directors, employees, affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries), directly or indirectly, to (i) initiate, solicit or knowingly encourage (including by way of furnishing information) any inquiries or the making of any proposal relating to, any Company Acquisition Proposals (as defined below), or enter into discussions (except as to the existence of these provisions) or negotiate with any person or entity in furtherance of such inquiries or to obtain an Company Acquisition Proposal, or agree to, approve, recommend, approve or endorse, any Company Acquisition Proposal or (ii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, share exchange agreement, asset purchase agreement, option agreement or similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principal requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. The Company shall within twenty-four (24) hours notify Parent of all relevant terms of any such inquiries or proposals received by the Company or by any subsidiary or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall within twenty-four (24) hours deliver or cause to be delivered to Parent a copy of such inquiry or proposal and within twenty-four (24) hours update Parent as to any material changes (and provide Parent with copies of same if in writing) with respect to such inquiry or proposal. Nothing contained in this Agreement shall prevent the Company or its Board of Directors from (a) making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, failure so to disclose would be inconsistent with its obligations under applicable law; (b) negotiating with or furnishing information to any Person who has made an unsolicited bona fide written Company Acquisition Proposal; or (c) recommending such Company Acquisition Proposal to its stockholders, if and only to the extent that, in the case of actions referred to in clause (b) or clause (c), such Company Acquisition Proposal is a Superior Proposal (as defined below) and Parent is given at least two (2) Business Days’ written notice of the identity of the third party and all material terms and conditions of the Superior Proposal to respond to such Superior Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal; provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their shares in connection with a tender offer except to the extent the Board of Directors of the Company determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to stockholders under applicable law, after receiving the advice of its outside financial and legal advisors. Neither the Company nor any of its Subsidiaries shall provide any material non-public information to any third party in connection with a Company Acquisition Proposal unless such third party has entered into a confidentiality agreement containing terms the Company determines to be substantially the same as the Confidentiality Agreement (but permitting the disclosures to Parent and its Affiliates described in this Section 6.3 to be made to the Parent and its Affiliates).

(b) For purposes of this Agreement, a “Company Acquisition Proposal” means, in respect of the Company, an unsolicited bona fide proposal for or in respect of (i) a merger, consolidation, business combination, recapitalization, or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company, from a Person that in the reasonable judgment of Company’s Board of Directors (based on advice from a recognized investment bank, it being recognized for the purposes of this Section 6.3 that Value Research Corporation is a recognized investment bank) is financially capable of consummating such proposal.

(c) For purposes of this Agreement, a “Superior Proposal” means, an unsolicited, bona fide written Company Acquisition Proposal (in respect of the Company) or Parent Acquisition Proposal (in respect of the Parent) for or in respect of at least a majority of the outstanding Company Shares or Shares of the Parent on terms that the Board of Directors of the relevant entity determines, in its good faith judgment (after consultation with its financial advisors and legal counsel) to be more favorable to the relevant entity’s stockholders than the terms of the Merger; is from a Person that in the reasonable judgment of the relevant entity’s Board of Directors (after consultation with a recognized investment bank, it being recognized that for the purposes of this Agreement either Value Research Corporation or Eureka Capital Markets, LLC. is a recognized investment bank) is financially capable of consummating such proposal, and that in the reasonable judgment of the relevant entity’s Board of Directors (after consultation with a recognized investment bank), if accepted, is reasonably likely to be consummated taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer.

(d) Neither the board of directors of the Company nor any committee thereof shall directly or indirectly (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation in favor of the Merger or (ii) take any other action or make any other public statement in connection with the Company Stockholder Meeting inconsistent with such recommendation; provided, that at any time prior to obtaining the Requisite Stockholder Vote, if the Company receives an Acquisition Proposal which the board of directors of the Company concludes in good faith constitutes a Superior Proposal, the board of directors of the Company may (i) cause the Company to terminate this Agreement pursuant to Section 9.1 and to concurrently enter into a definitive agreement with respect to such Superior Proposal or (ii) withdraw or modify its approval of this Agreement or its recommendation that the Company’s stockholders adopt this Agreement and approve the Transactions if, in each case, the Board determines in good faith, after consultation with its outside financial and legal advisors, that failure to take such action would violate its fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (i) and any purported termination pursuant to the foregoing clause (i) shall be void and of no force and effect, unless prior to such termination the Company pays the amounts payable pursuant to Section 9.5, the Company has complied with this Section 6.3 and such Acquisition Proposal continues to constitute a Superior Proposal; and provided, further, that the Company may not terminate this Agreement pursuant to the foregoing clause (i) and the Board may not effect a withdrawal or modification of its approval of this Agreement pursuant to the foregoing clause (ii) unless the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of its intention to withdraw or modify its approval of this Agreement or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents relating thereto. During the Notice Period, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other term of such Superior Proposal shall require a new written notice by the Company and a new four-Business Day period).

(e) Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a withdrawal of the Board’s recommendation in favor of this Agreement pursuant to Section 6.3(d) unless the Board expressly publicly reaffirms in such disclosure its recommendation in favor of the adoption of this Agreement.

(f) The Company acknowledges and agrees that any violations of the restrictions set forth in this Section 6.3 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.3 by the Company.

(g) The Company shall not, directly or indirectly, pay, reimburse or otherwise assume liability for, or agree or commit to pay, reimburse or otherwise assume liability for, any fees or expenses of any person with whom the Company holds discussions or to whom the Company provides information pursuant to this Section 6.3 in excess of $100,000 in the aggregate.

Section 6.4 Other Parent Acquisition Proposals.

(a) Except as otherwise provided in this Section 6.4, Parent shall not, and shall not permit or authorize the Parent’s Subsidiaries, its and their officers, directors, employees, affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries), directly or indirectly, to (i) initiate, solicit or knowingly encourage (including by way of furnishing information) any inquiries or the making of any proposal relating to, any Parent Acquisition Proposals (as defined below), or enter into discussions (except as to the existence of these provisions) or negotiate with any person or entity in furtherance of such inquiries or to obtain an Parent Acquisition Proposal, or agree to, approve, recommend, approve or endorse, any Parent Acquisition Proposal or (ii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, share exchange agreement, asset purchase agreement, option agreement or similar agreement providing for or relating to a Parent Acquisition Proposal or enter into any agreement or agreement in principal requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Parent shall within twenty-four (24) hours notify the Company of all relevant terms of any such inquiries or proposals received by Parent or by any Subsidiary or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Parent shall within twenty-four (24) hours deliver or cause to be delivered to the Company a copy of such inquiry or proposal and within twenty-four (24) hours update the Company as to any material changes (and provide the Company with copies of same if in writing) with respect to such inquiry or proposal. Nothing contained in this Agreement shall prevent Parent or its board of directors from (a) making any disclosure to its stockholders if, in the good faith judgment of its board of directors, failure so to disclose would be inconsistent with its obligations under applicable law; (b) negotiating with or furnishing information to any Person who has made an unsolicited bona fide written Parent Acquisition Proposal; or (c) recommending such Parent Acquisition Proposal to its stockholders, if and only to the extent that, in the case of actions referred to in clause (b) or clause (c), such Parent Acquisition Proposal is a Superior Proposal (as defined below) and the Company is given at least two (2) Business Days’ written notice of the identity of the third party and all material terms and conditions of the Superior Proposal to respond to such Superior Proposal. Nothing contained in this Agreement shall prevent the board of directors of Parent from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Parent Acquisition Proposal; provided that the board of directors of Parent shall not recommend that the stockholders of Parent tender their shares in connection with a tender offer except to the extent the board of directors of Parent determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the board of directors of Parent to stockholders under applicable law, after receiving the advice of outside legal counsel. Neither Parent nor any of its Subsidiaries shall provide any material non-public information to any third party in connection with a Parent Acquisition Proposal unless such third party has entered into an Acceptable Confidentiality Agreement with Parent and a copy of such Acceptable Confidentiality Agreement has been provided to the Company.

(b) For purposes of this Agreement, a “Parent Acquisition Proposal” means, in respect of the Company, an unsolicited bona fide proposal for or in respect of (i) a merger, consolidation, business combination, recapitalization, or similar transaction involving the Parent pursuant to which the stockholders of Parent immediately preceding such transaction would hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Parent of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Parent’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Parent, from a Person that in the reasonable judgment of Parent’s Board of Directors (based on advice from a recognized investment bank, it being recognized for the purposes of this Section 6.4 that Eureka Capital Markets, LLC is a recognized investment bank) is financially capable of consummating such proposal.

(c) Neither the board of directors of Parent nor any committee thereof shall directly or indirectly (i) withdraw or modify in a manner adverse to the Company, or publicly propose to withdraw or modify in a manner adverse to the Company, its approval of the Merge; provided, that at any time prior to the Closing Date, if Parent receives an Acquisition Proposal which the board of directors of Parent concludes in good faith constitutes a Superior Proposal, the board of directors of Parent may (i) cause Parent to terminate this Agreement pursuant to Section 9.2 to concurrently enter into a definitive agreement with respect to such Superior Proposal or (ii) withdraw or modify its approval of this Agreement if, the Board determines in good faith, after consultation with outside counsel, that failure to take such action would violate its fiduciary duties under applicable Law; provided, however, that Parent shall not terminate this Agreement pursuant to the foregoing clause (i) and any purported termination pursuant to the foregoing clause (i) shall be void and of no force and effect, unless prior to such termination Parent pays the amounts payable pursuant to Section 9.5, Parent has complied with this Section 6.4 and such Acquisition Proposal continues to constitute a Superior Proposal; and provided, further, that Parent may not terminate this Agreement pursuant to the foregoing clause (i) and the board of directors of Parent may not effect a withdrawal or modification of its approval of this Agreement pursuant to the foregoing clause (ii) unless Parent shall have provided prior written notice to the Company, at least four Business Days in advance (the “Notice Period”), of its intention to withdraw or modify its approval of this Agreement or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents relating thereto. During the Notice Period, Parent shall, and shall cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the board of directors of Parent shall take into account any changes to the financial and other terms of this Agreement proposed by the Company in response to any such written notice by Parent or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other term of such Superior Proposal shall require a new written notice by Parent and a new four-Business Day period).

(d) Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a withdrawal of the recommendation of the board of directors of Parent in favor of this Agreement pursuant to Section 6.4(c) unless the board of directors of Parent expressly publicly reaffirms in such disclosure its recommendation in favor of the adoption of this Agreement.

(e) Parent acknowledges and agrees that any violations of the restrictions set forth in this Section 6.4 by any Representative of Parent or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.3 by Parent.

(f) Parent shall not, directly or indirectly, pay, reimburse or otherwise assume liability for, or agree or commit to pay, reimburse or otherwise assume liability for, any fees or expenses of any person with whom Parent holds discussions or to whom Parent provides information pursuant to this Section 6.4.

Section 6.5 Consents of Parent’s and the Company’s Accountants.  Each of Parent and the Company shall use commercially reasonable efforts to cause its independent accountants to deliver to Parent a consent, dated the date on which the Form S-4 shall become effective, in form reasonably satisfactory to Parent and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

Section 6.6 Notification of Certain Matters.

(a) Each Agreeing Party shall give prompt notice to the other party of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of an Agreeing Party to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that any of the conditions set forth in Sections 8.1, 8.2 or 8.3 could reasonably be expected to not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, remedies or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it set forth in Article 8 hereof or the failure of which would result in either Material Adverse Effect, as the case may be, or (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transaction contemplated by this Agreement.

Section 6.7 SEC Filings.

(a) The Company will deliver promptly to Parent true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Parent or Merger Sub, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

(b) Parent will deliver promptly to the Company true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by the Company, as to which Parent makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

Section 6.8 Clearing Arrangements.  Each of the Agreeing Parties shall use commercially reasonable efforts to obtain prior to the Closing the approval of their respective clearing firms so that the transactions contemplated by this Agreement do not trigger acceleration of indebtedness thereunder or shall otherwise seek to modify their existing clearing arrangements to consolidate same or such other arrangements reasonably acceptable to Parent and the Company (collectively “Clearing Arrangements Approvals”).

ARTICLE 7

ADDITIONAL COVENANTS OF PARENT AND THE COMPANY

Section 7.1 Preparation of Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the Proxy Statement/Prospectus and Parent shall prepare and file with the SEC the Form S-4. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Parent’s prospectus. Each of Parent and the Company shall use reasonable commercial efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise each other of any oral comments with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party hereto that are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Parent, in connection with a Change in the Parent Recommendation, and the Company, in connection with a Change in the Company Recommendation, may amend or supplement the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions to be accurately described. The Company will use reasonable commercial efforts to cause the Proxy Statement/Prospectus to be mailed to the Company stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party hereto will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Parent and the Company for the purpose of obtaining the Company Stockholder Approval and, subject to

Section 6.3, shall take all lawful action to solicit the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company Stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. The board of directors of the Company shall recommend the approval of the plan of merger contained in this Agreement by the Company Stockholders to the effect as set forth in Section 4.3 (the “Company Recommendation”), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent or Merger Sub such recommendation or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the Company Recommendation”); provided, however, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.3 hereof. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the Company Stockholders at the Company Stockholders Meeting for the purpose of approving and adopting this Agreement and the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation unless this Agreement shall have first been terminated as set forth in Section 9.2 or Section 9.3.

Section 7.2 Parent Board of Directors.

(a) At the Effective Time, the Parent Board of Directors shall consist of between seven and nine members and shall consist of Mark Goldwasser (Chairman of the Board), Leonard Sokolow (Vice Chairman of the Board), Christopher Dewey (Vice Chairman of the Board), Charles Modica, Jorge Ortega, up to three other designees of the Parent and up to one additional designee of the Company. Messrs. Modica and Ortega and the other designees of the Parent and the Company shall be independent directors. Such Company Designees shall be qualified under current law and reasonably acceptable to the board of directors of Parent. Parent’s additional independent directors will be reasonably acceptable to the Company and shall be identified by Parent as soon as practicable and no later than two (2) Business Days prior to the date that the Company mails the Proxy Statement/Prospectus to the Company Stockholders. Such independent directors must be reasonably acceptable to the board of directors of the Company. Messrs. Goldwasser, Sokolow and Dewey will agree to enter into a voting agreement among such parties to vote in favor of such nominees and each other.

(b) [Intentionally Deleted.]

(c) On or prior to the Closing Date, to be effective at the Effective Time, Parent shall take all requisite action to establish an executive committee of its Board of Directors consisting of Goldwasser, Dewey and Sokolow, which subject to applicable law will be responsible for reviewing and approving proposals considered material to the Parent, prior to their review and resolution of the entire board of directors.

Section 7.3 Access to Information; Confidentiality Agreement.

(a) Upon reasonable notice, each of Parent and the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives (“Representatives”) of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, each of Parent and the Company shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or any other Regulatory Law, as applicable (other than documents that such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, finances, properties and personnel as such other party may reasonably request; provided, however, that either Parent or the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Authority applicable to it or any contract requires it or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. Each of Parent and the Company will hold any information obtained pursuant to this Section 7.3 in confidence in accordance with the Confidentiality and Exclusivity Agreement dated September 5, 2007 between the Company and Parent. Any investigation by either Parent or the Company shall not affect the representations and warranties of the other.

(b) The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Merger and the transactions contemplated by this Agreement. At the Effective Time, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto. If this Agreement is terminated, each party shall return to the other party or destroy any documents furnished by the other party and all copies thereof any of them may have made and will hold in confidence any information obtained from the other party except to the extent (a) such party is required to retain or disclose such information by applicable Law or such retention or disclosure is necessary in connection with the pursuit or defense of a claim, (b) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (c) such information becomes generally available to the public other than by breach of this Section 7.3(b). Prior to any disclosure of information pursuant to the exception in clause (a) of the preceding sentence, the party intending to disclose such information shall so notify the party that provided such information in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

Section 7.4 Reasonable Commercial Efforts.

(a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all necessary consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all such Required Approvals. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees, to the extent not already accomplished (i) to make, as promptly as practicable, all necessary filings with Governmental Authorities relating to the Merger and the other transactions contemplated by this Agreement, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such governmental entities or any other applicable regulatory law and the receipt of Required Approvals under such other laws or from such Governmental Authorities as soon as practicable and (ii) not to extend any waiting period under any applicable regulatory law, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company nor any of their respective Subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest or agree to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent (assuming the Merger has been consummated) or to substantially impair the benefits to Parent and the Company expected, as of the date hereof, to be realized from consummation of the Merger, and neither Parent or the Company shall be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the Merger.

(b) Each of the Company and Parent shall, in connection with the efforts referenced in Section 7.4(a) to obtain all Required Approvals, use its reasonable commercial efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review in advance any proposed written communication between it and any Governmental Authority, (iii) promptly inform each other of (and, at the other party’s reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iv) consult with each other in advance to the extent practicable of any meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties hereto contained in Section 7.4(a) and 7.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Regulatory Law of the United States, or if any Law is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of the Company and Parent shall cooperate in all respects with each other and use its respective reasonable commercial efforts, including, subject to Section 7.4(a), selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conducting of their business in a specified manner, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.4 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(c) so long as such party hereto has up to then complied with its obligations under this Section 7.4.

(d) Each of Parent and the Company and their respective Boards of Directors shall, if any Takeover Law or similar Law becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 7.5 Public Announcements.  Parent and the Company agree that no public release or announcement concerning the Transactions or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange or stock quotation service, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Section 7.5 and do not reveal non-public information regarding the other party.

Section 7.6 Notification of Certain Matters.  Each of the Company and Parent shall give prompt notice to the other party of (a) any notice of, or other communication relating to, a breach of this Agreement or event which, with notice or lapse of time or both, would become a breach, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract to which it or any of its Subsidiaries is a party or it, any of its Subsidiaries or any of its or their respective properties is subject, which breach would be reasonably likely to have a Material Adverse Effect on it, or (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 7.7 Expenses.  Except as set forth in Section 9.5, Parent and the Company shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all Third Party Expenses, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange or stock quotation service listing application fees) the Form S-4 and the Proxy Statement/Prospectus shall be shared equally by the Company and the Parent.

Section 7.8 Affiliates.  Section 7.8 of the Disclosure Schedule contains a complete and accurate list of those persons who may be deemed to be, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a “Company Affiliate” and collectively, the “Company Affiliates”). The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company shall use commercially reasonable efforts to cause each person who is identified as an “affiliate” in the Disclosure Schedule to deliver to Parent, prior to the Effective Time, a written agreement in a form mutually agreeable to the Company and Parent.

Section 7.9 [Intentionally Deleted.]

Section 7.10 Indemnification.

(a) From and after the Effective Time, Parent will cause the Surviving Corporationto, and, should the Surviving Corporation fail or be unable to do so, Parent shall, indemnify, defend and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including, but not limited to, actions or omissions relating to any of the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and its certificate of incorporation, bylaws and other agreements in effect on the date hereof to indemnify such Person. Parent will cause the Surviving Corporation to pay expenses in advance of final adjudication of any such claim, action, suit, proceeding or investigation to each of the Indemnified Parties to the fullest extent permitted under the DGCL and the Surviving Corporation’s certificate of incorporation and bylaws upon receipt of any undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification or as otherwise required by the DGCL and the Surviving Corporation’s certificate of incorporation and bylaws. Without limiting the foregoing, in any case in which approval of or a determination by the Surviving Corporation is required to effectuate any indemnification, (i) each of the Indemnified Parties will conclusively be deemed to have met the applicable standards for indemnification with respect to any actions or omissions of the Indemnified Parties as an officer or director of the Company on or prior to the Effective Time relating to any of the transactions contemplated by this Agreement and (ii) the Parent will cause the Surviving Corporation to direct, at the election of any Indemnified Party, that the determination of any such approval shall be made by independent counsel selected by the Indemnified Parties and reasonably acceptable to the Surviving Corporation. If any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) each Indemnified Party may retain counsel satisfactory to him or her that is reasonably acceptable to the Surviving Corporation, and (ii) the Parent shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for each Indemnified Party, as such fees and expenses are incurred, upon receipt of a written undertaking by the Indemnified Party that the Indemnified Party will repay the amount so paid if it ultimately is determined that he or she is not entitled to be indemnified by the Surviving Corporation as authorized by the DGCL. Neither the Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party is not entitled to indemnification hereunder.

(b) The Parent shall procure, fund and maintain continuing directors and officers liability insurance coverage for a period not to exceed six years after the Effective Time (the “Tail Coverage”) in an amount and upon terms substantially equivalent, but not superior, to such insurance of the Company in effect as of the date hereof, provided, in no event shall the Parent be required to pay aggregate premiums for insurance under this section in excess of 125% of the aggregate premiums paid by the Company in the nine-month period ended September 30, 2006.

(c) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

(d) If the Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then in each such case, proper provisions will be made so that the successors and assigns of the Parent or the Surviving Corporation assume the obligations set forth in this Section 7.10.

Section 7.11 Form S-8.  Parent shall file with the SEC, no later than fifteen (15) days after the Effective Time, any amendments that may be necessary or advisable to Parent’s registration statement on Form S-8 (or any successor form) relating to Parent Common Stock issuable pursuant to assumed awards under the Company Stock Plans.

ARTICLE 8

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) at or prior to the Closing of the following conditions:

(a) The Company shall have obtained Company Stockholder Approval in accordance with the DGCL and the governing documents of the Company;

(b) no provision of any applicable Law shall prohibit or enjoin the consummation of the Merger;

(c) all required approvals, applications or notices with Governmental Authorities shall have been obtained, including, without limitation, FINRA (the “Approvals”), except those Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or the Company;

(d) the Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) Parent shall have entered into written employment agreements with Mark Goldwasser “(Goldwasser”), Leonard Sokolow (“Sokolow”) and Alan Levin (“Levin”), substantially in the forms attached as Exhibits A, B and C, respectively, annexed hereto;

(f) Parent shall have entered into a written voting agreement with Sokolow, substantially in form attached as Exhibit F annexed hereto (the “Voting Agreement”);

(g) as of the Closing Date, to be effective as of the Effective Time, the Board of Directors of Parent shall consist of those persons as provided for in Section 7.2 hereto;

(h) the Clearing Arrangements Approvals shall have been obtained to the mutual reasonable satisfaction of Parent and the Company;

(i) there shall be in full force and effect a voting agreement among Goldwasser, Sokolow and Dewey, substantially in the form attached as Exhibit G, to vote in favor of the nominees set forth in Section 7.2 hereof and each other for the position of director of the Parent;

(j) the Company shall have entered into a written employment termination agreement with Sokolow, substantially in form attached as Exhibit H annexed hereto; and

(k) Parent shall have completed a private placement of equity and/or equity-related securities of Parent resulting in gross proceeds (prior to commissions, if any, fees and expenses) of at least $3 million.

Section 8.2 Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

(a) the Company shall have performed in all material respects all of its obligations and covenants hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date with the same force and effect as if made on the Closing Date except (y) those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date and (z) (other than those in Section 4.2 of this Agreement) to the extent that failure of the representations and warranties to be so true and correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (iii) Parent shall have received a certificate signed by the chief executive officer of the Company to the foregoing effect;

(b) the Company shall have received all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth in Section 4.5 of the Company Disclosure Schedule, except those consents, waivers or approvals the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

(c) there shall not be pending any suit, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Parent, the Company or any of their respective Subsidiaries any damages that may be material to Parent or the Company, as applicable; (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which, if adversely determined could have a Material Adverse Effect on the Company or Parent;

(d) there shall have not occurred any event or change since the date of the Agreement that has had or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and

(e) Dissenting Shares shall comprise no more than fifteen percent (15%) of the issued and outstanding Company Shares.

Section 8.3 Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

(a) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date with the same force and effect as if made on the Closing Date except (y) those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date and (z) (except for those in Section 5.2) to the extent that failure of the representations and warranties to be so true and correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the chief executive officer of Parent to the foregoing effect;

(b) the Parent shall have received all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth in Section 5.5 of the Parent Disclosure Schedule, except those consents, waivers or approvals the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent;

(c) there shall not be pending any suit, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) seeking to prohibit or limit in any material respect ability of the Company Stockholders to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Parent; or (iii) which, if adversely determined could have a Material Adverse Effect on the Company or Parent;

(d) the Company shall have received an opinion from Edwards Angell Palmer & Dodge LLP, dated as of the Closing, in form and substance reasonably satisfactory to the Company, substantially to the effect that the Merger will constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code; and

(e) there shall have not occurred any event or change since the date of the Agreement that has had or could reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

ARTICLE 9

TERMINATION

Section 9.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated on or before June 30, 2008 (the “End Date”), which date may be extended by mutual written consent of the parties hereto; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.

(c) by either Parent or the Company, if any Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used commercially reasonable efforts to avoid, remove or lift such order, decree or ruling; or

(d) by Parent, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting.

Section 9.2 Termination by Parent.  This Agreement may be terminated by action of the Board of Directors of Parent, at any time prior to the Effective Time, before or after Company Stockholder Approval, if (a) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in Article 2, Article 6 and Article 7 of this Agreement to be complied with or performed by the Company at or prior to such date of termination; provided, however, that if such failure to comply is capable of being cured prior to the End Date, such failure shall not have been cured within thirty (30) days of delivery to the Company of written notice of such failure, (b) there exists a breach or breaches of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the End Date, such breaches shall not have been cured within thirty (30) days of delivery to the Company of written notice of such breach or breaches, (c) (i) the Board of Directors of the Parent authorizes the Parent, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to the Parent and the Parent notifies Company in writing in accordance with Section 6.4 that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) the Parent upon such termination pursuant to this clause (c) pays to Company in immediately available funds the fees required to be paid pursuant to Section 9.5 or (d) a Company Triggering Event (as defined below) shall have occurred.

For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (a) there shall have occurred a Change in Company Recommendation; (b) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (c) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Superior Proposal with respect to the Company; or (d) a tender or exchange offer relating to more than 5% of the issued and outstanding securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Section 9.3 Termination by the Company.  This Agreement may be terminated at any time prior to the Effective Time, before or after the Company Stockholder Approval, by action of the Board of Directors of the Company, if (a) Parent shall have failed to comply in any material respect with any of the covenants or agreements contained in Article 2, Article 6 and Article 7 of this Agreement to be complied with or performed by Parent at or prior to such date of termination; provided, however, that if such failure to comply is capable of being cured prior to the End Date, such failure shall not have been cured within thirty (30) days of delivery to Parent of written notice of such failure, (b) there exists a breach or breaches of any representation or warranty of Parent contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the End Date, such breaches shall not have been cured within thirty (30) days of delivery to Parent of written notice of such breach or breaches, (c) (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to the Company and the Company notifies Parent in writing in accordance with Section 6.3 that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) the Company upon such termination pursuant to this clause (c) pays to Parent in immediately available funds the fees required to be paid pursuant to Section 9.5, or (d) a Parent Triggering Event shall have occurred.

For the purposes of this Agreement, a “Parent Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors of Parent shall have withdrawn its approval of this Agreement and the Merger; (b) the Board of Directors of the Parent or any committee thereof shall have caused Parent to enter into, or recommended that Parent stockholders approve and adopt, any Parent Acquisition Proposal; or (c) a tender or exchange offer relating to more than 5% of the issued and outstanding securities of the Parent shall have been commenced by a Person unaffiliated with the Parent and Parent shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Parent recommends rejection of such tender or exchange offer.

Section 9.4 Procedure for Termination.  In the event of termination by Parent or the Company pursuant to this Article 9, written notice thereof shall forthwith be given to the other.

Section 9.5 Effect of Termination.  In the event of termination of this Agreement pursuant to this Article 9, this Agreement shall forthwith become null and void, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 9.5, Sections 7.3, 7.5 and 7.7 and Article 10 hereof, and except to the extent that such termination results from willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in Agreement in which case such party shall be liable for all resulting liabilities or damages. In the event of a termination by Parent under Section 9.2(d) hereof or a termination by the Company pursuant to Section 9.3(c) hereof, the Company shall pay to Parent an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000), plus the actual out of pocket expenses that Parent has incurred and is expected to incur after such termination in connection with the transactions contemplated by this Agreement (“Parent Expenses”) and which amount shall represent the entire amount that Parent is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of Parent’s counsel, accountants and financial advisors.In the event of a termination by the Company under Section 9.3(d) hereof or a termination by the Parent pursuant to Section 9.2(c) hereof, the Parent shall pay to the Company an amount equal to

One Million Five Hundred Thousand Dollars ($1,500,000), plus the actual out of pocket expenses that the Company has incurred and is expected to incur after such termination in connection with the transactions contemplated by this Agreement (“Company Expenses”) and which amount shall represent the entire amount that the Company is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of Company’s counsel, accountants and financial advisors. In addition, prior to October 31, 2008, neither the Parent nor the Company will, without written permission from the other, either for itself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any officer, employee or independent contractor of the other, with whom such party has had contact as part of its evaluation of the transactions contemplated by this Agreement, or any client or customer of the other (other than client and customers who as of the date hereof may have established brokerage accounts or are otherwise doing business with both parties) to terminate his or her employment or business relationship with the other party; provided that nothing contained in this paragraph shall restrict any general advertisement or solicitation by any party hereto which is not directed at any particular officer or employee; and provided further, that the foregoing restrictions shall not apply in the event that either Parent or the Company, as the case may be, is no longer actively engaged in the broker-dealer business.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by facsimile (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or by courier service, as follows:

If to Parent or Merger Sub to:	National Holdings Corporation 120 Broadway, 27th Floor New York, NY 10271 Facsimile: (212) 417-8010 Attention: Mark Goldwasser
with a copy to:	Littman Krooks LLP 655 Third Avenue, 20th Floor New York, NY 10017 Facsimile: (212) 490-2990 Attention: Mitchell C. Littman
If to the Company to:	vFinance, Inc. 3010 North Military Trail, Suite 300 Boca Raton, FL 33431 Facsimile: (561) 283-3366 Attention: Leonard J. Sokolow
with a copy to:	Edwards Angell Palmer & Dodge LLP 350 East Las Olas Blvd. Suite 1150 Ft. Lauderdale, Florida 33301-4215 Attention: Leslie J. Croland

Section 10.2 Non-Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

Section 10.3 Amendments; No Waivers.

(a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the Company Stockholder Approval, no such amendment or waiver shall, without the further approval of such Company Stockholders, alter or change (i) the amount or kind of Merger Consideration or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.4 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Sub of its obligations hereunder.

Section 10.5 Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

Section 10.6 Jurisdiction and Venue.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the state or federal court of the State of New York located in the City of New York, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 10.6 shall be deemed effective service of process on such party.

Section 10.7 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

Section 10.8 Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts and by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.9 Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except as expressly provided in Section 7.10(d), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

Section 10.10 Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.11 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first above written.

VFINANCE, INC.

By:	/s/ Leonard Sokolow Leonard Sokolow Chairman and CEO

NATIONAL HOLDINGS CORPORATION

By:	/s/ Mark Goldwasser Mark Goldwasser Chairman and CEO

VFIN ACQUISITION CORPORATION

By:	/s/ Mark Goldwasser Mark Goldwasser

APPENDIX B

EUREKA
Capital
California • NewYork • Wisconsin

November 5, 2007

The Board of Directors
National Holdings Corporation
120 Broadway, 27” Floor
New York, NY 10271

Dear Members of the Board of Directors:

We understand that pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among vFinance, Inc. (the “Company”), National Holdings Corporation (the “Parent”), and VFin Acquisition Corporation (“Merger Sub”) a wholly owned subsidiary of the Parent, the Company will merge with Merger Sub (the “Transaction”) and each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into the right to receive 0.14 shares of common stock, par value $0.02 per share, of the Parent (the “Exchange Ratio”).

You have requested that Eureka Capital Markets, LLC (“Eureka”) provide you with an opinion (the “Opinion”) as to whether the Exchange Ratio is fair to the Parent from a financial point of view.

In connection with this Opinion, we have made certain reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

(1)	reviewed the Company’s annual reports on Form 10-K as restated for the fiscal years ended December 31, 2004 through 2006; the Company’s quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2007; and the Company’s preliminary financial statements for the quarter ended September 30, 2007 identified by management of the Company as containing the most current consolidated financial statements available;
(2)	reviewed the Parent’s annual reports on Form 10-K for the fiscal years ended September 30, 2004 through 2006 and the Parent’s quarterly reports on Form 10-Q for the quarters ended December 31, 2006 and March 31 and June 30, 2007, the last of which management of the Parent has identified as containing the most current consolidated financial statements available;
(3)	reviewed a budget prepared by the Company’s management with respect to the Company for the fiscal year ending December 31, 2007;
(4)	reviewed an analysis of synergies likely to result from the Transaction as prepared by management of the Parent;
(5)	reviewed estimates of one-time costs associated with the Transaction as prepared by managements of the Company and Parent;
(6)	reviewed certain due diligence materials provided by the Company to the Parent and by the Parent to the Company;
(7)	had discussions with certain members of the managements of the Company and the Parent regarding the operations, financial condition and future prospects of the Company and the Parent and the potential one-time costs to be incurred and synergies to be realized through the Transaction;
(8)	reviewed the following documents related to the Transaction:
(a)	a draft of the Merger Agreement (electronic document PMB_339427_1.doc);

Eureka Capital Markets, LLL Member FINRA/SIPC www.eurekacap.com	610 Newport Center Drive, Suite 430 Newport Beach, CA 92660 T (949) 719-2260 F (949) 719-2314	286 Madison Avenue, Suite 1300 NewYork, NY 10017 T (646) 277-8420 F (646) 277-8421	3514 North Summit Ave. Shorewood, WI 53211 T (414) 617-9300 F (414) 332-8160

(b)	a draft of the Termination Agreement for Leonard Sokolow (electronic document PMB_337334_1Employment Termination.doc); and
(c)	a draft of the Master Employment Agreement for Leonard Sokolow and Mark Goldwasser (electronic document PMB_337595_1 Employment Agreement.doc);
(9)	reviewed the historical market prices and trading volumes for the publicly traded securities of the Company and the Parent for the past five years and those of certain publicly traded companies which we deemed relevant;
(10)	reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices paid in other change of control transactions that we deemed relevant; and
(11)	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to us, discussed with or reviewed by us, or available from public sources or other third parties deemed appropriate by us, and do not assume any responsibility with respect to such data, material and other information. In addition, managements of the Parent and the Company have advised us, and we have assumed, that all projections and forward looking statements, including but not limited to projections of one-time costs and synergies resulting from the Transaction, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the Parent, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or Parent since the date of the most recent consolidated financial statements provided to us, and there are no data or facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company or Parent is a party (other than the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties contained in the Merger Agreement and all other related documents and instruments that are referred to therein are, in all respects material to our analysis, true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (whether through alteration of the Exchange Ratio or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained, and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company or Parent, or otherwise have an adverse effect on the Company or Parent or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or the Parent, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Parent is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Parent is or may be a party or is or may be subject (including, but not limited to, any such litigation, action, claim or investigation resulting from the Transaction).

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction or (c) advise the Parent’s Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Parent’s Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. Further, this Opinion may not be reproduced, summarized, described, referred to, or furnished to any other party except, in each case, with Eureka’s express, prior written consent, it being understood, however, that this Opinion may be included in its entirety to the extent it is required disclosure in a proxy statement or similar filing which the Parent may be required to make with the Securities and Exchange Commission (“SEC”). Any reference to Eureka or characterization of this Opinion in such an SEC filing shall be submitted to Eureka for its approval (which shall not be unreasonably withheld or delayed) prior to the distribution or dissemination thereof. This Opinion should not be construed as creating any fiduciary duty on Eureka’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should act or vote with respect to the Transaction.

We have only been requested to opine as to, and our Opinion only addresses, the fairness to the Parent from a financial point of view of the Exchange Ratio, and we have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Parent, its Board of Directors, any security holders of the Parent or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Parent, or any other party other than those set forth in this Opinion, or the amount or nature of any compensation to any officers, directors or employees of Parent or the Company or any class of such persons relative to the consideration to be received by the Parent in the Transaction, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Parent or any other party or the effect of any other transaction in which the Parent or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Parent, its security holders or any other party, (vi) whether or not the Parent, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including any employment, consulting, voting, contribution or similar agreements or (viii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the advice of the outside counsel and other advisors to the Parent and on the assumptions of managements of the Company and the Parent as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Parent and the Transaction.

We have been engaged by you to render this Opinion and will receive a fee from the Parent for rendering this Opinion. This Opinion was approved by our Opinion Review Committee.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Parent from a financial point of view.

Very truly yours,

Eureka Capital Markets, LLC

APPENDIX C

November 6, 2007

Board of Directors
Special Committee of the Board
vFinance, Inc.
3010 North Military Trail
Suite 300
Boca Raton, FL 33431

Ladies and Gentlemen:

VRC understands that vFinance, Inc. (“vFinance” or the “Company”) and National Holdings Corporation (“National”) are entering into a transaction, whereby National will acquire vFinance in an all-stock acquisition transaction (the “Transaction”).

In connection with the Transaction, you have requested that VRC render an opinion (the “Opinion”) after giving effect to the Transaction, with respect to the following:

—	Whether the merger consideration to be received by the holders of the vFinance common stock is fair, from a financial point of view, to the shareholders of vFinance.

In connection with the Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	Reviewed the Letter of Intent, dated September 5, 2007, from National Holdings Corporation and addressed to the Board of Directors of vFinance, Inc.;
•	Reviewed the draft Agreement & Plan of Merger, dated as of November 7, 2007, among National Holdings Corporation, VFin Acquisition Corporation, and vFinance, Inc.;
•	Reviewed draft Employment Agreement between National Holdings Corporation and Mark Goldwasser, which was received on this date;
•	Reviewed draft Employment Agreement between National Holdings Corporation and Leonard J. Sokolow, which was received on this date;
•	Reviewed draft Employment Agreement between National Holdings Corporation and Alan B. Levin, which was received on this date;
•	Reviewed draft National Holdings Corporation Voting Agreement, which was received on this date;
•	Reviewed draft Employment Termination Agreement between vFinance, Inc. and Leonard J. Sokolow, which was received on this date;
•	Had an in-person visit and held telephonic discussions with certain members of vFinance’s management team with respect to past, present and future operating and financial results for the Company, and management’s expectations as they relate to the merger consideration (management did not provide specific financial projections for the Combined Entity, nor were financial projections provided for National’s prospective operations);
•	Reviewed both vFinance’s and National’s historical financial performance for the past three and one-half years;
•	Reviewed publicly available data for both Companies including 10-K’s and 10-Q’s;
•	Reviewed vFinance management’s estimates for cost savings/profit impact of the prospective merger on a combined entity;

Valuation Research Corporation 777 S. Harbour Island Blvd. Ste 980 Tampa, FL 33602 Phone 813.463.8511 valuationresearch.com

•	Reviewed the industry in which the Companies operate, including a review of (i) certain publicly-traded companies deemed comparable to vFinance and National, and (ii) certain mergers and acquisitions involving businesses deemed comparable to the Companies;
•	Developed indications of value for the Combined entity using generally accepted valuation methodology; and
•	Conducted such other reviews, analyses and inquiries and considered such other economic, industry, market, financial and other information and data deemed appropriate by VRC.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to the accuracy or completeness of such data, material and other information. In addition, vFinance management has advised us, and we have assumed, that the forecasts and projections of prospective cost savings as a result of the merger have been reasonably and prudently prepared on bases reflecting the best currently available estimates and judgments of management, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based.

We have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of vFinance or National or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which vFinance or National are or may be a party or are or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which vFinance or National are or may be a party or is or may be subject.

We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of vFinance or National since the date of the most recent financial statements provided to us, and that there are no facts or other information that would make any of the information reviewed by us incomplete or misleading. We have further assumed that there will be no subsequent events that could materially affect the conclusions set forth in the Opinion. Such subsequent events include, without limitation, adverse changes in industry or market conditions; changes to the business, financial condition and results of operations of vFinance or National; changes in the terms of the Transaction; and the failure to consummate the Transaction within a reasonable period of time.

We have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents. In addition, we have relied upon and assumed, without independent verification, that, in all material respects, (a) the representations and warranties of all parties to the agreements identified above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied within a reasonable period of time without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreement provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise).

We also have relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of vFinance or National, or otherwise have a material adverse effect on vFinance or National or any expected benefits of the Transaction.

The Opinion is necessarily based on economic, financial, industry, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Except as set forth in our engagement letter, we have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date hereof.

The Opinion is furnished solely for the use and benefit of the Board of Directors and the Special Committee of the Board of vFinance.

We have not been requested to opine as to, and the Opinion does not address: (i) the underlying business decision of the vFinance Board of Directors, the Company, its security holders or any other party to proceed with or effect the Transactions, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in the Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of vFinance, or any other party other than those set forth in the Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for vFinance or any other party or the effect of any other transaction in which the Company might engage, (v) the legal, tax or financial reporting consequences of the Transaction to vFinance, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders relative to any other class or group of the Company’s security holders, (vii) whether or not the Company or their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the fairness of any employment or termination arrangements, or (ix) the solvency or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters.

We have not been involved in the structuring, documentation or negotiation of the Transaction and have not, other than the delivery of the Opinion and its review and analysis undertaken in connection therewith as described herein, provided any financial advisory or investment banking services to the Company related to or associated with the Transaction.

In its normal course of business, we are regularly engaged to provide financial opinions with respect to valuation and fairness in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations and financings.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that:

Based the closing price of the vFinance common stock on October 26, 2007, the merger consideration to be received by the holders of the vFinance common stock, under the terms of the draft Agreement and Plan of Merger, is fair from a financial point of view to the shareholders of vFinance.

Respectfully submitted,

VALUATION RESEARCH CORPORATION

Engagement #: 50004388

APPENDIX D

THE GENERAL CORPORATION LAW
OF
THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in

Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY CARD

NATIONAL HOLDINGS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NATIONAL HOLDINGS CORPORATION

The undersigned shareholder of National Holdings Corporation, a Delaware corporation (the “Company”), hereby constitutes and appoints Mark Goldwasser and Robert H. Daskal, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend, vote and act for and in the name, place and stead of the undersigned at a Special Meeting of Shareholders of the Company, to be held on , 2008 at 12:00 P.M. at 120 Broadway, 27th Floor, New York, New York 10271, and at any adjournments thereof, with respect to the following:

Proposal:

1.	To approve and adopt an amendment to the Company’s Certificate of Incorporation to increase the authorized common stock, $0.02 par value, of the Company from 30,000,000 shares to 50,000,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR proposal 1 as described herein.

The Board of Directors recommends voting in favor of the proposal.

Signature
Date
Signature	(if held jointly)

Note: Please sign exactly as your name appears hereon. If signing as attorney, executor, administrator, trustee, guardian or the like, please give your full title as such. If signing for a corporation, please give your title.

PLEASE DATE, SIGN AND MAIL AT ONCE IN THE ENCLOSED POSTAGE PAID ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
VFINANCE, INC.
3010 North Military Trail, Suite 300
Boca Raton, Florida 33431

SPECIAL MEETING OF STOCKHOLDERS
 , 2008

The undersigned hereby appoints Leonard J. Sokolow, the Chairman and the Chief Executive Officer of vFinance, Inc., and Alan B. Levin, the Chief Financial Officer of vFinance, Inc., or either of them, as proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated on the reverse side of this proxy card, all of the shares of common stock of vFinance, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at  .m., local time, on  , 2008 at , or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends you vote ‘FOR’ the proposal set forth on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY – (Continued from reverse side)

1. To adopt the Agreement and Plan of Merger, dated November 7, 2007, by and among National, Merger Sub (which is a wholly-owned subsidiary of National) and vFinance.	FOR adoption of the Agreement and Plan of Merger ☐	WIITHHOLD AUTHORITY to vote ☐	ABSTAIN ☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the adoption of the Agreement and Plan of Merger.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature  Signature if held jointly  Dated:

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

National’s certificate of incorporation, as amended, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

National’s Amended and Restated By-laws provide that National is required to indemnify and hold harmless its directors, officers, employees and agents in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of National) by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if the party being indemnified acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interests of National, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such party’s conduct was unlawful. In proceedings by or in the right of National, a party seeking to be indemnified may be indemnified if the above standards of conduct are met and to the extent as set forth above, however, if a court judges a party seeking to be indemnified liable to the corporation, no indemnification shall be provided except to the extent that the court deems proper. To the extent that a director, officer, employee or agent of National has been successful on the merits or otherwise, including without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such party shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

National maintains insurance on behalf of its officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of this status.

The above discussion of National’s certificate of incorporation, as amended, and Amended and Restated By-laws and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such certificate of incorporation, as amended, Amended and Restated By-laws and statute.

Item 21. Exhibits and Financial Statements.

(a) The following exhibits are filed herewith:

The exhibits designated with an asterisk (*) are filed herewith. The exhibits designated with two asterisks (**) will be filed by amendment. All other exhibits have been previously filed with the Commission and, pursuant to 17 C.F.R. §230.411, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits.

2.1	Agreement and Plan of Merger, dated as of November 7, 2007 by and among National, vFinance, Inc. and vFin Acquisition Corporation (Previously filed as Exhibit 2.1 to National’s Current Report on Form 8-K dated November 8 2007.)
2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated April __, 2008 by and among National, vFinance, Inc. and vFin Acquisition Corporation. *
3.1	Certificate of Incorporation, as amended, previously filed as Exhibit 3.5. to Form 10-Q in May 2004 and hereby incorporated by reference.
3.2	The Company’s Bylaws, as amended, previously filed as Exhibit 3.3 to Form 10-Q in February 2002, and hereby incorporated by reference.
3.3	The Company’s By-Laws, as amended and restated on December 12, 2001.
3.4	Certificate of Designations, Preferences, and Relative Optional or Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock, as amended, previously filed as Exhibit 3.6 to Form 10-Q in May 2004 and hereby incorporated by reference.
3.5	Certificate of Designation of Series B Preferred Stock, filed with the Secretary of State of the State of Delaware on January 11, 2006.
3.6	Certificate of Amendment to the Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on March 15, 2006 filed as Exhibit 3.6 to Form 10-Q in May 2006 and hereby incorporated by reference.
3.7	Certificate of Amendment to the Certificate of Designation of Series A Preferred Stock, filed with the Secretary of State of the State of Delaware on March 15, 2006 filed as Exhibit 3.7 to Form 10-Q in May 2006 and hereby incorporated by reference.
3.7	Certificate of Amendment to the Certificate of Incorporation.**
4.1	Form of Warrant filed as Exhibit 4.1 to Form 8-K in January 2006 and hereby incorporated by reference.
4.2	Form of Promissory Note filed as Exhibit 4.2 to Form 8-K in January 2006 and hereby incorporated by reference.
4.3	Amendment No. 1 to 11% Convertible Promissory Note filed as Exhibit 4.3 to Form 10-Q in February 2007 and hereby incorporated by reference.
4.4	Form of Warrant filed as Exhibit 4.4 to Form 8-K in February 2007 and hereby incorporated by reference.
4.5	Form of 10% Promissory Note filed as Exhibit 4.5 to Form 8-K in February 2007 and hereby incorporated by reference.
4.6	Form of Warrant filed as Exhibit 4.6 to Form 8-K in April 2008 and hereby incorporated by reference.
4.7	Form of 10% Senior Subordinated Convertible Promissory Note filed as Exhibit 4.7 to Form 8-K in April 2007 and hereby incorporated by reference.
5.1	Opinion of Littman Krooks, LLP: Legality of shares.**
8.1	Form of Opinion of Edwards Angell Palmer & Dodge LLP as to certain U.S. federal income tax matters.*
10.1	Office lease, Chicago, Illinois, previously filed as Exhibit 10.27 to Form 10-K in December 1996 and hereby incorporated by reference.
10.2	Amended office lease, Chicago, Illinois, previously filed as Exhibit 10.29 to Form 10-K in December 1996 and hereby incorporated by reference.
10.3	Office lease, Seattle, Washington previously filed as Exhibit 10.20 to Form 10-K in December 1999 and hereby incorporated by reference.

10.4	Form of Note payable agreement dated January 2001, previously filed as Exhibit 10.23 to Form 10-Q in May 2001 and hereby incorporated by reference.
10.5	Secured Demand Note dated February 2001, previously filed as Exhibit 10.24 to Form 10-Q in May 2001 and hereby incorporated by reference.
10.6	Loan and security agreement dated January 2001, previously filed as Exhibit 10.25 to Form 10-Q in February 2001 and hereby incorporated by reference.
10.7	2001 Stock Option Plan, previously included in the Proxy Statement-Schedule 14A filed in January 2001 and hereby incorporated by reference.***
10.8	Audit committee charter, previously filed as Exhibit 10.22 to Form 10-Q in August 2000 and hereby incorporated by reference.
10.9	Purchase Agreement by and among Olympic Cascade Financial Corporation, Mark Goldwasser and Triage Partners, LLC dated as of December 14, 2001, previously filed as Exhibit 10.30 to Form 8-K in January 2002 and hereby incorporated by reference.
10.10	Stock Purchase Agreement between Steven A. Rothstein, certain other persons or entities and Triage Partners, LLC dated as of December 14, 2001, previously filed as Exhibit 10.31 to Form 8-K in January 2002 and hereby incorporated by reference.
10.11	Securities Exchange Agreement by and among Olympic Cascade Financial Corporation, Gregory P. Kusnick, Karen Jo Gustafson, Gregory C. Lowney and Maryanne K. Snyder dated as of December 14, 2001, previously filed as Exhibit 10.32 to Form 8-K in January 2002 and hereby incorporated by reference.
10.12	Escrow Agreement by and made among Olympic Cascade Financial Corporation, Mark Goldwasser, Triage Partners, LLC and National Securities Corporation dated as of December 28, 2001, previously filed as Exhibit 10.33 to Form 8-K in January 2002 and hereby incorporated by reference.
10.13	Form of Warrant issued in December 2002.
10.14	Form of Securities Purchase Agreement, previously filed as Exhibit 10.36 to Form 8-K in February 2004 and hereby incorporated by reference.
10.15	Form of Note, previously filed as Exhibit 10.37 to Form 8-K in February 2004 and hereby incorporated by reference.
10.16	Form of Warrant, previously filed as Exhibit 10.38 to Form 8-K in February 2004 and hereby incorporated by reference.
10.17	Form of Registration Rights Agreement, previously filed as Exhibit 10.39 to Form 8-K in February 2004 and hereby incorporated by reference.
10.18	Clearing Agreement previously filed as Exhibit 10.36 to Form 10-K in June 2004 and hereby incorporated by reference.
10.19	Form of Warrant issued in August 2004 filed as Exhibit 10.40 to Form 8-K in August 2004 and hereby incorporated by reference.
10.20	Form of Registration Rights Agreement dated in August 2004 filed as Exhibit 10.41 to Form 8-K in August 2004 and hereby incorporated by reference.
10.21	Severance Agreement dated February 4, 2005 between Michael A. Bresner and National Securities Corporation filed as Exhibit 10.43 to Form 8-K in February 2005 and hereby incorporated by reference.***
10.22	Warrant issued by the Company to Triage Partners LLC dated April 1, 2005 filed as Exhibit 10.45 to Form 8-K in April 2005 and hereby incorporated by reference.
10.23	Securities Purchase Agreement dated as of January 11, 2006 by and among Olympic Cascade Financial Corporation and the investors set forth therein filed as Exhibit 10.48 to Form 8-K in January 2006 and hereby incorporated by reference.
10.24	Registration Rights Agreement dated as of January 11, 2006 by and among Olympic Cascade Financial Corporation and the investors set forth therein filed as Exhibit 10.49 to Form 8-K in January 2006 and hereby incorporated by reference.
10.25	Employment Agreement dated as of March 15, 2006 between the Company and Mark Goldwasser filed as Exhibit 10.50 to Form 10-Q in May 2006 and hereby incorporated by reference.***
10.26	Securities Purchase Agreement dated as of March 17, 2006 filed as Exhibit 10.51 to Form 10-Q in May 2006 and hereby incorporated by reference.

10.27	Securities Purchase Agreement, dated as of February 22, 2007 by and among National Holdings Corporation and the investors set forth therein filed as Exhibit 10.52 to Form 8-K in February 2007 and hereby incorporated by reference.
10.28	Registration Rights Agreement, dated as of February 22, 2007 by and among National Holdings Corporation and the investors set forth therein filed as Exhibit 10.53 to Form 8-K in February 2007 and hereby incorporated by reference.
10.29	2006 Stock Option Plan, previously included in the Proxy Statement-Schedule 14A filed in January 2006 and hereby incorporated by reference.***
10.30	2008 Stock Option Plan, previously included in the Proxy Statement-Schedule 14A filed in January 2008 and hereby incorporated by reference.***
10.31	Securities Purchase Agreement, dated as of March 31, 2008 by and among National Holdings Corporation and St. Cloud Capital Partners II, L.P. filed as Exhibit 10.31 to Form 8-K in April 2008 and hereby incorporated by reference.
10.32	Registration Rights Agreement, dated as of March 31, 2008 by and among National Holdings Corporation and St. Cloud Capital Partners II, L.P. filed as Exhibit 10.32 to Form 8-K in April 2008 and hereby incorporated by reference.
10.33	Agreement, dated April 16, 2008, by and between National Holdings Corporation and St. Cloud Capital Partners II, L.P.*
14.	The Code of Ethics filed as Exhibit 14 to Form 10-K in December 2003 and hereby incorporated by reference.
16.1	Change in its Independent Public Accountants, previously filed in Form 8-K in May 2003 and hereby incorporated by reference.
16.2	Change in its Independent Public Accountants, previously filed in Form 8-K in October 2003 and hereby incorporated by reference.
21	Subsidiaries of Registrant.*
23.1	Consent of Marcum & Kliegman LLP.*
23.2	Consent of Littman Krooks, LLP, contained in Exhibit 5.1.**
23.3	Consent of Eureka Capital Markets, LLC.*
23.4	Consent of Sherb & Co, LLC.*
23.5	Consent of Edwards Angell Palmer & Dodge LLP, contained in Exhibit 8.1.*
23.6	Consent of Valuation Research Corporation.*
24.	Power of Attorney, attached hereto as part of the signature page.
31.1	Chief Executive Officer’s Certificate pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Chief Financial Officer’s Certificate pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Chief Executive Officer’s Certificate pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Chief Financial Officer’s Certificate pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.1	Fairness Opinion of Eureka Capital Management, LLC, dated November 5, 2007 (included as Appendix B to the joint proxy statement/prospectus forming a part of this Registration Statement.)
99.2	Fairness Opinion of Valuation Research Corporation, dated November 6, 2007 (included as Appendix C to the joint proxy statement/prospectus forming a part of this Registration Statement.)

*	Filed Herewith
**	To be filed by amendment
***	Compensatory agreements

(b) The following financial statements included in the joint proxy statement/prospectus forming a part of this Registration Statement are hereby filed in accordance with Regulation S-X and Item 14(e) and Item 17(b)(9) and

A.	National Fianancial Statements as of September 30, 2007 and 2006 and for the years ended September 30, 2007, 2006 and 2005, together with Auditors’ Reports; and unaudited balance sheet at December 31, 2007, and statements of operations for the three months ended December 31, 2007 and 2006, and the statement of cash flows for the three months ended December 31, 2007, and 2006.

B.	vFinance Financial Statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, together with Auditors’ Reports.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(a) Regulation S-K Item 512 Undertakings.

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2. (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(ii) The registrant undertakes that every prospectus: (a) that is filed pursuant to paragraph (i) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on April 18, 2008.

NATIONAL FINANCIAL CORPORATION

By:	/s/ Mark Goldwasser Mark Goldwasser, President, Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Mark Goldwasser his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on National’s behalf and in the capacities and on the dates indicated.

Name	Title	Date
/s/ Mark Goldwasser Mark Goldwasser	Chairman, President, Chief Executive Officer and Direct or (principal executive officer)	April 18, 2008
/s/ Christopher C. Dewey Christopher Dewey	Vice Chairman of the Board	April 18, 2008
/s/ Marshall S. Geller Marshall S. Geller	Director	April 18, 2008
/s/ Robert J. Rosan Robert J. Rosan	Director	April 18, 2008
/s/ Norman J. Kurlan Norman J. Kurlan	Director	April 18, 2008
/s/ Gary A. Rosenberg Gary A. Rosenberg	Director	April 18, 2008
/s/ Robert H. Daskal Robert H. Daskal	Chief Financial Officer (Principal Accounting and Financial Officer)	April 18, 2008

EXHIBIT INDEX

Exhibit No.	Description
2.2	Amendment No. 1 to the Agreement and Plan of Merger dated as of November 7, 2007 by and among National, vFinance, Inc. and vFin Acquisition Corporation
8.1	Form of Opinion of Edwards Angell Palmer & Dodge LLP as to certain U.S. federal income tax matters
10.33	Agreement, dated April 16, 2008, by and between National Holdings Corporation and St. Cloud Capital Partners II, L.P.
99.1	Fairness Opinion of Eureka Capital Markets, LLC, dated November 5, 2007 (included as Appendix B to the joint proxy statement/prospectus forming a part of this Registration Statement.)
99.2	Fairness Opinion of Valuation Research Corporation, dated November 6, 2007 (included as Appendix C to the joint proxy statement/prospectus forming a part of this Registration Statement.)
21	Subsidiaries of Registrant
23.1	Consent of Marcum & Kliegman LLP
23.3	Consent of Eureka Capital Markets, LLC
23.4	Consent of Sherb & Co, LLC
23.6	Consent of Valuation Research Corporation